As filed with the Securities and Exchange Commission on July 26, 2010

Registration No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Aon Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6411 (Primary Standard Industrial Classification Code Number)	36-3051915 (I.R.S. Employer Identification Number)

200 East Randolph Street, Chicago, Illinois 60601
(312) 381-1000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Peter Lieb
Executive Vice President and General Counsel
Aon Corporation
200 East Randolph Street
Chicago, Illinois 60601
(312) 381-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:
Thomas A. Cole Frederick C. Lowinger Gary D. Gerstman Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 (312) 853-7000	Steven J. Kyono Senior Vice President, General Counsel and Corporate Secretary Hewitt Associates, Inc. 100 Half Day Road Lincolnshire, Illinois 60069 (847) 295-5000	Jeffrey J. Rosen Andrew L. Sommer Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000

           Approximate date of commencement of proposed sale of the securities to the public: As soon as reasonably practicable after the effectiveness of this Registration Statement and the completion of the merger described in the enclosed joint proxy statement/prospectus.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Shares, par value $1.00	68,884,339	N/A	$4,809,300,000	$342,903.09

(1)
The number of shares to be registered represents the maximum number of shares of the registrant's common stock estimated to be issuable in connection with the merger agreement described in the joint proxy statement/prospectus based upon (i) up to 92,900,000 shares of common stock, par value $0.01 per share, of Hewitt Associates, Inc. outstanding and a mixed election stock exchange ratio of 0.6362, (ii) up to an aggregate of 5,500,000 shares of common stock of Hewitt Associates, Inc. issuable upon exercise of options granted under Hewitt Associates, Inc.'s employee and director stock plan outstanding and an exchange ratio equal to (x) 0.6362 plus (y) the quotient (rounded to four decimal places) of $25.61 divided by $38.34, which was the closing price of Aon common stock on the NYSE on July 9, 2010, the last full trading day prior to the public announcement of the proposed merger and for purposes of this calculation was assumed to be the volume-weighted average price for the period of ten consecutive trading days prior to the effective time of the merger and (iii) up to an aggregate of 4,100,000 shares of common stock of Hewitt Associates, Inc. issuable upon vesting of restricted stock, restricted stock units and performance share units granted under Hewitt Associates, Inc.'s employee and director stock plan outstanding and a mixed election stock exchange ratio of 0.6362 shares of common stock of the registrant for each outstanding share of common stock of Hewitt Associates, Inc. as contemplated by the merger agreement.

(2)
Estimated solely for the purpose of calculating the registration fee and calculated pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price is equal to the product of: (a) $46.92, the average of the high and low prices per share of Hewitt Associates, Inc. common stock on July 20, 2010, as reported on The New York Stock Exchange, and (b) the approximate number of shares of Hewitt Associates, Inc. common stock to be converted in the merger (calculated as set forth in note (1) above).

(3)
Equal to $71.30 per $1,000,000 of the proposed maximum aggregate offering price.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be offered or sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JULY 26, 2010

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

         Aon Corporation and Hewitt Associates, Inc. have agreed to a transaction that merges Hewitt with Aon, subject to approval of Aon's stockholders and Hewitt's stockholders and other customary closing conditions. If the merger is completed, holders of shares of Hewitt common stock will receive for each issued and outstanding share of Hewitt common stock they own, at the election of each Hewitt stockholder and subject to automatic proration and adjustment as described below, consideration in the form of Aon common stock, cash, or a combination of Aon common stock and cash.

         At the effective time of the merger, each share of Class A common stock of Hewitt outstanding immediately prior to the effective time will convert into, at the election of each of the holders of Hewitt common stock, (i) 0.6362 of a share of common stock of Aon and $25.61 in cash, (ii) an amount of cash equal to the sum of (a) $25.61 and (b) the product obtained by multiplying 0.6362 by the closing volume-weighted average price of Aon common stock, rounded to four decimal points, on the NYSE for the period of ten consecutive trading days ending on the second full trading day prior to the effective time of the merger, which price we refer to as the closing Aon VWAP, or (iii) a number of shares of Aon common stock equal to the sum of (a) 0.6362 and (b) the quotient obtained by dividing $25.61 by the closing Aon VWAP. Holders of Hewitt common stock who do not make an election will receive the mixed consideration described in (i) above.

         The consideration to be paid to holders of Hewitt common stock electing to receive the cash consideration described in (ii) above or the stock consideration described in (iii) above in connection with the merger is subject, pursuant to the terms of the merger agreement, to automatic proration and adjustment, as applicable, to ensure that the total amount of cash paid and the total number of shares of Aon common stock issued by Aon in the merger each represents approximately 50% of the aggregate merger consideration (taking into account the roll-over of Hewitt stock options).

         The aggregate number of shares of Aon common stock to be issued by Aon in the merger is estimated to be [•] million shares and the aggregate amount of cash to be paid by Aon in the merger is estimated to be $2.44 billion.

         Immediately following the merger, current Hewitt stockholders are expected to own approximately [•]%, and current Aon stockholders are expected to own approximately [•]%, of the outstanding shares of Aon common stock. The merger will have no effect on the number of shares owned by existing Aon stockholders. Aon common stock is traded on the New York Stock Exchange under the trading symbol "AON." On [•], 2010, Aon common stock closed at $[•] per share as reported on the New York Stock Exchange.

         The completion of the merger is conditioned upon Aon's stockholders approving the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger and upon Hewitt's stockholders approving the proposal to adopt the merger agreement. The Aon board of directors recommends that Aon stockholders vote "FOR" the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger. The Hewitt board of directors unanimously recommends that Hewitt stockholders vote "FOR" the proposal to adopt the merger agreement.

         The proposals are being presented to the respective stockholders of each company at their special meetings. The dates, times and places of the meetings are as follows:

For Aon stockholders: [•], 2010, [•], local time, at [•]	For Hewitt stockholders: [•], 2010, [•], local time, at [•]

        Your vote is very important.    Whether or not you plan to attend your company's special meeting, please take the time to vote by completing and mailing the enclosed proxy card or voting instruction card or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone.

         This joint proxy statement/prospectus contains important information about Aon, Hewitt, the merger agreement, the proposed merger and the special meetings. We encourage you to read carefully this joint proxy statement/prospectus before voting, including the section entitled "Risk Factors" beginning on page 27.

Sincerely,

Gregory C. Case President and Chief Executive Officer Aon Corporation	Russell P. Fradin Chairman and Chief Executive Officer Hewitt Associates, Inc.

         Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the transactions described in this joint proxy statement/prospectus or the securities to be issued pursuant to the merger or determined if the information contained in this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

         This joint proxy statement/prospectus is dated [•], 2010, and is being mailed to Aon stockholders and Hewitt stockholders on or about [•], 2010.

AON CORPORATION
200 East Randolph Street
Chicago, Illinois 60601

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•], 2010

To the Stockholders of Aon Corporation:

        We will hold a special meeting of stockholders of Aon at [•], located at [•], on [•], 2010, at [•], local time, for the following purposes:

          1.     To consider and vote upon a proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders pursuant to the Agreement and Plan of Merger, dated as of July 11, 2010, by and among Aon, two wholly owned subsidiaries of Aon and Hewitt Associates, Inc.

          2.     To consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of proposal 1.

        Only Aon stockholders of record at the close of business on [•], 2010, the record date for the special meeting, are entitled to notice of and to vote at the special meeting.

        The Aon board of directors recommends that you vote "FOR" the approval of the issuance of shares of Aon common stock in the merger and "FOR" the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of proposal 1.

        A list of stockholders eligible to vote at the Aon special meeting will be available for inspection at the special meeting and at the executive offices of Aon during regular business hours for a period of no less than ten days prior to the special meeting.

        Your vote is very important.    It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. Instructions regarding the different methods for voting your shares are provided under the section entitled "Questions and Answers About the Special Meetings of Aon Stockholders and Hewitt Stockholders" beginning on page 1.

                      By Order of the Board of Directors,

                      Gregory C. Case
                      President and Chief Executive Officer
                      Aon Corporation

[•], 2010

HEWITT ASSOCIATES, INC.
100 Half Day Road
Lincolnshire, Illinois 60069

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•], 2010

To the Stockholders of Hewitt Associates, Inc.:

        We will hold a special meeting of stockholders of Hewitt at [•], located at [•], on [•], 2010, at [•], local time, for the following purposes:

          1.     To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 11, 2010, by and among Hewitt, Aon Corporation and two wholly owned subsidiaries of Aon Corporation.

          2.     To consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of proposal 1.

        Only Hewitt stockholders of record at the close of business on [•], 2010, the record date for the special meeting, are entitled to notice of and to vote at the special meeting.

        The Hewitt board of directors unanimously recommends that you vote "FOR" the adoption of the Agreement and Plan of Merger and "FOR" the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of proposal 1.

        A list of stockholders eligible to vote at the Hewitt special meeting will be available for inspection at the special meeting and at the executive offices of Hewitt during regular business hours for a period of no less than ten days prior to the special meeting.

        Your vote is very important.    It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. Instructions regarding the different methods for voting your shares are provided under the section entitled "Questions and Answers About the Special Meetings of Aon Stockholders and Hewitt Stockholders" beginning on page 1.

                      By Order of the Board of Directors,

                      Russell P. Fradin
                      Chairman and Chief Executive Officer
                      Hewitt Associates, Inc.

[•], 2010

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates by reference important business and financial information about Aon Corporation, which we refer to as Aon, and Hewitt Associates, Inc., which we refer to as Hewitt, from documents that are not included in or delivered with, this joint proxy statement/prospectus. For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, see "Additional Information—Where You Can Find More Information" beginning on page 176.

        You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge from Aon or Hewitt, as applicable, or from the Securities and Exchange Commission, which we refer to as the SEC, through the SEC's website at www.sec.gov. Aon stockholders and Hewitt stockholders may request a copy of such documents in writing or by telephone by contacting:

Aon Corporation 200 East Randolph Street Chicago, Illinois 60601 Attn.: Investor Relations (312) 381-1000	Hewitt Associates, Inc. 100 Half Day Road Lincolnshire, Illinois 60069 Attn.: Investor Relations (847) 295-5000

        In addition, you may obtain copies of some of this information by accessing Aon's website at www.aon.com under the heading "Investor Relations," and then under the link "SEC Filings."

        You may also obtain copies of some of this information by accessing Hewitt's website at www.hewitt.com under the heading "Investor Relations," and then under the link "Reports & SEC Filings."

        We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience. We are not incorporating the contents of the websites of the SEC, Aon, Hewitt or any other entity into this joint proxy statement/prospectus.

        In order for you to receive timely delivery of the documents in advance of the respective Aon and Hewitt special meetings, Aon or Hewitt, as applicable, must receive your request no later than 5 days prior to the date of your company's special meeting.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS OF AON STOCKHOLDERS AND HEWITT STOCKHOLDERS	1
SUMMARY	7
Information About the Companies	7
The Merger	8
Merger Consideration	8
Treatment of Hewitt Equity Awards in the Merger	10
Share Ownership of Directors and Executive Officers	11
Recommendation of the Aon Board of Directors and Its Reasons for the Merger	11
Recommendation of the Hewitt Board of Directors and Its Reasons for the Merger	11
Opinions of Financial Advisors	11
Ownership of Aon After the Merger	12
Interests of Hewitt's Directors and Executive Officers in the Merger	12
Board of Directors of Aon After the Merger	12
Listing of Aon Common Stock and Delisting and Deregistration of Hewitt Common Stock	13
Hewitt Stockholder Appraisal Rights	13
Conditions to Completion of the Merger	13
Regulatory Approvals	14
Litigation	14
Financing	15
No Solicitation by Hewitt	15
Termination of the Merger Agreement	15
Termination Fees	17
Material United States Federal Income Tax Consequences	17
Accounting Treatment	18
Risk Factors	18
Aon's Dividend Policy	18
Comparison of Rights of Aon Stockholders and Hewitt Stockholders	18
Fees and Expenses	18
Summary Selected Historical Financial Data for Aon	19
Summary Selected Historical Financial Data for Hewitt	21
Selected Unaudited Pro Forma Condensed Combined Financial Information	23
Unaudited Pro Forma Combined Per Share Information	24
Comparative Per Share Market Price and Dividend Information	25
RISK FACTORS	27
Risks Relating to the Merger and the Combined Company	27
Risks Relating to Aon and Hewitt	36
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	37
INFORMATION ABOUT THE COMPANIES	39

i

THE AON SPECIAL MEETING	41
General	41
Date, Time, Place and Purpose of the Aon Special Meeting	41
Recommendation of the Aon Board of Directors	41
Record Date; Outstanding Shares; Shares Entitled to Vote	41
Quorum and Vote Required	41
Voting by Aon's Directors and Executive Officers	42
Voting; Proxies; Revocation	42
Abstentions and Broker Non-Votes	43
Proxy Solicitation	44
Other Business; Adjournments	44
Assistance	44
THE HEWITT SPECIAL MEETING	45
General	45
Date, Time, Place and Purpose of the Hewitt Special Meeting	45
Recommendation of the Hewitt Board of Directors	45
Record Date; Outstanding Shares; Shares Entitled to Vote	45
Quorum and Vote Required	45
Voting by Hewitt's Directors and Executive Officers	46
Voting; Proxies; Revocation	46
Abstentions and Broker Non-Votes	47
Proxy Solicitation	48
Other Business; Adjournments	48
Assistance	48
THE MERGER	49
General	49
Background of the Merger	49
Recommendation of the Aon Board of Directors and Its Reasons for the Merger	60
Recommendation of the Hewitt Board of Directors and Its Reasons for the Merger	64
Opinion of Aon's Financial Advisor	68
Opinion of Hewitt's Financial Advisor	76
Aon's Dividend Policy	88
Regulatory Approvals	88
Litigation	89
Material United States Federal Income Tax Consequences	89
Accounting Treatment	93
Listing of Aon Common Stock	93
Hewitt Stockholder Appraisal Rights	93
Delisting of Deregistration of Hewitt Common Stock	96
Restrictions on Sales of Shares of Aon Common Stock Received in the Merger	96
Board of Directors of Aon After the Merger	97
Interests of Hewitt's Directors and Executive Officers in the Merger	97

ii

THE MERGER AGREEMENT	104
Structure and Completion of the Merger	104
Merger Consideration	105
Allocation of Merger Consideration and Illustrative Elections and Calculations	106
Election Procedures	110
Treatment of Equity Awards	111
Manner and Procedure for Exchanging Shares of Hewitt Common Stock; No Fractional Shares	112
Distributions with Respect to Unexchanged Shares	113
Termination of Exchange Fund	113
No Liability	114
Hewitt Stockholder Appraisal Rights	114
Conditions to Completion of the Merger	114
Definition of Material Adverse Effect	116
Non-Solicitation of Alternative Transactions by Hewitt	117
Special Meeting of Hewitt Stockholders; Board Recommendation of Hewitt Board of Directors	119
Special Meeting of Aon Stockholders; Board Recommendation of Aon Board of Directors	122
Efforts to Complete the Merger	123
Conduct of Business Pending the Merger	123
Employee Matters	128
Board of Directors of Aon After the Merger	129
Financing	129
Other Covenants and Agreements	132
Termination of the Merger Agreement	133
Representations and Warranties	139
Expenses	140
Governing Law; Jurisdiction; Specific Enforcement	141
Amendments, Extensions and Waivers	141
AON CORPORATION AND HEWITT ASSOCIATES, INC. UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	142
FINANCIAL FORECASTS	158
DESCRIPTION OF DEBT FINANCING	159
DESCRIPTION OF AON CAPITAL STOCK	162
COMPARISON OF RIGHTS OF AON STOCKHOLDERS AND HEWITT STOCKHOLDERS	165
ADDITIONAL INFORMATION	175
Stockholder Proposals	175
Legal Matters	175
Experts	175
Where You Can Find More Information	176
Annex A Agreement and Plan of Merger
Annex B Opinion of Credit Suisse Securities (USA) LLC
Annex C Opinion of Citigroup Global Markets Inc.
Annex D Section 262 of the General Corporation Law of the State of Delaware

iii

QUESTIONS AND ANSWERS ABOUT
THE SPECIAL MEETINGS OF AON STOCKHOLDERS AND HEWITT STOCKHOLDERS

        The following are some questions that you, as a stockholder of Aon or Hewitt, may have regarding the special meeting of Aon stockholders, which we refer to as the Aon special meeting, or the special meeting of Hewitt stockholders, which we refer to as the Hewitt special meeting, and brief answers to those questions. For more detailed information about the matters discussed in these questions and answers, see "The Aon Special Meeting" beginning on page 41 and "The Hewitt Special Meeting" beginning on page 45. Aon and Hewitt encourage you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the other matters being considered at the Aon special meeting or the Hewitt special meeting. Additional important information is also contained in the Annexes to and in the documents incorporated by reference into this joint proxy statement/prospectus.

Q:
When and where will the special meetings of the Aon stockholders and Hewitt stockholders be held?

A:
The Aon special meeting will take place at [•] at [•], on [•], 2010, at [•], local time.

  The Hewitt special meeting will take place at [•] at [•], on [•], 2010, at [•], local time.

Q:
Who can attend and vote at the special meetings?

A:
Only holders of record of Aon common stock at the close of business on [•], 2010, which we refer to as the Aon record date, are entitled to notice of, and to vote at, the Aon special meeting. As of the Aon record date, there were [•] shares of Aon common stock outstanding and entitled to vote at the Aon special meeting, held by approximately [•] holders of record. Each holder of Aon common stock is entitled to one vote for each share of Aon common stock owned as of the Aon record date.

  Only holders of record of Hewitt common stock at the close of business on [•], 2010, which we refer to as the Hewitt record date, are entitled to notice of, and to vote at, the Hewitt special meeting. As of the Hewitt record date, there were [•] shares of Hewitt common stock outstanding and entitled to vote at the Hewitt special meeting, held by approximately [•] holders of record. Each holder of Hewitt common stock is entitled to one vote for each share of Hewitt common stock owned as of the Hewitt record date.

Q:
What are Aon stockholders voting to approve and why is this approval necessary?

A:
Aon stockholders are voting on a proposal to approve the issuance of shares of Aon common stock pursuant to the Agreement and Plan of Merger, dated as of July 11, 2010, by and among Aon, Alps Merger Corp., a wholly owned subsidiary of Aon, which we refer to as Merger Sub, Alps Merger LLC, a wholly owned subsidiary of Aon, which we refer to as Merger LLC, and Hewitt, which we refer to as the merger agreement, pursuant to which Merger Sub will merge with and into Hewitt, which we refer to as the merger, and the surviving corporation will merge with and into Merger LLC, which we refer to as the subsequent merger, with Merger LLC surviving the subsequent merger. The approval by Aon stockholders of this proposal, which we refer to as the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger, is required by the listing requirements of the New York Stock Exchange, which we refer to as the NYSE, and is a condition to the completion of the merger. Based on the number of shares of Hewitt common stock and Hewitt equity awards outstanding as of the Aon record date, Aon expects to issue up to approximately [•] million shares of Aon common stock pursuant to the merger agreement.

  Aon stockholders are also voting on a proposal to adjourn the Aon special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Aon special meeting in favor of the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger. The approval by Aon stockholders of this proposal, which we refer to as the Aon meeting adjournment proposal, is not a condition to the completion of the merger.

Q:
What are Hewitt stockholders voting to approve and why is this approval necessary?

A:
Hewitt stockholders are voting on a proposal to adopt the merger agreement. The approval by Hewitt stockholders of this proposal, which we refer to as the proposal to adopt the merger agreement, is required by Delaware law and is a condition to the completion of the merger. Hewitt stockholders are also voting on a proposal to adjourn the Hewitt special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Hewitt special meeting in favor of the proposal to adopt the merger agreement. The approval by Hewitt stockholders of this proposal, which we refer to as the Hewitt meeting adjournment proposal, is not a condition to the completion of the merger.

Q:
What vote of Aon stockholders is required to approve the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger and the Aon meeting adjournment proposal?

A:
The approval by Aon stockholders of the proposal to approve the issuance of Aon common stock to Hewitt stockholders in the merger requires the affirmative vote of the holders of a majority of shares entitled to vote on the proposal and present in person or represented by proxy at the Aon special meeting, provided that the total votes cast on this proposal represent over 50% of the outstanding shares of Aon common stock entitled to vote on this proposal. The approval of the Aon meeting adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Aon common stock present in person or represented by proxy at the Aon special meeting and entitled to vote thereon, whether or not a quorum is present.

Q:
What vote of Hewitt stockholders is required to approve the proposal to adopt the merger agreement and the Hewitt meeting adjournment proposal?

A:
The approval by Hewitt stockholders of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Hewitt common stock entitled to vote at the Hewitt special meeting. The approval of the Hewitt meeting adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Hewitt common stock present in person or represented by proxy at the Hewitt special meeting and entitled to vote thereon, whether or not a quorum is present.

Q:
How does the Aon board of directors recommend that Aon stockholders vote?

A:
The Aon board of directors has determined that it is in the best interests of Aon and its stockholders, and declared it advisable, to enter into the merger agreement. Accordingly, the Aon board of directors has approved the merger agreement and the completion of the transactions contemplated thereby, including the merger and the subsequent merger, which we refer to as the transactions. The Aon board of directors recommends that Aon stockholders vote "FOR" the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger and "FOR" the Aon meeting adjournment proposal.

Q:
How does the Hewitt board of directors recommend that Hewitt stockholders vote?

A:
The Hewitt board of directors has determined that it is in the best interests of Hewitt and its stockholders, and declared it advisable, to enter into the merger agreement. Accordingly, the Hewitt board of directors has approved the merger agreement and the completion of the transactions contemplated thereby, including the merger and the subsequent merger. The Hewitt board of directors unanimously recommends that Hewitt stockholders vote "FOR" the proposal to adopt the merger agreement and "FOR" the Hewitt meeting adjournment proposal.

Q:
What should Aon stockholders and Hewitt stockholders do now in order to vote on the proposals being considered at their company's special meeting?

A:
Stockholders of record of Aon as of the Aon record date and stockholders of record of Hewitt as of the Hewitt record date may vote now by proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If you hold Aon shares or Hewitt shares in "street name," which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

  Additionally, you may also vote in person by attending your company's special meeting. If you plan to attend your company's special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in "street name," and you wish to vote in person at your company's special meeting, you must bring a proxy from the record holder of the shares authorizing you to vote at the special meeting. Whether or not you plan to attend your company's special meeting, you are encouraged to grant your proxy as described in this joint proxy statement/prospectus.

Q:
What will happen if I abstain from voting, fail to vote or do not direct how to vote on my proxy?

A:
The failure of an Aon stockholder or a Hewitt stockholder to vote or to instruct his or her broker to vote if his or her shares are held in "street name" may have a negative effect on the ability of Aon or Hewitt, as applicable, to obtain the number of votes necessary for approval of the proposals.

  For purposes of the Aon stockholder vote, an abstention, which occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting, will have the same effect as voting against the proposal to approve the issuance of Aon common stock to Hewitt stockholders in the merger, and will have the same effect as voting against the Aon meeting adjournment proposal. The failure of an Aon stockholder to vote or to instruct his or her broker, bank or nominee to vote if his or her shares are held in "street name" will not (assuming a quorum is present) affect the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger (provided that the total votes cast on this proposal represent over 50% of the outstanding shares of Aon common stock entitled to vote on the proposal) or the Aon meeting adjournment proposal. All properly signed proxies that are received prior to the Aon special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted "FOR" the proposal to approve the issuance of Aon common stock to Hewitt stockholders in the merger and "FOR" the Aon meeting adjournment proposal.

  For purposes of the Hewitt stockholder vote, the failure of a Hewitt stockholder to vote or to instruct his or her broker, bank or nominee to vote if his or her shares are held in "street name" will have the same effect as voting against the proposal to adopt the merger agreement, but will not affect the Hewitt meeting adjournment proposal. For purposes of the Hewitt stockholder vote, an abstention will have the same effect as voting against the proposal to adopt the merger agreement and will have the same effect as voting against the Hewitt meeting adjournment proposal. All properly signed proxies that are received prior to the Hewitt special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted "FOR" the proposal to adopt the merger agreement and "FOR" the Hewitt meeting adjournment proposal.

Q:
Can I change my vote after I have delivered my proxy?

A:
Yes. If you are a holder of record, you can change your vote at any time before your proxy is voted at the special meeting by:

•
delivering a signed written notice of revocation to the corporate secretary of your company at:

Aon Corporation	Hewitt Associates, Inc.
200 East Randolph Street	100 Half Day Road
Chicago, Illinois 60601	Lincolnshire, Illinois 60069
Attn.: Corporate Secretary	Attn.: Corporate Secretary
  •
  signing and delivering a new, valid proxy bearing a later date and, if it is a written proxy, it must be signed and delivered to the attention of your company's corporate secretary;

  •
  submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions will be followed); or

  •
  attending the special meeting and voting in person, although your attendance alone will not revoke your proxy.

  If your shares are held in a "street name" account, you must contact your broker, bank or other nominee to change your vote.

Q:
What should Aon stockholders or Hewitt stockholders do if they receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are both a stockholder of Aon and a stockholder of Hewitt, you will receive one or more separate proxy cards or voting instruction cards for each company. In each case, please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:
How do I make an election for the type of merger consideration that I prefer to receive and when can I expect to receive the merger consideration?

A:
Each holder of record of Hewitt common stock as of the close of business on the Hewitt record date will be mailed an election form and other appropriate and customary transmittal materials. Each Hewitt stockholder should specify in the election form (1) the number of shares of Hewitt common stock which such stockholder elects to have exchanged for the mixed consideration of $25.61 in cash and 0.6362 shares of Aon common stock in the merger, (2) the number of shares of Hewitt common stock such stockholder elects to have exchanged for the stock consideration in the merger and (3) the number of shares of Hewitt common stock for which such stockholder elects to receive the cash consideration in the merger. Any Hewitt stockholder who does not make an election to receive the mixed consideration, the stock consideration or the cash consideration will be deemed to have made an election to receive the mixed consideration. In the case of (2) and (3), the stock consideration or cash consideration that you receive is subject to automatic proration and adjustment, as applicable and in accordance with the merger agreement, to ensure that the total amount of cash paid and the total number of shares of Aon common stock issued by Aon in the merger each represents approximately 50% of the aggregate merger consideration.

Q:
Will I receive the merger consideration that I request on the election form?

A:
Not necessarily. The aggregate amount of cash and the aggregate number of shares of Aon common stock to be paid and issued, respectively, to Hewitt stockholders pursuant to the merger are fixed. Each share of Hewitt common stock with respect to which a Hewitt stockholder makes an election to receive the mixed consideration and each share of Hewitt common stock held by a Hewitt stockholder who fails to make any valid election with respect to such stockholder's shares of Hewitt common stock, will receive $25.61 in cash and 0.6362 of a share of Aon common stock, which amounts are not subject to proration or adjustment. However, if the elections of all Hewitt stockholders electing to receive solely the cash consideration or the mixed consideration (including all Hewitt stockholders who fail to make a valid election with respect to their shares of Hewitt common stock) result in an oversubscription or undersubscription of the aggregate amount of cash available to be paid by Aon to Hewitt stockholders as merger consideration, the aggregate amount of cash payable by Aon in the merger will not be increased or decreased. Similarly, if the elections of all Hewitt stockholders electing to receive solely the stock consideration or the mixed consideration (including all Hewitt stockholders who fail to make a valid election with respect to their shares of Hewitt common stock) result in an oversubscription or undersubscription of the aggregate number of shares of Aon common stock available to be issued by Aon to Hewitt stockholders as merger consideration, the aggregate number of shares of Aon common stock to be issued by Aon in the merger will not be increased or decreased. Rather, in either such case, the exchange agent will allocate between cash and Aon common stock in the manner described in "The Merger Agreement—Merger Consideration—Cash Consideration" and "The Merger Agreement—Merger Consideration—Stock Consideration" beginning on page [•] to ensure that the total amount of cash paid and the total number of shares of Aon Common Stock issued by Aon in the merger each represents approximately 50% of the aggregate merger consideration (taking into account the roll-over of Hewitt stock options). Accordingly, there is no assurance that a Hewitt stockholder that has made a valid election to receive solely cash consideration or solely stock consideration will receive the form or combination of consideration elected with respect to the shares of Hewitt common stock held by such stockholder.

  For detailed illustrations of the potential proration and adjustment of the merger consideration for those stockholders electing to receive solely cash consideration or solely stock consideration for their shares of Hewitt common stock, see "The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations' beginning on page 106.

Q:
What is the deadline for making an election?

A:
Your election, to be properly made, must be received by Computershare Trust Company, N.A., the exchange agent for the merger, which we refer to as the exchange agent, at its designated office by 5:00 p.m. New York City time on the date that is two business days preceding the closing date of the merger, which we refer to as the election deadline. Aon and Hewitt will publicly announce the anticipated election deadline at least five business days before the anticipated closing date of the merger.

Q:
What happens if I do not send a form of election or it is not received by the election deadline?

A:
If the exchange agent does not receive a properly completed form of election from you at or prior to the election deadline (together with any stock certificates representing the shares of Hewitt common stock covered by your election or a guarantee of delivery as described in the form of election), then you will be deemed to have elected to receive mixed consideration with respect to your shares of Hewitt common stock. You bear the risk of delivery of all the materials that you are required to submit to the exchange agent in order to properly make an election.

Q:
Can I change my election after the form of election has been submitted?

A:
Yes. You may revoke your election at or prior to the election deadline by submitting a written notice of revocation to the exchange agent. Revocations must specify the name in which your shares are registered on the share transfer books of Hewitt and any other information that the exchange agent may request. If you wish to submit a new election, you must do so in accordance with the election procedures described in this joint proxy statement/prospectus and the election form. If you instructed a broker or other nominee holder to submit an election for your shares, you must follow your broker's or other nominee's directions for changing those instructions. The notice of revocation must be received by the exchange agent at or prior to the election deadline in order for the revocation to be valid.

Q:
May I transfer shares of Hewitt common stock after making an election?

A:
Yes, but only if you revoke your election or the merger agreement is terminated. Once you properly make an election with respect to any shares of Hewitt common stock, you will be unable to sell or otherwise transfer those shares, unless you properly revoke your election at or prior to the election deadline or unless the merger agreement is terminated.

Q:
May I transfer shares of Hewitt common stock before the Hewitt special meeting?

A:
Yes. The Hewitt record date is earlier than the Hewitt special meeting and the date that the merger is expected to be completed. If you transfer your shares of Hewitt common stock after the Hewitt record date but before the Hewitt special meeting, you will retain your right to vote at the Hewitt special meeting, but you will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:
Should Hewitt stockholders send in their Hewitt common stock certificates now?

A:
Included with this joint proxy statement/prospectus is an election form that includes written instructions for Hewitt stockholders exchanging their stock certificates for the merger consideration. You must submit a properly completed election form, together with the certificates for your shares or confirmation of the book-entry transfer of your shares if they are not certificated, by no later than the election deadline. Aon and Hewitt will publicly announce the anticipated election deadline at least five business days before the anticipated closing date of the merger.

Q:
Who can help answer my questions?

A:
If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

        If you are an Aon stockholder:

Innisfree M&A Incorporated (Aon's proxy solicitor)
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll-Free: (877) 456-3463
Banks & Brokers May Call Collect: (212) 750-5833

        If you are a Hewitt stockholder:

Georgeson, Inc. (Hewitt's proxy solicitor) 199 Water Street, 26th Floor New York, NY 10038 Stockholders May Call Toll-Free: (888) 666-2594 Banks & Brokers May Call Collect: (212) 440-9800

SUMMARY

        The following is a summary that highlights information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of shares of Aon common stock to Hewitt stockholders in the merger, we encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes. In addition, we encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Aon and Hewitt that has been filed with the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Additional Information—Where You Can Find More Information" beginning on page 176.

Information About the Companies

  Aon Corporation
  200 East Randolph Street
  Chicago, Illinois 60601
  (312) 381-1000

        Aon Corporation provides risk management and human capital consulting services, delivering distinctive client value via innovative and effective risk management solutions, including insurance and reinsurance brokerage and workforce productivity solutions. Aon's technical expertise is delivered locally through colleagues worldwide.

        Aon serves clients through the following businesses:

    •
    Risk and Insurance Brokerage Services business acts as an advisor and insurance broker, helping clients manage their risks, as well as negotiating and placing insurance risk with insurance carriers through our global distribution network.

    •
    Consulting business provides advice and services to clients related to health and benefits, retirement, compensation, strategic human capital, and human resource outsourcing.

        Aon's clients include corporations and businesses, insurance companies, professional organizations, independent agents and brokers, governments, and other entities. Aon also serves individuals through personal lines, affinity groups, and certain specialty operations.

        Aon was incorporated in 1979 under the laws of Delaware. Aon common stock is traded on the NYSE under the symbol "AON."

  Alps Merger Corp.
  200 East Randolph Street
  Chicago, Illinois 60601
  (312) 381-1000

        Alps Merger Corp. is a direct wholly owned subsidiary of Aon and was formed solely for the purpose of consummating the merger. Alps Merger Corp. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

  Alps Merger LLC
  200 East Randolph Street
  Chicago, Illinois 60601
  (312) 381-1000

        Alps Merger LLC is a direct wholly owned subsidiary of Aon and was formed solely for the purpose of consummating the subsequent merger. Alps Merger LLC has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the subsequent merger.

  Hewitt Associates, Inc.
  100 Half Day Road
  Lincolnshire, Illinois
  (847) 295-5000

        Hewitt Associates, Inc. is a leading global provider of human resources outsourcing and consulting services. Hewitt helps its clients generate greater value from their investment in their people by helping them solve their most complex human resources, benefit and related financial challenges. Founded in 1940, Hewitt began as a provider of actuarial services for sponsors of retirement plans and executive compensation consulting services. Over the last seven decades, Hewitt expanded to provide a full range of human capital services that anticipate its clients' changing business needs. Today, Hewitt operates in three business segments—Benefits Outsourcing, Human Resource Business Process Outsourcing, which we refer to as HR BPO, and Consulting.

        Hewitt's Consulting organization works with clients to define human resource strategies that support the priorities of their business. Hewitt's consultants then develop and implement customized solutions to fit its clients' unique needs. Hewitt's Benefits Outsourcing and HR BPO segments manage, streamline, automate and administer part or all of its clients' human resources programs.

        Hewitt Associates, Inc. was formed in 2002 in connection with its transition to a corporate structure and its related initial public offering. Hewitt Associates, Inc. is a Delaware corporation with no material assets other than its ownership interest in Hewitt Associates LLC, an Illinois limited liability company that serves as Hewitt's operating entity in the U.S. and also holds ownership interests in the Company's subsidiaries. Hewitt common stock is traded on the NYSE under the symbol "HEW."

The Merger (see page 49)

        Aon has agreed to acquire Hewitt under the terms and conditions set forth in the merger agreement, which we describe in this joint proxy statement/prospectus. Pursuant to the merger agreement, Merger Sub will merge with and into Hewitt, with Hewitt continuing as the surviving corporation and a wholly owned subsidiary of Aon. We refer to this as the merger. Immediately following the completion of the merger, the surviving corporation from the merger will merge with and into Merger LLC, with Merger LLC surviving the second merger. We refer to this as the subsequent merger. It is intended that the subsequent merger will be effected immediately after the effective time of the merger, which we refer to as the effective time, without further approval, authorization or direction from or by any of the parties to the merger agreement. We have attached the merger agreement as Annex A to this joint proxy statement/prospectus. We encourage you to carefully read the merger agreement in its entirety. We currently expect that the merger and subsequent merger will be completed during the third or fourth calendar quarter of 2010. However, we cannot predict the actual timing of the completion of the merger and subsequent merger.

Merger Consideration (see page 105)

        The merger agreement provides that at the effective time, each share of Hewitt common stock issued and outstanding immediately prior to the effective time (other than treasury shares of Hewitt, shares of Hewitt common stock held by a wholly owned subsidiary of Hewitt, shares of Hewitt common stock held by Aon or any of Aon's subsidiaries and shares of Hewitt with respect to which appraisal rights are validly exercised) will be converted into the right to receive either an amount of cash, a number of shares of Aon common stock, or a combination of Aon common stock and cash, in each case as described below. Hewitt stockholders will have the right to elect to receive cash, Aon common stock, or a combination of Aon common stock and cash, with respect to each share of Hewitt common stock they hold, subject to the automatic proration and adjustment procedures described under "The

Merger Agreement—Merger Consideration—Cash Consideration" beginning on page 105, "The Merger Agreement—Merger Consideration—Stock Consideration" beginning on page 106 and "The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations" beginning on page 105. We refer to the total number of shares of Aon common stock to be received for each share of Hewitt common stock being converted into Aon common stock as the stock consideration, and the total amount of cash to be received for each share of Hewitt stock being converted into cash as the cash consideration.

        The total number of shares of Aon common stock constituting the stock consideration and the total amount of cash consideration will not change from what was agreed to in the merger agreement (other than for adjustment in the event that there is any change in the outstanding shares of capital stock of Aon or Hewitt as a result of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange or readjustment of shares or other similar transaction, or any stock dividend or stock distribution, which we refer to as a capital stock adjustment event). However, since the market price of Aon common stock will fluctuate, the total value of the stock consideration and therefore the value of the total merger consideration may increase or decrease between the date of the merger agreement and the effective time. Accordingly, the value of the actual per share consideration to be paid to Hewitt stockholders cannot be determined until after the effective time.

  Mixed Consideration

        The merger agreement provides that each share of Hewitt common stock with respect to which a Hewitt stockholder makes an election to receive a fixed combination of cash and Aon common stock, and each share for which a Hewitt stockholder fails to make any election with respect to such stockholder's shares of Hewitt common stock, will be converted into the right to receive the combination of (x) $25.61 in cash and (y) 0.6362 of a share of Aon common stock, which we refer to as the mixed consideration.

  Cash Consideration

        The merger agreement provides that each share of Hewitt common stock with respect to which a Hewitt stockholder makes a valid election to receive cash will be converted into the right to receive an amount of cash (rounded to two decimal places), without interest, equal to $25.61 plus the product of (x) 0.6362 multiplied by (y) closing volume-weighted average price of Aon common stock, rounded to four decimal points, on the NYSE for the period of ten consecutive trading days ending on the second full trading day prior to the effective time, which we refer to as the closing Aon VWAP, subject to the proration and adjustment procedures described under "The Merger Agreement—Merger Consideration—Cash Consideration" beginning on page 105 and "The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations" beginning on page 106.

  Stock Consideration

        The merger agreement provides that each share of Hewitt common stock with respect to which a Hewitt stockholder makes a valid election to receive stock will convert into a number of shares of Aon common stock equal to (x) 0.6362 plus (y) the quotient (rounded to four decimal places) of $25.61 divided by the closing Aon VWAP, which sum we refer to as the exchange ratio, subject to the proration and adjustment procedures described under "The Merger Agreement—Merger Consideration—Stock Consideration" beginning on page 106 and "The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations" beginning on page 106.

Treatment of Hewitt Equity Awards in the Merger (see page 111)

  Hewitt Stock Options

        In connection with the merger, all outstanding options to purchase Hewitt common stock will vest immediately prior to the effective time under the terms of the Hewitt stock plan or related award documents. Under the merger agreement, each option to purchase Hewitt common stock granted under the Hewitt stock plan that is outstanding and unexercised immediately prior to the effective time will be converted at the effective time into an option to purchase Aon common stock, on the same terms and conditions as the Hewitt stock option (but taking into account any changes to the option, including any acceleration of vesting, provided in the Hewitt stock plan or related award documents by reason of the merger).

        The number of shares of Aon common stock subject to each such converted stock option will be equal to the number of shares of Hewitt common stock subject to such Hewitt stock option, multiplied by the exchange ratio, rounded down to the nearest whole share of Aon common stock.

        The exercise price per share for each such converted stock option will be equal to the per share exercise price specified in such Hewitt stock option divided by the exchange ratio (rounded up to the nearest cent). The exercise price, the number of shares of Aon common stock subject to each option and the terms and conditions of exercise of each Hewitt stock option will be determined in a manner consistent with Section 409A of the Code.

  Shares of Hewitt Restricted Stock

        Under the merger agreement, each share of restricted Hewitt common stock granted under the Hewitt stock plan which is outstanding immediately prior to the effective time will vest in full immediately prior to the effective time and be converted into the right to receive the mixed consideration as described in "The Merger Agreement—Merger Consideration—Mixed Consideration" beginning on page 105.

  Hewitt Restricted Stock Units

        Under the merger agreement, each restricted stock unit relating to Hewitt common stock granted under the Hewitt stock plan which is outstanding immediately prior to the effective time will become fully vested and will be settled in one share of Hewitt common stock that will be converted in the merger into the right to receive the mixed consideration as described in "The Merger Agreement—Merger Consideration—Mixed Consideration" beginning on page 105.

  Hewitt Performance Share Units

        Under the merger agreement and the Hewitt stock plan, each award of performance share units with respect to shares of Hewitt common stock granted under the Hewitt stock plan which is outstanding immediately prior to the effective time will, if the effective time occurs prior to the end of the applicable performance cycle for such performance share units, as provided in the applicable grant agreements evidencing such performance share units, vest in 100% of the target number of performance share units. At the effective time, the vested performance share units will be settled in shares of Hewitt common stock that will be converted in the merger into the right to receive the mixed consideration as described in "The Merger Agreement—Merger Consideration—Mixed Consideration" beginning on page 105. Performance share units as to which the applicable (with accelerated vesting as a result of death or "disability") performance cycle has ended and which are subject to vesting based on continued employment will be treated in the same manner as restricted stock units relating to Hewitt common stock.

Share Ownership of Directors and Executive Officers

        At the close of business on the Aon record date, directors and executive officers of Aon and their affiliates owned and were entitled to vote approximately [•] shares of Aon common stock, collectively representing approximately [•]% of the shares of Aon common stock outstanding on that date.

        At the close of business on the Hewitt record date, directors and executive officers of Hewitt and their affiliates owned and were entitled to vote approximately [•] shares of Hewitt common stock, collectively representing [•]% of the shares of Hewitt common stock outstanding on that date.

Recommendation of the Aon Board of Directors and Its Reasons for the Merger (see page 60)

        After careful consideration, the Aon board of directors approved the merger agreement on July 11, 2010. The Aon board of directors recommends that Aon stockholders vote "FOR" the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger and "FOR" the Aon meeting adjournment proposal at the Aon special meeting.

        For the factors considered by the Aon board of directors in reaching its decision to approve the merger agreement as well as the Aon board of directors' reasons for, and certain risks related to, the merger, see "The Merger—Recommendation of the Aon Board of Directors and Its Reasons for the Merger" beginning on page 60.

Recommendation of the Hewitt Board of Directors and Its Reasons for the Merger (see page 64)

        After careful consideration, on July 10, 2010, the Hewitt board of directors adopted the merger agreement and approved the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions set forth in the merger agreement. The Hewitt board of directors unanimously recommends that Hewitt's stockholders vote "FOR" the proposal to adopt the merger agreement and "FOR" the Hewitt meeting adjournment proposal at the Hewitt special meeting.

        For the factors considered by the Hewitt board of directors in reaching its decision to adopt the merger agreement and approve the consummation of the transactions contemplated by the merger agreement, including the merger, as well as the Hewitt board of directors' reasons for, and certain risks related to, the merger, see "The Merger—Recommendation of the Hewitt Board of Directors and Its Reasons for the Merger" beginning on page 64.

Opinions of Financial Advisors (see pages 69 and 76)

  Opinion of Aon's Financial Advisor

        On July 11, 2010, Credit Suisse Securities (USA) LLC, which we refer to as Credit Suisse, rendered its oral opinion to the Aon board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse's written opinion dated the same date) to the effect that, as of July 11, 2010, the merger consideration to be paid by Aon in the merger was fair to Aon, from a financial point of view.

        Credit Suisse's opinion was directed to the Aon board of directors and only addressed the fairness to Aon, from a financial point of view, of the merger consideration to be paid by Aon, and did not address any other aspect or implication of the proposed merger. The summary of Credit Suisse's opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse's written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any Aon stockholder as to how such stockholder should act or vote with respect to any matter relating to the merger. See "The Merger—Opinion of Aon's Financial Advisor" beginning on page 69.

  Opinion of Hewitt's Financial Advisor

        In connection with the merger, the Hewitt board of directors received an opinion, dated July 11, 2010, from Citigroup Global Markets Inc., which we refer to as Citi, as to the fairness, from a financial point of view, of the mixed consideration, the cash consideration and the stock consideration, taken in the aggregate, to be received in the merger by holders of Hewitt common stock (other than shares of Hewitt common stock owned by Hewitt, Aon or Merger Sub or as to which dissenters' rights have been perfected). The full text of Citi's written opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken in rendering its opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion was directed to the Hewitt board of directors and addresses only the fairness, from a financial point of view, of the mixed consideration, the cash consideration and the stock consideration, taken in the aggregate, to be received in the merger by holders of Hewitt common stock (other than shares of Hewitt common stock owned by Hewitt, Aon or Merger Sub or as to which dissenters' rights have been perfected). The opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger agreement. See "The Merger—Opinion of Hewitt's Financial Advisor" beginning on page 76.

Ownership of Aon After the Merger

        In the merger, Aon expects to issue approximately [•] million shares of Aon common stock to Hewitt stockholders, based on Hewitt's shares of common stock and equity awards outstanding as of the Aon record date, and assuming that all of the equity awards outstanding as of such date remain outstanding immediately before the effective time. Immediately following the completion of the merger, Hewitt stockholders are expected to own approximately [•]% of the shares of Aon common stock outstanding. The merger will have no effect on the number of shares of Aon common stock owned by existing Aon stockholders.

Interests of Hewitt's Directors and Executive Officers in the Merger (see page 97)

        The directors and executive officers of Hewitt have interests in the transaction that are in addition to their interests as stockholders of Hewitt generally. The Hewitt board of directors was aware of these potential interests and considered them, among other matters, in approving the merger and in determining to recommend that Hewitt stockholders adopt the merger agreement. See "The Merger—Interests of Hewitt's Directors and Executive Officers in the Merger," beginning on page 97 for additional information about these interests.

Board of Directors of Aon After the Merger (see page 97)

        In connection with the merger, Aon has agreed to appoint two designees mutually agreed upon by Aon and Hewitt to the Aon board of directors. Hewitt's current directors will resign as of the effective time. As of the date of this joint proxy statement/prospectus, no determination has been made as to the identity of the two mutual designees who will be appointed to the Aon board of directors.

        Information about the current Aon directors and executive officers can be found in the documents listed under the heading "Additional Information—Where You Can Find More Information" beginning on page 176.

Listing of Aon Common Stock (see page 93) and Delisting and Deregistration of Hewitt Common Stock (see page 96)

        Application will be made to have the shares of Aon common stock to be issued in the merger approved for listing on the NYSE, where Aon common stock currently is traded under the symbol "AON." If the merger is completed, Hewitt common stock will no longer be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and Hewitt will no longer file periodic reports with the SEC.

Hewitt Stockholder Appraisal Rights (see page 93)

        Under Delaware law, Hewitt stockholders of record who do not vote in favor of the proposal to adopt the merger agreement will be entitled to seek appraisal rights and obtain payment in cash for the judicially determined fair value of their shares of Hewitt common stock in connection with the merger, if the merger is completed. This value could be more than, less than or the same as the implied value of the merger consideration for Hewitt common stock. The relevant provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, are included as Annex D to this proxy statement/prospectus. We encourage you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Hewitt stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in a loss of the right of appraisal.

        Merely not voting for the merger will not preserve the right of Hewitt stockholders to appraisal of their shares of Hewitt common stock under Delaware law because a submitted proxy not marked "against" or "abstain" will be voted "FOR" the proposal to adopt the merger agreement and "FOR" the Hewitt special meeting adjournment proposal. Accordingly, the submission of a proxy not marked "against" or "abstain" will result in the waiver of appraisal rights. Hewitt stockholders who wish to exercise their appraisal rights and hold shares in the name of a broker or other nominee must instruct their nominees to take the steps necessary to enable them to demand appraisal for their shares.

Conditions to Completion of the Merger (see page 114)

        A number of conditions to each party's obligation to complete the merger must be satisfied before the merger will be completed, including:

  •
  the approval of the proposal to adopt the merger agreement by the holders of a majority of the outstanding shares of Hewitt common stock;

  •
  the approval of the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger by the affirmative vote of the holders of a majority of shares entitled to vote on the proposal and present in person or represented by proxy at the Aon special meeting, provided that the total votes cast on this proposal represent over 50% of the outstanding shares of Aon common stock entitled to vote on this proposal;

  •
  the approval for listing on the NYSE, subject to official notice of issuance, of the shares of Aon common stock to be issued to Hewitt stockholders in the merger;

  •
  the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act;

  •
  the receipt by Aon or Hewitt of all authorizations, consents or approvals of the European Commission pursuant to the Council Regulation (EC) No. 139/2004EC Merger Regulation, which we refer to as the EC Merger Regulation, under the Investment Canada Act and Competition Act (Canada) and from any other jurisdictions where competition approval if required by applicable law prior to the completion of the merger;

  •
  the receipt of all other authorizations, consents, orders, declarations or approvals of or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity, including under applicable regulatory laws, which the failure to obtain, make or occur would have the effect of making the merger, the subsequent merger or any of the other transactions illegal or would, individually or in the aggregate, have a "material adverse effect" with respect to Hewitt or Aon, shall have been obtained;

  •
  the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the subsequent merger;

  •
  the effectiveness under the Securities Act of 1933, as amended, which we refer to as the Securities Act, of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of any stop order or proceedings initiated by the SEC for that purpose;

  •
  no more than 12.5% of the outstanding shares of Hewitt common stock electing to exercise appraisal rights as of the completion of the merger in accordance with the terms of the merger agreement;

  •
  the accuracy and correctness of representations and warranties of the other party, subject to certain materiality or "material adverse effect" qualifications described in the merger agreement, and the receipt of a certificate from the officers of the other party to that effect;

  •
  the other party's having performed its covenants in the merger agreement in all material respects at or prior to the completion of the merger, and the receipt of a certificate from the officers of the other party to that effect; and

  •
  the receipt by each party of a tax opinion from its counsel that the merger and subsequent merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and that Hewitt and Aon will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

        Some of the conditions set forth in the merger agreement may be waived by Aon or Hewitt, subject to the agreement of the other party in specific cases. For a more detailed discussion of these matters, see "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 114.

Regulatory Approvals (see page 88)

        Aon and Hewitt have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approvals under or the expiration or termination of waiting periods pursuant to the HSR Act, the EC Merger Regulation, the Investment Canada Act and the applicable competition or antitrust regulatory laws in Canada.

Litigation (see page 89)

        On July 13, 2010, a putative class action complaint captioned Michael Palma v. Hewitt Associates, Inc. et al., was filed in the Circuit Court of the Nineteenth Judicial Circuit in Lake County, Illinois. The complaint names as defendants Hewitt and its board of directors and alleges generally that defendants breached their fiduciary duties in connection with the proposed merger transaction with Aon by authorizing the transaction for what plaintiffs deem to be inadequate consideration and pursuant to what plaintiffs deem to be an inadequate process. The relief sought by the complaint includes, among other things, enjoining the proposed merger transaction and rescinding it to the extent it has already been implemented. Defendants believe the claims are without merit and intend to vigorously defend against the lawsuit.

Financing (see page 159)

        Concurrently, and in connection with entering into the merger agreement, Aon entered into a debt commitment letter, which we refer to as the debt commitment letter, with Credit Suisse AG, Cayman Islands Branch, which we refer to as Credit Suisse AG, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., which we refer to as Morgan Stanley, pursuant to which, subject to the conditions set forth therein, Credit Suisse AG and Morgan Stanley committed to provide an unsecured term loan financing of up to $1.0 billion, which we refer to as the term loan facility and an unsecured bridge financing of up to $1.5 billion, which we refer to as the bridge facility and which we refer to together with the term loan facility as the facilities. Aon has the option to issue up to $1.5 billion in senior notes in lieu of all or a portion of the drawing under the bridge facility or to refinance all or a portion of the bridge facility at a later date. The proceeds from these borrowings or issuances will be used by Aon to pay all or a portion of the cash consideration to be paid in the merger, to refinance existing indebtedness of Hewitt and its subsidiaries and to pay related fees and expenses. The term loan facility will mature three years following the closing date of the merger, and the bridge facility will mature 364 days following the closing date of the merger. The debt commitment letter provides, among other things, that the closings of the term loan facility and the bridge facility are subject to certain conditions. Aon currently expects to issue senior notes in lieu of drawing on the bridge facility to finance the cash portion of the merger consideration.

No Solicitation by Hewitt (see page 117)

        Subject to certain exceptions, the merger agreement precludes Hewitt from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in Hewitt's equity or assets. Notwithstanding such restrictions, the merger agreement provides that, under specified circumstances occurring before Hewitt stockholders approve the proposal to adopt the merger agreement, if Hewitt receives an unsolicited proposal from a third party to acquire a significant interest in Hewitt that its board of directors concludes in good faith constitutes a superior proposal, or could reasonably be expected to result in a superior proposal, Hewitt may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party.

Termination of the Merger Agreement (see page 133)

  Termination by Aon or Hewitt

        The merger agreement may be terminated at any time prior to the completion of the merger by the mutual written consent of Aon and Hewitt. Also, subject to certain qualifications and exceptions, either Aon or Hewitt may terminate the merger agreement at any time prior to the completion of the merger if:

  •
  the merger is not completed on or before March 31, 2011;

  •
  a governmental entity permanently enjoins or otherwise prohibits the completion of the merger;

  •
  the Hewitt special meeting concludes without the approval of the proposal to adopt the merger agreement by Hewitt's stockholders; or

  •
  the Aon special meeting concludes without the approval of the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger by Aon's stockholders.

  Termination by Hewitt

        Hewitt may terminate the merger agreement in order to concurrently enter into a binding written agreement concerning a transaction that constitutes a superior proposal at any time prior to the approval of the proposal to adopt the merger agreement by Hewitt's stockholders if (subject to certain qualifications and exceptions):

  •
  Hewitt has complied with its obligations under the covenants in the merger agreement regarding non-solicitation, including its obligation to notify Aon of the superior proposal, and, prior to or concurrently with such termination, Hewitt pays to Aon a specified termination fee;

  •
  the Hewitt board of directors has concluded in good faith, after consultation with its outside financial advisors, that the transaction constitutes a superior proposal and has concluded in good faith, after consultation with its outside legal counsel, that the failure to terminate the merger agreement to take the superior proposal would be inconsistent with its fiduciary duties under applicable laws;

  •
  Hewitt provides Aon at least five business days' prior written notice of its intention to terminate the merger agreement, which notice must include certain specified information regarding the superior proposal and a copy of the pertinent agreement; and

  •
  Hewitt has negotiated in good faith with Aon for a specified period after the notice described in the preceding bullet point regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Aon in response to the superior proposal and, at the end of such period, the Hewitt board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the superior proposal continues to be a superior proposal and that failure to terminate the merger agreement to take the superior proposal would be inconsistent with its fiduciary duties under applicable laws.

        Hewitt may also terminate the merger agreement within ten business days following public disclosure that either of the following has occurred:

  •
  the Aon board of directors has made a change of recommendation with respect to, or has made any statement materially inconsistent with, its recommendation that Aon stockholders vote in favor of the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger; or

  •
  the Aon board of directors has failed to include its recommendation that Aon stockholders vote in favor of the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger in this joint proxy statement/prospectus.

        In addition, Hewitt may terminate the merger agreement if either:

  •
  the mutual conditions to complete the merger and the conditions to Aon's obligations to complete the merger are satisfied and Aon, Merger Sub or Merger LLC is unable to satisfy its obligation to complete the merger because of the failure by Aon, Merger Sub and/or Merger LLC to receive the proceeds from the financing or any alternate financing of the cash portion of the merger consideration; or

  •
  the approval by the Aon stockholders of the proposal to approve the issuance of shares of Aon common stock to the Hewitt stockholders in the merger has not been obtained upon a vote taken thereon at the Aon special meeting and at the time of the Aon special meeting, Aon or the lenders who have committed to provide the financing contemplated in the debt commitment letter have publicly disclosed (which disclosure remains in effect) that the financing and any alternate financing (but excluding any public or private offering of securities of Aon or any Aon subsidiary) will not be available or will likely not be available.

        Hewitt may also terminate the merger agreement at any time prior to the completion of the merger if (subject to certain qualifications and exceptions) Aon breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform would result in a failure of any of the conditions to Hewitt's obligations to complete the merger.

  Termination by Aon

        Aon may terminate the merger agreement within ten business days following public disclosure that any of the following has occurred:

  •
  the Hewitt board of directors has made a change of recommendation with respect to, or has made any statement materially inconsistent with, its recommendation that Hewitt stockholders vote in favor of the proposal to adopt the merger agreement;

  •
  the Hewitt board of directors has taken any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to a takeover proposal with respect to Hewitt other than recommending the rejection of the takeover proposal;

  •
  the Hewitt board of directors has failed to include its recommendation that Hewitt stockholders vote in favor of the proposal to adopt the merger agreement in this joint proxy statement/prospectus; or

  •
  the Hewitt board of directors has refused to affirm publicly within a specified time period its recommendation that Hewitt stockholders vote in favor of the proposal to adopt the merger agreement following any written request by Aon to provide such reaffirmation following a takeover proposal with respect to Hewitt.

        In addition, Aon may terminate the merger agreement at any time prior to the completion of the merger if (subject to certain qualifications and exceptions) Hewitt breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform would result in a failure of any of the conditions to Aon's obligation to complete the merger.

Termination Fees (see page 136)

        If the merger agreement is terminated, Hewitt may be required in specified circumstances to pay a termination fee of $85 million or $190 million to Aon, and Aon may be required in specified circumstances to pay a termination fee of $190 million or $225 million to Hewitt. If the merger agreement is terminated under certain circumstances, Hewitt may be required to reimburse Aon for its expenses incurred in connection with the merger in an aggregate amount not to exceed $50 million.

Material United States Federal Income Tax Consequences (see page 89)

        Hewitt and Aon intend the merger and subsequent merger, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the completion of the merger that Aon and Hewitt each receives a written opinion from its counsel, dated the date on which the effective time occurs, that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the effective time, for U.S. federal income tax purposes (i) the merger and subsequent merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) Hewitt and Aon will each be a party to the reorganization within the meaning of Section 368(b) of the Code. Assuming that treatment is proper, a U.S. holder of Hewitt common stock whose shares are exchanged in the merger for shares of Aon common stock and cash generally will recognize gain (but not loss) realized on the exchange in an amount not exceeding the amount of cash received.

        Tax matters are complicated, and the tax consequences of the merger to each holder of Hewitt common stock will depend on such stockholder's particular facts and circumstances.

        Hewitt stockholders should consult their tax advisors with respect to the federal, state, local, foreign and other tax consequences to them of the merger and subsequent merger.

Accounting Treatment (see page 93)

        Aon will account for the acquisition of shares of Hewitt common stock through the merger under the acquisition method of accounting for business combinations. In determining the acquirer for accounting purposes, Aon considered the factors required under Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations, which we refer to as ASC 805, and determined that Aon will be considered the acquirer of Hewitt for accounting purposes.

Risk Factors (see page 27)

        In evaluating the merger, the merger agreement or the issuance of shares of Aon common stock in the merger, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled "Risk Factors" beginning on page 27.

Aon's Dividend Policy

        Aon currently pays a quarterly dividend on its common stock and last paid dividends on May 17, 2010 of $0.15 per share. Under the terms of the merger agreement, during the period before the closing of the merger Aon is prohibited from paying any dividends other than its regular quarterly dividends, with usual amounts, declaration, record and payment dates and otherwise consistent with past practice.

Comparison of Rights of Aon Stockholders and Hewitt Stockholders (see page 165)

        As a result of the merger, Hewitt stockholders will become Aon stockholders. Following the completion of the merger, Hewitt stockholders will have the same rights as Aon stockholders; however, due to differences in the governing documents of Aon and Hewitt, the rights of former Hewitt stockholders as Aon stockholders will be different from the rights they had as Hewitt stockholders. Certain of these differences are described in detail under "Comparison of Rights of Aon Stockholders and Hewitt Stockholders" beginning on page 165.

Fees and Expenses (see page 140)

        Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement/prospectus.

Summary Selected Historical Financial Data for Aon

        The following tables set forth the selected historical consolidated financial and operating data for Aon. The selected consolidated financial and operating data as of and for the years ended December 31, 2009, 2008 and 2007 have been derived from Aon's audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this joint proxy statement/prospectus. The selected consolidated financial and operating data as of and for the years ended December 31, 2006 and 2005 have been derived from Aon's audited consolidated financial statements and related notes for such years, which have not been incorporated by reference into this joint proxy statement/prospectus. The selected consolidated financial and operating data as of and for the three months ended March 31, 2010 and 2009 have been derived from Aon's unaudited condensed consolidated financial statements, and related notes contained in Aon's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which is incorporated by reference into this joint proxy statement/prospectus, except that the balance sheet data as of March 31, 2009 has been derived from Aon's unaudited condensed consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which has not been incorporated by reference in this joint proxy statement/prospectus. The results for the three months ended March 31, 2010 and 2009 are not necessarily indicative of the results that may be expected for the entire fiscal year. Aon's unaudited interim financial statements reflect all adjustments that management of Aon considers necessary for fair presentation of the financial position and results of operations for such periods in accordance with United States generally accepted accounting principles, which we refer to as GAAP. Historical results are not necessarily indicative of the results that may be expected for any future period.

        This selected consolidated financial and operating data should be read in conjunction with Aon's audited consolidated financial statements, the notes related thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Aon's Annual Report on Form 10-K for the year ended December 31, 2009 and Aon's unaudited consolidated financial statements, the notes related thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Aon's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010. See "Additional Information—Where You Can Find More Information" beginning on page 176.

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
	(millions, except per share data)
Income Statement Data
Commissions, fees and other	$1,891	$1,821	$7,521	$7,357	$7,054	$6,546	$6,336
Fiduciary investment income	13	25	74	171	180	142	113

Total revenue	$1,904	$1,846	$7,595	$7,528	$7,234	$6,688	$6,449

Operating Income	$273	$366	$1,021	$940	$1,003	$760	$671
Income from continuing operations (2)	186	235	681	637	675	499	414
Income from discontinued operations	—	50	111	841	202	230	333
Cumulative effect of change in accounting principle, net of tax (5)	—	—	—	—	—	1	—

Net Income	$186	$285	$792	$1,478	$877	$730	$747
Less: Net income attributable to noncontrolling interests	8	5	45	16	13	10	12

Net income attributable to Aon stockholders	$178	$280	$747	$1,462	$864	$720	$735

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
	(millions, except per share data)
Basic Net Income Per Share Attributable to Aon Stockholders (6)
Continuing operations	$0.65	$0.81	$2.25	$2.12	$2.17	$1.52	$1.23
Discontinued operations	—	0.18	0.39	2.87	0.66	0.71	1.02
Cumulative effect of change in accounting principle (5)	—	—	—	—	—	—	—

Net Income	$0.65	$0.99	$2.64	$4.99	$2.83	$2.23	$2.25

Diluted Net Income Per Share Attributable to Aon Stockholders (6)
Continuing operations	$0.63	$0.79	$2.19	$2.04	$2.04	$1.43	$1.19
Discontinued operations	—	0.17	0.38	2.76	0.62	0.67	0.96
Cumulative effect of change in accounting principle (5)	—	—	—	—	—	—	—

Net Income	$0.63	$0.96	$2.57	$4.80	$2.66	$2.10	$2.15

Balance Sheet Data
Fiduciary assets (7)	$11,089	$11,239	$10,835	$10,678	$9,498	$9,704	$9,427
Intangible assets (1)	6,657	6,284	6,869	6,416	5,119	4,646	4,218
Total assets	22,959	23,108	22,958	22,940	24,929	24,384	27,832
Long-term debt	2,013	1,848	1,998	1,872	1,893	2,243	2,105
Total Equity (3)(4)	5,457	5,662	5,431	5,415	6,261	5,251	5,351
Common Stock and Other Data
Dividends paid per share	$0.15	$0.15	$0.60	$0.60	$0.60	$0.60	$0.60
Price Range:
High	43.16	46.19	46.19	50.00	51.32	42.76	37.14
Low	37.33	35.78	34.81	32.83	34.30	31.01	20.65
At year-end
Market price	$42.71	$40.07	$38.34	$45.68	$47.69	$35.34	$35.95
Common stockholders			9,883	9,089	9,437	10,013	10,523
Shares outstanding	269.4	276.8	266.2	271.8	304.6	299.6	321.2
Number of employees			36,200	37,700	42,500	43,100	46,600

(1)
In 2008, Aon completed the acquisition of Benfield. In connection with the acquisition, Aon recorded intangible assets of $1.7 billion.

(2)
Aon has sold certain businesses whose results have been reclassified as discontinued operations, including AIS Management Corporation and Aon's P&C Operations (both sold in 2009), Combined Insurance Company of America and Sterling Life Insurance Company (both sold in 2008), Aon Warranty Group and Construction Program Group (both sold in 2006) and Swett & Crawford (sold in 2005).

(3)
Effective January 1, 2009, Aon adopted a new accounting standard requiring non-controlling interests to be separately presented as a component of total equity. Prior years have been adjusted to conform to the new standard.

(4)
In 2006, Aon adopted an accounting standard that required Aon to reflect the funded status of the pension and postretirement plans in Aon's Consolidated Statements of Financial Position, which reduced total equity by $349 million. Retrospective application was not permitted.

(5)
Effective January 1, 2006, Aon adopted a new accounting standard on share-based payments.

(6)
Effective January 1, 2009, Aon adopted additional guidance regarding participating securities and computing net income per share using the two-class method. Prior years' basic and diluted net income per share have been adjusted to conform to the new guidance.

(7)
Represents insurance premiums receivables from clients as well as cash and investments held in a fiduciary capacity.

Summary Selected Historical Financial Data for Hewitt

        The following tables set forth the selected historical consolidated financial and operating data for Hewitt. The selected consolidated financial and operating data as of and for the fiscal years ended September 30, 2009, 2008 and 2007 have been derived from Hewitt's audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2009, which is incorporated by reference into this joint proxy statement/prospectus. The selected consolidated financial and operating data as of and for the fiscal years ended September 30, 2006 and 2005 have been derived from Hewitt's audited consolidated financial statements and related notes for such years, which have not been incorporated by reference into this joint proxy statement/prospectus. The selected financial data of Hewitt as of and for the six months ended March 31, 2010 and March 31, 2009 are derived from Hewitt's unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which is incorporated by reference in this joint proxy statement/prospectus, except that the balance sheet data as of March 31, 2009 has been derived from Hewitt's unaudited condensed consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which has not been incorporated by reference in this joint proxy statement/prospectus. The results for the six months ended March 31, 2010 and 2009 are not necessarily indicative of the results that may be expected for the entire fiscal year. Hewitt's unaudited interim financial statements reflect all adjustments that management of Hewitt considers necessary for fair presentation of the financial position and results of operations for such periods in accordance with GAAP. Historical results are not necessarily indicative of the results that may be expected for any future period.

        This selected consolidated financial and operating data should be read in conjunction with Hewitt's audited consolidated financial statements, the notes related thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Hewitt's Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and Hewitt's unaudited consolidated financial statements, the notes related thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Hewitt's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010. See "Additional Information—Where You Can Find More Information" beginning on page 176.

	Six Months Ended March 31, 2010	Six Months Ended March 31, 2009	Year Ended September 30, 2009(1)	Year Ended September 30, 2008(2)	Year Ended September 30, 2007(3)	Year Ended September 30, 2006(4)	Year Ended September 30, 2005
	(millions, except per share data)
Income Statement Data
Total Revenues	$1,571	$1,556	$3,074	$3,228	$2,990	$2,857	$2,890
Operating income (loss)	$228	$219	$434	$313	$(143)	$(64)	$234
Net income (loss)	$126	$132	$265	$188	$(175)	$(116)	$135
Income (loss) per share
Basic	$1.34	$1.41	$2.84	$1.90	$(1.62)	$(1.08)	$1.21
Diluted	$1.31	$1.39	$2.78	$1.85	$(1.62)	$(1.08)	$1.19
Balance Sheet Data
Cash and cash equivalents and short-term investments	$670	$451	$643	$541	$595	$449	$218
Working capital (5)	793	524	649	424	561	429	300
Total assets	2,951	2,621	2,925	2,979	2,756	2,768	2,657
Long-term portion of debt and capital lease obligations	589	631	619	650	233	255	287
Stockholders' equity	972	708	860	650	1,038	1,256	1,311

(1)
In fiscal year 2009, Hewitt recorded a pretax gain of $9 million related to the sale of two HR BPO businesses.

(2)
In fiscal year 2008, Hewitt recorded a pretax gain of $36 million related to the sale of its Cyborg business; pretax net charges of $13 million related to HR BPO contract restructurings; and pretax charges of $45 million related to the review of Hewitt's real estate portfolio.

(3)
In fiscal year 2007, Hewitt recorded non-cash charges of $329 million related to impairment of goodwill, intangible assets and contract loss provisions; a pretax severance charge of $32 million resulting from ongoing productivity initiatives across the business; a pretax charge of $29 million related to the review of Hewitt's real estate portfolio; a pretax charge of $15 million related to the anticipated restructuring of an HR BPO contract; and a pretax charge of $5 million resulting from the resolution of a legal dispute with a vendor.

(4)
In fiscal year 2006, Hewitt recorded non-cash charges of $264 million related to its HR BPO business.

(5)
In fiscal year 2008, Hewitt reclassified the current portion of deferred contract costs of $83 million and deferred contract revenues of $53 million from non-current assets and non-current liabilities, respectively, into current assets and current liabilities, respectively. Fiscal year 2007 results were reclassified to be comparable to the fiscal year 2008 presentation; $76 million of deferred contract costs and $50 million of deferred contract revenues were reclassified into current assets and current liabilities, respectively. Working capital data prior to fiscal 2007 have not been reclassified, as it was not practical to do so. Therefore, working capital data prior to fiscal 2007 are not comparable to fiscal years 2009, 2008 and 2007.

Selected Unaudited Pro Forma Condensed Combined Financial Information

        The following selected unaudited pro forma condensed combined statement of income data for the three months ended March 31, 2010 and year ended December 31, 2009 reflect the merger and related transactions as if they had occurred on January 1, 2009. The following selected unaudited pro forma condensed combined balance sheet data as of March 31, 2010 reflect the merger and related transactions as if they had occurred on March 31, 2010.

        Such unaudited pro forma condensed combined financial data is based on the historical financial statements of Aon and Hewitt and on publicly available information and certain assumptions and adjustments as discussed in the section entitled "Aon Corporation and Hewitt Associates, Inc. Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 142, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of Hewitt based on preliminary estimates of their fair value. This unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of Aon or Hewitt would have been had the merger and related transactions been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. Aon and Hewitt may have performed differently had they been combined during the periods presented. The following should be read in connection with the section of this joint proxy statement/prospectus entitled "Aon Corporation and Hewitt Associates, Inc. Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 142 and other information included in or incorporated by reference into this joint proxy statement/prospectus.

	Three Months Ended March 31, 2010	Year Ended December 31, 2009
	(millions, except per share data)
Unaudited Pro Forma Condensed Combined Income Statement Data
Total revenue	$2,680	$10,669
Operating income	347	1,308
Income from continuing operations	210	792
Income from continuing operations attributable to Aon stockholders	202	747
Basic net income per share from continuing operations attributable to Aon stockholders	$0.59	$2.15
Diluted net income per share from continuing operations attributable to Aon stockholders	$0.58	$2.10
Weighted average common shares outstanding—basic	340.1	347.4
Weighted average common shares outstanding—diluted	347.6	355.3
Unaudited Pro Forma Condensed Combined Balance Sheet Data
Cash and cash equivalents	$271
Intangible assets	3,495
Total assets	29,798
Long-term debt	4,537
Total liabilities	21,975
Total equity	7,823

Unaudited Pro Forma Combined Per Share Information

        The following selected unaudited pro forma combined per share information for the three months ended March 31, 2010 and the year ended December 31, 2009 reflects the merger and related transactions as if they had occurred on January 1, 2009. The unaudited pro forma combined book value per common share outstanding reflects the merger and related transactions as if they had occurred on March 31, 2010.

        Such unaudited pro forma combined per share information is based on the historical financial statements of Aon and Hewitt and on publicly available information and certain assumptions and adjustments as discussed in the section entitled "Aon Corporation and Hewitt Associates, Inc. Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 142, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of Hewitt based on preliminary estimates of their fair value. This unaudited pro forma combined per share information is provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of Aon or Hewitt would have been had the merger and related transactions been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. Aon and Hewitt may have performed differently had they been combined during the periods presented. The following should be read in connection with the section entitled "Aon Corporation and Hewitt Associates, Inc. Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 142, and other information included in or incorporated by reference into this joint proxy statement/prospectus.

	For the Three Months Ended March 31, 2010	For the Year Ended December 31, 2009
AON HISTORICAL PER COMMON SHARE DATA
Net income from continuing operations per common share:
Basic	$0.65	$2.25
Diluted	$0.63	$2.19
Cash dividends paid per common share	$0.15	$0.60
Book value per common share(1)	$19.06	$18.48
HEWITT HISTORICAL PER COMMON SHARE DATA
Net income from continuing operations per common share:
Basic	$0.61	$2.84
Diluted	$0.60	$2.78
Cash dividends paid per common share	$—	$—
Book value per common share(1)	$10.15	$9.01
AON UNAUDITED PRO FORMA PER COMMON SHARE DATA
Net income from continuing operations per common share:
Basic	$0.59	$2.15
Diluted	$0.58	$2.10
Cash dividends paid per common share	$0.15	$0.60
Book value per common share(1)	$22.35	N/A
HEWITT UNAUDITED PRO FORMA EQUIVALENT PER COMMON SHARE DATA(2)
Net income from continuing operations per common share:
Basic	$0.38	$1.37
Diluted	$0.37	$1.34
Cash dividends paid per common share	$0.10	$0.38
Book value per common share(1)	$14.22	N/A

(1)
Amount is calculated by dividing stockholders' equity by weighted average diluted common shares outstanding. Pro forma book value per common share as of December 31, 2009 is not meaningful as purchase accounting adjustments were calculated as of March 31, 2010.

(2)
Amount is calculated by multiplying unaudited Aon pro forma combined share amounts by the mixed consideration exchange ratio in the merger (0.6362 of a share of Aon common stock) for each share of Hewitt common stock. Pro forma equivalent book value per common share as of December 31, 2009 is not meaningful as purchase accounting adjustments were calculated as of March 31, 2010.

Comparative Per Share Market Price Data and Dividend Information

        Aon common stock trades on the NYSE under the symbol "AON." Hewitt common stock trades on the NYSE under the symbol "HEW." The table below sets forth, for the periods indicated, cash dividends paid per share of Aon and Hewitt common stock and the range of high and low per share sales prices for Aon and Hewitt common stock as reported on the NYSE. For current price information, you should consult publicly available sources. For more information on Aon's dividend policy, see "The Merger—Aon's Dividend Policy" beginning on page 88.

	Aon Common Stock
	High	Low	Dividends Paid
For the quarterly period ended:
March 31, 2008	$47.77	$38.35	$0.15
June 30, 2008	$48.57	$40.72	$0.15
September 30, 2008	$50.00	$43.32	$0.15
December 31, 2008	$49.92	$32.83	$0.15
For the quarterly period ended:
March 31, 2009	$46.19	$35.78	$0.15
June 30, 2009	$42.50	$34.81	$0.15
September 30, 2009	$42.92	$36.36	$0.15
December 31, 2009	$42.32	$36.81	$0.15
For the quarterly period ended:
March 31, 2010	$43.16	$37.33	$0.15
June 30, 2010	$44.34	$37.06	$0.15
September 30, 2010 (through July 23, 2010)	$38.39	$35.10	—

	Hewitt Common Stock
	High	Low	Dividends Paid
For the quarterly period ended:
December 31, 2007	$38.84	$32.17	—
March 31, 2008	$40.39	$32.48	—
June 30, 2008	$43.00	$37.32	—
September 30, 2008	$42.22	$34.40	—
For the quarterly period ended:
December 31, 2008	$36.42	$22.78	—
March 31, 2009	$33.65	$24.73	—
June 30, 2009	$31.90	$28.31	—
September 30, 2009	$36.95	$27.92	—
For the quarterly period ended:
December 31, 2009	$43.85	$34.89	—
March 31, 2010	$43.00	$36.01	—
June 30, 2010	$41.99	$34.41	—
September 30, 2010 (through July 23, 2010)	$47.97	$33.71	—

        The following table presents the last reported sale price of a share of Aon common stock, as reported on the NYSE, the last reported sale price of a share of Hewitt common stock, as reported on the NYSE, and the equivalent value of Hewitt common stock per share, in each case, on July 9, 2010, the last full trading day prior to the public announcement of the proposed merger, and on [•], 2010, the last trading day prior to the printing of this joint proxy statement/prospectus for which it was practicable to include this information.

Date	Aon Common Stock		Hewitt Common Stock		Hewitt Common Stock Equivalent Per Share(1)
July 9, 2010		$38.34		$35.40		$50.00
[•], 2010	$	[•]	$	[•]	$	[•]

(1)
Calculated by multiplying the last reported sale price of Aon common stock by the 0.6362 mixed election stock exchange ratio and adding $25.61 in cash consideration, as provided in the merger agreement. Each Hewitt stockholder may elect to receive this mixed consideration, cash consideration or stock consideration, as further described in the merger agreement and elsewhere in this joint proxy statement/prospectus under "The Merger Agreement—Merger Consideration" beginning on page 105.

        The market value of the shares of Aon common stock to be issued in exchange for shares of Hewitt common stock upon the completion of the merger, if applicable, will not be known at the time Hewitt stockholders vote on the proposal to adopt the merger agreement or at the time Aon stockholders vote on the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger. The mixed election stock exchange ratio is fixed and will not be adjusted for changes in the stock prices of either company before the merger is completed.

        The above tables show historical stock price comparisons and the equivalent value of the mixed consideration per share of Hewitt common stock. Because the market prices of Aon common stock and Hewitt common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to Aon stockholders in determining whether to approve the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger, or to Hewitt stockholders in determining whether to approve the proposal to adopt the merger agreement. Aon stockholders and Hewitt stockholders are encouraged to obtain current market quotations for Aon and Hewitt common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the proposals before them. See "Additional Information—Where You Can Find More Information" beginning on page 176.

RISK FACTORS

        The merger involves risks for Aon stockholders and Hewitt stockholders. Hewitt stockholders will be choosing to invest in Aon common stock by voting in favor of the proposal to adopt the merger agreement. Aon stockholders will be choosing to permit significant dilution of their percentage ownership in Aon by voting in favor of the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger. In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 37, you should carefully consider the following risks before deciding whether to vote for approval of the proposal to adopt the merger agreement, in the case of Hewitt stockholders, or for approval of the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger, in the case of Aon stockholders. You should also read and consider the risks associated with each of the businesses of Aon and Hewitt that are incorporated by reference into this joint proxy statement/prospectus because these risks may also affect the combined company. These risks can be found in the Aon Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and the Hewitt Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and the Hewitt Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See "Additional Information—Where You Can Find More Information" beginning on page 176.

Risks Relating to the Merger and the Combined Company

  The price of Aon common stock might decline prior to the completion of the merger, which would decrease the value of the merger consideration to be received by Hewitt stockholders in the merger. Further, at the Aon and Hewitt special meetings, Aon and Hewitt stockholders will not know the exact value of Aon common stock that will be issued in the merger.

        The market price of Aon common stock at the time the merger is completed may vary significantly from the price on the date of the merger agreement or from the price on the date of the Aon special meeting and Hewitt special meeting. On July 9, 2010, the last full trading day prior to the public announcement of the proposed merger, Aon common stock closed at $38.34 per share as reported on the NYSE. From July 12, 2010 (the next trading day following July 9, 2010), through July 23, 2010, the trading price of Aon common stock ranged from a closing high of $37.10 per share to a closing low of $35.62 per share.

        Upon completion of the merger, Hewitt stockholders will be entitled to receive for each share of Hewitt common stock that they own, at their election and subject to automatic proration and adjustment as described below, consideration in the form of Aon common stock and/or cash. The proportion of the merger consideration payable in Aon common stock is fixed and will not be adjusted for changes in the stock prices of either company before the merger is completed. As a result, any changes in the market price of Aon common stock will have a corresponding effect on the market value of the merger consideration. Neither party, however, has a right to terminate the merger agreement based upon changes in the market price of Aon or Hewitt common stock.

        Aon and Hewitt are working to complete the transaction as promptly as practicable. We currently expect that the merger will be completed during the third or fourth calendar quarter of 2010. Because the date when the transaction is completed will be later than the date of the Aon and Hewitt special meetings, Aon stockholders and Hewitt stockholders will not know the exact value of the Aon common stock that will be issued in the merger at the time they vote on the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger, in the case of Aon stockholders or on the proposal to adopt the merger agreement, in the case of Hewitt stockholders. As a result, if the market price of Aon common stock upon the completion of the merger is lower than the market price on the date of the Hewitt special meeting, the market value of the merger consideration received by Hewitt stockholders in the merger will be lower than the market value of the merger consideration at the time of the vote by the Hewitt stockholders. Moreover, during this interim period, events, conditions or circumstances could arise that could have a material impact or effect on Aon, Hewitt or the industries in which they operate.

  The combined company may not realize all of the anticipated benefits of the transaction or such benefits may take longer to realize than expected.

        The combined company's ability to realize the anticipated benefits of the merger will depend, to a large extent, on the ability of Aon to integrate the businesses of Hewitt with Aon. The combination of two independent companies is a complex, costly and time-consuming process. As a result, the combined company will be required to devote significant management attention and resources to integrating the business practices and operations of Aon and Hewitt. The integration process may disrupt the business of either or both of the companies and, if implemented ineffectively, would preclude realization of the full benefits expected by Aon and Hewitt. The failure of the combined company to meet the challenges involved in integrating successfully the operations of Aon and Hewitt or otherwise to realize the anticipated benefits of the transaction could cause an interruption of, or a loss of momentum in, the activities of the combined company and could seriously harm its results of operations. In addition, the overall integration of the two companies may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of client relationships, and diversion of management's attention, and may cause the combined company's stock price to decline. The difficulties of combining the operations of the companies include, among others:

  •
  managing a significantly larger company;

  •
  maintaining employee morale and retaining key management and other employees;

  •
  integrating two unique business cultures, which may prove to be incompatible;

  •
  the possibility of faulty assumptions underlying expectations regarding the integration process;

  •
  retaining existing clients and attracting new clients;

  •
  consolidating corporate and administrative infrastructures and eliminating duplicative operations;

  •
  the diversion of management's attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the diversion of management's attention to the merger;

  •
  coordinating geographically separate organizations;

  •
  unanticipated issues in integrating information technology, communications and other systems;

  •
  unanticipated changes in applicable laws and regulations;

  •
  managing tax costs or inefficiencies associated with integrating the operations of the combined company;

  •
  unforeseen expenses or delays associated with the merger; and

  •
  making any necessary modifications to internal financial control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

        Many of these factors will be outside of the combined company's control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy, which could materially impact the combined company's business, financial condition and results of operations. In addition, even if the operations of Aon and Hewitt are integrated successfully, the combined company may not realize the full benefits of the transaction, including the synergies, cost savings or sales or growth opportunities that the combined company expects. These benefits may not be achieved within the anticipated time frame, or at all. As a result, Aon and Hewitt cannot assure you that the combination of Hewitt with Aon will result in the realization of the full benefits anticipated from the transaction.

  To be successful, the combined company must retain and motivate key employees, and failure to do so could seriously harm the combined company.

        The combined company, like each of Aon and Hewitt, will deliver professional services which, by their nature, require a significant number of highly-trained personnel. Such personnel are generally mobile and have skill sets which are often transferable to other organizations. As a result, competition for the professionals employed by Aon and Hewitt can be intense, and the attraction, retention and motivation of key personnel is one of the core competencies of a professional services firm. As a result, to be successful, the combined company must retain and motivate executives and other key employees. Employees of Aon and Hewitt may experience uncertainty about their future roles with the combined company until or after strategies for the combined company are announced or executed. These circumstances may adversely affect the combined company's ability to retain key personnel. The combined company also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which effort may be adversely affected as a result of the uncertainty and difficulties with integrating Aon and Hewitt. If the combined company is unable to retain executives and other key employees, the roles and responsibilities of such executive officers and employees will need to be filled either by existing or new officers and employees, which may require the combined company to devote time and resources to identifying, hiring and integrating replacements for the departed executives and employees that could otherwise be used to integrate the businesses of Aon and Hewitt or otherwise pursue business opportunities. If any key personnel of Aon or Hewitt were to join an existing competitor or form a competing company, some clients could choose to use the services of that competitor instead of the services of the combined company. There can be no assurance that the combined company will be able to retain and motivate its employees in the same manner as Aon and Hewitt.

  The combined company's financial results will depend in part on its ability to maintain Aon's and Hewitt's present relationships with their respective clients.

        A substantial portion of the revenues of each of Aon's and Hewitt's human capital solutions businesses relate to long-term client relationships. However, prior to and after the completion of the merger, competitors of Aon and Hewitt may attempt to persuade present clients of Aon and Hewitt to take their business elsewhere. The combined company's success will depend in part on its ability to maintain these client relationships. Many Hewitt clients have termination or other rights that may be triggered by the transactions. If Aon and Hewitt (prior to the merger) and the combined company (upon the completion of the merger) are unable to maintain relationships with the clients of Aon and Hewitt, or are required to modify the financial terms of those relationships to the detriment of the combined company, the combined company's business, financial condition and results of operations could be materially adversely affected.

  If the combined company is unable to manage its growth, its business and financial results could suffer.

        The combined company's future financial results will depend in part on its ability to profitably manage its core businesses, including any growth that the combined company may be able to achieve. Over the past several years, each of Aon and Hewitt has engaged in the identification of, and competition for, growth and expansion opportunities in the human capital solutions industry. In order to achieve those initiatives, the combined company will need to, among other things, recruit, train, retain and effectively manage employees and expand its operations and financial control systems. If the combined company is unable to manage its businesses effectively and profitably, its business and financial results could suffer.

  The market price of the common stock of the combined company may be affected by factors different from those affecting the market price for shares of Hewitt common stock or for shares of Aon common stock.

        Upon completion of the merger, holders of Hewitt common stock will become holders of Aon common stock. Aon's business differs from that of Hewitt, and the business of the combined company will differ from that of Aon, and accordingly, the results of operations for the combined company will be affected by factors different from those currently affecting the results of operations of Hewitt and may be affected by factors different from those currently affecting the results of operations of Aon. For a discussion of the businesses of Aon and Hewitt and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to in the section entitled "Additional Information—Where You Can Find More Information" beginning on page 176. See the section entitled "Summary—Comparative Per Share Market Price Data and Dividend Information" beginning on page 25 for additional information on the market value of shares of Aon and Hewitt common stock.

  The issuance of shares of Aon common stock to Hewitt stockholders in the merger will substantially reduce the percentage ownership interests of Aon stockholders.

        If the transaction is completed, Aon and Hewitt expect that, based on Hewitt's shares of common stock and equity awards outstanding as of the Aon record date, Aon will issue approximately [•] million shares of Aon common stock (including [•] shares of Aon common stock issuable upon exercise of Hewitt roll-over options) in the merger. Current Hewitt stockholders are expected to own approximately [•]%, and current Aon stockholders are expected to own approximately [•]%, of the shares of Aon common stock outstanding after completion of the merger. The merger will have no effect on the number of shares of Aon common stock owned by existing Aon stockholders. The issuance of approximately [•] million shares of Aon common stock to Hewitt stockholders and holders of equity-based incentive awards will cause a significant reduction in the relative percentage interests of current Aon stockholders in earnings, voting, liquidation value and book and market value. See "Summary—Ownership of Aon After the Merger" beginning on page 12.

  Hewitt stockholders may receive a form or combination of consideration different from what they elect.

        While each holder of Hewitt common stock may elect to receive all cash, all Aon common stock or a combination of cash and Aon common stock in connection with the merger, the total amount of cash and the total number of shares of Aon common stock available for all Hewitt stockholders will be fixed. Accordingly, depending on the elections made by other Hewitt stockholders, if a holder of Hewitt common stock elects to receive all cash in connection with the merger, such holder may receive a portion of the consideration in Aon common stock and if a holder of Hewitt common stock elects to receive all Aon common stock in connection with the merger, such holder may receive a portion of the merger consideration in cash. See "The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations" beginning on page 106 for more information. If a holder of Hewitt common stock does not submit a properly completed and signed election form to the exchange agent by the election deadline, then such stockholder will have no control over the type of merger consideration such stockholder may receive, and, consequently, will receive mixed consideration consisting of both cash and Aon common stock.

  If you deliver shares of Hewitt common stock to make an election, you will not be able to sell those shares unless you revoke your election prior to the election deadline.

        If you are a holder of Hewitt common stock and want to make an election, you must deliver to the exchange agent by the election deadline a properly completed and signed election form along with stock certificates (or a properly completed notice of guaranteed delivery) or, in the case of book-entry shares, any additional documents specified in the procedures set forth in the election form. You will not be able to sell any shares of Hewitt common stock that you have delivered unless you revoke your election before the election deadline by providing written notice to the exchange agent. If you do not revoke your election before the election deadline, you will not be able to liquidate your investment in Hewitt common stock for any reason until you receive cash or Aon common stock upon completion of the merger.

  Directors and executive officers of Hewitt have interests in the merger that are different from, or in addition to, the interests of Hewitt stockholders.

        Hewitt's executive officers and directors have financial interests in the merger that are different from, or in addition to, their interests as Hewitt stockholders. Stock-based awards held by Hewitt's executive officers and directors will vest in connection with the merger. In addition, each of Hewitt's executive officers participates in a change-in-control severance plan that would provide severance and other benefits in the case of qualifying terminations of employment following a change in control, including the merger. Pursuant to the terms of Hewitt's nonqualified deferred compensation arrangements, certain benefits payable to executive officers will vest and be paid out in connection with the completion of the merger. It is currently anticipated that Russell P. Fradin, chairman and chief executive officer of Hewitt, will serve as chairman and chief executive officer of the combined company's Aon Hewitt operating segment.

  If Aon's financing for the merger becomes unavailable, the merger may not be completed.

        Aon intends to finance all or a portion of the cash component of the merger consideration with debt financing. Concurrently, and in connection with entering into the merger agreement, Aon entered into the debt commitment letter with Credit Suisse AG, Credit Suisse and Morgan Stanley, pursuant to which, subject to the conditions set forth therein, Credit Suisse AG and Morgan Stanley committed to provide an unsecured term loan financing of up to $1.0 billion, which we refer to as the term loan facility and an unsecured bridge financing of up to $1.5 billion, which we refer to as the bridge facility. Aon has the option to issue up to $1.5 billion in senior notes in lieu of all or a portion of the drawing under the bridge facility or to refinance all or a portion of the bridge facility at a later date. The proceeds from these borrowings or issuances will be used by Aon to pay all or a portion of the cash consideration to be paid in the merger, to refinance existing indebtedness of Hewitt and its subsidiaries and to pay related fees and expenses. The term loan facility will mature three years following the closing date of the merger, and the bridge facility will mature 364 days following the closing date of the merger.

        The debt commitment letter includes customary conditions to funding, including, among others, the completion of definitive documentation, the absence of a "material adverse effect" on Aon or Hewitt, in each case, consistent with the equivalent definition in the merger agreement, consummation of the merger and the absence of any amendment or modification to the merger agreement materially adverse to the arrangers of the facilities, the lender thereunder or Aon unless approved by the arrangers, the delivery of financial information and other customary closing deliveries, including delivery by the chief financial officer of Aon of a solvency certificate in form and substance reasonably satisfactory to the arrangers (or, at Aon's option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing, such opinion to be in form and substance reasonably satisfactory to the arrangers), the receipt of minimum debt ratings of BBB- (with no negative outlook) from S&P and Baa3 (with no negative outlook) from Moody's, repayment of certain Hewitt indebtedness and a ratio of total indebtedness to EBITDA of not in excess of 3.0 to 1.0 (giving effect to the merger on a pro forma basis).

        In the event that the financing contemplated by the debt commitment letter is not available, other financing may not be available on acceptable terms, in a timely manner or at all. If other financing becomes necessary and Aon is unable to secure such additional financing, the merger may not be completed. In the event of a termination of the merger agreement by Hewitt due to Aon's inability to obtain the necessary financing to complete the merger, Aon may be obligated under certain specified circumstances to pay a termination fee to Hewitt in the amount of $225 million.

  Aon expects to incur substantial additional indebtedness to finance the merger, which may decrease Aon's business flexibility and adversely affect Aon's financial results.

        In addition to cash on hand at Aon and Hewitt, Aon expects to incur additional debt of approximately $2.5 billion to finance the cash portion of the merger consideration and to refinance existing Hewitt debt obligations of approximately $[•] million, which will result in the combined company having total debt obligations of approximately $4.5 billion following the completion of the merger. The financial and other covenants to which Aon has agreed or may agree in connection with the incurrence of such debt, and Aon's increased indebtedness and higher debt-to-equity ratio in comparison to that of Aon on a recent historical basis may have the effect, among other things, of reducing Aon's flexibility to respond to changing business and economic conditions, thereby placing Aon at a competitive disadvantage compared to competitors that have less indebtedness and making Aon more vulnerable to general adverse economic and industry conditions. The increased indebtedness will also increase borrowing costs and the covenants pertaining thereto may also limit Aon's ability to obtain additional financing to fund working capital, capital expenditures, additional acquisitions or general corporate requirements. Aon will also be required to dedicate a larger portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow for other purposes, including working capital, capital expenditures and general corporate purposes. In addition, the terms and conditions of such debt may not be favorable to Aon, and as such, could further increase the cost of the merger, as well as the overall burden of such debt upon Aon and Aon's business flexibility. Further, if any portion of Aon's borrowings is at variable rates of interest, Aon will be exposed to the risk of increased interest rates.

        Aon's ability to make payments on and to refinance its debt obligations and to fund planned capital expenditures will depend on its ability to generate cash from the combined company's operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond Aon's control.

        Aon may not be able to refinance any of its indebtedness on commercially reasonable terms, or at all. If Aon cannot service its indebtedness, Aon may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, any of which could impede the implementation of Aon's business strategy or prevent Aon from entering into transactions that would otherwise benefit its business. Additionally, Aon may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

        Any of the foregoing consequences could adversely affect Aon's financials results.

  Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Aon and Hewitt.

        If the merger is not completed, the ongoing businesses of Aon and Hewitt may be adversely affected and Aon and Hewitt will be subject to several risks and consequences, including the following:

  •
  Hewitt may be required, under certain circumstances, to pay Aon a termination fee of $85 million or $190 million under the merger agreement;

  •
  Aon may be required, under certain circumstances, to pay Hewitt a termination fee of $190 million or, if the merger agreement is terminated under certain specified circumstances relating to Aon's failure to obtain the requisite financing for the merger, a termination fee of $225 million under the merger agreement;

  •
  Aon and Hewitt will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

  •
  under the merger agreement, each of Aon and Hewitt is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies; and

  •
  matters relating to the merger may require substantial commitments of time and resources by Aon and Hewitt management, which could otherwise have been devoted to other opportunities that may have been beneficial to Aon and Hewitt as independent companies, as the case may be.

        In addition, if the merger is not completed, Aon and/or Hewitt may experience negative reactions from the financial markets and from their respective customers and employees. Aon and/or Hewitt also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Aon or Hewitt to perform their respective obligations under the merger agreement. If the merger is not completed, Aon and Hewitt cannot assure their stockholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Aon and/or Hewitt.

  The shares of Aon common stock to be received by Hewitt stockholders as a result of the merger will have different rights from shares of Hewitt common stock.

        Following completion of the merger, Hewitt stockholders receiving stock consideration will become Aon stockholders and their rights will be governed by Aon's certificate of incorporation and bylaws. The rights associated with Aon common stock are different from the rights associated with Hewitt common stock. See "Comparison of Rights of Aon Stockholders and Hewitt Stockholders" beginning on page 165 for a discussion of the different rights associated with Aon and Hewitt stock.

  Aon and Hewitt will incur significant transaction and merger-related integration costs in connection with the merger.

        Aon and Hewitt expect to incur a number of costs associated with completing the merger and integrating the operations of the two companies. The substantial majority of these costs will be non-recurring expenses resulting from the merger will consist of transaction costs related to the merger, facilities and systems consolidation costs and employment-related costs. Additional unanticipated costs may be incurred in the integration of the businesses of Aon and Hewitt. Although Aon and Hewitt expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

  The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, do not purport to be indicative of what the combined company's actual financial position or results of operations would have been had the transaction been completed on the dates indicated and may not be an indication of the combined company's financial condition or results of operations following the transaction.

        The unaudited pro forma condensed combined financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes, do not purport to be indicative of what the combined company's actual financial position or results of operations would have been had the transaction been completed on the dates indicated and may not be an indication of the combined company's financial condition or results of operations following the merger for several reasons. The unaudited pro forma condensed combined financial statements have been derived from the historical financial statements of Aon and Hewitt and adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy and are subject to further refinement. Moreover, the unaudited pro forma condensed combined financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the transaction. For example, the impact of any costs incurred in integrating the two companies is not reflected in the unaudited pro forma condensed combined financial statements. As a result, the actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial statements.

        The assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect the combined company's financial condition or results of operations following the transaction. Any decline or potential decline in the combined company's financial condition or results of operations may cause significant variations in the stock price of the combined company. See "Aon Corporation and Hewitt Associates, Inc. Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 142.

  The financial forecasts included in this joint proxy statement/prospectus involve risks, uncertainties and assumptions, many of which are beyond the control of Aon and Hewitt. As a result, they may not prove to be accurate and are not necessarily indicative of current values or future performance.

        The financial forecasts of Hewitt contained in this joint proxy statement/prospectus involve risks, uncertainties and assumptions and are not a guarantee of future performance. The future financial results of Hewitt and, if the merger is completed, the combined company, may materially differ from those expressed in the financial forecasts due to factors that are beyond Hewitt's and Aon's ability to control or predict. Neither Aon nor Hewitt can provide any assurance that Hewitt's financial forecasts will be realized or that Hewitt's future financial results will not materially vary from the financial forecasts. The financial forecasts cover multiple years, and the information by its nature becomes subject to greater uncertainty with each successive year. The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared.

        More specifically, the financial forecasts:

  •
  necessarily make numerous assumptions, many of which are beyond the control of Hewitt or Aon and may not prove to be accurate;

  •
  do not necessarily reflect revised prospects for Hewitt's businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

  •
  are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than is reflected in the forecasts; and

  •
  should not be regarded as a representation that the financial forecasts will be achieved.

        The financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP and do not reflect the effect of any proposed or other changes in GAAP that may be made in the future. See "Financial Forecasts" beginning on page 158.

  The merger may not be accretive and may cause dilution to Aon's earnings per share, which may negatively affect the market price of Aon's common stock.

        Aon currently anticipates that the merger will be accretive to GAAP earnings per share in 2012 and on an adjusted earnings per share basis in 2011. This expectation is based on preliminary estimates which may materially change. Aon could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to Aon's earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the price of Aon's common stock.

  A lawsuit has been filed against Hewitt and the members of the Hewitt board of directors challenging the merger, and an adverse judgment in such lawsuits may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

        Hewitt and the members of the Hewitt board of directors are named as defendants in a putative class action lawsuit brought by a purported Hewitt stockholder challenging the proposed merger, seeking, among other things, to enjoin the defendants from consummating the merger on the agreed-upon terms. See "The Merger—Litigation" beginning on page 89 for more information about the class action lawsuits related to the merger that have been filed.

        One of the conditions to the closing of the merger is that no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the defendants from consummating the merger on the agreed upon terms, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe.

  Some of the conditions to the merger may be waived by Aon or Hewitt without resoliciting stockholder approval of the proposals approved by them.

        Some of the conditions set forth in the merger agreement may be waived by Aon or Hewitt, subject to certain limitations. See "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 114. If any conditions are waived, Aon and Hewitt will evaluate whether amendment of this joint proxy statement/prospectus and resolicitation of proxies are warranted. If the board of directors of Aon or Hewitt determines that resolicitation of their respective stockholders is not warranted, the applicable company will have the discretion to complete the merger without seeking further stockholder approval.

  Perceived or potential conflicts of interest could adversely impact the combined company's ability to retain certain clients and thereby negatively affect its results of operations.

        There have been a variety of recent regulatory developments that have increased the focus on the independence of public company compensation committees and imposed additional requirements in this regard, including provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules of the SEC. Upon completion of the merger, the combined company plans to engage in cross-selling of products to existing clients. Successful cross-selling could create perceived or potential conflicts of interest for public company executive compensation clients or otherwise threaten the combined company's independence with respect to those clients. It is possible that some public company clients of the combined company may decide to terminate their relationships with it (either with respect to executive compensation consulting services or with respect to other services) to avoid perceived or potential conflicts of interest and, as a result, the combined company's business, financial condition and results of operations could be adversely affected.

Risks Relating to Aon and Hewitt

        Aon and Hewitt are, and will continue to be, subject to the risks described in (1) Part II, Item 1A in Aon's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and (2) Part I, Item 1A in Hewitt's Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and Part II, Item 1A in Hewitt's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, in each case as filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See "Additional Information—Where You Can Find More Information" beginning on page 176.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Such statements may include, but are not limited to, statements about the benefits of the proposed transaction, including future financial and operating results, and the combined company's plans, objectives, expectations and intentions. These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "may," "can," "could," "might," "will" and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

        Such risks, uncertainties and other factors include, among other things:

  •
  the possibility that the expected efficiencies and cost savings from the proposed transaction will not be realized, or will not be realized within the expected time period;

  •
  the ability to obtain governmental approvals of the merger on the proposed terms and schedule contemplated by the parties;

  •
  the failure of stockholders of Hewitt to approve the proposal to adopt the merger agreement;

  •
  the failure of the stockholders of Aon to approve the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger;

  •
  the loss of key Aon or Hewitt employees following the merger;

  •
  the risk that the Aon and Hewitt businesses will not be integrated successfully;

  •
  disruption from the proposed transaction making it more difficult to maintain business and operational relationships with customers, partners and others;

  •
  the possibility that the proposed transaction does not close, including, but not limited to, due to the failure to satisfy the closing conditions;

  •
  general economic conditions in different countries in which Aon and Hewitt do business around the world;

  •
  changes in global equity and fixed income markets that could affect the return on invested assets;

  •
  fluctuations in exchange and interest rates that could impact revenue and expense;

  •
  rating agency actions that could affect Aon's ability to borrow funds;

  •
  changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

  •
  Aon's ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings;

  •
  the impact on risk and insurance services commission revenues of changes in the availability of, and the premium insurance carriers charge for, insurance and reinsurance products, including the impact on premium rates and market capacity attributable to catastrophic events;

  •
  the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws;

  •
  the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries;

  •
  the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions;

  •
  the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from error and omissions claims against Aon or Hewitt;

  •
  the extent to which Aon and Hewitt retain existing clients and attract new businesses;

  •
  the extent to which Aon and Hewitt manage certain risks created in connection with the various services, including fiduciary and advisory services, among others, that Aon and Hewitt currently provide, or will provide in the future, to clients;

  •
  the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon and Hewitt operate, particularly given the global scope of Aon's and Hewitt's businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon and Hewitt do business; and

  •
  the ability to realize the anticipated benefits to Aon of the Benfield merger.

        Additional risks, uncertainties and other factors include those discussed under the heading "Risk Factors" and in documents incorporated by reference into this joint proxy statement/prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Aon and Hewitt disclaim any intent or obligation to update any forward-looking statements contained herein.

INFORMATION ABOUT THE COMPANIES

  Aon Corporation
  200 East Randolph Street
  Chicago, Illinois 60601
  (312) 381-1000

        Aon Corporation provides risk management and human capital consulting services, delivering distinctive client value via innovative and effective risk management solutions, including insurance and reinsurance brokerage and workforce productivity solutions. Aon's technical expertise is delivered locally through colleagues worldwide.

        Aon serves clients through the following businesses:

    •
    Risk and Insurance Brokerage Services business acts as an advisor and insurance broker, helping clients manage their risks, as well as negotiating and placing insurance risk with insurance carriers through our global distribution network.

    •
    Consulting business provides advice and services to clients related to health and benefits, retirement, compensation, strategic human capital, and human resource outsourcing.

        Aon's clients include corporations and businesses, insurance companies, professional organizations, independent agents and brokers, governments, and other entities. Aon also serves individuals through personal lines, affinity groups, and certain specialty operations.

        Aon was incorporated in 1979 under the laws of Delaware. Aon common stock is traded on the NYSE under the symbol "AON."

  Alps Merger Corp.
  200 East Randolph Street
  Chicago, Illinois 60601
  (312) 381-1000

        Alps Merger Corp. is a direct wholly owned subsidiary of Aon and was formed solely for the purpose of consummating the merger. Alps Merger Corp. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

  Alps Merger LLC
  200 East Randolph Street
  Chicago, Illinois 60601
  (312) 381-1000

        Alps Merger LLC is a direct wholly owned subsidiary of Aon and was formed solely for the purpose of consummating the subsequent merger. Alps Merger LLC has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the subsequent merger.

  Hewitt Associates, Inc.
  100 Half Day Road
  Lincolnshire, Illinois
  (847) 295-5000

        Hewitt Associates, Inc. is a leading global provider of human resources outsourcing and consulting services. Hewitt helps its clients generate greater value from their investment in their people by helping them solve their most complex human resources, benefit and related financial challenges. Founded in 1940, Hewitt began as a provider of actuarial services for sponsors of retirement plans and executive compensation consulting services. Over the last seven decades, Hewitt expanded to provide a full range of human capital services that anticipate its clients' changing business needs. Today, Hewitt operates in three business segments—Benefits Outsourcing, HR BPO, and Consulting.

        Hewitt's Consulting organization works with clients to define human resource strategies that support the priorities of their business. Hewitt's consultants then develop and implement customized solutions to fit its clients' unique needs. Hewitt's Benefits Outsourcing and HR BPO segments manage, streamline, automate and administer part or all of its clients' human resources programs.

        Hewitt Associates, Inc. was formed in 2002 in connection with its transition to a corporate structure and its related initial public offering. Hewitt Associates, Inc. is a Delaware corporation with no material assets other than its ownership interest in Hewitt Associates LLC, an Illinois limited liability company that serves as Hewitt's operating entity in the U.S. and also holds ownership interests in the Company's subsidiaries. Hewitt common stock is traded on the NYSE under the symbol "HEW."

THE AON SPECIAL MEETING

General

        This joint proxy statement/prospectus is being provided to Aon stockholders as part of a solicitation of proxies by the Aon board of directors for use at the Aon special meeting. This joint proxy statement/prospectus provides Aon stockholders with important information they need to know to be able to vote, or instruct their brokers or other nominees to vote, at the Aon special meeting.

Date, Time, Place and Purpose of the Aon Special Meeting

        The Aon special meeting will be held at [•], located at [•], on [•], 2010, at [•], local time.

        The Aon special meeting is being held for the following purposes:

  •
  to consider and vote upon the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger; and

  •
  to consider and vote upon the Aon meeting adjournment proposal.

Recommendation of the Aon Board of Directors

        The Aon board of directors has determined that the proposed merger is advisable and in the best interests of Aon and its stockholders and recommends that Aon stockholders vote "FOR" the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger and "FOR" the Aon meeting adjournment proposal. See "The Merger—Recommendation of the Aon Board of Directors and Its Reasons for the Merger" beginning on page 60.

Record Date; Outstanding Shares; Shares Entitled to Vote

        Only holders of record of Aon common stock at the close of business on the Aon record date, [•], 2010, are entitled to notice of and to vote at the Aon special meeting. As of the Aon record date, there were [•] shares of Aon common stock outstanding and entitled to vote at the special meeting, held by approximately [•] holders of record. Each holder of Aon common stock is entitled to one vote for each share of Aon common stock owned as of the Aon record date.

        A complete list of Aon stockholders will be available for review at the special meeting and at the executive offices of Aon during regular business hours for a period of ten days before the special meeting.

Quorum and Vote Required

        The holders of a majority of the shares of Aon common stock issued and outstanding and entitled to vote as of the Aon record date, present in person or represented by proxy at the Aon special meeting, constitutes a quorum. A quorum must be present before a vote can be taken on the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger or any other matter except adjournment or postponement of the meeting due to the absence of a quorum. Abstentions and broker non-votes, if any, which are described below, will be counted as present for purposes of determining the presence of a quorum at the Aon special meeting. If a quorum is not present with respect to the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger or if there are not sufficient votes in favor of that proposal, Aon expects that the Aon special meeting will be adjourned to solicit additional proxies, subject to approval of the Aon meeting adjournment proposal by the affirmative vote of the holders of a majority of the shares of Aon common stock present in person or by proxy at the Aon special meeting and entitled to vote thereon. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

        The approval by Aon stockholders of the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger requires the affirmative vote of the holders of a majority of shares entitled to vote on the proposal and present in person or represented by proxy at the Aon special meeting, provided that the total votes cast on this proposal represent over 50% of the outstanding shares of Aon common stock entitled to vote on this proposal. Votes "for," votes "against" and abstentions count as votes cast, while broker non-votes do not count as votes cast for this purpose. All outstanding shares of Aon common stock, including broker non-votes, count as shares entitled to vote. Thus, the total sum of votes "for," plus votes "against," plus abstentions, which we refer to as the NYSE votes cast, must be greater than 50% of the total outstanding shares of Aon common stock. The number of votes "for" the proposal must be greater than 50% of the NYSE votes cast.

        The approval of the Aon meeting adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Aon common stock present in person or represented by proxy at the Aon special meeting and entitled to vote thereon.

Voting by Aon's Directors and Executive Officers

        As of the Aon record date for the special meeting, the directors and executive officers of Aon as a group owned and were entitled to vote approximately [•] shares of Aon common stock, or approximately [•]% of the outstanding shares of Aon on that date.

        Aon currently expects that each of its directors and executive officers entitled to vote at the Aon special meeting will vote their shares of Aon common stock "FOR" the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger and "FOR" the Aon meeting adjournment proposal.

Voting; Proxies; Revocation

        Holders of Aon common stock as of the Aon record date may vote by proxy or in person at the Aon special meeting. Votes cast by proxy or in person at the Aon special meeting will be tabulated and certified by Aon's transfer agent.

  Voting in Person

        Aon stockholders who plan to attend the Aon special meeting and wish to vote in person will be given a ballot at the special meeting. Please note, however, that Aon stockholders who hold their shares in "street name," which means such shares are held of record by a broker, bank or other nominee, and who wish to vote in person at the Aon special meeting, must bring to the special meeting a proxy from the record holder of the shares authorizing such Aon stockholder to vote at the Aon special meeting.

  Voting by Proxy

        The vote of each Aon stockholder is very important. Accordingly, Aon stockholders who hold their shares as a record holder should complete, sign and return the enclosed proxy card whether or not they plan to attend the Aon special meeting in person. Aon stockholders should vote their proxy even if they plan to attend the Aon special meeting. Aon stockholders can always change their vote at the special meeting. Voting instructions are included on the enclosed proxy card. If an Aon stockholder properly gives his or her proxy and submits it to Aon in time to vote, one of the individuals named as such Aon stockholder's proxy will vote the shares as such Aon stockholder has directed. A proxy card is enclosed for use by Aon stockholders.

        The method of voting by proxy differs for shares held as a record holder and shares held in "street name." If an Aon stockholder holds shares of Aon common stock as a record holder, he or she may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing it to Aon, or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If an Aon stockholder holds shares of Aon common stock in street name, which means such shares are held of record by a broker, bank or nominee, the Aon stockholder will receive instructions from his or her broker, bank or other nominee that the Aon stockholder must follow in order to vote his or her shares. An Aon stockholder's broker, bank or nominee may allow such Aon stockholder to deliver voting instructions over the Internet or by telephone. Aon stockholders who hold their shares in street name should refer to the voting instructions from their broker, bank or nominee that accompany this joint proxy statement/prospectus.

        All properly signed proxies that are received prior to the Aon special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted "FOR" the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger and "FOR" the Aon meeting adjournment proposal.

  Revocation of Proxy

        An Aon stockholder may revoke his or her proxy at any time before it is voted at the Aon special meeting by taking any of the following actions:

  •
  delivering to the corporate secretary of Aon a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

  •
  signing and delivering a new proxy, relating to the same shares and bearing a later date;

  •
  submitting another proxy by telephone or on the Internet (the latest telephone or Internet voting instructions are followed); or

  •
  attending the Aon special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

        If an Aon stockholder's shares are held in "street name," he or she may change his or her vote by submitting new voting instructions to his or her broker, bank or other nominee. Aon stockholders must contact their broker, bank or other nominee to find out how to do so.

        Written notices of revocation and other communications with respect to the revocation of Aon proxies should be addressed to:

  Aon Corporation
  200 East Randolph Street
  Chicago, Illinois 60601
  Attn.: Corporate Secretary

Abstentions and Broker Non-Votes

        The failure of an Aon stockholder to vote or to instruct his or her broker, bank or nominee to vote if his or her shares are held in "street name" will not affect the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger or the Aon meeting adjournment proposal. For purposes of the Aon stockholder vote, an abstention, which occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting, will have the same effect as voting against the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger and will have the same effect as voting against the Aon meeting adjournment proposal.

        Under the listing requirements of the NYSE, brokers who hold shares of Aon common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners.

However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be "non-routine," such as approval of the issuance of shares of Aon common stock to Hewitt stockholders in the merger, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on this proposal. If an Aon stockholder's broker holds such stockholder's Aon common stock in "street name," the broker will vote such stockholder's shares only if the stockholder provides instructions on how to vote by filling out the voter instruction form sent to the stockholder by his or her broker with this joint proxy statement/prospectus. It is expected that brokers and other nominees will not have discretionary authority to vote on the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger.

Proxy Solicitation

        Aon is soliciting proxies for the Aon special meeting from Aon stockholders. Aon will bear the entire cost of soliciting proxies from Aon stockholders, except that Aon and Hewitt have each agreed to share equally all expenses incurred in connection with the printing of this joint proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Aon will request that brokers, banks and other nominees send proxies and proxy materials to the beneficial owners of Aon common stock held by them and secure their voting instructions, if necessary. Aon will reimburse those record holders for their reasonable expenses. Aon has also made arrangements with Innisfree M&A Incorporated to assist it in soliciting proxies, and has agreed to pay Innisfree's reasonable and customary charges for such services, currently estimated not to exceed $75,000, plus expenses. Aon also may use several of its regular employees, who will not be specially compensated, to solicit proxies from Aon stockholders, either personally or by telephone or electronic mail.

Other Business; Adjournments

        Aon does not expect that any matter other than the proposals presented in this joint proxy statement/prospectus will be brought before the Aon special meeting. However, if other matters incident to the conduct of the Aon special meeting are properly presented at the Aon special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the Aon special meeting, if a quorum does not exist, without further notice other than by an announcement made at the Aon special meeting.

Assistance

        If an Aon stockholder needs assistance in completing his or her proxy card or has questions regarding the Aon special meeting, he or she should contact Innisfree M&A Incorporated, which is assisting Aon with the solicitation of proxies, at (877) 456-3463 (toll-free) or (212) 750-5833 (collect).

THE HEWITT SPECIAL MEETING

General

        This joint proxy statement/prospectus is being provided to Hewitt stockholders as part of a solicitation of proxies by the Hewitt board of directors for use at the Hewitt special meeting. This joint proxy statement/prospectus provides Hewitt stockholders with important information they need to know to be able to vote, or instruct their brokers or other nominees to vote, at the Hewitt special meeting.

Date, Time, Place and Purpose of the Hewitt Special Meeting

        The special meeting of Hewitt stockholders will be held at [•], located [•], on [•], 2010, at [•], local time.

        The Hewitt special meeting is being held for the following purposes:

  •
  to consider and vote upon the proposal to adopt the merger agreement; and

  •
  to consider and vote upon the Hewitt meeting adjournment proposal.

Recommendation of the Hewitt Board of Directors

        The Hewitt board of directors has unanimously determined that the proposed merger is advisable and in the best interests of Hewitt and its stockholders and unanimously recommends that Hewitt stockholders vote "FOR" the proposal to adopt the merger agreement and "FOR" the Hewitt meeting adjournment proposal. See "The Merger—Recommendation of the Hewitt Board of Directors and Its Reasons for the Merger" beginning on page 64.

Record Date; Outstanding Shares; Shares Entitled to Vote

        Only holders of record of Hewitt common stock at the close of business on the Hewitt record date, [•], 2010, are entitled to notice of and to vote at the Hewitt special meeting. As of the Hewitt record date, there were [•] shares of Hewitt common stock outstanding and entitled to vote at the special meeting, held by approximately [•] holders of record. Each holder of Hewitt common stock is entitled to one vote for each share of Hewitt common stock owned as of the Hewitt record date.

        A complete list of Hewitt stockholders will be available for review at the special meeting and at the executive offices of Hewitt during regular business hours for a period of ten days before the special meeting.

Quorum and Vote Required

        The presence at the Hewitt special meeting, in person or represented by proxy, of the holders of a majority of the aggregate voting power of Hewitt's stock issued and outstanding and entitled to vote as of the Hewitt record date constitutes a quorum. A quorum must be present before a vote can be taken on the proposal to adopt the merger agreement or any other matter except adjournment or postponement of the meeting due to the absence of a quorum. Abstentions and broker non-votes, if any, which are described below, will be counted as present for purposes of determining the presence of a quorum at the Hewitt special meeting. If a quorum is not present or if there are not sufficient votes in favor of the proposal to adopt the merger agreement, Hewitt expects that the special meeting will be adjourned to solicit additional proxies, subject to approval of the Hewitt meeting adjournment proposal by the affirmative vote of the holders of a majority of the shares of Hewitt common stock present in person or represented by proxy at the Hewitt special meeting and entitled to vote thereon. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

        In accordance with the DGCL, approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Hewitt common stock entitled to vote on this proposal at the Hewitt special meeting.

        In accordance with the DGCL and Hewitt's bylaws, approval of the Hewitt meeting adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Hewitt common stock present in person or represented by proxy at the Hewitt special meeting and entitled to vote thereon.

Voting by Hewitt's Directors and Executive Officers

        As of the Hewitt record date for the special meeting, the directors and executive officers of Hewitt as a group owned and were entitled to vote approximately [•] shares of Hewitt common stock, or approximately [•]% of the outstanding shares of Hewitt on that date.

        Hewitt currently expects that each of its directors and executive officers entitled to vote at the Hewitt special meeting will vote their shares of Hewitt common stock "FOR" the proposal to adopt the merger agreement and "FOR" the Hewitt meeting adjournment proposal.

Voting; Proxies; Revocation

        Holders of Hewitt common stock as of the Hewitt record date may vote by proxy or in person at the Hewitt special meeting. Votes cast by proxy or in person at the Hewitt special meeting will be tabulated and certified by Hewitt's transfer agent.

  Voting in Person

        Hewitt stockholders who plan to attend the Hewitt special meeting and wish to vote in person will be given a ballot at the special meeting. Please note, however, that Hewitt stockholders who hold their shares in "street name," which means such shares are held of record by a broker, bank or other nominee, and who wish to vote in person at the Hewitt special meeting, must bring to the special meeting a proxy from the record holder of the shares authorizing such Hewitt stockholder to vote at the Hewitt special meeting.

  Voting by Proxy

        The vote of each Hewitt stockholder is very important. Accordingly, Hewitt stockholders who hold their shares as a record holder should complete, sign and return the enclosed proxy card whether or not they plan to attend the Hewitt special meeting in person. Hewitt stockholders should vote their proxy even if they plan to attend the Hewitt special meeting. Hewitt stockholders can always change their vote at the special meeting. Voting instructions are included on the enclosed proxy card. If a Hewitt stockholder properly gives his or her proxy and submits it to Hewitt in time to vote, one of the individuals named as such Hewitt stockholder's proxy will vote the shares as such Hewitt stockholder has directed. A proxy card is enclosed for use by Hewitt stockholders.

        The method of voting by proxy differs for shares held as a record holder and shares held in "street name." If a Hewitt stockholder holds shares of Hewitt common stock as a record holder, he or she may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing it to Hewitt, or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If a Hewitt stockholder holds shares of Hewitt common stock in street name, which means such shares are held of record by a broker, bank or other nominee, the Hewitt stockholder will receive instructions from his or her broker, bank or other nominee that the Hewitt stockholder must follow in order to vote his or her shares. Hewitt stockholders who hold their shares in street name should refer to the voting instructions from their broker, bank or nominee that accompany this joint proxy statement/prospectus.

        All properly signed proxies that are received prior to the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted "FOR" the proposal to adopt the merger agreement and "FOR" the Hewitt meeting adjournment proposal.

  Revocation of Proxy

        A Hewitt stockholder may revoke his or her proxy at any time before it is voted at the Hewitt special meeting by taking any of the following actions:

  •
  delivering to the corporate secretary of Hewitt a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

  •
  signing and delivering a new proxy, relating to the same shares and bearing a later date;

  •
  submitting another proxy by telephone or on the Internet (the latest telephone or Internet voting instructions are followed); or

  •
  attending the Hewitt special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

        If a Hewitt stockholder's shares are held in "street name," he or she may change his or her vote by submitting new voting instructions to his or her broker, bank or other nominee. Hewitt stockholders must contact their broker, bank or other nominee to find out how to do so.

        Written notices of revocation and other communications with respect to the revocation of Hewitt proxies should be addressed to:

  Hewitt Associates, Inc.
  100 Half Day Road
  Lincolnshire, Illinois 60069
  Attn.: Corporate Secretary

Abstentions and Broker Non-Votes

        The failure of a Hewitt stockholder to vote or to instruct his or her broker, bank or nominee to vote if his or her shares are held in "street name" will have the same effect as voting against the proposal to adopt the merger agreement but will not affect the Hewitt meeting adjournment proposal. For purposes of the Hewitt stockholder vote, an abstention, which occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting, will have the same effect as voting against the proposal to adopt the merger agreement and will have the same effect as voting against the Hewitt meeting adjournment proposal.

        Under the listing requirements of the NYSE, brokers who hold shares of Hewitt common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be "non-routine," such as approval of the proposal to adopt the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on the proposal. If a Hewitt stockholder's broker holds such stockholder's Hewitt common stock in "street name," the broker will vote such stockholder's shares only if the stockholder provides instructions on how to vote by filling out the voter instruction form sent to the stockholder by his or her broker with this joint proxy statement/prospectus. It is expected that brokers and other nominees will not have discretionary authority to vote on the proposal to adopt the merger agreement.

Proxy Solicitation

        Hewitt is soliciting proxies for the Hewitt special meeting from Hewitt stockholders. Hewitt will bear the entire cost of soliciting proxies from Hewitt stockholders, except that Aon and Hewitt have each agreed to share equally all expenses incurred in connection with the printing of this joint proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Hewitt will request that brokers, banks and other nominees send proxies and proxy materials to the beneficial owners of Hewitt common stock held by them and secure their voting instructions, if necessary. Hewitt will reimburse those record holders for their reasonable expenses. Hewitt has also made arrangements with Georgeson, Inc. to assist it in soliciting proxies, and has agreed to pay a fee not to exceed $30,000 plus expenses for those services. Hewitt also may use several of its regular employees, who will not be specially compensated, to solicit proxies from Hewitt stockholders, either personally or by telephone or electronic mail.

Other Business; Adjournments

        Hewitt does not expect that any matter other than the proposals presented in this joint proxy statement/prospectus will be brought before the Hewitt special meeting. However, if other matters incident to the conduct of the Hewitt special meeting are properly presented at the Hewitt special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the Hewitt special meeting, if a quorum does not exist, without further notice other than by an announcement made at the Hewitt special meeting.

Assistance

        If a Hewitt stockholder needs assistance in completing his or her proxy card or has questions regarding the Hewitt special meeting, he or she should contact Georgeson, Inc., which is assisting Hewitt with the solicitation of proxies, at (888) 666-2594 (toll-free). Banks and brokers may call collect at (212) 440-9800.

THE MERGER

        The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

General

        The board of directors of each of Aon and Hewitt have approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Upon completion of the merger, Merger Sub will merge with and into Hewitt, with Hewitt continuing as the surviving corporation and a wholly owned subsidiary of Aon. Immediately following completion of the merger, the surviving corporation from the merger will merge with and into Merger LLC, with Merger LLC surviving the subsequent merger as a wholly owned subsidiary of Aon. Each share of Hewitt common stock, other than treasury shares of Hewitt, shares of Hewitt common stock held by a wholly owned subsidiary of Hewitt, shares of Hewitt common stock held by Aon or any of Aon's subsidiaries and shares of Hewitt with respect to which appraisal rights are validly exercised, will be converted into the right to receive the merger consideration, upon the terms provided in the merger agreement and as described below under "The Merger Agreement—Merger Consideration" beginning on page 105.

Background of the Merger

        The Aon board of directors regularly reviews Aon's results of operations and competitive position in the industries in which Aon operates, as well as its strategic alternatives. In connection with this review, Aon has considered potential transactions, including acquisitions and dispositions, consistent with its strategic objectives.

        As part of this ongoing review, over the course of several meetings in 2009, the Aon board of directors, together with Aon's senior management, conducted an in-depth examination of the strategic objectives of Aon's consulting segment, which operates as Aon Consulting and provides advice and services to clients related to health and benefits, retirement, compensation, strategic human capital and human resource outsourcing. Included in this examination was a discussion of Aon Consulting's financial performance, competitive position and strategic focus, as well as certain short-term and long-term opportunities and challenges facing the business and operations of Aon Consulting.

        In September 2009, Aon's senior management again considered the strategic objectives of Aon Consulting with the Aon board of directors in connection with a discussion of the evolving structure of the risk management and human capital solutions industry. As part of this discussion, the Aon board of directors considered a variety of factors, including Aon Consulting's product portfolio and competitive position, the contribution of each of the consulting segment and the risk and insurance brokerage segment to Aon's consolidated financial results, and recent industry trends, specifically the impact of the recent combination of Towers Perrin and Watson Wyatt on the structure of the human capital solutions industry. Together with Aon's senior management, the Aon board of directors reviewed and considered a range of strategic alternatives for Aon Consulting, which included: (i) continuing to operate the business of Aon Consulting as currently conducted; (ii) exploring a divestiture of all or a portion of the business lines of Aon Consulting; and (iii) pursuing acquisitions to grow the consulting segment. In light of prevailing difficult market conditions and the challenges posed with respect to divesting all or any portion of the consulting business, senior management recommended, and the Aon board of directors affirmed, pursuing the strategy of continuing to operate Aon's consulting business as then conducted.

        In February 2010, Aon's senior management again reviewed the strategic alternatives for Aon Consulting and began to consider at a very general level the pursuit of potential acquisitions in this space. During this period, members of Aon's senior management met with representatives of Credit Suisse to discuss a potential transaction with Hewitt. From time to time continuing through the spring of 2010, Aon's management discussed the possibility of a transaction with Hewitt internally, but no other discussions were conducted or actions taken.

        The Hewitt board of directors, in consultation with management, regularly reviews the company's strategic alternatives, as well as its past and expected results of operations and competitive position. At the Hewitt board's in-depth strategic review, in July 2009, the board determined to continue to focus on the growth of Hewitt's various operating units while remaining a standalone company—with continued attention to the possibility of growing particular units through acquisitions. The Hewitt board's 2010 in-depth strategic review was scheduled for the end of June 2010, although it had discussions during prior board meetings of various strategic issues. Indeed, in December 2009, Russell P. Fradin, the Chairman and Chief Executive Officer of Hewitt, met with the Chief Executive Officer of another company, which we refer to as Company X, to discuss whether Company X would be interested in selling its consulting business to Hewitt. Following the meeting, the CEO of Company X called Mr. Fradin to discuss whether Hewitt would consider the possibility of being acquired by Company X. No price was discussed. In a special telephonic meeting of the Hewitt board of directors held on December 22, 2009, Mr. Fradin reported such approach to the board, which considered the expression of interest by Company X, and confirmed its view that it was in the best interests of the stockholders for Hewitt to remain independent. The Hewitt board instructed Mr. Fradin to inform Company X of its decision and to reiterate Hewitt's interest in acquiring Company X's consulting business. Mr. Fradin informed the CEO of Company X of the Hewitt board's position, and discussions with Company X ceased at that time. In February 2010, Mr. Fradin again raised with the CEO of Company X the possibility of Hewitt buying the consulting business of Company X, and the CEO of Company X again expressed the interest of Company X in buying Hewitt. Mr. Fradin and the CEO of Company X concluded that their discussions had reached an impasse, and no further discussions with Company X took place. Mr. Fradin reported these final discussions with the CEO of Company X to the Hewitt board of directors on April 30, 2010.

        At a regularly scheduled meeting of the Aon board of directors on May 21, 2010, the board further considered the strategic alternatives for Aon Consulting and discussed, among other things, the increasing consolidation and other changes in the competitive landscape in the human capital solutions industry that impacted the competitive position of Aon Consulting. Management reviewed with the Aon board of directors the possibility of pursuing a business combination with Hewitt, and the board authorized Aon senior management to continue to analyze a potential transaction with Hewitt, but not to make any approach until the board had further considered the matter. John W. Rogers, Jr., one of Aon's directors and the Chairman of the Finance Committee of the Aon board of directors, did not participate in this meeting or any other meeting during which a potential transaction with Hewitt was discussed in light of the ownership interest in Hewitt of approximately 5 1/2% held by Ariel Capital Management, LLC, of which Mr. Rogers serves as Chairman and Chief Executive Officer. At no time prior to the execution of the merger agreement did Aon inform Mr. Rogers of the identity of the party with whom Aon was considering a possible transaction.

        During the week of May 24, 2010, members of Aon management held a series of meetings, portions of which were attended by representatives of Credit Suisse, to continue to discuss a potential transaction with Hewitt. In early June, 2010, Aon retained Credit Suisse as a financial advisor in connection with the transaction, which engagement was subsequently confirmed in writing.

        On June 2, 2010, the Aon board of directors held a special meeting, in which members of Aon's senior management team, representatives of Credit Suisse and a representative of Sidley Austin LLP, Aon's corporate counsel, which we refer to as Sidley Austin, also participated, to further explore the possibility of a transaction with Hewitt. Among other things, the board discussed the potential benefits of a transaction with Hewitt, possible financial terms of such transaction, including the structure of the merger consideration and various financing alternatives for a proposed transaction. Sidley Austin also discussed in detail the fiduciary duties of the members of the Aon board of directors in connection with their consideration of a potential transaction with Hewitt.

        On June 3, 2010, the Aon board of directors held a special telephonic meeting to further consider the potential transaction and determine whether Aon should present a non-binding offer to Hewitt. Also participating in the meeting were members of Aon's senior management, a representative of Credit Suisse and a representative of Sidley Austin. Among other things, the board reviewed the terms of a draft, non-binding offer letter to be presented to Hewitt and a draft mutual confidentiality agreement to be entered into by Aon and Hewitt. The offer letter included Aon's proposal relating to the board composition of the combined company after the completion of the merger. In addition, the offer letter contained a requirement that Hewitt provide Aon with exclusivity. During this discussion, the board of directors considered the premium to the market price of Hewitt common stock represented by the proposed merger consideration and additional information presented by Aon management with respect to the synergies and execution risk presented by the proposed transaction. Credit Suisse also reviewed the financing markets generally. Following additional discussion, the Aon board of directors authorized Mr. Case to deliver to Mr. Fradin the non-binding offer letter with proposed merger consideration of $47.00 per share of Hewitt common stock, consisting of $23.50 in cash and 0.5927 shares of Aon common stock (with a value of approximately $23.50 based on the closing price of Aon common stock on June 2, 2010), together with the draft confidentiality agreement.

        On June 3, 2010, Mr. Case met with Mr. Fradin in person to deliver and discuss the non-binding offer letter. Mr. Case presented his view of the complementary nature of the two businesses, which he said created a potential for a compelling business combination, and shared with Mr. Fradin the strategic vision for combining the two companies to build the premier full spectrum risk and human capital firm. Mr. Case also reviewed the key terms of the offer letter with Mr. Fradin, including the rationale for certain aspects of Aon's proposal. Mr. Case emphasized that Aon's offer letter represented, and should be viewed as, a strong commitment and a fully-priced proposal, and should not be viewed by Hewitt as an opening proposal subject to significant negotiation. However, Mr. Case did indicate that there was some flexibility in the terms of Aon's proposal. Mr. Case further emphasized Aon's desire for exclusivity and readiness to proceed swiftly to complete a transaction with Hewitt, and stated that Aon would withdraw its proposal if Hewitt were to contact other potential acquirors. At this meeting, Mr. Case also provided Mr. Fradin with the draft mutual confidentiality agreement and informed Mr. Fradin that Aon had retained Credit Suisse and Sidley Austin to advise Aon's board of directors and management in connection with the proposed transaction. In response, Mr. Fradin informed Mr. Case that Aon's acquisition proposal was not consistent with the Hewitt board of directors' strategy of continuing to operate Hewitt as an independent company, but that he would promptly inform the Hewitt board of directors of Aon's proposal. Mr. Fradin also acknowledged the strong strategic rationale in combining Aon's consulting business with Hewitt, but indicated that Hewitt's acquisition of such business was a more likely way of achieving this combination. Mr. Fradin also informed Mr. Case that the Hewitt board was scheduled to conduct its next strategic review at the end of June. Immediately following his meeting with Mr. Case, Mr. Fradin contacted and met with the Chief Financial Officer of Hewitt to discuss the meeting with Mr. Case, while concurrently contacting the lead director of the Hewitt board of directors to inform her of his conversation with Mr. Case. Thereafter, Mr. Fradin frequently updated the lead director on the status of Hewitt's discussions with Aon.

        On June 4, 2010, Debevoise & Plimpton LLP, which we refer to as Debevoise, was retained by Hewitt to assist the company in connection with the proposal from Aon. Later that day, the Hewitt board of directors held a special telephonic meeting to discuss Aon's acquisition proposal. Members of

Hewitt senior management, consisting of the CFO, General Counsel and head of strategy, who, together with Mr. Fradin, were the only members of Hewitt senior management to be made aware of the discussions with Aon until after the meeting of the Hewitt board of directors on June 29-30, 2010, were also present at the meeting. Mr. Fradin informed the board of his conversation with Mr. Case the previous evening, and reviewed with the board the terms of Aon's offer letter. Mr. Fradin indicated that, in his view, the proposed transaction had strategic merit, the proposal was made by a strategic buyer capable of financing the transaction, and the size of the premium represented by the proposed merger consideration and the amount of time and effort spent by Aon's board of directors, management and financial advisors to formulate the proposal, indicated the seriousness of their intentions. Mr. Fradin also discussed with the Hewitt board Aon's emphasis on exclusivity and the statement by Mr. Case that Aon would withdraw its offer if Hewitt approached other parties to seek competing offers.

        Following discussion, the Hewitt board instructed Mr. Fradin to inform Aon representatives that the board had clearly stated its view that Hewitt should remain independent, that the board was unlikely to view Aon's proposal as sufficiently compelling to warrant a change in that policy, and that the board was not willing to authorize Hewitt's management to enter into an exclusivity agreement with Aon in relation to its proposal. Moreover, the Hewitt board of directors reiterated its interest in Mr. Fradin discussing with Mr. Case the possibility of Hewitt buying Aon's consulting business. However, the Hewitt board also instructed Mr. Fradin to inform Aon representatives that the board was willing to further consider Aon's proposal at its upcoming meeting scheduled on June 29 and June 30, 2010, in connection with the annual review of Hewitt's long-term strategic plan scheduled to occur at such meeting, at which time the board would determine whether to reaffirm Hewitt's policy of independence. To that end, the Hewitt board authorized Mr. Fradin and a limited number of senior executives of Hewitt to be selected by Mr. Fradin to engage in limited discussions and mutual due diligence with members of Aon's senior management in order to obtain additional information about Aon's business and to further explore the rationale for the proposed transaction and the proposed transaction terms. The board also authorized Hewitt management to negotiate the terms of a confidentiality agreement with Aon. Also at the meeting, the Hewitt board of directors discussed the need to retain financial advisors to advise the board in connection with its evaluation of Aon's acquisition proposal. During this discussion, Mr. Fradin and other members of Hewitt senior management reviewed with the board the experience and qualifications of Citigroup Global Markets Inc., which we refer to as Citi, including the work previously performed by Citi for Hewitt. Following discussion, the board authorized Hewitt management to commence discussions with Citi in connection with its potential engagement by Hewitt.

        Later in the day on June 4, 2010, Mr. Fradin contacted Mr. Case to provide an update regarding the Hewitt board of directors meeting in relation to Aon's acquisition proposal. Mr. Fradin informed Mr. Case that the Hewitt board of directors had reaffirmed that Hewitt was not for sale, that the merger consideration of $47.00 per share proposed by Aon was not sufficiently compelling to alter the Board's view in this regard, and that the Hewitt board of directors was not prepared to enter into an exclusivity agreement in connection with a possible transaction with Aon. However, Mr. Fradin also informed Mr. Case that the Hewitt board was willing to explore Aon's proposal as part of its previously planned strategic review and would need additional information about Aon's business, particularly outside of its consulting segment. To that end, Mr. Fradin proposed that senior management teams of the two companies meet for a series of workshops to engage in limited discussions relating to the rationale, logic, benefits and risks of a business combination. Mr. Fradin expressed his desire to receive a revised proposal from Aon prior to the Hewitt board's meeting on June 29 and June 30, 2010, but did not condition proceeding with the workshops and due diligence on receiving such a proposal. Mr. Fradin also advised Mr. Case that Hewitt was in the process of retaining financial and legal advisors to assist its board of directors in its strategic review, including its evaluation of Aon's proposal.

        On June 5, 2010, Mr. Case and Mr. Fradin discussed further the process and timing for the workshops proposed by Mr. Fradin, reaching a tentative agreement for Aon and Hewitt to conduct two executive management meetings involving the senior management teams of Aon and Hewitt on June 14 and June 21 (which was later rescheduled to June 23).

        On June 8, 2010, Aon engaged Deloitte LLP, which we refer to as Deloitte, to advise and assist in the due diligence process. Aon and Deloitte personnel discussed and planned various aspects of the financial, accounting, tax and other due diligence, including the preparation of a work plan and initial information requests and tracking the status of each party's diligence and appropriate follow-up.

        On June 10, 2010, following additional discussions and negotiations between members of Aon senior management and Hewitt senior management, and their respective legal advisors, Aon and Hewitt entered into a mutual confidentiality agreement. Mr. Fradin indicated to Mr. Case that Hewitt would not solicit or engage in discussions with respect to other acquisition proposals prior to the completion of the Hewitt board's strategic review at its meeting at the end of June, and the confidentiality agreement required Hewitt to notify Aon of any third party contacts with respect to a possible acquisition.

        On June 14, 2010, the CEO, CFO, head of strategy and General Counsel of each company held their first executive management workshop. At the meeting, members of Hewitt's management and Aon's management presented their respective vision and strategy for their company, which presentations were followed by a discussion of a potential business combination and the attendant risks and benefits for the two companies. Members of Aon management emphasized the similarity of the strategies, vision and mindset of the two companies and their similar views of the increasing demand for human capital solutions and advice. The management teams also discussed the potential strategic fit that a combination of the two companies would have. The meeting concluded with a discussion of next steps leading up to the next workshop scheduled for June 23, 2010. Also at the meeting, representatives of Aon presented representatives of Hewitt with an initial information request, and representatives of Hewitt committed to deliver a similar request to Aon in the upcoming days, which request was delivered on June 17, 2010.

        Over the next weeks, both Aon and Hewitt conducted a limited due diligence investigation of each other, which consisted generally of meetings and the exchange of documents and other information among members of senior management and the advisors of each company. Each company's due diligence investigation ultimately continued throughout the period leading to the execution of the merger agreement on July 11, 2010. Throughout the due diligence process, members of Aon's management and its legal and financial advisors provided regular updates to the Aon board of directors, and members of Hewitt's management and its legal and financial advisors provided regular updates to the Hewitt board of directors.

        On or about June 16, 2010, a representative of Citi received a call from a representative of Company X, who indicated that he understood that Aon had delivered a written acquisition proposal to Hewitt. He said that Company X would be interested in participating in a sale process for Hewitt. The representative of Citi declined to comment on market rumors and promptly disclosed such contact to Hewitt's senior management.

        On June 23, 2010, the same members of Aon senior management and Hewitt senior management plus Hewitt's Controller, this time together with their respective financial advisors, participated in the second executive management workshop. At this meeting, Aon management discussed its long-range plan for its business segments and described for Hewitt how the strategic rationale for the proposed transaction fit into its long range plan. Each management team responded to follow up questions arising from the initial due diligence conducted to date. Hewitt management also provided a summary of Hewitt's long-range plan as well as its view on where potential synergies might arise from a combination with Aon. The management teams also discussed cultural and integration issues associated with the proposed transaction.

        On June 25, 2010, the Aon board of directors held a special telephonic meeting for the purpose of receiving an update regarding the potential transaction with Hewitt. Also participating in the meeting were members of Aon's senior management team and representatives of Credit Suisse and Sidley Austin. The Aon board was provided with an update on due diligence and the discussions between the parties.

        On June 25, 2010, the Hewitt board of directors held a special telephonic meeting, in which members of Hewitt senior management also participated, to discuss the status of the limited discussions among Hewitt's and Aon's senior management teams in connection with Aon's acquisition proposal. Also participating in the meeting were representatives of Citi and Debevoise. Mr. Fradin provided to the Hewitt board an overview of the matters discussed by the management teams of the two companies, noting that the parties had commenced the exchange of limited information relating to their respective businesses. Mr. Fradin also provided to the board an overview of Aon's corporate strategy and results of operations, including a comparison of Hewitt's and Aon's businesses, and described Aon's vision for integrating the two companies following the completion of the proposed merger. Mr. Fradin also informed the board of the call received by Citi from Company X and Company X's interest in participating in a sale process for Hewitt. Hewitt also disclosed that contact to Aon.

        On June 27, 2010, Mr. Case and Mr. Fradin met in person and discussed a number of details set forth in Aon's non-binding offer to Hewitt, with Mr. Case advising that Aon would not increase its non-binding offer absent a formal response from the Hewitt board of directors.

        On June 28, 2010, Mr. Fradin contacted Mr. Case by telephone and expressed Hewitt's disappointment that Aon would not be submitting a revised proposal prior to receiving a formal response from the Hewitt board of directors, reminding him of the Hewitt board's previously stated view that the proposed merger consideration of $47.00 per share was not compelling. Mr. Fradin emphasized that a meaningful increase in consideration would be important to moving forward. Towards that end and recognizing that the Aon board had not authorized an increase in its offer, Mr. Fradin noted that it would be helpful for the Hewitt board to have a general sense of whether there was the possibility for any upward flexibility in Aon's offer and, if so, whether such an increase might be in the 2% range or the 10% range. Mr. Case told Mr. Fradin that he could not speak for the Aon board, but advised that he might be able to recommend to the Aon board an increase of more than 2% but would not agree to recommend an increase of 10%.

        On June 29, 2010, Mr. Case advised Mr. Fradin that, subject to the approval of the Aon board of directors and an acceptable outcome with respect to the issues of non-solicitation of other proposals and timing, Mr. Case would be prepared to recommend to the Aon board that Aon increase its offer within (but not at the upper or lower end of) a range of 2% to 10% above the original offer.

        On June 29, 2010, the Hewitt board held its regularly scheduled meeting, at which members of Hewitt senior management and the managers of its principal operating units (who were not yet aware of the Aon acquisition proposal) were also present, to discuss Hewitt's long-term strategic and operating plan. At the meeting, Mr. Fradin and others outlined for the Hewitt board the changes in the operating environment and the prospects for Hewitt's businesses since the strategic plan presented to the board of directors in 2009. Members of management discussed the continued positive growth in the Human Resources Business Process Outsourcing business in terms of revenue and profitability, the growth challenges facing the benefits administration business in the near term due to the competitive environment, and the increasing growth potential in the consulting business tempered by the concern that a number of the practices remained linked to the broader economic cycle and by the uncertainty as to the timing and strength of the economic recovery. At the meeting, members of management presented to the board of directors a number of new growth initiatives and potential acquisitions that would require investments, which would have a dilutive effect on Hewitt's earnings per share in the near term. Mr. Fradin noted that these factors, taken together, created an overall strategic outlook that involved more uncertainty as to Hewitt's prospects than had been described in the strategic plan presented to the board in 2009. Mr. Fradin explained to the board members that the increasingly competitive operating environment, combined with the various investments Hewitt anticipated making (including acquisitions), could be expected to lead to some dilution in its earnings per share performance in the early years of the long-term plan, as compared to the levels anticipated in the strategic and operating plan reviewed by the board a year earlier.

        Following the presentation of the long-term plan, the Hewitt board of directors held a dinner meeting at which members of Hewitt's senior management who were aware of the Aon proposal were in attendance. At this meeting, Hewitt's CFO reviewed with the board various valuation scenarios for Hewitt based on the long-term plan that had been presented to the board. This presentation also discussed various goals and objectives contained in the plan and the risks and opportunities associated with their achievement. There was also further discussion of the business conditions driving the challenges in performance and their potential impact on revenue growth, as well as of the dilutive impact on earnings per share of investment activities (including acquisitions) and their related impact on valuation. In the view of management, the overall effect of these factors leading to the changes to the long-term plan was to somewhat reduce the forecasted earnings per share over the next several years, as compared to the plan reviewed by the board in the prior year. Further, management indicated that, in light of its analysis of the risks and opportunities associated with the long-term plan for Hewitt as a standalone company, the merger consideration being offered by Aon provided a less risky path for the realization of stockholder value.

        Mr. Fradin provided an update on his recent conversations with Mr. Case regarding Aon's acquisition proposal and Mr. Case's willingness to recommend that Aon's board consider an increase in merger consideration within (but not at the upper or lower end of) a range of 2% to 10% above its original proposal, an effective range of 3% to 9%. The Hewitt board of directors also discussed whether, should it ultimately determine to pursue a transaction with Aon, it would be advisable to contact other potential acquirors, including Company X, to ensure that the Aon proposal was the best alternative reasonably available. Mr. Fradin expressed concern that a formal sale process or any informal inquiries to other parties would run a very serious risk of destabilizing Hewitt, causing attrition in its client and employee ranks and adversely affecting its ability to win new client mandates until its completion. This, in the view of management, would have a material adverse impact on Hewitt's business and prospects and erode stockholder value. Mr. Fradin also reminded the Hewitt board that Mr. Case had indicated that Aon was unwilling to participate in such a process or to leave its offer outstanding if Hewitt were to contact other potential suitors. Following discussion, the meeting was adjourned until the following day.

        On June 30, 2010, the meeting of the Hewitt board of directors reconvened. In addition to the members of the board, members of Hewitt's senior management and representatives of Citi and Debevoise were present. Representatives of Debevoise reviewed with the directors their fiduciary duties under Delaware law in connection with their consideration of Aon's acquisition proposal. Representatives of Citi reviewed the strategic alternatives available to Hewitt other than a sale of the company, including remaining a standalone company, effecting a leveraged recapitalization or share repurchase or pursuing a merger of equals or another strategic transaction. Mr. Fradin noted that his prior overtures with respect to all viable candidates for a strategic acquisition by Hewitt, including the consulting businesses of Company X and Aon, had been rejected. Representatives of Citi also provided an overview of Aon and its business and discussed the financial terms of Aon's acquisition proposal, including the proposed merger consideration, the 50-50 cash and stock consideration mix and the implications of a fixed exchange ratio on stockholder value. Representatives of Citi and Debevoise and members of the board also discussed various process considerations in the event the board determined to proceed with a transaction. There was an extended discussion of whether it would be advisable and in the best interests of stockholders for Hewitt to engage in exclusive negotiations with Aon, with reliance on a "fiduciary out" or a post-signing "go-shop" provision to determine if there were other prospective acquirors willing to make a more attractive proposal, as opposed to conducting some form of pre-signing market check, including a discussion of the concerns expressed the previous evening by Mr. Fradin as to the likely impact on Hewitt of a broader sale process. Following discussion, the Hewitt board of directors authorized Hewitt management to pursue the proposed transaction with Aon without a pre-signing market check, subject to the conditions that any definitive agreement would need to provide a meaningful opportunity for considering alternative transaction proposals and the merger consideration would need to be increased at least to the middle of the range previously discussed by Mr. Fradin and Mr. Case. In order to facilitate an effective negotiation process, the Hewitt board of directors determined to form a strategic review committee, which we refer to as the Strategic Review Committee, comprised of four independent directors, with the authority to negotiate or advise management regarding the negotiation of the proposed transaction with Aon (subject to the final approval by the board of the entire transaction, including the amount and mix of consideration). The Hewitt board also delegated to the Strategic Review Committee the authority to negotiate and approve on behalf of the board the final terms and conditions (including the fee arrangements) of the proposed engagement of Citi as Hewitt's financial advisor in connection with the proposed transaction.

        On June 30, 2010, Mr. Fradin contacted Mr. Case to provide an update regarding the discussions of the Hewitt board of directors in relation to Aon's acquisition proposal. Mr. Fradin informed Mr. Case that the Hewitt board of directors had determined that it would be willing to proceed to negotiate a definitive agreement with Aon if Aon increased the proposed merger consideration to $55.00 per share of Hewitt common stock.

        On July 1, 2010, Mr. Case contacted Mr. Fradin to present revised merger consideration of $49.00 per share, subject to approval by the Aon board of directors. Mr. Case characterized $49.00 as Aon's best offer.

        Following further consultation with the Strategic Review Committee of the Hewitt board of directors, Mr. Fradin contacted Mr. Case on the evening of July 1, 2010 to propose merger consideration of $51.00 per share. Following additional discussions, Mr. Case proposed merger consideration of $50.00 per share of Hewitt common stock, subject to approval by the Aon board of directors. Mr. Case said that this proposal was conditioned on Hewitt proceeding to negotiate a definitive agreement on an expedited timetable and subject to Aon's previously stated position regarding Hewitt not contacting competing parties.

        On July 2, 2010, the Strategic Review Committee of the Hewitt board of directors held a special telephonic meeting, at which members of Hewitt senior management and representatives of Citi and Debevoise were also present, to discuss the status of Hewitt's discussions with Aon. Mr. Fradin reported to the committee on the results of his telephone conversations with Mr. Case on July 1, 2010. Following discussion, the committee determined to recommend to the Hewitt board of directors to accept the proposed merger consideration of $50.00 per share, to be paid approximately 50% in cash and 50% in shares of Aon common stock, subject to satisfactory completion of Hewitt's due diligence review of Aon and conditioned upon satisfactory negotiation of all other material terms of the definitive merger agreement, including those relating to the Hewitt board's requirement that there be a meaningful opportunity to consider alternative transaction proposals.

        On July 2, 2010, immediately prior to the meeting of the Aon board of directors held on that day, Mr. Fradin contacted Mr. Case and advised him that the Strategic Review Committee of the Hewitt board of directors had considered, and had indicated that it was willing to recommend to the Hewitt board of directors that it accept, the proposed merger consideration of $50.00 per share of Hewitt common stock. Mr. Fradin emphasized that the decision of the Hewitt board of directors to accept

Aon's proposal was subject to satisfactory completion of Hewitt's due diligence review of Aon and was conditioned upon satisfactory negotiation of all other material terms of the definitive merger agreement, including those relating to alternative transaction proposals.

        On July 2, 2010, the Aon board of directors received a comprehensive briefing on the proposed transaction at a special meeting. Also participating in the meeting were members of Aon's senior management team and representatives of Credit Suisse and Sidley Austin. Among other things, the board was updated on the discussions between the parties, the proposed terms of the transaction (including the proposed merger consideration of $50.00 per share of Hewitt common stock to be paid approximately 50% in cash and 50% in stock), the strategic rationale for the transaction, due diligence, synergies, valuation (including sensitivities) and other financial aspects of the transaction. The board was also updated on the outstanding open items between the parties and the status of the financing for the proposed transaction. Members of the Aon board of directors then considered and discussed at length each of the matters presented at the meeting. Following this discussion, the Aon board of directors authorized Mr. Case to confirm with Hewitt Aon's revised offer that provided for merger consideration of up to $50.00 per share of Hewitt common stock, to be paid approximately 50% in cash and 50% in stock, and to proceed with the negotiation of a merger agreement with Hewitt, subject to the approval of the Aon board of directors and completion of additional due diligence.

        Also on July 2, 2010, following the Aon board meeting, Sidley Austin provided an initial draft of the merger agreement to Debevoise.

        Throughout the weekend of July 3 through and including July 5, 2010, the parties and their respective financial and legal advisors participated in on-site due diligence discussions and interviews at the headquarters of Hewitt located in Lincolnshire, Illinois.

        Beginning on July 7 through and including July 10, 2010, certain members of management of Aon and Hewitt and representatives of each of Sidley Austin and Debevoise held numerous in-person and telephonic meetings to negotiate various terms of the merger agreement, including: (i) the transaction structure and the merger consideration to be paid by Aon to Hewitt stockholders, including the election feature; (ii) the conditions to be fulfilled for the proposed merger to be completed; (iii) the proposed termination rights and related fees, and the circumstances in which those fees would be payable; (iv) the covenants to be performed by each party (including the non-solicitation covenant and the related "fiduciary out" provisions); and (v) the representations and warranties of each party. In addition, members of management of Aon and representatives of Sidley Austin concurrently held numerous telephonic meetings with representatives of Credit Suisse and its affiliate Credit Suisse AG and Morgan Stanley to negotiate the terms of the debt commitment letter, including (i) the conditions to be fulfilled for the term loan and bridge loan to be funded, (ii) the amount and structure of fees payable in connection with the term loan and bridge loan and (iii) the terms and conditions of the syndication of the term loan and bridge loan.

        On July 7, 2010, the Strategic Review Committee of the Hewitt board of directors held a telephonic meeting, in which members of Hewitt's senior management and its financial and legal advisors also participated, to discuss the status of the merger agreement negotiations. Mr. Fradin discussed the remaining open issues, many of which related to Hewitt's request for a "go shop" provision giving it the ability to solicit alternative acquisition proposals for a period of time after the execution of the merger agreement (which Aon had categorically rejected), the parties' termination rights and the fees payable in the event of a termination. Following discussion, the committee authorized management to proceed to finalize the terms of the merger agreement. Also at the meeting, Mr. Fradin reviewed with the committee the proposed terms of Citi's engagement letter, including the proposed fee structure. Following discussion, the committee directed management to finalize the Citi engagement letter, substantially on the terms presented to the committee.

        On July 8, 2010, Hewitt and Citi entered into a formal engagement letter.

        Also on July 8, 2010, the Strategic Review Committee of the Hewitt board of directors held a telephonic meeting, in which members of Hewitt's senior management and its financial and legal advisors also participated, to discuss the status of the merger agreement negotiations. Representatives of Debevoise provided an overview of the material terms of the merger agreement, noting that the parties had agreed to a series of provisions relating to the post-signing period that were intended to permit interested third parties to approach Hewitt, receive confidential information regarding the company and make alternative transaction proposals. Included was a provision permitting the Hewitt board to terminate the merger agreement and execute an alternative agreement under appropriate circumstances. Representatives of Debevoise informed the committee that, although Aon had rejected Hewitt's proposal to provide for a post-signing "go-shop" period during which Hewitt would be allowed to solicit alternative acquisition proposals, the parties had after extensive negotiations agreed that a reduced termination fee of $85 million (which was in the range of 1.6% to 1.7% of the transaction value) would be payable by Hewitt if the merger agreement were terminated in connection with an alternative acquisition proposal within a certain period of time after the merger agreement was first filed with the SEC, which termination fee would be increased to $190 million (which was in the range of 3.7% to 3.8% of the transaction value) if the merger agreement was terminated following the expiration of such period. Representatives of Debevoise provided an overview of the other material terms of the merger agreement, including termination fees payable by Aon in certain circumstances. Also at the meeting, representatives of Citi provided an update on the status of Aon's negotiations to secure financing for the transaction. Representatives of Citi also provided an update on the status of Hewitt's reverse financial due diligence review of Aon. The committee then discussed with management and its advisors the "fiduciary out" and termination fee provisions that had been negotiated in relation to such provisions in precedent transactions and whether the provisions as negotiated would provide an effective market test of the deal by permitting any interested third parties to explore and proceed with alternative transactions.

        On July 9, 2010, the Aon board of directors held a special meeting for the purpose of reviewing and considering the terms of the proposed merger with Hewitt. Representatives of Aon's senior management, as well as Credit Suisse and Sidley Austin, also participated in this meeting. Sidley Austin reminded the Aon board of directors of its fiduciary duties as reviewed in detail at the June 2, 2010 special meeting. Mr. Case provided the board with a summary of the key events that had occurred since the special meeting of the Aon board of directors held on July 2, 2010. Members of Aon's senior management then provided a comprehensive update on the results of the due diligence investigation of Hewitt and the final analysis of the key financial metrics related to a combination of Aon and Hewitt. Sidley Austin then reviewed the key terms of the merger agreement and related transaction documents, and members of Aon's senior management provided an update on the financing discussions with Credit Suisse and Morgan Stanley. The Aon board of directors then considered and discussed at length and in detail the due diligence results, the terms of the merger agreement and the proposed financing and the factors described under "Recommendation of the Aon Board of Directors and Its Reasons for the Merger" in connection with the proposed merger. Credit Suisse reviewed with the Aon board of directors its financial analysis of the consideration to be paid by Aon in the proposed merger with Hewitt. Following a discussion of the timeline for communications and other actions to be taken following the signing of the merger agreement, the Aon board of directors then recessed the special meeting, agreeing to reconvene on July 11, 2010.

        On July 10, 2010, the Hewitt board of directors held a telephonic meeting for the purpose of reviewing and considering the terms of the proposed merger agreement. In addition to all of the members of the Hewitt board of directors, members of Hewitt's senior management and representatives of Citi and Debevoise also participated in the meeting. At the meeting, representatives of Debevoise provided an update on the status of the merger agreement negotiations and informed the board that, although a few open issues remained, the parties had reached agreement on all material terms. Representatives of Debevoise provided a summary of the principal terms of the merger agreement, including the transaction structure, merger consideration, representations and warranties, covenants, closing conditions, termination, fees and expenses and other material terms. Representatives of Debevoise reviewed the board's fiduciary duties in connection with the proposed transaction and discussed relevant terms of the merger agreement. Representatives of Debevoise and Citi also provided an update on the status of Aon's debt financing commitment negotiations. Members of Hewitt senior management also informed the board of the status of Hewitt's business and legal due diligence review of Aon. Also at the meeting, representatives of Citi made a presentation to the board, in which they reviewed their financial analyses of the proposed merger consideration and delivered to the Hewitt board of directors an oral opinion to the effect that, as of that date and based upon and subject to the factors and assumptions described in its opinion, the merger consideration then under consideration, taken in the aggregate, was fair, from a financial point of view, to holders of Hewitt common stock. The Hewitt board of directors then considered and discussed at length, among other things, the proposed terms of the merger agreement and Aon's debt financing commitment, the results of Hewitt's due diligence review of Aon's business, Citi's financial presentation and opinion, and other factors described under "Recommendation of the Hewitt Board of Directors and Its Reasons for the Merger" in connection with the proposed merger. Following discussion, the Hewitt board of directors unanimously adopted resolutions that, among other things: (i) determined that it was advisable and in the best interests of the Hewitt stockholders for Hewitt to enter into the merger agreement and to consummate the transactions contemplated thereby, including the merger and the subsequent merger; (ii) approved and adopted the merger agreement; (iii) directed that the merger agreement be submitted to the Hewitt stockholders for approval and adoption in accordance with applicable law; and (iv) recommended that the Hewitt stockholders approve and adopt the merger agreement.

        On the morning of July 11, 2010, the Aon board of directors reconvened telephonically the previously recessed special meeting to deliberate and review the final changes to the merger agreement. In addition to all of the members of Aon's board of directors (other than Mr. Rogers, who recused himself from the entirety of the meeting), members of Aon's senior management team, and representatives of Credit Suisse and Sidley Austin participated in the meeting. Sidley Austin provided an update on the status of negotiations with respect to the merger agreement since the previous adjournment of the special meeting on July 9, 2010, including the following modifications: (i) the establishment of the exchange ratio for the merger based on the closing price of Aon common stock on Friday, July 9, 2010; (ii) certain adjustments to the amount of cash and Aon common stock constituting the mixed consideration to take into account the treatment of the roll-over of Hewitt stock options; and (iii) the revision of the termination provisions to extend the drop-dead date for the completion of the transaction to March 31, 2011. Also at this meeting, Credit Suisse reviewed with the Aon board of directors its financial analysis of the consideration to be paid by Aon in the merger and rendered to the Aon board of directors an oral opinion (which was subsequently confirmed in writing by delivery of a written opinion dated the same date) to the effect that, as of that date and based upon and subject to the factors and assumptions described in its opinion, the merger consideration to be paid by Aon in the merger was fair to Aon, from a financial point of view. Following discussion, the Aon board of directors (other than Mr. Rogers, who recused himself from the entirety of the meeting) unanimously approved Aon's entry into the merger agreement and the debt commitment letters pursuant to which financing in connection with the proposed merger would be provided to Aon.

        Also on July 11, 2010, the Hewitt board of directors held a telephonic meeting, in which members of Hewitt's senior management and representatives of Citi and Debevoise also participated, to update the board on the final terms of the proposed merger agreement, including certain adjustments to the amount of cash and the number of shares of Aon common stock constituting the merger consideration in order to take into account the roll-over of Hewitt stock options into options to acquire shares of Aon common stock under the terms of the merger agreement. Also at the meeting, representatives of Citi delivered to the Hewitt board of directors an oral opinion (which was subsequently confirmed in writing by delivery of a written opinion dated the same date), to the effect that, as of that date and based upon and subject to the factors and assumptions described in its opinion, the merger consideration, taken in the aggregate, was fair, from a financial point of view, to holders of Hewitt common stock. Following discussion, the members of the Hewitt board of directors present at the meeting unanimously adopted a resolution approving the proposed changes to the merger agreement and approving and adopting the merger agreement in accordance with the resolutions previously adopted by the board on July 10, 2010. Also at the meeting, members of Hewitt's senior management informed the board that Hewitt had executed the engagement letter with Citi, substantially on the terms approved by the Strategic Review Committee on July 7, 2010. Following discussion, the members of the Strategic Review Committee unanimously approved and ratified the final terms of the Citi engagement letter.

        Later in the day on July 11, 2010, following the approval of the Aon board of directors and the Hewitt board of directors, the merger agreement was entered into and Aon executed a bank commitment letter with Credit Suisse, Credit Suisse AG and Morgan Stanley in connection with the financing of the proposed merger.

        On July 12, 2010, prior to the opening of trading on the NYSE, Aon and Hewitt issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Aon Board of Directors and Its Reasons for the Merger

        The Aon board of directors has approved the merger agreement and recommends that Aon stockholders vote "FOR" the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger and "FOR" the Aon meeting adjournment proposal.

        In evaluating the merger and merger agreement, the Aon board of directors consulted with Aon's management and legal and financial advisors and, in reaching its decision to approve the merger agreement and to recommend that Aon stockholders vote "FOR" the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger, the Aon board of directors evaluated the results of management's due diligence investigation of Hewitt's businesses and operations, reviewed publicly available information regarding Hewitt's businesses and operations and considered various factors, including the factors described below. The following discussion of the information and factors considered by the Aon board of directors is not exhaustive, but includes the material factors considered by the Aon board of directors. In view of the wide variety of factors considered by the Aon board of directors in connection with its evaluation of the merger, the Aon board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described below, individual members of the Aon board of directors may have given different weight to different factors. The Aon board of directors considered this information as a whole, and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations. Among the material information and factors considered by the Aon board of directors were the following:

Strategic Rationale

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  The Aon board of directors believes that the areas of risk and human capital are becoming increasingly linked, particularly in the areas of clients, distribution, market access, enterprise management and product portfolio. Changes in the human capital marketplace warranted reviewing the strategy for Aon's consulting business. The Aon board of directors reviewed Aon's position in the human capital solutions industry and believes that a combination with Hewitt would create the world's preeminent provider of risk and human capital solutions with the ability to offer enhanced and diverse services and solutions to Aon and Hewitt clients across all market segments. Upon completion of the merger, the combined Aon Hewitt operating segment would represent a leading global brand with segment revenues of approximately $4.3 billion and would supplement Aon's existing number one ranking in terms of revenues as an advisor in the areas of primary insurance brokerage, reinsurance brokerage and captive management. Upon completion of the merger, the combined Aon Hewitt is expected to have a number one ranking in terms of revenues in the areas of benefits administration and HR BPO, as well as allow Aon to assume a leading market position in human resources consulting.

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  The Aon board of directors noted that Aon and Hewitt share a complementary product portfolio across the benefits administration and consulting businesses, which the Aon board of directors believes will offer significant cross-selling opportunities within the Aon Hewitt segment as Aon can offer certain products to Hewitt's predominantly large corporate client base and Hewitt can offer certain products to Aon's predominantly middle market client base. In addition, the combination facilitates cross-selling across segments, including the marketing of Hewitt's benefits outsourcing and HR BPO services to Aon's existing clients, as well as the marketing of Aon's risk services product portfolio to Hewitt's existing clients. The Aon board of directors also noted that the combined Aon and Hewitt client base in the human capital solutions area creates a diversified geographic presence that will likely provide additional cross-selling opportunities.

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  The Aon board of directors considered that, although no assurances could be given that any particular level of cost synergies would be achieved following the merger, Aon management had estimated significant potential cost synergies in the principal areas of consolidated corporate governance, reduced public company costs, reduced labor and shared platform costs estimated to be approximately $355 million on an annual basis in 2013. The Aon board of directors believes that the likelihood of achieving the estimated cost synergies is high and does not believe that it would be possible for Aon to achieve cost savings in an amount approaching these estimated synergies if Aon continued to operate as a standalone company.

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  The Aon board of directors considered the trends, growth prospects and competitive developments in the HR BPO, benefits administration and human resources consulting industries and the range of strategic alternatives available to Aon, including continuing to operate its business as currently conducted or divesting all or a portion of the operations of the consulting segment, and management's recommendation in favor of the merger and its perspective that Hewitt was the best merger partner for Aon's consulting business in the HR BPO, benefits administration and human resources consulting industries.

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  The Aon board of directors considered the similar management styles and comparable corporate cultures of the two companies and believes that these similarities will allow the companies to more easily and quickly integrate their operations. The Aon board of directors acknowledged that there are challenges inherent in the combination of two business enterprises of the size and scope of Aon and Hewitt, including the possible resulting diversion of management attention for an extended period and the possibility of not achieving cost synergies following the completion of the merger, and evaluated these risks in light of Aon's history and experience in integrating businesses in prior significant transactions, including the acquisition of Benfield Group Ltd. in 2008.

Financial Considerations for Combined Company

        The Aon board of directors considered the pro forma financial position, cost structure and capitalization structure of the combined company and the anticipated financial benefits that are expected to result from the merger, including the expectation that the transaction will create approximately $1.5 billion of value for stockholders combined with the opportunity of the combined company to achieve annual cost synergies of approximately $355 million in 2013. The Aon board of directors noted that the transaction is expected to be accretive on a GAAP earnings basis in 2012, on an adjusted earnings basis in 2011 and also significantly accretive to cash earnings in 2011, and that the Aon Hewitt operating segment is expected to achieve a long-term operating margin of 20% based primarily on synergies, decreasing intangible amortization expense and operational improvement within HR BPO. The Aon board of directors also considered that the combined company is anticipated to generate strong earnings and cash flows which are anticipated to provide the combined company with greater financial flexibility.

        The Aon board of directors considered various financing alternatives before settling on the structure contemplated by the financing described in "Description of Debt Financing" beginning on page 159. Among the considerations the Aon board of directors took into account were the upfront cost of each alternative, including fees and interest, as well as the term of each alternative and the refinancing risk associated with that term.

        Upon deciding on the current financing alternative, the Aon board of directors also considered the amount of additional debt that will be incurred in connection with the merger and examined various debt repayment scenarios for the combined company. During the course of this review, the Aon board of directors reviewed and discussed a number of items, including the following:

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  Aon's long-term debt outstanding prior to announcement of the merger was approximately $2.1 billion, but immediately after the merger, the outstanding principal amount of the combined company's debt (assuming repayment or retirement of existing Hewitt debt) was anticipated to be approximately $4.5 billion;

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  The receipt of debt financing commitments from Credit Suisse, Credit Suisse AG and Morgan Stanley for 100% of the cash portion of the merger consideration, including the applicable terms and conditions of such debt financing, as more fully described in "Description of Debt Financing" beginning on page 159;

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  The impact that the additional debt incurred in connection with the merger could have on Aon's current investment grade credit ratings and the combined company's operational flexibility, including a report from Aon management based on preliminary discussions with the rating agencies that the use of 50% cash and 50% stock consideration to finance the merger was expected to maintain Aon's current investment grade credit ratings of BBB+/Baa2 for the combined company; and

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  The risks of the type and nature noted under "Risk Factors—If Aon's financing for the merger becomes unavailable, the merger may not be completed" and "Risk Factors—Aon expects to incur substantial additional indebtedness to finance the merger, which may decrease Aon's business flexibility and will increase its borrowing costs" beginning on page 31.

        In addition to the items described above, the Aon board of directors evaluated the historical financial condition, operating results and businesses of Aon and Hewitt, including information with respect to the respective earnings history and performance of the companies over the past several years. The Aon board of directors also took into account the detailed financial, pro forma and other information with respect to the merger presented by Aon's management. Notwithstanding the increased amount of debt that the combined company would have and the other potential risks and considerations noted above, the Aon board of directors believed that the combined company would be able to service its maturing debt obligations and comply with the financial covenants applicable to such debt.

Financial Terms of Transaction

        The Aon board of directors reviewed the use of Aon common stock and cash as the consideration to be paid to Hewitt stockholders in the merger, and the fact that Hewitt stockholders would have the flexibility to elect to receive 100% cash consideration (subject to proration and adjustment), 100%

stock consideration (subject to proration and adjustment) or a fixed mix of $25.61 in cash and 0.6362 of a share of Aon common stock for every share of Hewitt common stock, with those Hewitt stockholders not making an election receiving the mixed merger consideration. The Aon board of directors considered the fact that the exchange ratio for the stock portion of the merger consideration is fixed (meaning that it will not be adjusted for fluctuations in the market price of Aon common stock or Hewitt common stock) which provides certainty as to the number of shares of Aon common stock to be delivered to Hewitt stockholders and the percentage of the total shares of Aon common stock that current Hewitt stockholders will own after the merger, but also noted that the value of Aon common stock to be paid to Hewitt stockholders upon completion of the merger could be significantly more or less than its implied value immediately prior to the announcement of the merger agreement based on any such fluctuations in the market price of Aon common stock or Hewitt common stock. The Aon board of directors also took note of the historical and current market prices of Aon common stock and Hewitt common stock and the course of negotiations in determining the total amount of merger consideration to be paid for each outstanding share of Hewitt common stock, including the specific amount of cash consideration and the exchange ratio for the stock portion of the merger consideration.

Opinion of Aon's Financial Advisor

        The Aon board of directors considered the financial analysis reviewed and discussed with the Aon board of directors by representatives of Credit Suisse on July 9, 2010, as well as the oral opinion of Credit Suisse to the Aon board of directors on July 11, 2010 (which was subsequently confirmed in writing by delivery of Credit Suisse's written opinion dated the same date) with respect to the fairness to Aon, from a financial point of view, of the merger consideration to be paid by Aon, in each case taking into account the terms of Credit Suisse's engagement as financial advisor and the anticipated role that Credit Suisse would assume in connection with the debt financing required to complete the merger. See "—Opinion of Aon's Financial Advisor" beginning on page 69.

Terms of the Merger Agreement

        The Aon board of directors, with the assistance of its legal advisors, also considered the terms and conditions of the merger agreement, including the amounts of the termination fees payable by Hewitt and Aon and the circumstances under which those fees would be payable, the fact that Aon stockholders will have an opportunity to vote on the proposal to approve the issuance of shares in the merger, the circumstances under which the Aon and Hewitt boards of directors could change or withdraw their respective recommendations to the Aon and Hewitt stockholders, the provisions regarding the requirements necessary to secure the requisite regulatory approvals, the provisions relating to employee compensation and benefits, and the fact that holders of Hewitt common stock have appraisal rights in connection with the merger under applicable Delaware law.

Likelihood of Completion of the Merger

        The Aon board of directors considered the likelihood that the merger would be completed and determined that it was relatively high notwithstanding the regulatory approvals that are required to be obtained in connection with the proposed transaction as well as the Aon board of directors' belief that the transaction would be viewed favorably by both Aon stockholders and Hewitt stockholders because they would each participate in the potential value creation of the combined company and have greater liquidity for their shares.

        In addition to the risks noted above, the Aon board of directors also identified and considered other potential risks of the merger, including the following:

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  the reaction of Aon and Hewitt employees to the merger and the risk that, despite the efforts of the combined company, key personnel might not remain employed by Aon;

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  the possibility that the merger might not be completed due to difficulties in obtaining the requisite Hewitt stockholder approval of the merger or the requisite Aon stockholder approval of the proposal to approve the issuance of shares in the merger;

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  the potential adverse impact on Aon and its consulting business, customers, partners, employees and prospects if the merger is not completed;

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  the effect of the public announcement of the merger agreement on Aon's stock price if Aon stockholders perceived that Aon was paying too high a price for Hewitt or if stockholders were concerned about the amount of debt of the combined company or other concerns;

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  other risks associated with Hewitt's business generally that were raised during due diligence presentations made by Aon management to the Aon board of directors; and

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  the risks described in the section entitled "Risk Factors" beginning on page 27.

        The Aon board of directors concluded that these risks could be managed or mitigated by Aon or were unlikely to have a material impact on the merger or Aon, and that, overall, the potentially negative factors or risks associated with the merger were outweighed by the potential benefits of the merger to Aon and its stockholders.

        The Aon board of directors realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above, such as assumptions regarding potential cost synergies. The explanation of the Aon board of directors' reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Concerning Forward-Looking Statements."

Recommendation of the Hewitt Board of Directors and Its Reasons for the Merger

        The Hewitt board of directors believes that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Hewitt and its stockholders. Accordingly, the Hewitt board of directors has approved the merger agreement and the transactions contemplated thereby, and unanimously recommends that Hewitt stockholders vote "FOR" adoption of the merger agreement and the transactions contemplated thereby, including the merger.

        As described above under "The Merger—Background of the Merger," the Hewitt board of directors, prior to and in reaching its decision at its meeting on July 10, 2010 to approve the merger agreement and the transactions contemplated thereby, including the merger, consulted with Hewitt's management, the members of the Strategic Review Committee and Hewitt's financial and legal advisors, evaluated the results of Hewitt management's due diligence investigation of Aon's business and operations, reviewed publicly available information relating to Aon and its business and operations, and considered a variety of factors weighing positively in favor of the merger, including, but not limited to, the following:

Strategic Rationale; Stockholder Value

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  the value to be received by holders of Hewitt common stock in the merger, including the fact that, based on the closing price of Hewitt common stock and Aon common stock on July 9, 2010 (the last trading day before the announcement of the signing of the merger agreement), the merger consideration to be received by Hewitt stockholders represented a premium of approximately 41.2% over the closing price of Hewitt common stock on July 9, 2010, a 44.4% premium over the five-trading day volume weighted average price of Hewitt common stock as of July 9, 2010, and a 14.7% premium over the 52-week high and all-time high for Hewitt common stock;

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  the Hewitt board of directors' belief that the merger is strategically powerful and will create a preeminent global professional services firm focused on risk and human capital advice and solutions, with pro forma combined revenues of $10.7 billion;

  •
  the fact that approximately 50% of the consideration is payable in stock of this preeminent combined company, which affords Hewitt stockholders the opportunity to participate in its growth, while the balance is payable in cash and thus provides immediate liquidity;

  •
  the Hewitt board of directors' analysis of other strategic alternatives for Hewitt, including continued growth as an independent company and the potential to acquire, be acquired or combine with other third parties;

  •
  the risk-adjusted probabilities associated with achieving Hewitt's long-term strategic plan as a standalone company in light of current market conditions generally and the increased competition in its core businesses, in particular, and their potential impact on Hewitt's market value, as compared to the relative certainty afforded to Hewitt stockholders by the opportunity to receive the merger consideration;

  •
  the advantages that the combined entity will have over Hewitt as a standalone company, especially in the current uncertain economic environment, and the opportunity for Hewitt to use Aon's global franchise and broad set of resources as a platform and distribution vehicle to scale its business globally, to provide a broader range of products and services to clients and to expand its client base, thereby achieving significant incremental revenue growth;

  •
  the anticipated cost savings and operating synergies available to the combined company from the merger through consolidation and integration of certain functions and the adoption of best practices from both Aon and Hewitt across the combined company, which is expected to positively enhance the combined company's earnings and create value for the combined company's stockholders;

  •
  the significant role in the combined company to be played by the members of senior management of Hewitt's operating businesses, including Russell P. Fradin, and other Hewitt employees, which the Hewitt board believed would enhance the prospects of the combined company after the completion of the merger for the benefit of Hewitt stockholders who elect to receive Aon stock in the merger;

  •
  the fact that the stock portion of the merger consideration is a fixed number of shares of Aon common stock, which affords the Hewitt stockholders the opportunity to benefit from any increase in the trading price of Aon common stock between the announcement and completion of the merger;

  •
  the provisions in the merger agreement that allow Hewitt stockholders to elect (subject to proration) among cash-and-stock, all-cash or all-stock merger consideration, with equal value based on the volume-weighted average price of the Hewitt common stock at the closing of the merger;

  •
  the historical and current market prices of Hewitt common stock and Aon common stock;

  •
  the Hewitt board of directors' belief that a potentially protracted pre-signing auction or other competitive process would materially and adversely impact Hewitt's client and employee retention and its ability to win new client mandates, and Aon's stated unwillingness to participate in such a process;

  •
  the Hewitt board of directors' belief that entering into the merger agreement, which the Hewitt board of directors believed would not impede an alternative transaction proposal, afforded the best opportunity to maximize value for Hewitt stockholders;

Terms of the Merger Agreement

  •
  the Hewitt board of directors' belief that the terms of the merger agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations, are fair and reasonable;

  •
  the Hewitt board of directors' belief that the terms of the merger agreement, taken as a whole, provide a significant degree of certainty that the merger will be completed, including the facts that (i) the conditions required to be satisfied prior to completion of the merger, such as the receipt of both Hewitt's and Aon's stockholder approvals and antitrust clearance, are expected to be fulfilled, (ii) the merger agreement contains no financing condition, there are limited conditions to be satisfied for Aon to obtain financing to fund the cash portion of the merger consideration pursuant to the debt commitment letter entered into by Aon with Credit Suisse AG, Credit Suisse and Morgan Stanley, and Aon's obligations to use reasonable best efforts to obtain the proceeds of the financing on the terms and conditions described in the debt commitment letter, and (iii) there are limited circumstances in which the Aon board of directors may terminate the merger agreement or change or modify its recommendation that its stockholders approve the issuance of Aon common stock in connection with the merger;

  •
  the fact that Aon received, prior to the signing of the merger agreement, confirmation from the rating agencies that it would not lose its investment grade rating as a result of the merger and related financing, which continued rating would be sufficient for Aon to meet the minimum debt ratings condition to the financing described in the debt commitment letter;

  •
  the fact that, under the terms of the merger agreement, Aon is required under certain circumstances to pay to Hewitt a termination fee of $225 million in the event of a financing termination event, as more fully described in the section entitled "The Merger Agreement—Termination of the Merger Agreement—Aon Termination Fees" beginning on page 138, and that Hewitt can make a further claim for damages in the event that such financing termination event is the result of a willful breach by Aon;

  •
  the fact that the merger agreement provides that, under certain circumstances, and subject to certain conditions more fully described in the section entitled "The Merger Agreement—Non-Solicitation of Alternative Transactions by Hewitt" beginning on page 117, Hewitt is permitted to furnish information to and conduct negotiations with a third party in connection with an unsolicited proposal for a business combination or acquisition of Hewitt that constitutes or could reasonably be expected to result in a superior proposal (as defined in the merger agreement), and that in the event of a superior proposal or an intervening event (as defined in the merger agreement) the Hewitt board of directors may change its recommendation that its stockholders adopt the merger agreement;

  •
  the fact that, as more fully described in the section entitled "The Merger Agreement—Termination of the Merger Agreement—Termination by Hewitt" beginning on page 134, under the terms of the merger agreement, Hewitt has the right to terminate the merger agreement in certain specified circumstances and, if the merger agreement is terminated in connection with a superior proposal that was first received within 30 days after the merger agreement is filed with the SEC and Hewitt notifies Aon of its intent to terminate the merger agreement to accept such superior proposal within 50 days after the merger agreement is filed with the SEC, Hewitt is required to pay Aon a termination fee of $85 million (rather than a termination fee of $190 million that may be payable if the merger agreement is terminated in certain other circumstances);

  •
  the fact that, as more fully described in the section entitled "The Merger Agreement—Termination of the Merger Agreement—Aon Termination Fees" beginning on page 138, under the terms of the merger agreement, if the merger agreement is terminated under certain specified circumstances, Aon is required to pay Hewitt a termination fee of $190 million or, if the Merger Agreement is terminated under certain specified circumstances relating to Aon's failure to obtain the requisite financing for the Merger, a termination fee of $225 million;

  •
  the fact that a vote of Hewitt's stockholders on the merger is required under Delaware law, and that stockholders who do not vote in favor of the adoption of the merger agreement will have the right to demand appraisal of the fair value of their shares under Delaware law;

  •
  the expected qualification of the transactions as a "reorganization" within the meaning of Section 368(a) of the Code, as described in the section entitled "The Merger—Material United States Federal Income Tax Consequences" beginning on page 89; and

Opinion of Hewitt's Financial Advisor

  •
  the financial presentation of Citi and its written opinion, dated July 11, 2010, to the effect that, as of such date and based on and subject to the matters described in the opinion, the mixed consideration, the cash consideration and the stock consideration, taken in the aggregate, was fair, from a financial point of view, to holders of shares of Hewitt common stock (other than shares of Hewitt common stock owned by Hewitt, Aon or Merger Sub or as to which dissenters' rights have been perfected). The full text of the written opinion of Citi, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C hereto and is incorporated herein by reference in its entirety. A discussion of the presentation and opinion of Citi appears in the section below entitled "—Opinion of Hewitt's Financial Advisor".

        In addition to these factors, the Hewitt board of directors also considered the potential adverse impact of other factors weighing negatively against the merger, including, without limitation, the following:

  •
  the fact that the stock portion of the merger consideration is a fixed number of shares of Aon common stock, which could result in the Hewitt stockholders being adversely affected by a decrease in the trading price of Aon common stock after the date of execution of the merger agreement;

  •
  the fact that the merger might not be completed in a timely manner or at all in the event of a failure of certain closing conditions, including in particular the approval by Aon's stockholders of the issuance of Aon common stock in connection with the merger, or due to the difficulty Aon would have completing the merger if the financing described in the commitment letter entered into by Aon with Credit Suisse AG, Credit Suisse and Morgan Stanley, or an alternative financing, were unavailable;

  •
  the risks and costs to Hewitt if the merger is not completed, including the diversion of management and employee attention, potential employee attrition and the potential adverse effect on Hewitt's customer and other commercial relationships;

  •
  the fact that some of Hewitt's directors and executive officers may have interests in the merger that are different from, or in addition to, those of Hewitt's stockholders generally, including certain interests arising from the employment and compensation arrangements of Hewitt's executive officers, and the manner in which they would be affected by the merger, as described more fully in the section entitled "The Merger—Interests of Hewitt's Directors and Executive Officers in the Merger" beginning on page 97;

  •
  the restrictions on Hewitt's ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and the requirement that Hewitt pay to Aon a termination fee in the amount of $85 million or $190 million, as applicable, and reimburse Aon for its transaction expenses up to a total of $50 million, in certain circumstances specified in the merger agreement, which the Hewitt board of directors understood, while potentially having the effect of discouraging third parties from proposing a competing business combination transaction, were conditions to Aon's willingness to enter into the merger agreement and were reasonable in light of, among other things, the anticipated benefits of the merger to Hewitt's stockholders;

  •
  the fact that the receipt of the cash portion of the merger consideration may be taxable to Hewitt's stockholders for U.S. federal income tax purposes;

  •
  the challenges of combining the businesses, operations and workforces of Aon and Hewitt and realizing the anticipated cost savings and operating synergies;

  •
  the fact that Aon will incur additional indebtedness of approximately $2.5 billion in connection with the merger, which indebtedness may adversely impact the operations of the combined company following the merger;

  •
  the risks that the financial results and the stock price of the combined company might decline, including the possible adverse effects on the stock price and financial results of the combined company if the benefits and synergies expected of the merger are not obtained on a timely basis or at all; and

  •
  the risks described under "Risk Factors" beginning on page 27.

        The foregoing discussion of the factors considered by the Hewitt board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Hewitt board of directors. In reaching its decision that the merger agreement and the transactions contemplated thereby, including the merger and the subsequent merger, were advisable and in the best interests of the Hewitt stockholders, and in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Hewitt board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Hewitt board of directors considered all these factors as a whole, including discussions with, and questioning of, Hewitt's management, the members of the Strategic Review Committee and Hewitt's financial and legal advisors, and overall considered the factors to be favorable to, and to support, its decision.

        For the reasons set forth above, the Hewitt board of directors, unanimously determined that it was advisable and in the best interests of the Hewitt stockholders for Hewitt to enter into the merger agreement and to consummate the transactions contemplated thereby, including the merger and the subsequent merger, approved and adopted the merger agreement, directed that the merger agreement be submitted to the Hewitt stockholders for approval and adoption in accordance with applicable law, and recommended that the Hewitt stockholders approve and adopt the merger agreement.

        This explanation of Hewitt's reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 37.

Opinion of Aon's Financial Advisor

        Aon retained Credit Suisse to act as its financial advisor in connection with the merger. In connection with Credit Suisse's engagement, Aon requested that Credit Suisse evaluate the fairness to Aon, from a financial point of view, of the consideration to be paid by Aon in the merger. On July 9, 2010, the Aon board of directors met to review the proposed merger and the terms of the merger agreement. During these meetings, Credit Suisse reviewed with the Aon board of directors its financial analysis of the consideration to be paid by Aon in the merger. On July 11, 2010, the Aon board of directors met again, at which time Credit Suisse delivered its oral opinion (which was subsequently confirmed in writing by delivery of Credit Suisse's written opinion dated July 11, 2010) to the effect that, as of that date and based on and subject to factors and assumptions described in its opinion, the merger consideration was fair to Aon from a financial point of view.

        The full text of Credit Suisse's written opinion, dated July 11, 2010, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of the review undertaken by Credit Suisse in connection with its opinion, is attached as Annex B and is incorporated into this joint proxy statement/prospectus by reference in its entirety. You are encouraged to read this opinion carefully in its entirety. Credit Suisse provided its opinion for the information of the Aon board of directors in connection with its consideration of the merger and Credit Suisse's opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger. Credit Suisse's opinion addresses only the fairness to Aon, from a financial point of view, of the merger consideration and does not address any other aspect or implication of the merger, or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. The summary of Credit Suisse's opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion attached as Annex B.

        In arriving at its opinion, Credit Suisse:

  •
  reviewed the merger agreement and certain publicly available business and financial information relating to Aon and Hewitt;

  •
  reviewed certain other information relating to Aon and Hewitt, including financial forecasts and estimates relating to Aon and Hewitt, in each case provided to or discussed with Credit Suisse by Aon and Hewitt;

  •
  met with the managements of Aon and Hewitt to discuss the business and prospects of Aon and Hewitt, respectively;

  •
  considered certain financial and stock market data of Aon and Hewitt, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to those of Aon and Hewitt;

  •
  considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected; and

  •
  considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

        In connection with its review, Credit Suisse did not independently verify any of the foregoing information and assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Aon and Hewitt that Credit Suisse reviewed, management of Aon advised Credit Suisse and Credit Suisse assumed that:

  •
  the financial forecasts for Aon and Hewitt that it reviewed were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Aon as to the future financial performance of Aon and Hewitt, respectively, and that such forecasts will be achieved in the amounts and at the times indicated thereby; and

  •
  the estimates provided to Credit Suisse by Aon's management with respect to the cost savings and synergies, and the costs of implementation thereof, anticipated to result from the merger were reasonably prepared on bases reflecting the best currently available estimates and judgments of Aon's management as to such cost savings and synergies, and the cost of implementation thereof, and that such cost savings and synergies will be realized in the amounts and at the times indicated thereby.

        Credit Suisse also assumed, with Aon's consent, that:

  •
  the transactions will be treated as a tax-free reorganization for federal income tax purposes;

  •
  in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Aon, Hewitt or the contemplated benefits of the merger; and

  •
  the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement.

        In addition, Credit Suisse was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Hewitt, and was not furnished with any such evaluations or appraisals.

        Credit Suisse's opinion addressed only the fairness, from a financial point of view and as of the date of the opinion, to Aon of the merger consideration and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the amount or nature of, of any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or any class of such persons, relative to the merger consideration or otherwise. The issuance of Credit Suisse's opinion was approved by its authorized internal committee.

        Credit Suisse's opinion was necessarily based on information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion, which are currently subject to unusual volatility and which if different than assumed, would have a material impact on its analysis. Credit Suisse did not express any opinion as to the value of shares of Aon common stock when issued to Hewitt stockholders in the merger or the prices at which shares of Aon common stock will trade at any time. Credit Suisse's opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Aon, nor did the opinion address the underlying business decision of Aon to proceed with the merger.

        In preparing its opinion, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse's analyses described below is not a complete description of the analyses underlying Credit Suisse's opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations as to the most appropriate and relevant methods of financial, comparative and other analyses and the adaptation and application of those methods to the particular facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In performing its analyses, Credit Suisse considered financial information regarding Aon and Hewitt as of July 7, 2010 and industry performance, general business, economic, market and financial conditions and other matters as they existed on, and could be evaluated as of, July 11, 2010. No company, transaction or business used in Credit Suisse's analyses as a comparison is identical to Hewitt or Aon or the merger. An evaluation of the results of Credit Suisse's analyses is not entirely mathematical. Rather, Credit Suisse's analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The results of each analysis were taken into account in reaching its overall conclusions with respect to fairness, and Credit Suisse did not make separate quantifiable judgments regarding individual analyses. The estimates contained in Credit Suisse's analyses and the implied ranges indicated by Credit Suisse's analyses are illustrative and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Aon, Hewitt and Credit Suisse. Accordingly, the estimates used in, and the results derived from, Credit Suisse's analyses are inherently subject to substantial uncertainty.

        Credit Suisse was not requested to, and it did not, recommend the specific consideration payable in the proposed merger, which consideration was determined between Aon and Hewitt, and the decision to enter into the merger was solely that of the Aon board of directors. Credit Suisse's opinion and financial analyses were only one of many factors considered by the Aon board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Aon board of directors or Aon's management with respect to the merger or the merger consideration.

        The following is a summary of the material financial analyses performed by Credit Suisse for the Aon board of directors in connection with the preparation of Credit Suisse's opinion and reviewed with the Aon board of directors at a meeting held on July 9, 2010. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies underlying and the assumptions, qualifications and limitations affecting the analyses, could create a misleading or incomplete view of Credit Suisse's financial analyses.

        For purposes of its analyses, Credit Suisse reviewed a number of financial metrics, including:

  •
  Enterprise Value—generally the value as of a specified date of the relevant company's outstanding equity securities (taking into account its outstanding options, warrants and convertible securities)

    plus the value of its net debt (the value of its outstanding indebtedness and capital lease obligations less the amount of cash and cash equivalents on its balance sheet), preferred stock and minority interests as of that date.

  •
  EBITDA—generally the amount of the relevant company's earnings before interest, taxes, depreciation and amortization for a specified time period.

  •
  EPS—generally the relevant company's earnings per share of common stock.

        Unless the context indicates otherwise, enterprise and per share equity values used in the selected companies analysis described below were calculated using the closing price of Aon and Hewitt common stock and the common stock of the selected companies listed below as of July 7, 2010, and the enterprise and per share equity values for the target companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transactions based on the purchase prices paid in the selected transactions. Additionally, the nominal value of the per share consideration to be received by Hewitt stockholders in the merger was based on the $25.61 in cash consideration plus the value of 0.6362 of a share of Aon common stock (approximately $24.39) calculated assuming that the closing Aon VWAP would be equal to $38.34 per share, which was the closing price of a share of Aon common stock on the NYSE on July 9, 2010, the last full trading day prior to the public announcement of the merger.

Hewitt Analyses

Hewitt Selected Public Companies Analysis

        Credit Suisse reviewed certain financial data, multiples and ratios for the following sixteen selected publicly traded companies in the professional services/specialty consulting industry, the human resources outsourcing industry and the information technology services industry.

Professional Services / Specialty Consulting	Towers Watson & Co.
FTI Consulting Inc.
Navigant Consulting Inc.
Morneau Sobeco Income Fund
Huron Consulting Group Inc.
CRA International, Inc.
LECG Corporation
HR Outsourcing	Automatic Data Processing Inc.
Paychex Inc.
Administaff Inc.
IT Services	Accenture plc
Capgemini
Capita Group PLC
Computer Sciences Corporation
Atos Origin SA
Xchanging PLC

        Although none of the selected companies is directly comparable to Hewitt, the selected companies were chosen because they are publicly traded companies that operate in similar industries to Hewitt and have lines of business and financial and operating characteristics similar to Hewitt. Credit Suisse determined, using its professional judgment, that these selected companies were the most appropriate for purposes of this analysis and, while there may have been other companies that operate in similar industries to Hewitt or have similar principal lines of business or financial or operating characteristics to Hewitt, Credit Suisse did not specifically identify any other companies for this purpose. Credit Suisse calculated the multiples and ratios for the selected companies using closing stock prices as of July 7, 2010 and information it obtained from public filings, publicly available research analyst estimates and other publicly available information. With respect to the selected companies, Credit Suisse compared, among other things, enterprise values as a multiple of calendar years 2010 and 2011 EBITDA and stock price as a multiple of calendar year 2010 and 2011 estimated EPS. Credit Suisse then applied reference ranges of selected multiples for the selected companies to corresponding financial data of Hewitt, using EBITDA and EPS estimates provided by Aon's management. This analysis indicated the following implied per share reference range for Hewitt common stock, as compared to the implied per share value of the aggregate consideration payable in the merger:

Implied Per Share Equity Reference Range for Hewitt	Deemed Per Share Value of Merger Consideration
$29.70 - $48.10	$50.00

Hewitt Selected Transactions Analysis

        Credit Suisse reviewed certain transaction multiples in the following 17 selected publicly announced transactions, which involved companies with businesses in the professional services/specialty consulting industry, human resources outsourcing industry and information technology services industry publicly announced between March 2004 and September 2009 for which relevant financial data was publicly available:

Acquiror	Target
Xerox Corporation	Affiliated Computer Services, Inc.
Dell Inc.	Perot Systems Corporation
Watson Wyatt & Co.	Towers, Perrin, Forster & Crosby, Inc.
HCL Technologies Limited	Axon Group plc
Huron Consulting Group Inc.	Stockamp & Associates, Inc.
Hewlett-Packard Company	Electronic Data Systems Corporation
Morneau Sobeco Income Fund	Shepell-fgi
Kohlberg Kravis Roberts	Northgate Information Solutions plc
Thomas H. Lee Partners LP and Fidelity National Financial Inc.	Ceridian Corp.
Northgate Information Solutions plc	Arinso International NV
Equifax Inc.	TALX Corp.
Aegon N.V.	Clark, Inc.
Hellman & Friedman LLC	AlixPartners LLP
Apollo Management, L.P.	SOURCECORP, Inc.
Affiliated Computer Services, Inc.	Mellon Financial Corp.
Hewitt Associates, Inc.	Exult, Inc.
CGI Group Inc.	American Management Systems, Inc.

        While none of the companies that participated in the selected transactions are directly comparable to Hewitt, the companies that participated in the selected transactions are companies with operations that, for the purposes of this analysis, may be considered similar to certain operations of Hewitt.

        For the selected transactions, based on publicly available financial information with respect to the target companies and the selected transactions, Credit Suisse calculated enterprise value as a multiple of the target company's EBITDA over the last 12 months preceding the announcement of the transaction, which we refer to as "LTM". Credit Suisse then applied a reference range of selected multiples for the selected transactions to corresponding financial data of Hewitt using LTM EBITDA estimates as of June 30, 2010, provided by Aon's management. This analysis indicated the following implied per share reference range for Hewitt common stock as compared to the implied per share value of the aggregate consideration payable in the merger:

Implied Per Share Equity Reference Range for Hewitt	Deemed Per Share Value of Merger Consideration
$45.70 - $55.50	$50.00

Hewitt Discounted Cash Flow Analysis

        Credit Suisse performed a discounted cash flow analysis of Hewitt in order to calculate the estimated present value of the unlevered, after-tax free cash flows for Hewitt from fourth quarter of 2010 through calendar year 2014, based on estimates provided to Credit Suisse by Aon management, both before and after giving effect to potential cost savings and synergies anticipated by Aon's management to result from the proposed merger. Credit Suisse calculated estimated terminal values of Hewitt in 2015 by applying a range of multiples from 4.25x to 6.75x to the 2015 estimated EBITDA of Hewitt. The range of multiples was selected based on a review of Hewitt's and other companies' current and historical trading multiples reviewed in connection with the companies identified under the caption "Hewitt Selected Public Companies Analysis." The present value of the cash flows and terminal values were then calculated using discount rates ranging from 7.0% to 10% based on Hewitt's weighted average cost of capital. This analysis indicated the following implied per share reference range for Hewitt common stock as compared to the implied per share value of the aggregate consideration payable in the merger:

Implied Per Share Equity Reference Ranges for Hewitt
Excluding Cost Savings and Synergies	Including Cost Savings and Synergies	Deemed Per Share Value of Merger Consideration
$34.25 - $52.24	$49.24 - $75.65	$50.00

Aon Financial Analysis

        As a portion of the merger consideration would consist of shares of Aon common stock, Credit Suisse performed the financial analyses summarized below in order to derive the implied per share equity reference ranges for Aon against which Credit Suisse compared the per share closing price of Aon on July 7, 2010.

Aon Selected Public Companies Analysis

        Credit Suisse reviewed certain financial data, multiples and ratios for the following five selected publicly traded companies in the insurance brokerage industry:

  •
  Marsh & McLennan Companies, Inc.

  •
  Willis Group Holdings Public Limited Company

  •
  Brown & Brown, Inc.

  •
  Arthur J. Gallagher & Co.

  •
  Jardine Lloyd Thompson Group plc

        Although none of the selected companies are directly comparable to Aon, the selected companies were chosen because they are publicly traded companies that operate in a similar industry to Aon and have lines of business and financial and operating characteristics similar to Aon. Credit Suisse determined, using its professional judgment, that these selected companies were the most appropriate for purposes of this analysis and, while there may have been other companies that operate in similar industries to Aon or have similar principal lines of business or financial or operating characteristics to Aon, Credit Suisse did not specifically identify any other companies for this purpose. Credit Suisse calculated the multiples and ratios for the selected companies using closing stock prices as of July 7,

2010 and information it obtained from public filings, publicly available research analyst estimates and other publicly available information. With respect to the selected companies, Credit Suisse compared, among other things, enterprise values as a multiple of calendar years 2010 and 2011 estimated EBITDA and stock price as a multiple of calendar year 2010 and 2011 estimated EPS. Credit Suisse then applied reference ranges of selected multiples for the selected companies to corresponding financial data of Aon using EBITDA and EPS estimates provided by Aon's management. This analysis indicated the following implied per share reference range for Aon, as compared to the per share closing price of Aon common stock on July 7, 2010:

Implied Per Share Equity Reference Range for Aon	Per Share Closing Price of Aon Common Stock (on July 7, 2010)
$35.10 - $44.80	$38.10

Aon Discounted Cash Flow Analysis

        Credit Suisse performed a discounted cash flow analysis of Aon in order to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows for Aon from the fourth quarter 2010 through the calendar year 2014 based on internal estimates of Aon's management provided to Credit Suisse. Credit Suisse calculated estimated terminal values of Aon in 2015 by applying a range of multiples from 6.75x to 7.75x to the 2015 estimated EBITDA of Aon. The range of multiples was selected based on a review of Aon's and other companies' current and historical trading multiples reviewed in connection with the companies identified under the caption "Aon Selected Public Companies Analysis." The present value of the cash flows and terminal values were then calculated using discount rates ranging from 7.0% to 8.5% based on Aon's weighted average cost of capital. This analysis indicated the following implied per share reference range for Aon common stock as compared to the per share closing price of Aon common stock on July 7, 2010:

Implied Per Share Equity Reference Range for Aon	Per Share Closing Price of Aon Common Stock (on July 7, 2010)
$46.96 - $55.23	$38.10

Aon Pro Forma Analysis

        Credit Suisse reviewed the pro forma financial effect of the merger on Aon's 2011 through 2013 estimated EPS (both including and excluding cost savings and synergies), based on financial information received from Aon's management. This analysis indicated that the merger would be dilutive to Aon's estimated GAAP EPS for each of 2011 through 2013 if cost savings and synergies were excluded. However, the inclusion of cost savings and synergies would result in the merger being dilutive to Aon's estimated GAAP EPS in 2011 and accretive to estimated GAAP EPS in 2012 and 2013. The actual results achieved by Aon after completion of the merger may vary from estimated results and the variations may be material.

Miscellaneous

        Aon engaged Credit Suisse as its financial advisor in connection with the merger based on Credit Suisse's qualifications, experience and reputation, and its familiarity with Aon, Hewitt and their respective businesses. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to Aon's engagement letter with Credit Suisse, Aon has agreed to pay Credit Suisse for its financial advisory services in connection with the merger, an aggregate fee of $12.5 million, including a fee of $1.0 million that became payable upon rendering Credit Suisse's opinion, and the remainder of which is contingent upon the consummation of the merger. In addition, Aon has agreed to reimburse Credit Suisse for its reasonable expenses, including fees and expenses of legal counsel, and to indemnify Credit Suisse and related parties against certain liabilities and other items, including liabilities under the federal securities laws, arising out of its engagement.

        Credit Suisse and its affiliates have in the past provided, and in the future may provide, investment banking and other financial services to Hewitt and its affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse and its affiliates in the past have provided and currently are providing investment banking and other financial services to Aon and its affiliates, for which Credit Suisse and its affiliates have received compensation. During the past two years, these services have included acting as sole bookrunner in connection with the offering of certain guaranteed notes by an affiliate of Aon, acting as financial advisor to Aon in connection with its acquisition of Benfield Group Limited and in connection with the sale of Aon's insurance underwriting operations. In connection with the merger, and at Aon's request, an affiliate of Credit Suisse has entered into financing commitments as co-lead arranger to provide Aon with a senior unsecured term loan facility and a senior unsecured bridge loan facility, which are described in greater detail under "Description of Debt Financing" beginning on page 159. Additionally, Credit Suisse anticipates serving as co-lead joint bookrunning managing underwriter in connection with Aon's public offering of debt securities, the proceeds of which would be used to refinance or replace the senior unsecured bridge loan facility. Credit Suisse may in the future provide financial advice and services to Aon and its affiliates for which Credit Suisse would expect to receive compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates' own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Aon and Hewitt and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

Opinion of Hewitt's Financial Advisor

        Citi was retained to act as financial advisor to Hewitt in connection with the transactions. In connection with this engagement, Hewitt requested Citi to evaluate the fairness, from a financial point of view, to the holders of the common stock of Hewitt of the mixed consideration, the cash consideration and the stock consideration, taken in the aggregate, which we refer to for purposes of this summary of Citi's opinion as the aggregate merger consideration. On July 11, 2010, at a meeting of the Hewitt board of directors, Citi rendered to the Hewitt board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 11, 2010, to the effect that, as of that date and based on and subject to the matters described in its opinion, the aggregate merger consideration was fair, from a financial point of view, to the holders of Hewitt common stock (other than shares of Hewitt common stock owned by Hewitt, Aon or Merger Sub or as to which dissenters' rights are perfected).

        The full text of Citi's written opinion, dated July 11, 2010, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex C and is incorporated by reference in its entirety into this joint proxy statement/prospectus. You are urged to read the opinion in its entirety. Citi's opinion was provided to the Hewitt board of directors in connection with its evaluation of the aggregate merger consideration from a financial point of view and does not address any other aspects or implications of the transactions. Citi's opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on, or make an election with respect to, any matters relating to the proposed transactions. Citi's opinion does not address the relative merits of the transactions as compared to any alternative business strategies that might exist for Hewitt or the underlying business decision of Hewitt to effect the transactions. The following is a summary of Citi's opinion and the methodology that Citi used to render its opinion.

        In arriving at its opinion, Citi:

  •
  reviewed the merger agreement;

  •
  held discussions with certain senior officers, directors and other representatives and advisors of Hewitt and certain senior officers and other representatives and advisors of Aon concerning the businesses, operations and prospects of Hewitt and Aon;

  •
  examined certain publicly available business and financial information relating to Hewitt and Aon;

  •
  examined certain financial forecasts and other information and data relating to Hewitt and Aon which were provided to or otherwise discussed with Citi by the respective managements of Hewitt and Aon, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Hewitt and Aon to result from the transactions;

  •
  reviewed the financial terms of the transactions as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Hewitt common stock and Aon common stock, the historical and projected earnings and other operating data of Hewitt and Aon and the capitalization and financial condition of Hewitt and Aon;

  •
  considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the transactions;

  •
  analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Hewitt and Aon;

  •
  evaluated certain potential pro forma financial effects of the transactions on Aon; and

  •
  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

        In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of Hewitt and Aon that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to Hewitt and Aon provided to or otherwise reviewed by or discussed with Citi, Citi was advised by the respective managements of Hewitt and Aon that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Hewitt and Aon as to the future financial performance of Hewitt and Aon, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the transactions and the other matters covered thereby.

        Citi assumed, with Hewitt's consent, that the transactions would be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the transactions, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Hewitt, Aon or the contemplated benefits of the transactions. Citi also assumed, with Hewitt's consent, that the transactions would be treated as a tax free reorganization for federal income tax purposes. Citi expressed no opinion as to what the value of Aon common stock actually would be when issued pursuant to the transactions or the price at which Aon common stock would trade at any time. Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Hewitt or Aon, and Citi did not make any physical inspection of the properties or assets of Hewitt or Aon. Citi was not requested to, and Citi did not, solicit third party indications of interest in the possible acquisition of all or a part of Hewitt, nor was Citi requested to consider, and Citi's opinion does not address, the underlying business decision of Hewitt to effect the transactions, the relative merits of the transactions as compared to any alternative business strategies that might exist for Hewitt or the effect of any other transaction in which Hewitt might engage. Citi expressed no view as to, and its opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the transactions, or any class of such persons, relative to the aggregate merger consideration. Citi's opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

        In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citi's opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Hewitt and Aon. No company, business or transaction used in those analyses as a comparison is identical or directly comparable to Hewitt, Aon or the transactions, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

        The estimates contained in Citi's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citi's analyses are inherently subject to substantial uncertainty.

        The type and amount of consideration payable in the transactions was determined through negotiations between Hewitt and Aon, and the decision to enter into the transactions was solely that of the Hewitt board of directors. Citi's opinion was only one of many factors considered by the Hewitt board of directors in its evaluation of the transactions and should not be viewed as determinative of the views of the Hewitt board of directors or management with respect to the transactions or the aggregate merger consideration.

        The following is a summary of the material financial analyses presented to the Hewitt board of directors in connection with the delivery of Citi's opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi's financial analyses.

Stock Trading History and Implied Premiums

        Citi calculated the implied deal value of the aggregate merger consideration by multiplying the closing price of Aon common stock on July 9, 2010 ($38.34) by the mixed consideration exchange ratio of 0.6362 and adding the per share cash component of the mixed consideration of $25.61. Citi considered the result of this calculation ($50.00) and calculated the implied premiums represented relative to the closing prices of Hewitt common stock and Aon common stock on July 9, 2010, the volume weighted average trading price, which we refer to for purposes of this summary of Citi's opinion as the VWAP, of Hewitt common stock and Aon common stock for the five trading day period ended July 9, 2010 and the average closing stock prices of Hewitt common stock and Aon common stock for the 30-day, 60-day, 90-day, 180-day, one-year and two-year periods ended July 9, 2010. The results of this analysis are set forth below:

Prices / Periods	Implied Premium Using Aon Average Share Price Over Same Period
Prices on July 9, 2010	41.2%
5-Trading Day VWAP as of July 9, 2010	43.1%
30-Day Averages as of July 9, 2010	40.8%
60-Day Averages as of July 9, 2010	39.0%
90-Day Averages as of July 9, 2010	36.3%
180-Day Averages as of July 9, 2010	33.2%
One-Year Averages as of July 9, 2010	35.1%
Two-Year Averages as of July 9, 2010	49.4%

        Citi also calculated the implied premiums represented using the closing price of Aon common stock on July 9, 2010 ($38.34) and the closing prices of Hewitt common stock on July 9, 2010 (one-day premium) and July 2, 2010 (one-week premium), the VWAP of Hewitt common stock for the five trading day period ended July 9, 2010 and the 52-week high closing price of Hewitt common stock for the period ended July 9, 2010. The results of this analysis are set forth below:

Prices / Periods	Implied Premium Using Aon 7/9/10 Closing Price
Price on July 9, 2010 (one-day premium)	41.2%
Price on July 2, 2010 (one-week premium)	47.0%
5-Trading Day VWAP as of July 9, 2010	44.4%
52-Week High as of July 9, 2010	14.7%

Selected Precedent Transactions Analysis

        Citi reviewed and compared premiums paid in selected precedent transactions, not including those deemed to be hostile.

        In analyzing 440 selected U.S. transactions with deal values between $1 billion and $10 billion occurring between 2002 and July 9, 2010, Citi found the median one-day, one-week and 52-week high transaction premiums paid in each year to be as follows:

	2002	2003	2004	2005	2006	2007	2008	2009	2010 YTD	'02 - '10	'08 - '10
One-day	27.4%	21.3%	21.3%	18.8%	20.4%	25.0%	27.6%	34.1%	33.7%	23.8%	32.8%
One-week	27.9%	26.0%	22.9%	20.8%	23.5%	26.0%	27.7%	36.4%	35.8%	26.0%	35.6%
52-week high	17.6%	6.2%	14.1%	9.0%	6.9%	12.7%	2.3%	14.6%	18.3%	10.4%	9.2%

        Citi noted that the implied one-day, one-week and 52-week high premiums of the aggregate merger consideration (using the closing price of Aon common stock on July 9, 2010) relative to the closing price of Hewitt common stock on July 9, 2010 were 41.2%, 47.0% and 14.7%, respectively, and that these premiums were above the median one-day, one-week and 52-week high premiums for the selected U.S. transactions (i) over the total period between 2002 and 2010 YTD, (ii) over the total period between 2008 and 2010 YTD and (iii) in each individual year between 2002 and 2010 YTD, with the exception of 52-week high premiums for transactions in 2002 and 2010 YTD.

Trading Multiples Analysis

        Using the closing prices of Hewitt common stock and Aon common stock on July 9, 2010, Citi calculated and analyzed various trading multiples for Hewitt and Aon. Estimated financial data for Hewitt were based on internal estimates of Hewitt management. Estimated financial data for Aon were based on Aon's public filings, research analysts' estimates and other publicly available information and were derived in conjunction with Hewitt management, which we refer to for purposes of this summary of Citi's opinion as the street model. First, Citi calculated and analyzed each company's ratio of its firm value (calculated as equity value plus straight debt, minority interest, straight preferred stock and out-of-the-money convertibles, less cash and cash equivalents) to its revenue, EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) and EBIT (calculated as earnings before interest and taxes) as estimated for calendar years 2010 and 2011. In addition, Citi calculated and analyzed each company's ratio of its current stock price to its earnings per share (EPS) as estimated for calendar years 2010 and 2011. Citi also calculated and analyzed each company's ratio of its equity value (calculated as fully diluted shares outstanding multiplied by the current stock price less any option proceeds using the treasury stock method) to its free cash flow (FCF, calculated as operating cash flow less capital expenditures) as estimated for calendar years 2010 and 2011. Citi also calculated these multiples for Hewitt based on the implied deal value as of July 9, 2010 of $50.00. The results of this analysis are set forth below:

Trading Multiples Using Closing Prices on July 9, 2010
	Hewitt	Implied Deal Value	Aon
Firm Value /
Revenue CY 2010 (estimated)	1.1x	1.6x	1.5x
Revenue CY 2011 (estimated)	1.1x	1.6x	1.5x
Firm Value /
EBITDA CY 2010 (estimated)	5.2x	7.5x	7.2x
EBITDA CY 2011 (estimated)	5.1x	7.3x	6.7x
Firm Value /
EBIT CY 2010 (estimated)	7.1x	10.3x	8.7x
EBIT CY 2011 (estimated)	6.8x	9.8x	7.6x
Stock Price /
EPS CY 2010 (estimated)	12.2x	17.3x	11.8x
EPS CY 2011 (estimated)	11.2x	15.8x	10.8x
Equity Value /
FCF CY 2010 (estimated)	8.7x	12.4x	—
FCF CY 2011 (estimated)	8.5x	12.1x	—

Valuation Analyses of Hewitt

        Citi analyzed the value of Hewitt common stock utilizing several different methodologies, including a review of Hewitt's historical trading prices, a review of research analyst price targets, a present value of future share price analysis, a comparable companies analysis, a comparable transaction analysis, a leveraged buyout analysis and a discounted cash flow analysis. The results of Citi's valuation analyses of Hewitt are set forth below.

Historical Trading Range

        Citi observed that during the 52-week period ended July 9, 2010, Hewitt common stock traded in a range of $28.37 to $43.59 per share, the average per share price of Hewitt common stock was $37.86 and the closing price per share of Hewitt common stock on July 9, 2010 was $35.40. Citi noted that the implied deal value of the aggregate merger consideration, using both the per share price of Aon common stock on July 9, 2010 and the 1-year average price of Aon common stock as of July 9, 2010, was above the 52-week trading range of Hewitt common stock.

52-Week Trading Range of the Company's Common Stock				Per Share Merger Consideration
Low	Average	7/9/10	High	As of 7/9/10	1-Year Average
$28.37	$37.86	$35.40	$43.59	$50.00	$51.15

Research Analyst Price Targets

        Citi reviewed the reports of eleven research analysts found in publicly available equity research on Hewitt. Of the eleven analyst reports, eight had published price targets. The analysis indicated a range of analyst price targets for Hewitt common stock of $40.00 to $55.00 per share. Based on this analysis, Citi selected the following analyst target reference range for Hewitt common stock by discounting analyst price targets at the cost of equity of 9.7% for a one year period, shown as compared to the per share aggregate merger consideration based on (i) the closing prices of Hewitt common stock and Aon common stock on July 9, 2010 and (ii) the average closing prices of Hewitt common stock and Aon common stock in the 1-year period ending July 9, 2010:

	Per Share Merger Consideration
Research Analyst Price Target Reference Range	As of 7/9/10	1-Year Average
$36.47 - $50.15	$50.00	$51.15

Present Value of Future Share Price Analysis

        Citi performed an analysis of the implied present value of Hewitt common stock. For purposes of the analysis, Citi derived an EPS growth rate of 13.0% based on the internal estimates provided by Hewitt's management. Citi calculated the implied present values per share of Hewitt common stock by applying a future price to earnings multiple of 11.8x (reflecting the current Hewitt forward price to earnings multiple) and a sensitivity to reflect a future price to earnings multiple of up to 15.0x to estimated EPS of Hewitt for calendar years 2013 and 2014, respectively, and then discounted those values to present using an equity discount rate of 9.7%. This analysis indicated the following range of implied present values per share of Hewitt common stock, shown as compared to the per share aggregate merger consideration based on (i) the closing prices of Hewitt common stock and Aon common stock on July 9, 2010 and (ii) the average closing prices of Hewitt common stock and Aon common stock in the 1-year period ending July 9, 2010:

	Per Share Merger Consideration
Implied Present Value Per Share Range for Hewitt Common Stock	As of 7/9/10	1-Year Average
$38.71 - $50.73	$50.00	$51.15

Selected Public Company Trading Multiples

        Citi reviewed financial and stock market information and public market trading multiples of Hewitt and the following seven selected publicly held human resources, outsourcing and consulting services, payroll processing services or specialty consulting companies:

  Human Resources, Outsourcing and Consulting Services Companies

  •
  Accenture Ltd.

  •
  Towers Watson & Co.

  Payroll Processing Services Companies

  •
  Automatic Data Processing, Inc.

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  Paychex, Inc.

  Specialty Consulting Companies

  •
  FTI Consulting Inc.

  •
  Huron Consulting Group Inc.

  •
  Navigant Consulting Inc.

        As part of its selected comparable company analysis, Citi calculated and analyzed each selected company's ratio of its firm value to its EBITDA and to its EBIT, each as estimated for calendar years 2010 and 2011. In addition, Citi calculated and analyzed each selected company's ratio of its current stock price to its earnings per share as estimated for calendar years 2010 and 2011. Based on these comparable company metrics analyzed by Citi, Citi selected a multiple range for Hewitt for each of the metrics and calculated valuation ranges for Hewitt based on the selected multiple ranges. Estimated financial data of the selected companies were based on research analysts' estimates, public filings and other publicly available information. Estimated financial data of Hewitt were based on internal estimates of Hewitt's management. The results of this selected publicly traded comparable companies analysis are summarized below:

	Comparable Company Multiple Range		Selected Multiple Range		Valuation Range
	Low	High	Low	High	Low	High
Firm Value /
EBITDA CY 2010 (estimated)	5.3x	11.1x	5.5x	7.5x	$37.11	$49.77
EBITDA CY 2011 (estimated)	5.0x	10.4x	5.0x	7.0x	$34.76	$47.75
Firm Value /
EBIT CY 2010 (estimated)	6.3x	12.3x	6.5x	8.5x	$32.43	$41.70
EBIT CY 2011 (estimated)	5.9x	11.5x	6.0x	8.0x	$31.55	$41.30
Stock Price /
EPS CY 2010 (estimated)	11.1x	19.4x	11.5x	14.0x	$33.26	$40.50
EPS CY 2011 (estimated)	10.2x	18.3x	10.5x	13.0x	$33.29	$41.21

        Based on this analysis, Citi selected the following per share equity reference range for Hewitt common stock, shown as compared to the per share aggregate merger consideration based on (i) the closing prices of Hewitt common stock and Aon common stock on July 9, 2010 and (ii) the average closing prices of Hewitt common stock and Aon common stock in the 1-year period ending July 9, 2010:

	Per Share Merger Consideration
Selected Per Share Equity Reference Range for Hewitt Common Stock	As of 7/9/10	1-Year Average
$34.00 - $44.00	$50.00	$51.15

Precedent Transaction Multiples

        Citi reviewed publicly available information for 12 selected transactions announced since January 18, 2005 involving the acquisition of human resources and business process outsourcing (BPO) companies that it deemed appropriate in analyzing the merger. The precedent transactions considered by Citi were the following:

Announcement Date	Acquiror	Target
09/28/2009	Xerox Corporation	Affiliated Computer Services, Inc.
09/21/2009	Dell Inc.	Perot Systems Corporation
06/28/2009	Watson Wyatt Worldwide, Inc.	Towers Perrin Forster & Crosby, Inc.
05/13/2008	Hewlett-Packard Company	Electronic Data Systems Corporation
05/02/2008	ING Group, N.V.	CitiStreet LLC
12/21/2007	Kohlberg Kravis Roberts & Co.	Northgate Information Solutions plc
05/30/2007	Thomas H. Lee Partners, L.P. / Fidelity National Financial, Inc.	Ceridian Corporation
05/02/2007	Northgate Information Solutions plc	ARINSO International SA
11/01/2006	AEGON N.V.	Clark, Inc.
03/08/2006	Apollo Management, L.P.	SOURCECORP, Inc.
03/16/2005	Affiliated Computer Services, Inc.	Mellon Financial Corp.'s HR services
01/18/2005	Electronic Data Systems Corporation	Towers Perrin Forster & Crosby, Inc.

        As part of its selected comparable transaction analysis, Citi calculated and analyzed each target company's ratio of its firm value to its revenue, its EBITDA and its EBIT, each as measured for the last twelve months (LTM) prior to the announcement of the transaction. Citi also calculated and analyzed each target company's ratio of its stock price to its estimated earnings per share for the next twelve months (NTM) following the announcement of the merger, where available. Based on these comparable transaction metrics analyzed by Citi, Citi selected a multiple range for Hewitt for each of the metrics and calculated valuation ranges for Hewitt based on the selected multiple ranges. Financial data of the selected companies were based on public filings and other publicly available information. Estimated financial data of Hewitt were based on internal estimates of Hewitt's management. The results of this selected comparable transaction analysis are summarized below:

	Precedent Transaction Multiple Range		Selected Multiple Range		Valuation Range
	Low	High	Low	High	Low	High
Firm Value /
LTM Revenue	0.6x	3.1x	1.0x	1.5x	$31.80	$46.56
LTM EBITDA	4.7x	17.4x	8.0x	10.0x	$49.63	$61.46
LTM EBIT	6.4x	20.7x	10.0x	13.0x	$44.46	$57.11
Stock Price /
NTM Earnings Per Share	15.2x	28.6x	15.0x	17.0x	$45.75	$51.85

        Based on this analysis, Citi selected the following per share equity reference range for Hewitt common stock, shown as compared to the per share aggregate merger consideration based on (i) the closing prices of Hewitt common stock and Aon common stock on July 9, 2010 and (ii) the average closing prices of Hewitt common stock and Aon common stock in the 1-year period ending July 9, 2010:

	Per Share Merger Consideration
Selected Per Share Equity Reference Range for Hewitt Common Stock	As of 7/9/10	1-Year Average
$44.00 - $54.00	$50.00	$51.15

Discounted Cash Flow Analysis

        Citi performed a discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flow that Hewitt could generate for the remainder of calendar year 2010 through calendar year 2014. The analysis was based on Hewitt's public filings and internal estimates provided by Hewitt's management. Estimated terminal values for Hewitt were calculated by applying a range of EBITDA terminal value multiples of 5.5x to 7.5x to Hewitt's calendar year 2014 estimated EBITDA. The cash flows and terminal values were then discounted to present value using discount rates ranging from 9.0% to 10.5%. Based on this analysis, Citi calculated the following implied per share equity reference ranges for Hewitt common stock, shown as compared to the per share aggregate merger consideration based on (i) the closing prices of Hewitt common stock and Aon common stock on July 9, 2010 and (ii) the average closing prices of Hewitt common stock and Aon common stock in the 1-year period ending July 9, 2010:

	Per Share Merger Consideration
Implied Per Share Equity Reference Range for Hewitt Common Stock	As of 7/9/10	1-Year Average
$44.07 - $56.73	$50.00	$51.15

Leveraged Buyout Analysis

        Citi performed a leveraged buyout analysis, based on the internal estimates of Hewitt's management, to estimate the theoretical purchase price that could be paid by a hypothetical financial buyer in an acquisition of Hewitt, taking into account the potential pro forma leverage structure of Hewitt that could result from financing such acquisition under customary market terms and assuming that such financial buyer would attempt to realize a return on its investment in calendar year 2015. Estimated exit values for Hewitt were calculated by applying a range of exit value multiples of 5.5x to 7.0x to Hewitt's calendar year 2016 estimated EBITDA. Citi then derived a range of theoretical purchase prices based on assumed rates of return of approximately 20.0% to 30.0%, taking into account a number of factors. This analysis indicated the following implied per share equity reference ranges for Hewitt, shown as compared to the per share aggregate merger consideration based on (i) the closing prices of Hewitt common stock and Aon common stock on July 9, 2010 and (ii) the average closing prices of Hewitt common stock and Aon common stock in the 1-year period ending July 9, 2010:

	Per Share Merger Consideration
Implied Per Share Equity Reference Range for Hewitt Common Stock	As of 7/9/10	1-Year Average
$42.00 - $46.00	$50.00	$51.15

Valuation Analyses of Aon and the Merger Consideration

        Citi analyzed the value of Aon common stock utilizing several different methodologies, including a review of Aon's historical trading prices, a review of research analyst price targets, a comparable companies analysis and a discounted cash flow analysis. The results of Citi's valuation analyses of Aon are set forth below.

Historical Trading Range

        Citi reviewed the daily closing prices per share of Aon common stock to derive a 52-week trading range for Aon for the period ended July 9, 2010 (the last trading day prior to announcement of the merger agreement). Citi observed that the 52-week trading range for Aon common stock for such period was $36.68 to $44.26 per share.

Research Analyst Price Targets

        Citi reviewed the reports of 14 research analysts found in publicly available equity research on Aon. The analysis indicated a range of analyst price targets for Aon common stock of $38.00 to $54.00 per share, which, when discounted at the cost of equity of 9.4% for a one year period, yielded an analyst target reference range for the value of Aon common stock of $34.74 to $49.37 per share.

Selected Public Company Trading Multiples

        Citi reviewed financial and stock market information and public market trading multiples of Aon and the following four selected U.S. and European insurance companies:

  •
  Arthur J. Gallagher & Co.

  •
  Brown & Brown, Inc.

  •
  Marsh & McLennan Companies, Inc.

  •
  Willis Group Holdings plc

        As part of its selected comparable company analysis, Citi calculated and analyzed each selected company's ratio of its firm value to its EBITDA as estimated for calendar years 2010 and 2011. In addition, Citi calculated and analyzed each selected company's ratio of its current stock price to its earnings per share as estimated for calendar years 2010 and 2011. Estimated financial data of the selected companies were based on research analysts' estimates, public filings and other publicly available information. The results of this selected publicly traded comparable companies analysis are summarized below:

	Comparable Company Multiple Range		Selected Multiple Range		Valuation Range
	Low	High	Low	High	Low	High
Firm Value /
EBITDA CY 2010 (estimated)	8.0x	8.4x	7.5x	8.5x	$39.92	$45.81
EBITDA CY 2011 (estimated)	6.7x	7.8x	6.5x	7.5x	$37.28	$43.66
Stock Price /
EPS CY 2010 (estimated)	11.5x	18.4x	12.0x	15.0x	$39.00	$48.75
EPS CY 2011 (estimated)	10.3x	16.9x	10.5x	14.0x	$37.26	$49.68

        Based on this analysis, Citi selected a reference range for Aon's common stock of $39.00 to $47.00 per share.

Discounted Cash Flow Analysis

        Citi performed a discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flow that Aon could generate for the remainder of calendar year 2010 through calendar year 2014. This analysis was based on the street model. Estimated terminal values for Aon were calculated by applying a range of EBITDA terminal value multiples of 6.5x to 8.0x to Aon's calendar year 2014 estimated EBITDA. The cash flows and terminal values were then discounted to present value using discount rates ranging from 8.0% to 9.5%. Based on this analysis, Citi calculated an implied equity reference range for Aon common stock of $45.09 to $55.73 per share.

Pro Forma Discounted Cash Flow Analysis

        Citi performed a discounted cash flow analysis to calculate the estimated present value of the pro forma unlevered, after-tax free cash flows that Aon could generate post transaction for the remainder of calendar year 2010 through calendar year 2014. This analysis was based on, among other factors, (i) assumed annualized synergies of $230 million in calendar year 2011 and $350 million in calendar years 2012 through 2014, (ii) assumed annualized pre-tax restructuring costs of $200 million in calendar year 2010 and $150 million in calendar year 2011 and (iii) internal estimates provided by Hewitt's management and the street model. Estimated terminal values for Aon were calculated by applying a range of EBITDA terminal value multiples of 6.0x to 8.0x to 2014 estimated combined EBITDA, including synergies. The cash flows and terminal values were then discounted to present value using discount rates ranging from 8.0% to 9.5%. Based on this analysis, Citi calculated a pro forma equity reference range for Aon common stock of $46.14 to $62.58 per share.

Valuation of the Merger Consideration

        Citi derived per share reference ranges of implied values of the aggregate merger consideration based on Citi's valuation analyses of Aon described above. To derive such reference ranges, Citi multiplied the high and low ends of the per share reference ranges for the value of Aon common stock by the exchange ratio in the mixed consideration of 0.6362 and added to those amounts the per share cash component of the mixed consideration of $25.61.

        Citi compared the per share reference ranges of implied values of the aggregate merger consideration as derived above from the historical trading range analysis, comparable companies analysis, discounted cash flow analysis and pro forma discounted cash flow analysis. The following table sets forth the results of this analysis:

	Per Share Reference Range of Values of Aon Common Stock	Per Share Reference Range of Implied Values of Merger Consideration
Historical Trading Range	$36.68 - $44.26	$48.94 - $53.77
Comparable Companies	$39.00 - $47.00	$50.42 - $55.51
Discounted Cash Flow	$45.09 - $55.73	$54.29 - $61.06
Pro Forma Discounted Cash Flow	$46.14 - $62.58	$54.96 - $65.42

Pro Forma Earnings Per Share Impact

        Citi calculated potential accretion/dilution of adjusted GAAP and non-GAAP pro forma EPS of Aon for calendar years 2011 and 2012 under the following alternative scenarios: (a) for calendar year 2011, (i) $0 million of expected synergies realized, (ii) $180 million of expected synergies realized, (iii) $230 million of expected synergies realized and (iv) $280 million of expected synergies realized; and (b) for calendar year 2012, (i) $0 million of expected synergies realized, (ii) $300 million of expected synergies realized, (iii) $350 million of expected synergies realized and (iv) $400 million of expected synergies realized. Adjusted GAAP EPS excluded extraordinary items for both Hewitt and Aon and amortization of intangibles for Hewitt only. Non-GAAP EPS excluded amortization of intangibles, including purchase accounting amortization related to the acquisition of Hewitt and extraordinary items for both Hewitt and Aon. Citi based these calculations on, among other factors, the financial model of the management of Hewitt with respect to Hewitt and the street model with respect to Aon. The following table sets forth the full results of this analysis:

	$0mm Synergies	$180mm Synergies	$230mm Synergies	$280mm Synergies
2011 Adjusted GAAP EPS Accretion / (Dilution)%	(17.9)%	(7.8)%	(5.0)%	(2.2)%
2011 Non-GAAP EPS Accretion / (Dilution)%	(6.2)%	3.2%	5.8%	8.5%

	$0mm Synergies	$300mm Synergies	$350mm Synergies	$400mm Synergies
2012 Adjusted GAAP EPS Accretion / (Dilution)%	(12.0)%	3.5%	6.1%	8.7%
2012 Non-GAAP EPS Accretion / (Dilution)%	(1.5)%	13.2%	15.6%	18.0%

        In addition, Citi calculated potential accretion/dilution of adjusted GAAP pro forma EPS of Aon for calendar years 2011 and 2012 with respect to final purchase accounting amortization, applying amortization periods of five, seven or nine years, under the following alternative scenarios: (i) 25% of purchase price premium allocated to non-goodwill intangibles and (ii) 35% of purchase price premium allocated to non-goodwill intangibles. Adjusted GAAP EPS excluded extraordinary items for both Hewitt and Aon and amortization of intangibles for Hewitt only. Citi based these calculations on, among other factors, assumed annualized synergies of $230 million in calendar year 2011 and $350 million in calendar year 2012 and the financial model of the management of Hewitt with respect to Hewitt and the street model with respect to Aon. The following table sets forth the full results of this analysis:

	Amortization Period
	5 years	7 years	9 years
25% Allocated to Non-Goodwill Intangibles
2011 Adjusted GAAP EPS Accretion / (Dilution)%	(5.0)%	(1.4)%	0.6%
2012 Adjusted GAAP EPS Accretion / (Dilution)%	6.1%	9.4%	11.3%
35% Allocated to Non-Goodwill Intangibles
2011 Adjusted GAAP EPS Accretion / (Dilution)%	(10.0)%	(5.0)%	(2.2)%
2012 Adjusted GAAP EPS Accretion / (Dilution)%	1.5%	6.1%	8.7%

Miscellaneous

        Under the terms of Citi's engagement, Hewitt has agreed to pay Citi for its financial advisory services in connection with the transactions a transaction fee equal to 0.47% of the total consideration payable in the transactions, 10% of which is payable upon execution of the merger agreement and 90% of which is payable upon consummation of the merger. Subject to certain limitations, Hewitt also has agreed to reimburse Citi for reasonable travel and other out-of-pocket expenses incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

        Citi and its affiliates in the past have provided, and currently provide, services to Hewitt and Aon unrelated to the proposed transaction, for which services Citi and its affiliates have received and expect to receive compensation, including, without limitation, (i) providing credit in an aggregate amount of approximately $65 million as of June 30, 2010 to Hewitt and certain of its subsidiaries pursuant to various credit facilities, (ii) acting as co-manager in June of 2009 of Aon Financial Services Luxembourg, S.A.'s 500,000,000 Euro offering of 6.25% Guaranteed Notes due July 1, 2014, (iii) acting as sole administrative agent, joint lead arranger and joint book manager in Aon's existing $400,000,000 three-year revolving credit facility, and (iv) acting as lead arranger and administrative agent in Aon UK Group Limited's existing five-year 650,000,000 Euro revolving credit facility. In the ordinary course of its business, Citi and its affiliates may actively trade or hold the securities of Hewitt and Aon for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) maintain relationships with Hewitt, Aon and their respective affiliates.

        Hewitt selected Citi to provide certain financial advisory services in connection with the merger based on Citi's reputation and experience. Citi is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The issuance of Citi's opinion was authorized by Citi's fairness opinion committee.

Aon's Dividend Policy

        Aon currently pays a quarterly dividend on its common stock and last paid dividends on May 17, 2010 of $0.15 per share. Under the terms of the merger agreement, before the closing of the merger Aon is prohibited from paying any dividends other than its regular quarterly dividends, with usual amounts, declaration, record and payment dates and otherwise consistent with past practice.

Regulatory Approvals

        Aon and Hewitt have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval under, or the expiration or termination of waiting periods pursuant to, the HSR Act, the EC Merger Regulation, the Investment Canada Act, the Competition Act (Canada) and other applicable regulatory laws.

        Department of Justice, Federal Trade Commission and Other United States Antitrust Authorities.    The merger is subject to the HSR Act. The HSR Act and related rules prohibit the completion of transactions such as the merger unless the parties notify the Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the Department of Justice, which we refer to as the DOJ, in advance. Aon and Hewitt filed the required HSR notification and report form on July [•], 2010. The HSR Act further provides that a transaction or portion of a transaction that is notifiable under the Act, such as the merger, may not be consummated until the expiration of a 30 calendar-day waiting period, or the early termination of that waiting period, following the parties' filing of their respective HSR Act notification forms. If the DOJ or the FTC issues a Request for Additional Information and Documentary Material prior to the expiration of the waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the request for information, unless the waiting period is terminated earlier or extended with the consent of the parties.

        At any time before or after the acquisition is completed, either the DOJ or FTC could take action under the antitrust laws in opposition to the merger, including seeking to enjoin the acquisition or seeking divestiture of substantial assets of Aon or Hewitt or their subsidiaries. Private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, Aon and Hewitt believe that the merger will receive the necessary regulatory clearance. However, Aon and Hewitt can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that Aon and Hewitt will prevail.

        In addition, the merger may be reviewed by the attorneys general in the various states in which Aon and Hewitt operate. These authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove of the merger under the circumstances and based upon the review set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the merger.

        European Union.    Both Aon and Hewitt sell services to customers based in the European Union. The EC Merger Regulation requires notification of, and approval by, the European Commission of mergers or acquisitions involving parties with worldwide sales and European Union sales exceeding given thresholds. Aon and Hewitt currently anticipate that the transaction will exceed the relevant thresholds under the EC Merger Regulation and plan to file a formal notification of the merger with the European Commission at the earliest opportunity. The European Commission will have 25 business days after receipt of such formal notification, which period may be extended by the European Commission in certain circumstances, to issue its decision regarding the merger.

        Other Non-U.S. Approvals to be Obtained.    Approvals of the merger under the Investment Canada Act, the Competition Act (Canada) and in any other jurisdictions where competition approval is required by applicable law prior to the closing of the merger are a condition to the closing of the merger. Although not a condition to closing, Aon and Hewitt have agreed, as promptly as reasonably practicable, to make their respective filings and thereafter make any other required submissions under other applicable regulatory laws (see "The Merger Agreement—Efforts to Complete the Merger" beginning on page 123).

        Timing.    Aon and Hewitt cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, Aon and Hewitt cannot assure you as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. Aon and Hewitt also cannot assure you that the DOJ, the FTC or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, Aon and Hewitt cannot assure you as to its result.

        Aon and Hewitt are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Litigation

        On July 13, 2010, a putative class action complaint captioned Michael Palma v. Hewitt Associates, Inc. et al., was filed in the Circuit Court of the Nineteenth Judicial Circuit in Lake County, Illinois. The complaint names as defendants Hewitt and its board of directors and alleges generally that defendants breached their fiduciary duties in connection with the proposed merger transaction with Aon by authorizing the transaction for what plaintiffs claim to be inadequate consideration and pursuant to what plaintiffs claim to be an inadequate process. The relief sought by the complaint includes, among other things, enjoining the proposed merger transaction and rescinding it to the extent it has already been implemented. Defendants believe the claims are without merit and intend to vigorously defend against the lawsuit.

Material United States Federal Income Tax Consequences

        The following discussion is a summary of certain material U.S. federal income tax consequences of the merger and subsequent merger to U.S. holders (as defined below) of Hewitt common stock. This discussion is based on the Code, applicable Treasury regulations promulgated thereunder, administrative rulings and judicial authorities, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change at any time, possibly with retroactive effect.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger and subsequent merger.

        This discussion addresses only U.S. holders of Hewitt common stock who hold their Hewitt common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that might be relevant to a particular U.S. holder of Hewitt common stock in light of such U.S. holder's individual circumstances or to a U.S. holder of Hewitt common stock that is subject to special treatment under U.S. federal income tax law, including, without limitation:

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  a bank, insurance company or other financial institution;

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  a tax-exempt organization;

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  a mutual fund;

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  a U.S. expatriate;

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  an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes or an investor in such an entity;

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  a dealer in securities;

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  a person who holds Hewitt common stock as part of a hedge, straddle, constructive sale or conversion transaction;

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  a person who acquired its shares of Hewitt common stock pursuant to the exercise of employee stock options or otherwise in connection with the performance of services;

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  a person who has a functional currency other than the United States dollar;

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  a person liable for the alternative minimum tax;

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  a person who exercised dissenters' rights; and

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  a trader in securities who elects to apply a mark-to-market method of accounting.

        For purposes of this discussion a U.S. holder is a beneficial holder of Hewitt common stock that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (x) a court within the United States is able to exercise primary jurisdiction over administration and one or more U.S. persons have the authority to control all of its substantial decisions or (y) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations.

        This discussion does not address other U.S. federal tax consequences (such as gift or estate taxes or alternative minimum taxes), or consequences under state, local or foreign tax laws, nor does it address certain tax reporting requirements that may be applicable with respect to the transaction.

        If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Hewitt common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Hewitt common stock should consult its own tax advisors with respect to the consequences of the merger and subsequent merger.

        U.S. holders should consult their tax advisors as to the specific tax consequences to them of the merger and subsequent merger in light of their particular circumstances, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Tax Consequences of the Merger and Subsequent Merger Generally

        Based on facts, representations and assumptions set forth in such opinion, all of which must be consistent with the state of facts existing as of the effective time, it is the opinion of Sidley Austin LLP, counsel to Aon, and Debevoise & Plimpton LLP, counsel to Hewitt, that (i) the merger and subsequent merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Hewitt and Aon will each be a party to the reorganization within the meaning of Section 368(b) of the Code. Based on the foregoing, the material U.S. federal income tax consequences to a U.S. holder of Hewitt common stock whose shares are exchanged in the merger for shares of Aon common stock and cash generally will be as follows:

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  a U.S. holder generally will recognize gain (but not loss) realized on the exchange in an amount equal to the lesser of (i) the amount of cash received (other than cash received in lieu of a fractional share of Aon common stock, which is discussed below under "—Cash Received In Lieu of a Fractional Share of Aon Common Stock") and (ii) the amount by which the sum of the amount of such cash and the fair market value of the Aon common stock received by the U.S. holder exceeds the U.S. holder's tax basis in its Hewitt common stock;

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  a U.S. holder will have an aggregate tax basis in the shares of Aon common stock received in the exchange (including fractional shares of Aon common stock deemed received and redeemed for cash, as described below) equal to the U.S. holder's aggregate tax basis in its shares of Hewitt common stock surrendered, reduced by the amount of cash received (other than cash received in lieu of a fractional share of Aon common stock), and increased by the amount of any gain recognized by the U.S. holder in the exchange (other than with respect to cash received in lieu of a fractional share of Aon common stock); and

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  the holding period of the shares of Aon common stock received in the exchange (including fractional shares of Aon common stock deemed received and redeemed, as described below) will include the holding period of the shares of Hewitt common stock surrendered in exchange therefore.

        If a U.S. holder of Hewitt common stock acquired different blocks of Hewitt common stock at different times or different prices, the foregoing rules generally will be applied separately with reference to each block of Hewitt common stock. In particular, in computing the amount of gain recognized, if any, a U.S. holder of Hewitt common stock may not offset a loss realized on one block of shares against the gain realized on another block of shares.

        It is a condition to the completion of the merger that Aon and Hewitt each receives an additional written opinion from its counsel, dated the date on which the effective time occurs, that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the effective time, for U.S. federal income tax purposes (i) the merger and subsequent merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) Hewitt and Aon will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

        The opinions described above are or will be based, in part, on the accuracy of certain assumptions and representations. If any such assumptions or representations are inaccurate as of the effective time, the tax consequences to U.S. holders of Hewitt common stock of the merger and subsequent merger could differ materially from those described below. No ruling has been or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger and subsequent merger and an opinion of counsel is not binding on the Internal Revenue Service or any court. Accordingly, there can be no assurances that the Internal Revenue Service or a court would not disagree with or challenge any of the conclusions described herein.

  Taxation of Capital Gain

        Any gain recognized by a U.S. holder of Hewitt common stock in connection with the merger will be long-term capital gain if, as of the effective time, the shares of Hewitt common stock exchanged were held for more than one year unless the U.S. holder's receipt of cash has the effect of a dividend distribution, as described below under "—Recharacterization of Gain as a Dividend."

  Recharacterization of Gain as a Dividend

        In some cases, if a U.S. holder of Hewitt common stock actually or constructively owns Aon common stock immediately before the merger, and holds it after the merger, cash received in the merger could be treated as having the effect of the distribution of a dividend under the provisions of the Code, in which case, notwithstanding the foregoing, any gain recognized will be treated as a dividend to the extent of such U.S. holder's ratable share of the undistributed earnings and profits of Hewitt. Since the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of Hewitt common stock, including the application of certain constructive ownership rules, holders of Hewitt common stock should consult their tax advisors as to the possibility that all or a portion of any cash received in the exchange for their shares of Hewitt common stock will be treated as a dividend.

  Cash Received In Lieu of a Fractional Share of Aon Common Stock

        A U.S. holder of Hewitt common stock that receives cash in lieu of a fractional share of Aon common stock, will be deemed to have received that fractional share in the merger and then to have received such cash in redemption of that fractional share. As a result, a U.S. holder who receives cash in lieu of a fractional share of Aon common stock generally will recognize capital gain or loss with respect to cash received in lieu of a fractional share of Aon common stock equal to the difference, if any, between the amount of cash received and the tax basis in the fractional share (determined as described above). Any gain or loss recognized will be long-term capital gain or loss if, as of the effective time, the shares of Hewitt common stock exchanged were held for more than one year.

  Information Reporting and Backup Withholding.

        A non-corporate U.S. holder of Hewitt common stock may be subject to information reporting and backup withholding at a rate of 28% on any cash payment received (including any cash received in lieu of a fractional share of Aon common stock), unless such U.S. holder properly establishes an exemption or provides a correct taxpayer identification number, and otherwise complies with backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be allowed as a refund or credit against such U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service. A U.S. holder of Hewitt common stock who receives Aon common stock as a result of the merger and subsequent merger generally will be required to retain records pertaining to the merger and certain U.S. holders will be required to file a statement setting forth certain facts relating to the merger and subsequent merger with the U.S. holder's U.S. federal income tax return for the year in which the merger and subsequent merger take place.

Accounting Treatment

        Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations, which we refer to as ASC 805, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify the acquirer and the acquiree for accounting purposes. In a business combination effected through an exchange of equity interests, the entity that issues the equity interests is generally considered the acquirer, but there are other factors in ASC 805 that must also be considered. Aon management considered these other factors and determined that Aon will be considered the acquirer of Hewitt for accounting purposes. The total purchase price will be allocated to the identifiable assets acquired and liabilities assumed from Hewitt based on their fair values as of the date of the completion of the transaction, with any excess allocated to goodwill. Reports of financial condition and results of operations of Aon issued after completion of the merger will reflect Hewitt's balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Hewitt. Following the completion of the merger, the earnings of the combined company will reflect acquisition accounting adjustments; for example, additional depreciation of property, plant and equipment, amortization of identified intangible assets or other impacts from the purchase price allocation.

        In accordance with the Financial Accounting Standards Board Accounting Standards Codification 350, Intangibles-Goodwill and Other, goodwill resulting from the purchase business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). If Aon management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Listing of Aon Common Stock

        It is a condition to the completion of the merger that the shares of Aon common stock to be issued in connection with the merger be approved for listing on the NYSE, subject to official notice of issuance.

Hewitt Stockholder Appraisal Rights

        In connection with the merger, record holders of Hewitt common stock who comply with the procedures summarized below will be entitled to appraisal rights if the merger is completed. Under Section 262 of the DGCL, which we refer to as Section 262, holders of shares of Hewitt common stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled, in lieu of receiving the merger consideration, to have the "fair value" of their shares at the effective time (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them in cash. Hewitt is required to send a notice to that effect to each stockholder not less than 20 days prior to the special meeting. This joint proxy statement/prospectus constitutes that notice to you.

        The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, the text of which is attached to this joint proxy statement/prospectus as Annex D.

        Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions:

        A stockholder who desires to exercise appraisal rights must (1) not vote in favor of the merger and (2) deliver a written demand for appraisal of the stockholder's shares to the Corporate Secretary of Hewitt before the vote on the merger at the special meeting. Merely not voting for the merger will not preserve the right of Hewitt stockholders to appraisal of their shares of Hewitt common stock under Delaware law because a submitted proxy not marked "against" or "abstain" will be voted "FOR" the proposal to adopt the merger agreement and "FOR" the Hewitt special meeting adjournment proposal at the Hewitt special meeting. Accordingly, the submission of a proxy not marked "against" or "abstain" will result in the waiver of appraisal rights. Hewitt stockholders who wish to exercise their appraisal rights and hold shares in the name of a broker or other nominee must instruct their nominees to take the steps necessary to enable them to demand appraisal for their shares.

        A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as the stockholder's name appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time since appraisal rights will be lost if the shares are transferred prior to the effective time.

        A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

        Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the proposal to adopt the merger agreement at the special meeting. A beneficial owner of shares held in "street name" who desires appraisal rights with respect to those shares should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company's nominee. Any beneficial owner of shares desiring appraisal rights with respect to such shares should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

        As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Hewitt of the identity of the record holder (which might be a nominee as described above) and of such holder's intention to seek appraisal of such shares.

        Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Hewitt Associates, Inc., 100 Half Day Road, Lincolnshire, Illinois 60069, Attention: Corporate Secretary or by facsimile at (847) 554-1463. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares owned, and that the stockholder is demanding appraisal of his, her or its shares. The written demand must be received by Hewitt prior to the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262.

        In addition, a stockholder demanding appraisal must not vote its shares of common stock in favor of the proposal to adopt the merger agreement. Because a signed proxy card that does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement.

        Within 120 days after the effective time, either the surviving corporation in the merger or any stockholder who has timely and properly demanded appraisal of such stockholder's shares and who has complied with the required conditions of Section 262 and is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. Within 120 days after the effective time, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the surviving corporation the statement described in this paragraph.

        If a petition for an appraisal is timely filed by a stockholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal for their shares to submit their stock certificates, if any, to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

        If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the considerations that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation." The Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

        Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

        The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

        From and after the effective time, no stockholder who has demanded appraisal rights shall be entitled to vote any shares subject thereto for any purpose or receive dividends or other distributions thereon (except dividends or other distributions payable to the stockholders of record at a date prior to the effective time).

        Except as explained in the second to last sentence of this paragraph, at any time within 60 days after the effective time, any stockholder who has demanded appraisal shall have the right to withdraw such stockholder's demand for appraisal and to accept the cash and shares of Aon common stock to which the stockholder is entitled pursuant to the merger agreement by delivering to the surviving corporation a written withdrawal of the demand for appraisal. After this period, the stockholder may withdraw such stockholder's demand for appraisal only with the written consent of the surviving corporation in the merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time, stockholders' rights to appraisal shall cease and all stockholders shall be entitled only to receive the cash and shares of Aon common stock as provided for in the merger agreement. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation in the merger does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder's right to appraisal in accordance with the first sentence of this paragraph, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

        The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, the text of which is attached hereto as Annex D. Failure to comply with all the procedures set forth in Section 262 will result in the loss of a stockholder's statutory appraisal rights.

Delisting and Deregistration of Hewitt Common Stock

        If the merger is completed, Hewitt common stock will be delisted from the NYSE and deregistered under the Exchange Act and Hewitt will no longer file periodic reports with the SEC.

Restrictions on Sales of Shares of Aon Common Stock Received in the Merger

        The shares of Aon common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares issued to any stockholder who may be deemed to be an "affiliate" of Aon for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Aon include individuals or entities that control, are controlled by, or are under common control with, Aon and may include the executive officers, directors and significant stockholders of Aon.

Board of Directors of Aon After the Merger

        In connection with the merger, Aon has agreed to appoint two designees mutually agreed upon by Aon and Hewitt to the Aon board of directors. Hewitt's current directors will resign as of the effective time. As of the date of this joint proxy statement/prospectus, no determination has been made as to the identity of the two mutual designees who will be appointed to the Aon board of directors.

        Information about the current Aon directors and executive officers can be found in the documents listed under the heading "Additional Information—Where You Can Find More Information" beginning on page 176.

Interests of Hewitt's Directors and Executive Officers in the Merger

        The directors and executive officers of Hewitt have interests in the transaction that are in addition to their interests as stockholders of Hewitt generally. The Hewitt board of directors was aware of these interests and considered them, among other matters, in approving the merger and in determining to recommend that Hewitt stockholders adopt the merger agreement.

Executive Officers of Hewitt

        The executive officers of Hewitt are entitled to receive additional payments and benefits upon the consummation of the merger. A summary of these payments and benefits is provided below.

  Treatment of Equity Long Term Incentive Awards

  Stock Options

        In connection with the merger, all outstanding options to purchase Hewitt common stock will vest immediately prior to the effective time under the terms of Hewitt's Amended and Restated Global Stock and Incentive Compensation Plan, which we refer to in this joint proxy statement/prospectus as the Hewitt stock plan, or related award documents. Under the merger agreement, each option will be converted at the effective time into a fully vested option to purchase Aon common stock, on the same terms and conditions as the Hewitt stock option including remaining exercisable subject to the terms of the award agreement pursuant to which such option was granted (but taking into account any changes to the option, including any acceleration of vesting, provided in the relevant Hewitt stock plan or related award documents by reason of the merger). The number of shares of Aon common stock subject to each converted stock option will be equal to the number of shares of Hewitt common stock subject to the Hewitt stock option immediately prior to the effective time, multiplied by the exchange ratio (subject to any capital stock adjustment), rounded down to the nearest whole share of Aon common stock. The exercise price per share for each converted stock option will be equal to the per share exercise price specified in the relevant Hewitt stock option divided by the exchange ratio (subject to any capital stock adjustment and rounded up to the nearest cent).

        As of July 20, 2010, Hewitt's executive officers, in the aggregate, held 980,903 unvested Hewitt stock options. As of July 20, 2010, Hewitt's named executive officers held 604,618 of these unvested Hewitt stock options.

        Assuming the closing of the merger will occur on November 15, 2010 (and taking into account the assumptions set forth in footnotes 1 and 2 to the chart below), it is currently estimated that, as of the effective time, Hewitt executive officers, in the aggregate, will hold 594,076 unvested Hewitt stock options with $9,473,846 of estimated intrinsic (i.e., in-the-money) value, which will vest at the effective time, and Hewitt executive officers, in the aggregate, will receive 774,787 fully vested converted Aon stock options in exchange for the unvested Hewitt stock options.

        Assuming the closing of the merger will occur on November 15, 2010 (and taking into account the assumptions set forth in footnotes 1 and 2 to the chart below), it is currently estimated that, as of the effective time, the Hewitt named executive officers, in the aggregate, will hold 355,411 of these unvested Hewitt stock options with an intrinsic value of $5,634,478, and will receive 463,525 fully vested converted Aon stock options, as set forth in the chart below:

Name	Estimated Number of Unvested Hewitt Stock Options	Estimated Intrinsic Value of Unvested Hewitt Options(1)	Estimated Number of Converted Aon Stock Options(2)
Russell P. Fradin	219,286	$3,575,396	285,992
Robert Schriesheim	16,875	$121,839	22,008
Matthew Levin	32,750	$523,533	42,712
Jay Rising	50,000	$832,510	65,210
Kristi Savacool	36,500	$581,200	47,603

(1)
The estimated intrinsic value of the unvested Hewitt stock options was calculated based on (a) the number of unvested Hewitt stock options that are expected to be outstanding as of November 15, 2010, (b) the exercise prices of such unvested options and (c) the estimated merger consideration, which was calculated assuming that the closing Aon VWAP will be equal to $38.34 per share, which was the closing price of a share of Aon common stock on the NYSE on July 9, 2010, the last full trading day prior to the public announcement of the proposed merger. The actual value of the unvested converted options will differ based on the number of unvested Hewitt stock options outstanding and the actual fair market value of a share of Aon common stock as of the effective time. Depending on when the merger is actually completed, certain Hewitt stock options shown as unvested in the chart above may become vested in accordance with their terms without regard to the merger.

(2)
The estimated number of shares of Aon common stock subject to converted options was calculated based on (a) the number of unvested Hewitt stock options that are expected to be outstanding as of November 15, 2010 and (b) the estimated merger consideration, which was calculated assuming that the closing Aon VWAP will be equal to $38.34 per share, which was the closing price of a share of Aon common stock on the NYSE on July 9, 2010, the last full trading day prior to the public announcement of the proposed merger. The actual number of shares of Aon common stock subject to converted options will differ based on the number of unvested Hewitt stock options outstanding as of the effective time and the actual closing Aon VWAP. Depending on when the merger is actually completed, certain Hewitt stock options shown as unvested in the chart above may become vested in accordance with their terms without regard to the merger.

        For more information regarding the treatment of Hewitt stock options, see "The Merger Agreement—Treatment of Equity Awards" beginning on page 111.

  Restricted Stock Units

        Under the Hewitt stock plan or related award documents and the merger agreement, at the effective time, each outstanding Hewitt restricted stock unit granted under the Hewitt stock plan will become fully vested and will be settled in one share of Hewitt common stock and will be converted in the merger into the right to receive the mixed consideration as described in "The Merger Agreement—Merger Consideration—Mixed Consideration" beginning on page 105.

        As of July 20, 2010, Hewitt's executive officers, in the aggregate, held 254,812 unvested Hewitt restricted stock units. As of July 20, 2010, Hewitt's named executive officers held 147,020 of these unvested restricted stock units.

        Assuming the closing of the merger will occur on November 15, 2010 (and taking into account the assumptions set forth in footnote 1 to the chart below), it is currently estimated that, as of the effective time, Hewitt executive officers, in the aggregate, will hold 171,996 unvested Hewitt restricted stock units, which will convert, at the effective time, into the right to receive approximately 109,423 vested shares of Aon common stock and approximately $4,404,818 in cash. Assuming the closing of the merger will occur on November 15, 2010 (and taking into account the assumptions set forth in footnote 1 to the chart below), it is currently estimated that, as of the effective time, the following named executive officers will hold 112,617 of these unvested Hewitt restricted stock units, which will convert, at the effective time, into the right to receive, in the aggregate, approximately 71,644 vested shares of Aon common stock and approximately $2,884,121 in cash, as set forth in the following chart:

Name	Estimated Number of Hewitt Restricted Stock Units(1)	Estimated Number of Converted Shares of Aon Common Stock	Estimated Amount of Cash Consideration
Russell P. Fradin	81,353	51,756	$2,083,450
Robert Schriesheim	17,499	11,132	$448,150
Matthew Levin	3,999	2,544	$102,414
Jay Rising	5,333	3,392	$136,578
Kristi Savacool	4,433	2,820	$113,529

(1)
Depending on when the merger is actually completed, certain Hewitt restricted stock units shown as unvested in the chart above may become vested in accordance with their terms without regard to the merger.

        For more information regarding the treatment of Hewitt restricted stock units, see "The Merger Agreement—Treatment of Equity Awards" beginning on page 111.

  Hewitt Performance Share Units.

        Certain executive officers of Hewitt hold performance share units, which we refer to as PSUs. Hewitt PSU awards are denominated in a "target" number of PSUs, and the actual number of PSUs earned may be greater or less than that target number, depending on satisfaction of performance goals during the pre-specified performance cycle. After the performance cycle ends, the earned PSUs are subject to vesting based on continued employment with Hewitt (with accelerated vesting as a result of death or disability).

        Treatment of Unearned PSUs.    Under the Hewitt stock plan or related award documents and the merger agreement, at the effective time, each PSU award which is outstanding immediately prior to the effective time, if the effective time occurs prior to the end of the applicable performance cycle, will fully vest as to 100% of the target number of PSUs. Each vested PSU award will be settled in shares of Hewitt common stock that will be converted in the merger into the right to receive the mixed consideration as described in "The Merger Agreement—Merger Consideration—Mixed Consideration" beginning on page 105.

        As of July 20, 2010, Hewitt's executive officers, in the aggregate, held 171,359 PSUs that are subject to a current performance cycle. As of July 20, 2010, Hewitt's named executive officers held 115,759 of these PSUs:

        Treatment of Earned PSUs.    Under the Hewitt stock plan or related award documents and the merger agreement, at the effective time, each PSU award, if already earned with respect to a completed performance cycle but subject to vesting based on continued employment (with accelerated vesting as a result of death or disability), will fully vest upon consummation of the merger and will be settled in shares of Hewitt common stock that will be converted in the merger into the right to receive the mixed consideration as described in "The Merger Agreement—Merger Consideration—Mixed Consideration" beginning on page 105.

        As of July 20, 2010, Hewitt's executive officers, in the aggregate, held 186,811 PSUs that were earned in completed performance cycles but are still subject to vesting based on continued employment (with accelerated vesting as a result of death or disability). As of July 20, 2010, Hewitt's named executive officers held 121,522 of these PSUs.

        Assuming the closing of the merger will occur on November 15, 2010 (and taking into account the assumptions set forth in footnote 1 to the chart below), it is currently estimated that, as of the effective time, Hewitt's executive officers, in the aggregate, will hold 234,397 unvested Hewitt PSUs (both earned and unearned), which will convert, at the effective time, into the right to receive, in the aggregate, approximately 149,123 vested shares of Aon common stock and approximately $6,002,907 in cash. Assuming the closing of the merger will occur on November 15, 2010 (and taking into account the assumptions set forth in footnote 1 to the chart below), it is currently estimated that, as of the effective time, Hewitt's named executive officers will hold 154,443 of these unvested Hewitt PSUs, which will convert, at the effective time, into the right to receive, in the aggregate, approximately 98,257 vested shares of Aon common stock and approximately $3,955,285 in cash, as set forth in the following chart:

Name	Estimated Number of Outstanding and Unvested PSUs(1)	Estimated Number of Converted Shares of Aon Common Stock	Estimated Amount of Cash Consideration
Russell P. Fradin	102,858	65,438	$2,634,193
Robert Schriesheim	10,000	6,362	$256,100
Matthew Levin	11,990	7,628	$307,064
Jay Rising	16,565	10,539	$424,230
Kristi Savacool	13,030	8,290	$333,698

(1)
Depending on when the merger is completed, certain PSUs shown as unvested in the above chart may become vested in accordance with their terms without regard to the merger.

        For more information regarding the treatment of Hewitt PSUs, see "The Merger Agreement—Treatment of Equity Awards" beginning on page 111.

  Voluntary Deferral Plan and Defined Contribution Restoration

        Hewitt's executive officers participate in Hewitt's Voluntary Deferral Plan, or VDP, which is an unfunded, nonqualified plan that allows certain employees, including Hewitt's executive officers, to defer receipt of their salary and/or annual incentive payments into the plan. Participants may defer up to 25% of their base salary and up to 100% of their annual incentive award. Amounts in each executive officer's hypothetical account under the VDP accrue interest at a rate of prime plus 1%.

        Hewitt's executive officers are also eligible for Hewitt's Defined Contribution Restoration, which we refer to as the DCR, which is a discretionary supplement under the VDP designed to compensate participants for any limits on Hewitt's contributions to the executive officers' qualified defined contribution plan accounts that result from Internal Revenue Service regulation limits. If qualified plan contributions are limited, the DCR provides the difference between the actual contributions and the contributions that would have been received if the Internal Revenue Service limit had not been in place. Restoration amounts are contributed to the executive officers' hypothetical accounts in the VDP. All deferrals, earnings and Hewitt contributions in the accounts are immediately fully vested at the time they are contributed.

        On the 30th day following completion of the merger, the balance of each executive officer's account will be paid to the executive officer in a single lump sum in accordance with the terms of the hypothetical VDP.

        As of July 20, 2010, Hewitt's executive officers, in the aggregate, held approximately $5,659,556 in their hypothetical VDP accounts. As of July 20, 2010, Hewitt's named executive officers, in the aggregate, held approximately $4,973,243 of this amount in their hypothetical VDP accounts, as set forth in the following chart:

Name	Hypothetical Account Balance
Russell P. Fradin	$4,330,148
Robert Schriesheim	$0
Matthew Levin	$65,685
Jay Rising	$403,390
Kristi Savacool	$174,020

  Change-in-Control Severance Benefits

        Pursuant to his employment agreement with Hewitt, Russell P. Fradin participates in Hewitt's Amended and Restated 2005 Change-in-Control Executive Severance Plan, which we refer to as the 2005 plan, and Hewitt's executive officers (other than Mr. Fradin) participate in Hewitt's 2009 Change-in-Control Executive Severance Plan, which we refer to as the 2009 plan. The consummation of the merger will constitute a change in control of Hewitt under the terms of these plans. Under these plans, an executive officer who is terminated by the surviving company without "cause" or who terminates his or her employment for "good reason" within 24 calendar months following consummation of this transaction is entitled to receive:

  •
  a lump sum cash payment equal to unpaid base salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the executive officer through and including the date of termination or resignation (which is an accrued obligation and thus not reflected in the chart below);

  •
  a lump sum cash severance payment equal to two times base pay and target annual incentive;

  •
  a lump sum cash payment equal to target annual incentive, adjusted on a pro rata basis based on the number of days the executive was actually employed during the applicable year; and

  •
  continuation of health coverage for 24 months (or, in certain cases, a cash payment of equivalent value), plus an additional payment in the amount necessary to ensure the executive effectively receives health coverage on a tax free basis or retains the full value of the cash payment.

        As a participant in the 2005 plan, Mr. Fradin is entitled to receive an additional payment, known as a gross-up payment, for "golden parachute" excise taxes imposed by Section 4999 of the Code, if the total payments he receives in connection with this transaction equal or exceed 110% of the amount he would be entitled to receive without becoming subject to the excise tax under the Code. Under the 2009 plan, in which all other executive officers participate, benefits are reduced to the excise tax cap level unless the net amount expected to be retained by the executive officer after the reduction would be less than the amount the executive officer would have retained without the reduction and after application of the excise and income taxes.

        For illustrative purposes only, it is currently estimated that, assuming the closing of the merger will occur on November 15, 2010 and a qualifying termination of each of Hewitt's executive officers occurs immediately following consummation of the merger, Hewitt's executive officers would be entitled to receive, in the aggregate, approximately $30,530,159 in termination payments and benefits.

        Using the same assumptions, it is estimated that Hewitt's named executive officers, in the aggregate, would receive approximately $14,126,125 of this amount in termination payments and benefits, as set forth in the following chart:

Name	Estimated Severance Payment	Estimated Pro Rata Annual Incentive	Estimated Value of Health Benefits Continuation
Russell P. Fradin	$4,275,000	$1,333,904	$28,850
Robert Schriesheim	$1,872,000	$467,288	$36,012
Matthew Levin	$1,408,000	$296,548	$30,636
Jay Rising	$1,836,000	$458,301	$30,085
Kristi Savacool	$1,620,000	$404,384	$29,117

        In addition, using the same assumptions, it is currently estimated that Mr. Fradin's aggregate payments and benefits would not equal or exceed 110% of the applicable limit under Section 4999 and therefore, no excise tax gross-up would be necessary.

Non-Executive Directors of Hewitt

        Non-executive members of the Hewitt board of directors hold vested and unvested stock units. Under the Hewitt stock plan and the relevant award documents and the merger agreement, at the effective time, each outstanding unvested Hewitt stock unit relating to Hewitt common stock granted under the Hewitt stock plan will become fully vested, and each outstanding Hewitt stock unit (whether vested or unvested) will be settled in one share of Hewitt common stock and will be converted in the merger into the right to receive the mixed consideration as described in "The Merger Agreement—Merger Consideration—Mixed Consideration" beginning on page 105.

        As of July 20, 2010, the non-executive members of the Hewitt board of directors, in the aggregate, held 52,169 vested Hewitt stock units and 20,655 unvested Hewitt stock units.

        Assuming the closing of the merger will occur on November 15, 2010, it is currently estimated that, as of the effective time (and taking into account the assumptions set forth in footnote 1 to the chart below), the non-executive members of the Hewitt board of directors, in the aggregate, will hold 52,169 vested Hewitt stock units and 20,655 unvested Hewitt stock units. Assuming the closing of the merger will occur on November 15, 2010 (and taking into account the assumptions set forth in footnote 1 to the chart below), it is currently estimated that these vested Hewitt stock units and unvested Hewitt stock units held by the non-executive members of the Hewitt board of directors will convert, at the effective time, into the right to receive, in the aggregate, approximately 96,325 vested shares of Aon common stock and approximately $1,865,021 in cash, as set forth in the following chart:

Name	Number of Unvested Stock Units(1)	Number of Vested Stock Units	Estimated Number of Converted Shares of Aon Common Stock	Estimated Amount of Cash Consideration
William J. Conaty	2,287	8,451	6,831	$275,000
Cheryl A. Francis	2,287	0	1,454	$58,570
Judson C. Green	2,287	0	1,454	$58,570
Michael E. Greenlees	2,287	14,003	10,363	$417,187
Alex Mandl	2,287	2,838	3,260	$131,251
Cary D. McMillan	2,287	17,258	12,434	$500,547
Stacey J. Mobley	2,359	0	1,500	60,414
Thomas Neff	2,287	348	1,676	67,482
Steven P. Stanbrook	2,287	9,271	7,353	$296,000

(1)
Depending on when the merger is actually completed, certain Hewitt stock units shown as unvested in the chart above may become vested in accordance with their terms without regard to the merger.

  Indemnification of Hewitt Executive Officers and Directors

        Aon, Merger Sub and Merger LLC have agreed that all rights to exculpation or indemnification arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the effective time existing in favor of the current or former directors or officers of Hewitt and Hewitt's subsidiaries as provided in their respective certificates of incorporation, by-laws or other organizational documents will survive the merger and the subsequent merger and will continue in full force and effect in accordance with their terms. Aon and the subsidiary surviving the merger will, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing and costs of defense to) each current and former director or officer of Hewitt or any of Hewitt's subsidiaries, in each case against any losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement in connection with any actual or threatened proceeding, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with the fact that such person is or was an officer, director or fiduciary of Hewitt or any of Hewitt's subsidiaries at or prior to the effective time.

        Subject to applicable law, Aon has also agreed that it will or will cause the subsidiary surviving the merger, for a period of six years following the effective time, to:

  •
  maintain in effect the exculpation, indemnification and advancement of expenses provisions of the certificate of incorporation and by-laws or similar organization documents of Hewitt and Hewitt's subsidiaries in effect as of the date of the merger or in any indemnification agreements of Hewitt or Hewitt's subsidiaries with any of their respective directors, officers or employees in effect as of the date of the merger agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the effective time were current or former directors, officers or employees of Hewitt or Hewitt's subsidiaries; and

  •
  provide directors' and officers' insurance and indemnification policies that provide coverage for events occurring prior to the effective time for an aggregate period of not less than six years from the effective time which are substantially similar (with respect to limits and deductibles) to Hewitt's existing directors' and officers' insurance policies or, if substantially similar insurance coverage is unavailable, the best available coverage, so long as the annual premium for the insurance does not exceed 300% of the last annual premium that Hewitt paid prior to the date of the merger agreement. If the annual premium of Hewitt's existing insurance policy exceeds the 300% limitation, Aon will maintain policies of insurance providing the maximum amount of coverage available with an annual premium equal to 300% of Hewitt's current annual premium.

        For additional information about the indemnification rights of Hewitt directors and executive officers under the merger agreement, see "The Merger Agreement—Other Covenants and Agreements" beginning on page 132.

THE MERGER AGREEMENT

        The following summary describes the material provisions of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. You should read the merger agreement carefully in its entirety, as it is the legal document governing the transaction.

        The merger agreement and the following summary have been included to provide you with information regarding the terms of the merger agreement and the transaction described in this joint proxy statement/prospectus. We do not intend for the text of the merger agreement to be a source of factual, business or operational information about Aon or Hewitt. That information can be found elsewhere in this joint proxy statement/prospectus and in the other public documents that Aon and Hewitt file with the SEC. See "Additional Information—Where You Can Find More Information" beginning on page 176.

        The merger agreement contains representations, warranties, covenants and other agreements that the parties made to each other as of specific dates. Representations and warranties are used as a tool to allocate risks between the respective parties to the merger agreement, including where the parties do not have complete knowledge of all facts, and not necessarily to establish such matters as facts. Furthermore, the representations and warranties in the merger agreement may be modified or qualified by information contained in disclosure letters that the parties exchanged in connection with the execution of the merger agreement or certain of the respective parties' SEC filings. Some of these representations and warranties may not be accurate or complete as of a specific date because they are subject to a contractual standard of materiality that may be different from the standard generally applied under the federal securities laws. Finally, information concerning the subject matter of the representations and warranties in the merger agreement may have changed since the date of the merger agreement, which may or may not be fully reflected in Aon's and Hewitt's public disclosures. Aon and Hewitt will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Structure and Completion of the Merger

        Pursuant to the merger agreement, Merger Sub, a wholly owned subsidiary of Aon, will merge with and into Hewitt, with Hewitt surviving the merger as a wholly owned subsidiary of Aon.

        The merger will occur as soon as possible but no later than the second business day after the date upon which all of the conditions to completion of the merger contained in the merger agreement (other than those conditions that are waived or by their nature are to be satisfied at the closing of the merger) are satisfied or at such other date as Aon and Hewitt may agree (see "—Conditions to Completion of the Merger" beginning on page 114). The merger will become effective at the time that Hewitt and Merger Sub file the certificate of merger with the Secretary of State of the State of Delaware, or at such later time agreed to by the parties and specified in the certificate of merger.

        Immediately following the completion of the merger, the surviving corporation from the merger will merge with and into Merger LLC, a wholly owned subsidiary of Aon, with Merger LLC surviving the subsequent merger.

        We currently expect that the merger and the subsequent merger will be completed during the third or fourth calendar quarter of 2010.

Merger Consideration

  Conversion of Shares

        The merger agreement provides that at the effective time, each share of Hewitt common stock issued and outstanding immediately prior to the effective time (other than treasury shares of Hewitt, shares of Hewitt common stock held by a wholly owned subsidiary of Hewitt, shares of Hewitt common stock held by Aon or any of Aon's subsidiaries and shares with respect to which appraisal rights are validly exercised) will be converted into the right to receive either an amount of cash, a number of shares of Aon common stock, or a combination of Aon common stock and cash, in each case as described below. Hewitt stockholders will have the right to elect to receive cash, Aon common stock, or a combination of Aon common stock and cash, with respect to each share of Hewitt common stock they hold, subject to the automatic proration and adjustment procedures described below under "—Merger Consideration—Cash Consideration," "—Merger Consideration—Stock Consideration," and "—Allocation of Merger Consideration and Illustrative Elections and Calculations." We refer to the total number of shares of Aon common stock to be received for each share of Hewitt common stock being converted into Aon common stock as the stock consideration, and the total amount of cash to be received for each share of Hewitt stock being converted into cash as the cash consideration.

        The total number of shares of Aon common stock constituting the stock consideration and the total amount of cash consideration will not change from what was agreed to in the merger agreement (other than in connection with a capital stock adjustment event). However, since the market price of Aon common stock will fluctuate, the total value of the stock consideration and therefore the value of the total merger consideration may increase or decrease between the date of the merger agreement and the effective time. Accordingly, the value of the actual per share consideration to be paid to Hewitt stockholders cannot be determined until after the effective time.

  Mixed Consideration

        The merger agreement provides that each share of Hewitt common stock with respect to which a Hewitt stockholder makes an election to receive a fixed combination of cash and Aon common stock, which we refer to as the mixed consideration, and each share for which a Hewitt stockholder fails to make any election with respect to such stockholder's shares of Hewitt common stock, will be converted into the right to receive the combination of (x) $25.61 in cash, which we refer to as the per share cash amount, and (y) 0.6362 of a share of Aon common stock, which we refer to as the mixed election stock exchange ratio.

  Cash Consideration

        The merger agreement provides that each share of Hewitt common stock with respect to which a Hewitt stockholder makes a valid election to receive cash, which we refer to as a cash electing share, will be converted into the right to receive an amount of cash (rounded to two decimal places), without interest, equal to the per share cash amount plus the product of (x) 0.6362 multiplied by (y) closing volume-weighted average price of Aon common stock, rounded to four decimal points, on the NYSE for the period of ten consecutive trading days ending on the second full trading day prior to the effective time, which we refer to as the closing Aon VWAP. We refer to the amount of cash consideration that each cash electing share is entitled to receive as the per share cash election consideration.

        Notwithstanding anything contained in the preceding sentence to the contrary, if:

  •
  the product of (x) the number of cash electing shares and (y) the per share cash election consideration, which product we refer to as the cash election amount, exceeds

  •
  the difference between (1) the product of (x) the per share cash amount and (y) the total number of shares of Hewitt common stock (other than shares of Hewitt common stock held by a wholly owned subsidiary of Hewitt or shares of Hewitt common stock held by Aon or any of Aon's subsidiaries) issued and outstanding immediately prior to the effective time minus (2) the product of (x) the number of mixed consideration electing shares and (y) the per share cash amount, which difference we refer to as the available cash election amount, then each cash electing share will be converted into a right to receive:

  •
  an amount of cash, without interest, equal to the product (rounded to two decimal places) of (x) the per share cash election consideration and (y) a fraction, the numerator of which will be the available cash election amount and the denominator of which will be the cash election amount, which fraction we refer to as the cash fraction, and

  •
  a number of shares of Aon common stock equal to the product of:

  •
  (x) 0.6362 plus (y) the quotient (rounded to four decimal places) of the per share cash amount divided by the closing Aon VWAP, which sum we refer to as the exchange ratio, multiplied by

  •
  one minus the cash fraction.

  Stock Consideration

        The merger agreement provides that each share of Hewitt common stock with respect to which a Hewitt stockholder makes a valid election to receive stock, which we refer to as a stock electing share, will convert into a number of shares of Aon common stock equal to the exchange ratio. We refer to the number of shares that each stock electing share is entitled to receive as the per share stock election consideration.

        Notwithstanding anything contained in the preceding sentence to the contrary, if the available cash election amount exceeds the cash election amount, then each stock electing share will be converted into the right to receive:

  •
  an amount of cash, without interest, equal to the amount (rounded to two decimal places) of such excess divided by the number of stock electing shares, which we refer to as the excess cash amount, and

  •
  a number of shares of Aon common stock equal to the product (rounded to four decimal places) of (x) the exchange ratio and (y) a fraction, the numerator of which will be the per share cash election consideration minus the excess cash amount and the denominator of which will be the per share cash election consideration, which fraction we refer to as the stock fraction.

Allocation of Merger Consideration and Illustrative Elections and Calculations

        The aggregate amount of cash and the aggregate number of shares of Aon common stock to be paid and issued, respectively, to Hewitt stockholders pursuant to the merger are fixed (in each case subject to adjustment in the event that there is any capital stock adjustment event). If the elections of all of the Hewitt stockholders result in an oversubscription or undersubscription of the available cash election amount, the aggregate amount of cash or Aon common stock, as applicable, will not be increased. Rather, the exchange agent will allocate between cash and Aon common stock in the manner described above under "Merger Consideration—Cash Consideration" and "Merger Consideration—Stock Consideration" and as is illustrated below to ensure that the total amount of cash paid and the total number of shares of Aon Common Stock issued by Aon in the merger each represents approximately 50% of the aggregate merger consideration (taking into account the roll-over of Hewitt stock options, as described above under "Treatment of Equity Awards—Hewitt Stock Options"). Accordingly, there is no assurance that a Hewitt stockholder that has made a valid election to receive the cash consideration or the stock consideration will receive the form or combination of consideration elected with respect to the shares of Hewitt common stock held by such stockholder. See "Risk Factors—Hewitt stockholders may receive a form or combination of consideration different from what they elect."

        Set forth below are illustrations of both an oversubscription of cash and an undersubscription of cash and the resulting automatic proration and adjustment of those stockholders electing to receive the cash consideration or the stock consideration, as applicable.

General Assumptions for All Illustrations

Number of shares of Hewitt common stock outstanding as of closing	95,722,635	(1)
Per share cash amount	$25.61
Mixed election stock exchange ratio	0.6362
Exchange ratio	1.3042	(2)
Closing Aon VWAP	$38.34

(1)
Includes 3,765,883 shares of Hewitt common stock issued in settlement of restricted stock units and performance share units relating to Hewitt common stock.

(2)
Determined by adding the mixed election stock exchange ratio (0.6362) and the quotient (rounded to four decimal places) of (x) the per share cash amount ($25.61) divided by (y) the assumed closing Aon VWAP ($38.34).

Illustration #1: Oversubscription of Cash Consideration/Undersubscription of Stock Consideration

Additional Assumptions for Illustration #1

Number of cash electing shares	70,000,000
Number of mixed electing shares	3,765,883
Number of stock electing shares	21,956,752

Determination of the Cash Election Amount and the Available Cash Election Amount

        Cash Election Amount

Number of cash electing shares	70,000,000
Per share cash election consideration	$50.00	(1)
Cash election amount	$3,500,133,560	(2)

(1)
Determined by adding the per share cash amount of $25.61 and the product (rounded to two decimal places) of (x) the mixed election stock exchange ratio (0.6362) multiplied by (y) the assumed closing Aon VWAP ($38.34).

(2)
Determined by multiplying the number of cash electing shares by the unrounded per share cash election consideration.

        Available Cash Election Amount

Number of shares of Hewitt common stock outstanding as of closing	95,722,635	(1)
Per share cash amount	$25.61
Number of mixed electing shares	3,765,883
Available cash election amount	$2,355,012,419	(2)

(1)
Includes 3,765,883 shares of Hewitt common stock issued in settlement of restricted stock units and performance share units relating to Hewitt common stock.

(2)
Determined by calculating the difference between (i) the product of (x) the per share cash amount ($25.61) and (y) the total number of shares of Hewitt common stock issued and outstanding immediately prior to the effective time (95,722,635) minus (ii) the product of (x) the number of mixed consideration electing shares (3,765,883) and (y) the per share cash amount ($25.61).

        Given that the cash election amount exceeds the available cash election amount, the merger consideration to be paid to mixed electing shares, stock electing shares and cash electing shares (subject to automatic proration and adjustment) would be determined as follows:

        Each mixed electing share of Hewitt common stock would receive:

  •
  $25.61 in cash, and

  •
  0.6362 shares of Aon common stock.

        Each stock electing share of Hewitt common stock would receive 1.3042 shares of Aon common stock.

        Each cash electing share of Hewitt common stock would receive (as illustrated below):

  •
  $33.64 in cash, and

  •
  0.4267 shares of Aon common stock.

Determination of Proration and Adjustment to Merger Consideration for Cash Electing Shares

        Cash portion of Consideration

Per share cash election consideration	$50.00	(1)
Cash fraction	0.6728	(2)
Cash portion of consideration	$33.64	(3)

(1)
Represents the amount of cash (rounded to two decimal places) determined by adding the per share cash amount of $25.61 and the product of (x) the mixed election stock exchange ratio (0.6362) multiplied by the assumed closing Aon VWAP ($38.34).

(2)
Represents the available cash election amount ($2,355,012,419) divided by the cash election amount ($3,500,133,560).

(3)
Determined by multiplying the per share cash election consideration by the cash fraction.

        Stock Portion of Consideration

Exchange ratio	1.3042
One minus the cash fraction	0.3272
Stock portion of consideration	0.4267	(1)

(1)
Determined by multiplying (x) the exchange ratio (1.3042) by (y) one minus the cash fraction (0.3272).

Illustration #2: Undersubscription of Cash Consideration/Oversubscription of Stock Consideration

Additional Assumptions for Illustration #2

Number of cash electing shares	26,543,068
Number of mixed electing shares	3,765,883
Number of stock electing shares	65,413,684

Determination of the Cash Election Amount and the Available Cash Election Amount

        Cash Election Amount

Number of cash electing shares	26,543,068
Per share cash election consideration	$50.00	(1)
Cash election amount	$1,327,204,044	(2)

(1)
Determined by adding the per share cash amount of $25.61 and the product (rounded to two decimal places) of (x) the mixed election stock exchange ratio (0.6362) multiplied by (y) the assumed closing Aon VWAP ($38.34).

(2)
Determined by multiplying the number of cash electing shares by the unrounded per share cash election consideration.

        Available Cash Election Amount

Number of shares of Hewitt common stock outstanding as of closing	95,722,635	(1)
Per share cash amount	$25.61
Number of mixed electing shares	3,765,883
Available cash election amount	$2,355,012,419	(2)

(1)
Includes 3,765,883 shares of Hewitt common stock issued in settlement of restricted stock units and performance share units relating to Hewitt common stock.

(2)
Determined by calculating the difference between (i) the product of (x) the per share cash amount ($25.61) and (y) the total number of shares of Hewitt common stock issued and outstanding immediately prior to the effective time (95,722,635) minus (ii) the product of (x) the number of mixed consideration electing shares (3,765,883) and (y) the per share cash amount ($25.61).

        Given that the available cash election amount exceeds the cash election amount, the merger consideration to be paid to mixed electing shares, stock electing shares (subject to automatic proration and adjustment) and cash electing shares would be determined as follows:

        Each mixed electing share of Hewitt common stock would receive:

  •
  $25.61 in cash, and

  •
  0.6362 shares of Aon common stock.

        Each stock electing share of Hewitt common stock would receive (as illustrated below):

  •
  $15.71 in cash, and

  •
  0.8944 shares of Aon common stock.

        Each cash electing share of Hewitt common stock would receive $50.00 in cash.

Determination of Proration and Adjustment to Merger Consideration for Stock Electing Shares

        Cash Portion of Consideration

Cash election amount	$1,327,204,044
Available cash election amount	$2,355,012,419
Cash portion of consideration	$15.71	(1)

(1)
Represents the amount of cash (rounded to two decimal places) determined by calculating the amount by which the available cash election amount exceeds the cash election amount ($1,027,808,375) and dividing such number by the number of stock electing shares (65,413,684).

        Stock Portion of Consideration

Exchange ratio	1.3042
Stock fraction	0.6858	(1)
Stock portion of consideration	0.8944	(2)

(1)
Represents (x) the per share cash election consideration ($50.00) minus the cash portion of the consideration determined above ($15.71) divided by (y) the per share cash election consideration ($50.00).

(2)
Represents the product (rounded to four decimal places) determined by multiplying (x) the exchange ratio (1.3042) by (y) the stock fraction (0.6858).

Election Procedures

        The election form and other appropriate and customary transmittal materials are being mailed to Hewitt stockholders with this joint proxy statement/prospectus. The election form will allow each Hewitt stockholder to specify the number of shares of Hewitt common stock with respect to which such holder elects to receive per share cash election consideration, per share stock election consideration or mixed consideration. The election must be made prior to the election deadline. The election deadline will be 5:00 p.m., New York City time, on the date that is two business days before the closing date of the merger. Aon and Hewitt will publicly announce the anticipated election deadline at least five business days before the anticipated closing date of the merger.

        To make a valid election, each Hewitt stockholder must submit a properly completed form of election so that it is actually received by the exchange agent at or prior to the election deadline. A form of election will be properly completed only if accompanied by certificates that represent that stockholder's shares of Hewitt common stock covered by the election form (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) or, in case of book-entry shares, any additional documents specified by the procedures set forth in the election form.

        If a Hewitt stockholder does not make an election to receive per share cash election consideration, per share stock election consideration or mixed consideration pursuant to the merger, the election is not received by the exchange agent by the election deadline, the forms of election are improperly completed and/or are not signed, or the certificates representing Hewitt common stock are not included with the election form, that stockholder will be deemed not to have made an election. Hewitt stockholders not making an election will be deemed to have elected to receive mixed consideration with respect to those shares for which they made no election.

        Any election form may be revoked or changed by a Hewitt stockholder submitting an election form prior to the election deadline. If a cash election or stock election is so revoked, the shares of Hewitt common stock represented by the election form will be treated as mixed consideration electing shares unless the stockholder properly makes a subsequent election. Aon will not return the Hewitt stock certificates to the revoking stockholder, and the accounts of holders of book-entry shares will not be credited at the Depository Trust Company, unless that stockholder so requests. The exchange agent will generally have discretion to determine, in its good faith, whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms. None of Aon, Merger Sub, Merger LLC, Hewitt or the exchange agent will have any obligation to notify Hewitt stockholders of any defect in an election form.

Treatment of Equity Awards

  Hewitt Stock Options

        In connection with the merger, all outstanding options to purchase Hewitt common stock will vest immediately prior to the effective time under the terms of the Hewitt stock plan or related award documents. Under the merger agreement, each option to purchase Hewitt common stock granted under the Hewitt stock plan that is outstanding and unexercised immediately prior to the effective time will be converted at the effective time into an option to purchase Aon common stock, on the same terms and conditions as the Hewitt stock option (but taking into account any changes to the option, including any acceleration of vesting, provided in the Hewitt stock plan or related award documents by reason of the merger).

        The number of shares of Aon common stock subject to each such converted stock option will be equal to the number of shares of Hewitt common stock subject to such Hewitt stock option, multiplied by the exchange ratio, rounded down to the nearest whole share of Aon common stock.

        The exercise price per share (rounded up to the nearest cent) for each such converted stock option will be equal to the per share exercise price specified in such Hewitt stock option divided by the exchange ratio (rounded up to the nearest cent). The exercise price, the number of shares of Aon common stock subject to each option and the terms and conditions of exercise of each Hewitt stock option will be determined in a manner consistent with Section 409A of the Code.

        No later than the closing date of the merger:

  •
  Aon will file a registration statement on Form S-8 (or other applicable form) under the Securities Act with respect to the shares of Aon common stock for which the Hewitt roll-over stock options are exercisable as described above and will use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such Hewitt roll-over stock options remain outstanding; and

  •
  Aon will use its reasonable best efforts to have in place a broker-assisted cashless exercise facility with respect to the exercise of Hewitt roll-over stock options for Aon common stock in connection with the merger and shall maintain such facility for as long as such stock options remain outstanding.

  Shares of Hewitt Restricted Stock

        Under the merger agreement, each share of restricted Hewitt common stock granted under the Hewitt stock plan which is outstanding immediately prior to the effective time will vest in full immediately prior to the effective time and be converted into the right to receive the mixed consideration as described above in "—Merger Consideration—Mixed Consideration."

  Hewitt Restricted Stock Units

        Under the merger agreement, each restricted stock unit relating to Hewitt common stock granted under the Hewitt stock plan which is outstanding immediately prior to the effective time will become fully vested and will be settled in one share of Hewitt common stock that will be converted in the merger into the right to receive the mixed consideration as described above in "—Merger Consideration—Mixed Consideration."

  Hewitt Performance Share Units

        Under the merger agreement and the Hewitt stock plan, each award of performance share units with respect to shares of Hewitt common stock granted under the Hewitt stock plan which is outstanding immediately prior to the effective time will, if the effective time occurs prior to the end of the applicable performance cycle for such performance share units, as provided in the applicable grant agreements evidencing such performance share units, vest in 100% of the target number of performance share units. At the effective time, the vested performance share units will be settled in shares of Hewitt common stock that will be converted in the merger into the right to receive the mixed consideration as described above in "—Merger Consideration—Mixed Consideration." Performance share units as to which the applicable performance cycle has ended and which are subject to vesting based solely on continued employment will be treated in the same manner as restricted stock units relating to Hewitt common stock.

Manner and Procedure for Exchanging Shares of Hewitt Common Stock; No Fractional Shares

        The conversion of shares of Hewitt common stock into the right to receive the merger consideration will occur automatically at the effective time. Aon has retained Computershare Trust Company, N.A., which we refer to as the exchange agent, as the exchange agent for the merger to handle the exchange of shares of Hewitt common stock for the merger consideration, including the payment of the cash portion and stock portion of the merger consideration, payment of any dividends or distributions payable pursuant to the merger agreement, and the payment of cash for fractional shares.

        Only those holders of Hewitt common stock who properly surrender their Hewitt common stock certificates in accordance with the exchange agent's instructions will receive:

  •
  a statement indicating book-entry ownership of Aon common stock or, if requested, a certificate representing Aon common stock;

  •
  the merger consideration;

  •
  any dividends or distributions payable pursuant to the merger agreement; and

  •
  cash in lieu of any fractional share of Aon common stock.

        After the effective time, each certificate representing shares of Hewitt common stock that has not been surrendered will represent only the right to receive upon surrender of that certificate, each of the items listed in the preceding sentence. Following completion of the merger, Hewitt will not register any transfers of Hewitt common stock outstanding on its stock transfer books prior to the merger.

        As soon as reasonably practicable after the effective time, the exchange agent will mail, to each record holder of shares of Hewitt common stock who has not previously submitted an election form and properly surrendered their shares of Hewitt common stock to the exchange agent, a letter of transmittal (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of such holder's certificates representing shares of Hewitt common stock) and instructions for surrendering the certificates representing shares of Hewitt common stock (or effective affidavits of loss in lieu thereof) or book-entry shares in exchange for the merger consideration. Upon surrender of certificates representing shares of Hewitt common stock (or effective affidavits of loss in lieu thereof) or book-entry shares, together with an executed letter of transmittal, to the exchange agent, the holder of those certificates will be entitled to receive the merger consideration in the form of mixed consideration only. The surrendered certificates representing Hewitt common stock and book-entry shares of Hewitt common stock held by any Hewitt stockholder will each be cancelled.

        Aon will not issue fractional shares in the merger. Instead, each holder of shares of Hewitt common stock who would otherwise be entitled to a fractional share of Aon common stock shall have their fractional shares aggregated and will be entitled to receive a cash payment, without interest, rounded down to the nearest cent, from the exchange agent, in lieu of such fractional shares in an amount equal to the product of:

  •
  the amount of the fractional interest in a share of Aon common stock to which such holder is entitled under the merger agreement; multiplied by

  •
  an amount equal to the average of the closing sales price of Aon common stock on the NYSE for each of the twenty consecutive trading days ending with the fifth complete trading day prior to the closing date of the merger.

Distributions with Respect to Unexchanged Shares

        No dividends or distributions with respect to Aon common stock with a record date after the effective time will be paid to the holder of any certificate or book-entry shares formerly representing Hewitt common stock with respect to the shares of Aon common stock issuable upon surrender of any certificate or book-entry shares formerly representing Hewitt common stock, and no cash payment in lieu of fractional shares will be paid to any such holder until such holder's certificate or book-entry shares are surrendered. After the merger is completed and following the surrender of any stock certificate or book-entry shares, holders of Hewitt common stock certificates or book-entry shares will be entitled to (i) the amount of any cash payable in lieu of a fractional share of Aon common stock to which the holder is entitled and the amount of dividends or other distributions with a record date after the effective time which have been paid with respect to Aon common stock and (ii) at the appropriate payment date, an amount equal to the dividends or other distributions payable with respect to such shares of Aon common stock with a record date on or after the date of the completion of the merger but with a payment date on or subsequent to such surrender.

Termination of Exchange Fund

        One year after the completion of the merger, Aon may require the exchange agent to deliver to Aon any cash or shares of Aon common stock remaining in the exchange fund. Thereafter, Hewitt stockholders must look only to Aon for payment of the merger consideration on their shares of Hewitt common stock, subject to applicable law. Any shares of Aon common stock or cash remaining unclaimed by holders of shares of Hewitt common stock five years following the completion of the merger (or immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority) will, to the extent permitted by applicable law, become the property of Aon free and clear of any claims or interest of any person previously entitled to such shares of Aon common stock or cash.

No Liability

        None of Aon, Hewitt, Merger Sub, Merger LLC, the exchange agent or any other person will be liable to any person in respect of any shares of Aon common stock (or dividends or distributions with respect thereto) or cash from the exchange fund (including any undistributed portion of the exchange fund) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Hewitt Stockholder Appraisal Rights

        Under Delaware law, Hewitt stockholders of record who do not vote in favor of the merger will be entitled to seek appraisal rights and obtain payment in cash for the judicially determined fair value of their shares of Hewitt common stock in connection with the merger, if the merger is completed. This value could be more than, less than or the same as the merger consideration for Hewitt common stock. The relevant provisions of the DGCL are included as Annex D to this proxy statement/prospectus. We encourage you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Hewitt stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in a loss of the right of appraisal.

        Merely not voting for the merger will not preserve the right of Hewitt stockholders to appraisal of their shares of Hewitt common stock under Delaware law because a submitted proxy not marked "against" or "abstain" will be voted "FOR" the proposal to adopt the merger agreement and "FOR" the Hewitt special meeting adjournment proposal at the Hewitt special meeting. Accordingly, the submission of a proxy not marked "against" or "abstain" will result in the waiver of appraisal rights. Hewitt stockholders who wish to exercise their appraisal rights and hold shares in the name of a broker or other nominee must instruct their nominees to take the steps necessary to enable them to demand appraisal for their shares. See "The Merger—Hewitt Stockholder Appraisal Rights" beginning on page 93.

Conditions to Completion of the Merger

        The obligations of Aon, Merger Sub and Hewitt to effect the merger are subject to the satisfaction, or waiver by Aon, Merger Sub and Hewitt, of the following conditions at or prior to the completion of the merger:

  •
  the approval by the holders of a majority of the issued and outstanding shares of Hewitt common stock entitled to vote of the proposal to adopt the merger agreement and the approval by the holders of a majority of the shares of Aon common stock entitled to vote and present in person or represented by proxy at the Aon special meeting of the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger;

  •
  the approval for listing on the NYSE, subject to official notice of issuance, of the shares of Aon common stock to be issued to Hewitt stockholders in the merger;

  •
  the expiration or termination of any applicable waiting period under the HSR Act;

  •
  the receipt by Aon or Hewitt of all authorizations, consents or approvals of the European Commission pursuant to the EC Merger Regulation, under the Investment Canada Act and Competition Act (Canada) and from any other jurisdictions where competition approval is required by applicable law prior to the completion of the merger;

  •
  the receipt of all other authorizations, consents, orders, declarations or approvals of or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity, including under applicable regulatory laws, which the failure to obtain, make or occur would have the effect of making the merger, the subsequent merger or any of the other transactions illegal or would, individually or in the aggregate, have a "material adverse effect" (as described below) with respect to Hewitt or Aon, shall have been obtained, shall have been made or shall have occurred;

  •
  the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the subsequent merger; and

  •
  the effectiveness under the Securities Act of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of any stop order or proceedings initiated by the SEC for that purpose.

        The obligations of Aon and Merger Sub to effect the merger are subject to the satisfaction, or waiver by Aon and Merger Sub of the following conditions at or prior to completion of the merger:

  •
  (i) the representations and warranties of Hewitt in the merger agreement regarding the absence since September 30, 2009 of a "material adverse effect" with respect to Hewitt must be true and correct in all respects, (ii) the representations and warranties of Hewitt in the merger agreement regarding capital structure, authority, execution and delivery, enforceability, state takeover statutes, information supplied by Hewitt for the Form S-4 of which this joint proxy statement/prospectus forms a part and brokers must be true and correct in all material respects and (iii) all other representations and warranties of Hewitt in the merger agreement, when read without any exception or qualification as to materiality or "material adverse effect" with respect to Hewitt, must be true and correct, except in the case of representations and warranties described in this clause (iii), where all failures to be true and correct would not, individually or in the aggregate with respect to all such failures, have a "material adverse effect" with respect to Hewitt or reasonably be likely to materially adversely affect the ability of Hewitt to effect the merger, in each case, as of the date of the merger agreement and as of the date of the completion of the merger as though made on and as of such date (other than those representations or warranties that speak as of an earlier date, in which case, those representations or warranties must be true and correct in all respects or all material respects, as applicable, as of that date), and the receipt of a certificate from an executive officer of Hewitt to that effect;

  •
  Hewitt having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the date of completion of the merger, and the receipt of a certificate from an executive officer of Hewitt to that effect;

  •
  the receipt by Aon of an opinion from its counsel that the merger and subsequent merger, taken together, will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and that Hewitt and Aon will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and

  •
  no more than 12.5% of the outstanding shares of Hewitt common stock electing to exercise appraisal rights as of the completion of the merger in accordance with the terms of the merger agreement.

        The obligations of Hewitt to effect the merger are subject to the satisfaction, or waiver by Hewitt, of the following conditions at or prior to completion of the merger:

  •
  (i) the representations and warranties of Aon, Merger Sub and Merger LLC in the merger agreement regarding the absence since December 31, 2009 of a "material adverse effect" with respect to Aon must be true and correct in all respects, (ii) the representations and warranties of Aon, Merger Sub and Merger LLC in the merger agreement regarding capital structure, authority, execution and delivery, enforceability, state takeover statutes, information supplied by

    Aon, Merger Sub and Merger LLC for the Form S-4 of which this joint proxy statement/prospectus forms a part and brokers must be true and correct in all material respects and (iii) all other representations and warranties of Aon, Merger Sub and Merger LLC in the merger agreement, when read without any exception or qualification as to materiality or "material adverse effect" with respect to Aon, must be true and correct, except in the case of representations and warranties described in this clause (iii), where all failures to be true and correct would not, individually or in the aggregate with respect to all such failures, have a "material adverse effect" with respect to Aon or reasonably be likely to materially adversely affect the ability of Aon, Merger Sub and Merger LLC to effect the merger, in each case, as of the date of the merger agreement and as of the date of the completion of the merger as though made on and as of such date (other than those representations or warranties that speak as of an earlier date, in which case, such representations or warranties must be true and correct in all respects or all material respects, as applicable, as of that date), and the receipt of a certificate from an executive officer of Aon to that effect;

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  Aon having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the date of completion of the merger, and the receipt of a certificate from an executive officer of Aon to that effect; and

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  the receipt by Hewitt of an opinion from its counsel that the merger and subsequent merger, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that Hewitt and Aon will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

        Aon, Hewitt or Merger Sub may elect to waive certain of the foregoing conditions in accordance with the terms of the merger agreement and applicable law. However, despite their ability to do so, none of Aon, Hewitt or Merger Sub currently expects to do so. The conditions to completion of the merger relating to the approval by Hewitt stockholders of the proposal to adopt the merger agreement, the approval by Aon stockholders of the proposal to approve the issuance of shares of Aon common stock to holders of Hewitt common stock in the merger, the prohibition or prevention of the merger by a governmental authority, the expiration or termination of any applicable waiting period under the HSR Act and the effectiveness under the Securities Act of the registration statement on Form S-4 may not be waived by any party to the merger agreement. If any condition to completion of the merger is waived, Aon and Hewitt will evaluate the materiality of such waiver to determine whether amendment of this joint proxy statement/prospectus and resolicitation of proxies is necessary under applicable law or the rules of the NYSE. If Aon and Hewitt determine that any such waiver is not significant enough to require resolicitation of proxies, they will have the discretion to complete the merger without seeking further stockholder approval. Neither Aon nor Hewitt will waive the receipt of the opinion from its respective counsel that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code as a condition to its obligation to complete the merger without the approval of Hewitt stockholders.

Definition of Material Adverse Effect

        Many of Hewitt's and Aon's representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, "material adverse effect," with respect to either party, is defined to mean an event, change, effect, development, state of facts, condition, circumstance or occurrence that is or would be reasonably expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole. However, none of the following events, changes, effects, developments, states of facts, conditions, circumstances or occurrences will be deemed to have a material adverse effect if they:

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  affect economic conditions (including changes in interest rates) or the financial or securities markets in the United States or elsewhere in the world, to the extent such party and its subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which such party or its subsidiaries operate;

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  affect the industries in which such party or its subsidiaries operate generally (but, for the avoidance of doubt, not including the industries in which such party or its subsidiaries' clients or customers operate), to the extent such party and its subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which such party or its subsidiaries operate; or

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  result from or arise out of:

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  the announcement or the existence of, or compliance with, or taking any action required by the merger agreement or the transactions contemplated by the merger agreement,

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  the taking of any action at the written request of the other party,

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  any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable laws relating to the merger agreement or the transactions contemplated by the merger agreement,

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  any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal, in each case after the date the merger agreement, of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local governmental entity, to the extent such party and its subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which such party or its subsidiaries operate,

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  any changes in GAAP or accounting standards or interpretations thereof, to the extent such party and its subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which such party or its subsidiaries operate,

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  any outbreak or escalation of hostilities or acts of war or terrorism, to the extent such party and its subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which such party or its subsidiaries operate, or

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  any change in the share price or trading volume of the shares of such party's common stock, in such party's credit rating or in any analyst's recommendations, in each case in and of itself, or the failure of such party to meet projections or forecasts (including any analyst's projections), in and of itself, provided in each case that the event, change, effect, development, condition, circumstance or occurrence underlying such change or failure shall not be excluded, and may be taken into account, in determining whether there is or would reasonably be expected to be a "material adverse effect."

Non-Solicitation of Alternative Transactions by Hewitt

        Hewitt has agreed that, except as described further below, neither it nor any of its respective subsidiaries will, nor will Hewitt or any of its subsidiaries authorize or permit any representatives of Hewitt or any of its subsidiaries to, directly or indirectly:

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  solicit, initiate or knowingly facilitate, induce or encourage the submission of, any company takeover proposal (as described below);

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  except under certain circumstances under which Hewitt terminates the merger agreement to accept a superior proposal (as described below), enter into any letter of intent or agreement in principle or any contract providing for, relating to or in connection with, any company takeover proposal or any proposal that could reasonably be expected to lead to a company takeover proposal;

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  enter into, continue or otherwise participate in any discussions or negotiations with any third party with respect to any company takeover proposal; or

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  furnish any non-public information regarding Hewitt or any of its subsidiaries, or afford access to their respective properties, books and records, to any third party in connection with or in response to any company takeover proposal.

        Hewitt or the Hewitt board of directors may, however, prior to Hewitt stockholders approving the proposal to adopt the merger agreement, have discussions or negotiations with a third party regarding a company takeover proposal and furnish non-public information regarding Hewitt in connection with a bona fide written company takeover proposal, if (i) the Hewitt board of directors concludes in good faith, after consultation with its outside financial advisors, that the company takeover proposal constitutes a superior proposal or could reasonably be expected to result in a superior proposal, (ii) the Hewitt board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such company takeover proposal would be inconsistent with the exercise by the Hewitt board of directors of its fiduciary duties to the Hewitt stockholders under applicable laws, (iii) the company takeover proposal was not solicited in violation of the non-solicitation provisions of the merger agreement and (iv) prior to furnishing any non-public information to, or entering into discussions or negotiations with, such third party, (1) Hewitt receives from the third party an executed confidentiality agreement with confidentiality provisions no less favorable to Hewitt than the confidentiality agreement entered into by Aon and Hewitt and (2) Hewitt provides written notice to Aon of the information specified in the following paragraph.

        Hewitt is required to promptly (and in any event no later than 24 hours) notify Aon if it receives any company takeover proposal, any written request for nonpublic information regarding Hewitt or its subsidiaries in connection with a company takeover proposal, or any inquiry with respect to or which could reasonably be expected to lead to, any company takeover proposal, including providing the identity of the third party making the company takeover proposal, request or inquiry and a reasonably detailed summary of all material terms and conditions of the company takeover proposal. Hewitt is also required to keep Aon informed in all material respects on a prompt basis of the status and details of any such company takeover proposal and any changes to the material terms of any such company takeover proposal. Hewitt has also agreed, subject to restrictions under laws applicable to Hewitt and its subsidiaries, prior to, or concurrent with, the time it is provided to third parties, to provide Aon with any non-public information concerning Hewitt or its subsidiaries not previously provided to Aon that Hewitt provides to any third party in connection with a company takeover proposal.

        Hewitt has agreed to, and to cause its subsidiaries and its and their respective representatives to, terminate any activities, discussions or negotiations existing as of the date of the merger agreement between Hewitt or any of its subsidiaries or representatives, and any third party and its representatives, relating to a company takeover proposal. Hewitt has further agreed to not terminate, amend, modify or waive any confidentiality agreement relating to a company takeover proposal or standstill agreement to which Hewitt or any of its subsidiaries is a party (other than any involving Aon), except for any portion of any such confidentiality agreement that restricts the ability of a third party to communicate a company takeover proposal to the Hewitt board of directors, and subject to the foregoing, to enforce any such agreements.

        A "company takeover proposal" means any inquiry, offer or proposal by a third party relating to any transaction or series of related transactions (other than the merger and the subsequent merger) involving:

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  any acquisition or purchase from Hewitt by any third party of more than 20% of the total outstanding voting securities of Hewitt or any of Hewitt's subsidiaries;

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  any tender offer or exchange offer that if consummated would result in any third party beneficially owning more than 20% of the total outstanding voting securities of Hewitt or any of Hewitt's subsidiaries;

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  any merger, consolidation, business combination, recapitalization or similar transaction involving Hewitt pursuant to which the stockholders of Hewitt immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction in substantially the same proportion as prior to such transaction;

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  any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Hewitt subsidiary) that constitute or account for 20% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of Hewitt and Hewitt's subsidiaries, taken as a whole; or

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  any liquidation or dissolution of Hewitt or any Hewitt subsidiary.

        A "superior proposal" means an unsolicited, bona fide written company takeover proposal to acquire more than (i) 50% of the outstanding voting securities of Hewitt or (ii) 50% of the consolidated assets of Hewitt and Hewitt's subsidiaries, in either case on terms that, in the good faith judgment of the Hewitt board of directors, after consultation with its outside financial advisors and its outside legal counsel, taking into account all legal, financial and regulatory aspects of the proposal that the Hewitt board of directors deems relevant, the identity of the third party making such proposal and the conditions for completion of such proposal:

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  are more favorable, from a financial point of view, to the Hewitt stockholders than the merger and the subsequent merger, taken together, and the other transactions contemplated by the merger agreement, taking into account all of the terms and conditions of the merger agreement (including any changes to the terms of the merger agreement proposed by Aon in response to such proposal or otherwise),

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  are reasonably capable of being completed within a reasonable period of time on the terms set forth in such proposal, taking into account all financial, legal, regulatory and other aspects of the proposal that the Hewitt board of directors deems relevant, and

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  to the extent financing is required, include existing credit facilities or committed financing which is capable of being obtained in a reasonable period of time and is not materially more conditional than the financing for the cash portion of the merger consideration, which we refer to as the financing, described in the debt commitment letter provided to Aon on the date of the merger agreement, which we refer to as the debt commitment letter.

Special Meeting of Hewitt Stockholders; Board Recommendation of Hewitt Board of Directors

        Hewitt has agreed to convene and hold a meeting of its stockholders to consider the approval of the proposal to adopt the merger agreement. Unless the merger agreement has been terminated (including a termination by Hewitt to accept a superior proposal (as described below)), this requirement to hold the Hewitt stockholder meeting applies even if the Hewitt board of directors has made a Hewitt adverse recommendation change as described below. Hewitt has agreed to use reasonable best efforts to solicit proxies in favor of the proposal to adopt the merger agreement, and the Hewitt board of directors has agreed to recommend that the Hewitt stockholders approve the proposal to adopt the merger agreement, unless, in each case, it has made a Hewitt adverse recommendation change, which is only permitted under the circumstances described below.

        The merger agreement provides that, at any time prior to, but not after, the Hewitt stockholders' adoption of the merger agreement, the Hewitt board of directors may (i) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify in a manner adverse to Aon its recommendation that the Hewitt stockholders approve the proposal to adopt the merger agreement, (ii) make any public statement in connection with such recommendation or in reference to a company takeover proposal that is inconsistent with such recommendation, (iii) recommend, endorse, adopt or approve, or publicly propose to recommend, endorse, adopt or approve, any company takeover proposal or any letter of intent or agreement in principle or any contract relating to a company takeover proposal or (iv) only in connection with a termination of the merger agreement by Hewitt to accept a superior proposal or to the extent, and only to the extent required to permit a group or potential group to make a company takeover proposal, take any action to make the provisions of any takeover laws or any restrictive provision of any applicable anti-takeover provision in Hewitt's certificate of incorporation or by-laws, inapplicable to any transactions contemplated by a company takeover proposal (we refer to any of the actions set forth in clauses (i) through (iv) above as a Hewitt adverse recommendation change) if:

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  a written company takeover proposal that was not solicited in violation of Hewitt's non-solicitation obligations is made to Hewitt by a third party and such company takeover proposal is not withdrawn;

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  the Hewitt board of directors concludes in good faith, after consultation with its outside financial advisors, that such company takeover proposal constitutes a superior proposal;

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  after consultation with its outside legal counsel, the Hewitt board of directors concludes in good faith that the failure to make a Hewitt adverse recommendation change would be inconsistent with the exercise of its fiduciary duties under applicable laws;

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  Hewitt provides Aon at least five business days' prior written notice of its intention to take such action, which notice must include a reasonably detailed summary of all material terms and conditions of such superior proposal;

  •
  during such five business day period (or, with respect to any revisions to the terms of the transactions contemplated by the merger agreement proposed by Aon in response to a new company takeover proposal, during the period that ends on the later to occur of (i) two business days after Hewitt provides written notice of the new company takeover proposal to Aon and (ii) the end of the original five business day period), Hewitt and its representatives have negotiated in good faith with Aon regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Aon in response to such superior proposal; and

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  at the end of the applicable period described in the previous bullet point, the Hewitt board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement proposed by Aon) that the company takeover proposal continues to be a superior proposal and that failure to make a Hewitt adverse recommendation change would be inconsistent with the exercise by the Hewitt board of directors of its fiduciary duties to the Hewitt stockholders under applicable laws.

        The merger agreement also provides that the Hewitt board of directors may make a Hewitt adverse recommendation change other than in circumstances involving or relating to a superior proposal, but only in response to a Hewitt intervening event (as described below) if (and only if):

  •
  the Hewitt board of directors concludes in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the Hewitt board of directors to the Hewitt stockholders under applicable laws;

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  Hewitt has provided Aon at least five business days' prior written notice describing the Hewitt intervening event and advising Aon that the Hewitt board of directors intends to effect a Hewitt adverse recommendation change and specifying the reasons therefor in reasonable detail;

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  during the five business days following the written notice described in the previous bullet point, Hewitt and its representatives negotiate with Aon in good faith regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Aon in response to the Hewitt intervening event; and

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  at the end of the five business day period described in the previous bullet point, the Hewitt board of directors concludes in good faith, after consultation with its outside legal counsel (and taking into account any adjustment or modification of the terms of the merger agreement proposed by Aon), that a Hewitt intervening event continues to exist and that the failure to make a Hewitt adverse recommendation change would be inconsistent with its fiduciary duties to the Hewitt stockholders under applicable laws.

        A "Hewitt intervening event" means an event or circumstance material to Hewitt and Hewitt's subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of the merger agreement by Hewitt or Hewitt's subsidiaries), that was unknown to the Hewitt board of directors on the date of the merger agreement, which event or circumstance becomes known to the Hewitt board of directors prior to approval by the Hewitt stockholders of the proposal to adopt the merger agreement by the Hewitt stockholders. However, none of the following constitutes a "Hewitt intervening event" for purposes of the merger agreement: (i) the receipt, existence or terms of a company takeover proposal, or any inquiry or matter relating thereto or consequence thereof, (ii) events or circumstances arising from the announcement or the existence of, or any action taken by either party pursuant to and in compliance with the terms of, the merger agreement, (iii) any event, change, effect, development, state of facts, condition, circumstance or occurrence that has an adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Aon or any of Aon's subsidiaries, or the market price of Aon common stock, unless such event, change, effect, development, state of facts, condition, circumstance or occurrence has had or would reasonably be expected to have, individually or in the aggregate, a "Parent Material Adverse Effect" and (iv) any increase in the market price of Hewitt common stock, in and of itself (provided that the event or circumstance underlying such increase in the market price of Hewitt common stock will not be excluded, and may be taken into account, in determining whether there is a Hewitt intervening event).

        In addition, nothing in the merger agreement prohibits the Hewitt board of directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or publicly disclosing the existence of company takeover proposal to the extent required by applicable law, provided that any disclosure by the Hewitt board of directors contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable company takeover proposal or an express reaffirmation of the recommendation of the Hewitt board of directors to approve and adopt the merger agreement will be deemed a Hewitt adverse recommendation change.

Special Meeting of Aon Stockholders; Board Recommendation of Aon Board of Directors

        Aon has agreed to convene and hold a meeting of its stockholders to consider the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger. Unless the merger agreement has been terminated, this requirement to hold the Aon stockholder meeting applies even if the Aon board of directors has made an Aon adverse recommendation change as described below. Aon has agreed to use reasonable best efforts to solicit proxies in favor of the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger, and Aon's board of directors has agreed to recommend that the Aon stockholders vote in favor of the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger, unless, in each case, it has made an Aon adverse recommendation change, which is only permitted under the circumstances described below.

        The merger agreement provides that Aon's board of directors may not withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify its recommendation to the Aon stockholders to vote in favor of the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger in a manner adverse to Hewitt, or make any public statement in connection with such recommendation that is inconsistent with such recommendation (we refer to any such action as an Aon adverse recommendation change). However, the merger agreement provides that Aon's board of directors may make an Aon adverse recommendation change in response to an Aon intervening event (as described below) if (and only if):

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  Aon's board of directors concludes in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of Aon's board of directors to the Aon stockholders under applicable laws;

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  Aon has provided Hewitt at least five business days' prior written notice describing the Aon intervening event and advising Hewitt that Aon's board of directors intends to effect an Aon adverse recommendation change and specifying the reasons therefor in reasonable detail;

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  during the five business days following the written notice described in the second bullet point, Aon and its representatives negotiate with Hewitt in good faith regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Hewitt in response to the Aon intervening event; and

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  at the end of the five business day period described in the third bullet point, Aon's board of directors concludes in good faith, after consultation with its outside legal counsel (and taking into account any adjustment or modification of the terms of the merger agreement proposed by Hewitt), that an Aon intervening event continues to exist and that the failure to make an Aon adverse recommendation change would be inconsistent with its fiduciary duties to the Aon stockholders under applicable laws.

        An "Aon intervening event" means an event or circumstance material to Aon and Aon's subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of the merger agreement by Aon or Aon's subsidiaries), that was unknown to Aon's board of directors on the date of the merger agreement, which event or circumstance becomes known to Aon's board of directors prior to the approval by Aon's stockholders of the proposal to approve the issuance of shares of Aon common stock to the Hewitt stockholders in the merger. However, none of the following constitutes an "Aon intervening event" for purposes of the merger agreement: (i) events or circumstances arising from the announcement or the existence of, or any action taken by either party pursuant to and in compliance with the terms of, the merger agreement, (ii) any event, change, effect, development, state of facts, condition, circumstance or occurrence that has an adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Hewitt or any Hewitt subsidiary, or the market price of Hewitt common stock, unless such event, change, effect, development, state of facts, condition, circumstance or occurrence has had or would reasonably be expected to have, individually or in the aggregate, a "Company Material Adverse Effect," (iii) Aon's inability to secure the financing or Aon's inability to obtain the financing or alternate financing on terms that, taken as a whole, are not less favorable to Aon or Hewitt in any material respect than those contemplated by the debt commitment letter and (iv) any increase in the market price of Aon common stock, in and of itself (provided that the event or circumstance underlying such increase in the market price of Aon's common stock will not be excluded, and may be taken into account, in determining whether there is an Aon intervening event).

        In addition, nothing in the merger agreement prohibits the Aon board of directors from making any disclosure to Aon's stockholders if the Aon board of directors, determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would reasonably be determined to be inconsistent with applicable law.

Efforts to Complete the Merger

        Aon and Hewitt have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to complete the transactions contemplated by the merger agreement. Aon and Hewitt have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approvals under, or the expiration or termination of applicable waiting periods pursuant to, the HSR Act, the EC Merger Regulation and various other applicable regulatory laws. In using their respective reasonable best efforts to obtain the required regulatory approvals, Aon and/or Hewitt may be obligated to sell, divest or dispose of certain of its assets or businesses (which may include the sale, divestiture or disposition of assets or businesses of the surviving corporation at or following the effective time) or take or commit to take other action to avoid the commencement of actions that after the effective time would limit the freedom of action of Aon, Aon's subsidiaries or Aon's affiliates with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets, in each case as may be required to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any proceeding which would otherwise have the effect of preventing or materially delaying completion of the merger, provided that prior to taking any such action Hewitt must obtain the written consent of Aon.

Conduct of Business Pending the Merger

  Restrictions on Hewitt's Interim Operations

        Hewitt has agreed that, except as expressly required or permitted by the merger agreement or by law, prior to the completion of the merger, it will, and will cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use reasonable best efforts to:

  •
  preserve intact its current business organization;

  •
  maintain all material permits;

  •
  keep available the services of its current officers and employees; and

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  preserve intact its goodwill and its ongoing business relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them.

        Hewitt has further agreed to not take certain actions prior to the completion of the merger without the written consent of Aon (which consent shall not be unreasonably withheld, conditioned or delayed) unless the actions are expressly required or permitted by the merger agreement. In particular, subject to the above exceptions, Hewitt may not, and may not permit any of its subsidiaries to:

  •
  declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Hewitt to its parent;

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  split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

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  purchase, redeem or otherwise acquire any shares of capital stock of Hewitt or any of Hewitt's subsidiaries or any other securities or any rights, warrants or options to acquire any such shares or other securities;

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  issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any of its voting debt or other voting securities or any of its convertible securities, other than the issuance of Hewitt common stock upon the exercise of convertible securities of Hewitt or any of Hewitt's subsidiaries outstanding on the date of the merger agreement and in accordance with their present terms under the stock plans of Hewitt and Hewitt's subsidiaries;

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  amend, authorize or propose to amend its certificate of incorporation, by-laws, limited liability company operating agreement or other comparable charter or organizational documents;

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  except for (1) internal reorganizations or consolidations involving existing Hewitt subsidiaries that would not present a material risk of any delay in the receipt of any regulatory approval the receipt of which is a condition to completion of the merger, (2) the creation of new Hewitt subsidiaries organized to conduct or continue activities otherwise permitted by the merger agreement, (3) capital expenditures in an aggregate amount not in excess of Hewitt's budget for capital expenditures or other capital expenditures not in excess of $5,000,000 in the aggregate, (4) purchases of assets in the ordinary course of business consistent with past practice or (5) other acquisitions not exceeding $20,000,000 individually or $50,000,000 in the aggregate, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of or any equity interest in, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to Hewitt and Hewitt's subsidiaries, taken as a whole;

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  except to the extent required by applicable law or, in the case of employees who are not officers of Hewitt subject to reporting under Section 16 of the Exchange Act, in the ordinary course of business consistent with past practice, (1) grant to any of its employees, officers or directors any increase in compensation, except to the extent required under employment agreements in effect as of the date of the merger agreement, (2) grant to any of its employees, officers or directors any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the merger agreement, (3) enter into any employment, consulting, indemnification, severance or termination agreement with any of its employees, officers or directors, (4) establish, adopt, extend, renew, enter into or amend in any material respect any collective bargaining agreement or Hewitt benefit plan or (5) take any action to accelerate any rights or benefits, or make any material determinations, under any collective bargaining agreement or Hewitt benefit plan, except as required pursuant to the terms thereof;

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  make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Hewitt, except as required by a change in GAAP;

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  except for internal reorganizations or consolidations involving existing Hewitt subsidiaries that would not present a substantial risk of any material delay in the receipt of any regulatory approval the receipt of which is a condition to completion of the merger, or sales of properties or assets (1) required to be effected pursuant to contracts in effect as of the date of the merger or entered into after the date of the merger agreement in compliance with the merger agreement, (2) entered into in the ordinary course of business consistent with past practice or (3) with a sale price not exceeding $20,000,000 individually or $50,000,000 in the aggregate, sell, lease (as lessor), license or otherwise dispose of, or subject to any lien, any of its properties or assets;

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  incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business consistent with past practice), or guarantee any such indebtedness of any third party, issue or sell any debt securities, options, calls, warrants or other rights to acquire any debt securities of Hewitt or any Hewitt subsidiary, guarantee any debt securities of any third party, enter into any "keep well" or other agreement to maintain any financial statement condition of any third party or enter into any arrangement having the economic effect of any of the foregoing, or amend, modify or refinance any such indebtedness other than in the ordinary course of business consistent with past practice;

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  make any loans, advances or capital contributions to, or investments in, any other person (other than Hewitt or any Hewitt subsidiary), other than loans or advances to customers in the ordinary course of business consistent with past practice;

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  except for capital expenditures in an aggregate amount not in excess of Hewitt's budget for capital expenditures or other capital expenditures not in excess of $5,000,000 in the aggregate, make or agree to make any new capital expenditures;

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  settle or compromise any material liability for taxes for an amount in excess of $25,000,000, or, except in the ordinary course of business consistent with past practice: (1) make any material tax election, (2) file any amended material tax return or (3) change in any material respect any method of accounting for tax purposes;

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  except for internal reorganizations or consolidations involving existing Hewitt subsidiaries that would not present a material risk of any delay in the receipt of any regulatory approval the receipt of which is a condition to completion of the merger, or the creation of new Hewitt subsidiaries organized to conduct or continue activities otherwise permitted by the merger agreement, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

  •
  commence any proceeding (other than in the ordinary course of business consistent with past practice or as a result of a proceeding commenced against Hewitt or any Hewitt subsidiaries), or compromise, settle or agree to settle any proceeding (including any proceeding relating to the merger agreement or the transactions contemplated by the merger agreement) other than compromises, settlements or agreements entered into in the ordinary course of business consistent with past practice or not in excess of $10,000,000 individually or $30,000,000 in the aggregate;

  •
  enter into, modify, amend, terminate, cancel, extend or grant any consent or waiver under, certain material contracts to which they are a party, in each case other than in the ordinary course of business consistent with past practice;

  •
  make any material change in internal accounting controls;

  •
  change its fiscal year;

  •
  take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by Hewitt's conduct of business covenant) that would prevent the merger and the subsequent merger, taken together, from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code;

  •
  pay, discharge, settle or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, the most recent consolidated financial statements (or the notes thereto) of Hewitt included in the documents filed by Hewitt with the SEC pursuant to the Securities Act or Exchange Act since October 1, 2009 but prior to the date of the merger agreement or incurred in the ordinary course of business consistent with past practice after the date of the most recent balance sheet included in such financial statements;

  •
  cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

  •
  waive, extend, renew or enter into any non-compete, exclusivity, non-solicitation or similar contract that would restrict or limit, in any material respect, the operations of Aon or Hewitt, as the case may be, or any of their respective subsidiaries or affiliates, other than the entry into non-solicitation contracts involving employees in the ordinary course of business consistent with past practice;

  •
  enter into (including via any acquisition) any new line of business which represents a material change in its operations and which is material to Hewitt and the Hewitt subsidiaries taken as a whole, or make any material change to its businesses, except as required by law;

  •
  take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the completion of the merger not being satisfied;

  •
  cancel any material insurance policies, or fail to renew any material insurance policies upon expiration on substantially the same terms as those in place on the date of the merger agreement, to the extent insurance policies on such terms are available on commercially reasonable terms, in each case, other than in the ordinary course of business consistent with past practice; or

  •
  authorize any of, or resolve, commit or agree to take any of, the above actions.

  Restrictions on Aon's Interim Operations

        Aon has agreed that, except as expressly required or permitted by the merger agreement or by law, prior to the completion of the merger, it will, and will cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use reasonable best efforts to:

  •
  preserve intact its current business organization;

  •
  maintain all material permits;

  •
  keep available the services of its current officers and employees; and

  •
  preserve intact its goodwill and its ongoing business relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them.

        Aon has further agreed to not take certain actions prior to the completion of the merger without the written consent of Hewitt (which consent shall not be unreasonably withheld, conditioned or delayed) unless the actions are expressly required or permitted by the merger agreement. In particular, subject to the above exceptions, Aon may not, and may not permit any of its subsidiaries to:

  •
  declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Aon to its parent or quarterly cash dividends, with usual amounts, declaration, record and payment dates and otherwise consistent with past practice;

  •
  split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

  •
  purchase, redeem or otherwise acquire any shares of capital stock of Aon or any Aon subsidiary or any other securities or any rights, warrants or options to acquire any such shares or other securities, other than in the ordinary course of business;

  •
  issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any of its voting debt or other voting securities, or any of its convertible securities, other than (1) the issuance of Aon common stock upon the exercise of convertible securities of Aon or any Aon subsidiary in accordance with their present terms under the stock plans of Aon or Aon's subsidiaries, (2) pursuant to a stock plan of Aon or Aon's subsidiaries or (3) the issuance of Aon common stock or other securities of Aon or any Aon subsidiary in connection with bona fide acquisitions, mergers, strategic partnership transactions or similar transactions permitted under the terms set forth below regarding acquisitions, mergers or consolidations;

  •
  amend, authorize or propose to amend its certificate of incorporation, by-laws or other comparable charter or organizational documents in a manner that would adversely affect the consummation of the merger or the subsequent merger or affect the holders of Hewitt common stock whose shares may be converted into Aon common stock at the effective time in a manner different than holders of Aon common stock prior to the effective time;

  •
  except for (1) internal reorganizations or consolidations involving existing Aon subsidiaries that would not present a material risk of any delay in the receipt of any regulatory approval the receipt of which is a condition to completion of the merger, (2) the creation of new Aon subsidiaries organized to conduct or continue activities otherwise permitted by the merger agreement or (3) any acquisitions with a purchase price (including assumed indebtedness) not exceeding $200,000,000 individually or $500,000,000 in the aggregate, provided that such acquisitions would not reasonably be expected to impede or delay the satisfaction of the conditions to, or the completion of the merger, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of or any equity interest in, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization or division thereof;

  •
  incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business consistent with past practice), or guarantee any such indebtedness of another person, issue or sell any debt securities, options, calls, warrants or other rights to acquire any debt securities of Aon or any Aon subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or amend, modify or refinance any such indebtedness, in each case, if taking any such action would reasonably be expected to prevent, impede or materially delay the availability of the financing or any alternate financing of the cash portion of the merger consideration payable by Aon;

  •
  except for (1) internal reorganizations, consolidations or dissolutions involving existing Aon subsidiaries that would not present a material risk of any delay in the receipt of any regulatory approval the receipt of which is a condition to completion of the merger, or (2) the creation of new Aon subsidiaries organized to conduct or continue activities otherwise permitted by the merger agreement, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

  •
  take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by Aon's conduct of business covenant) that would prevent the merger and the subsequent merger, taken together, from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code;

  •
  take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the completion of the merger not being satisfied;

  •
  make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Aon, except as required by a change in GAAP;

  •
  make any material change in internal accounting controls; or

  •
  authorize any of, or resolve, commit or agree to take any of, the above actions.

Employee Matters

        Under the merger agreement, Aon has agreed, for a period of one year after the effective time, to:

  •
  provide employees of Hewitt and Hewitt's subsidiaries who continue in employment with the surviving company of the subsequent merger and its subsidiaries with the same base salary or base wages as in effect immediately prior to the effective time, or such lower amount as may be agreed to by the applicable continuing employee;

  •
  either (i) maintain or cause the surviving company of the subsequent merger to maintain the benefit plans of Hewitt and Hewitt's subsidiaries at the benefit levels in effect on the date of the merger agreement or (ii) provide or cause the surviving company of the subsequent merger to provide benefits to continuing employees of Hewitt and Hewitt's subsidiaries that, taken as a whole, are substantially equivalent to those provided to similarly situated employees of Aon and Aon's subsidiaries;

  •
  make available plans providing for the issuance of Aon common stock to the continuing employees of Hewitt and Hewitt's subsidiaries that are substantially equivalent to those provided to similarly situated employees of Aon and Aon's subsidiaries; and

  •
  provide annual bonus opportunities to the continuing employees of Hewitt and Hewitt's subsidiaries that are substantially equivalent to those provided to similarly situated employees of Aon and Aon's subsidiaries.

        Aon has agreed to, and has agreed to cause the surviving company of the subsequent merger to, honor in accordance with their respective terms (as in effect on the date of the merger agreement), certain of Hewitt's employment, severance and termination agreements, plans and policies. Aon has also agreed to

  •
  treat the service of any continuing Hewitt employee with Hewitt and Hewitt's subsidiaries as service with Aon or Aon's subsidiaries for purposes of determining eligibility to participate and vesting (and for purposes of determining levels of benefits under any severance, paid time off and sick leave plan or program) in plans, programs, agreements or arrangements of Aon or any of Aon's subsidiaries that provide compensation or employee benefits to any continuing Hewitt employee following the effective time, except to the extent that such recognition would result in any duplication of benefits;

  •
  cause any welfare benefit plan of Aon or any of Aon's subsidiaries in which any continuing Hewitt employee commences participation after the merger to waive pre-existing condition limitations and exclusions, except to the extent that such limitations or exclusions would have been applicable under the comparable Hewitt welfare benefit plan immediately prior to such commencement of participation; and

  •
  give credit for all annual deductibles and copayments made for covered expenses incurred prior to the completion of the merger under the welfare benefit plans in which continuing Hewitt employees participate after the merger.

Board of Directors of Aon After the Merger

        Aon has agreed to appoint two designees mutually agreed upon by Aon and Hewitt to the Aon board of directors. Aon has also agreed to nominate such mutual designees at the first annual meeting of Aon stockholders following the completion of the merger, and to use reasonable best efforts to cause each mutual designee to be reelected to the Aon board of directors.

Financing

        Aon and Merger Sub have agreed to use their reasonable best efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the financing on the terms and conditions described in debt commitment letter, including using its reasonable best efforts:

  •
  to maintain in effect the debt commitment letter and, if entered into prior to the completion of the merger, the definitive agreements with respect to the financing contemplated by the debt commitment letter;

  •
  to negotiate definitive agreements reflecting the terms and conditions contained in the debt commitment letter (including any "flex" provisions thereof), and upon execution of such definitive agreements to deliver a copy to Hewitt;

  •
  to satisfy (or obtain the waiver of) all conditions on a timely basis to obtaining the financing applicable to each of Aon and Merger Sub set forth in the definitive agreements for the financing that are within its control;

  •
  to comply in all material respects with its obligations under the debt commitment letter (or obtain the waiver thereof); and

  •
  to enforce its rights under the debt commitment letter in the event of a breach or other failure to fund by the proposed lenders under the debt commitment letter that impedes or delays completion of the merger.

        However, for purposes of using their respective reasonable best efforts to obtain the financing neither Aon nor Merger Sub are required to:

  •
  consummate or agree to consummate the sale, divestiture or disposition of any assets, businesses or capital stock of Aon or any Aon subsidiary; or

  •
  agree to terms and conditions (including any "flex" provisions) that are, in the aggregate, less favorable in any material respect to Aon, Merger Sub and Hewitt than those contained in the debt commitment letter (which actions we refer to as a burdensome financing action).

        Aon has the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the debt commitment letter and/or substitute other debt or equity financing for all or any portion of the financing from the same and/or alternative financing sources, provided that such modifications may not expand on the conditions to the financing set forth in the debt commitment letter or be reasonably expected to prevent or impede or delay the consummation of the transactions. Aon is permitted to reduce the amount of financing under the debt commitment letter in its reasonable discretion, but not below the amount that is required, together with the financial resources of Aon, Merger Sub and Hewitt, including cash on hand and marketable securities, to consummate the merger and the subsequent merger, and subject to certain other limitations. If all conditions to the debt commitment letter are satisfied, Aon must use reasonable best efforts to cause the lenders to fund on the closing date of the merger the financing required to consummate the merger. If Aon becomes aware of any event or circumstance that makes procurement of any portion of the financing unlikely to occur in the manner or from the sources contemplated in the debt commitment letter, Aon must notify Hewitt and Aon and Merger Sub must use their respective reasonable best efforts to arrange any such portion (other than amounts that are replaced by Aon's cash on hand and marketable securities) from alternative sources in an amount sufficient to consummate the transactions contemplated by the merger agreement, which we refer to as alternate financing, provided that Aon will not be required to take any burdensome financing action with respect to the procurement of such alternate financing.

        Prior to the closing of the merger, Hewitt has agreed to provide, and has agreed to cause its subsidiaries to provide, and to use its reasonable best efforts to cause its and their officers and employees to provide, on a timely basis, all reasonable cooperation requested by Aon and that is customary in connection with the arrangement of the financing to be incurred in connection with the transactions contemplated by the merger agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Hewitt and Hewitt's subsidiaries), including using its reasonable best efforts to:

  •
  facilitate the provision of guarantees and pledge of collateral (effective as of the completion of the merger);

  •
  provide financial and other pertinent information regarding Hewitt and Hewitt's subsidiaries and cooperate in the preparation of pro forma financial information for the transactions contemplated by the merger agreement (including information to be used in the preparation of an information package, offering memorandum, prospectus, prospectus supplement or similar document regarding the business, assets, operations, financial projections and prospects of Aon and Hewitt customary for such financing or reasonably necessary for the completion of the financing) as may be reasonably requested in writing by Aon to assist in preparation of customary offering or information documents to be used for the completion of the financing;

  •
  cooperate with the marketing efforts for the financing (including consenting to the reasonable use of Hewitt's and Hewitt's subsidiaries' logos, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Hewitt or any Hewitt subsidiary or the reputation or goodwill of Hewitt or any Hewitt subsidiary);

  •
  provide copies of the most recent appraisals, environmental reports, evidence of title (including copies of deeds, lease documentation, title insurance policies and/or commitments for title insurance, title opinions, surveys, and similar information), and similar information with respect to the properties and assets of the Hewitt and Hewitt's subsidiaries as may be reasonably requested by Aon;

  •
  provide (or use reasonable best efforts to obtain from its advisors) other reasonably requested customary certificates or documents, including a customary certificate of the principal financial officer of the surviving corporation of the merger (in his capacity as such) with respect to solvency matters and any certificates and opinions customarily provided in connection with any public or private offering of securities of Aon or any Aon subsidiary;

  •
  request such customary legal opinions and customary accountant comfort letters (including consents of accountants for use of their reports in any materials relating to the financing) as may be reasonably requested by Aon;

  •
  participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or underwriters, as applicable, for the financing and their counsel and senior management and representatives, with appropriate seniority and expertise, of Hewitt), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies as are reasonably necessary to consummate the financing;

  •
  assist Aon and its financing sources or underwriters, as applicable, in (i) the preparation of all credit agreements (including review of schedules), currency or interest hedging agreements or other agreements, offering documents, an offering memorandum, prospectus or prospectus supplement and other marketing and rating agency materials for the financing or (ii) the amendment or termination of any of Hewitt's or its subsidiaries' existing credit agreements, currency or interest hedging agreements, or other agreements, in each case, on terms satisfactory to Aon and that are reasonably requested by Aon in connection with the financing provided that no obligation of the Hewitt or any Hewitt subsidiary under any such agreements or amendments will be effective until the effective time;

  •
  have its independent accountants provide their reasonable cooperation and assistance, including in connection with due diligence and preparation of pro forma financial information for the transactions contemplated by the merger agreement;

  •
  permit any cash and marketable securities of Hewitt and Hewitt's subsidiaries to be made available to Aon, Merger Sub and Merger LLC at the completion of the merger;

  •
  provide audited consolidated financial statements of Hewitt covering the 3 fiscal years immediately preceding the closing of the merger for which audited consolidated financial statements are currently available as soon as reasonably practicable but, in any case, by a date no later than 60 days after the end of the most recent fiscal year to the extent that the completion of the merger has not occurred prior to September 30, 2010;

  •
  provide unaudited financial statements (excluding footnotes) for any interim period or periods of Hewitt ended after the date of the most recent audited financial statements as soon as reasonably practicable but, in any case, by a date not later than 25 days after the end of such interim period that is not a fiscal year end and all financial information relating to Hewitt and Hewitt's subsidiaries reasonably required by Aon in connection with the marketing efforts for a public or private offering of securities of Aon or any Aon subsidiary; and

  •
  cooperate reasonably with Aon's financing sources' or underwriters', as applicable, due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of Hewitt.

        Aon has also agreed to reimburse Hewitt for all reasonable and documented out-of-pocket costs (including attorneys' fees) incurred by Hewitt or its subsidiaries in connection with providing cooperation to Aon with respect to the financing and, subject to certain exceptions, to indemnify and hold Hewitt and Hewitt's subsidiaries and their respective representatives harmless from and against any and all reasonable and documented out-of-pocket losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with third party claims arising out of the arrangement of the financing and any information used in connection therewith.

Other Covenants and Agreements

        Aon and Hewitt have agreed to take certain additional actions pursuant to the merger agreement. In particular, Aon and Hewitt have agreed to:

  •
  take certain actions under federal and state securities laws necessary to complete the transactions contemplated by the merger agreement, including the filing by Aon and Hewitt of this joint proxy statement/prospectus and the filing by Aon of a registration statement on Form S-4 with the SEC, of which this joint proxy statement/prospectus is a part;

  •
  afford the other party and its representatives reasonable access during normal business hours throughout the period following the date of the merger agreement and the date of completion of the merger to all of its properties, books, contracts, commitments, personnel and records and to furnish promptly to the other party a copy of each report, schedule, registration statement or other document filed by such party during the period pursuant to the requirements of the securities laws and all other information concerning such party's business, properties and personnel as the other party may reasonably request, but only to the extent that such access would not unreasonably disrupt the operations of the party granting such access;

  •
  not issue any press release or any written public statements with respect to the merger, the subsequent merger and the other transactions contemplated by the merger agreement without prior consultation of the other party, except as may be required by law, court process or by obligations pursuant to any listing agreement with any national securities exchange or with respect to any Aon adverse recommendation change or Hewitt adverse recommendation change by the Aon board of directors or Hewitt board of directors, respectively;

  •
  prior to the effective time, use reasonable best efforts to cause the shares of Aon common stock to be issued to Hewitt stockholders in the merger and under the Hewitt stock plan to be approved for listing on the NYSE, subject to official notice of issuance;

  •
  if any takeover statute becomes applicable to the merger or the other transactions contemplated by the merger agreement, use their best efforts to grant such approvals and take such actions as are necessary to complete the transactions contemplated by the merger agreement as promptly as practicable on the terms contemplated by the merger agreement;

  •
  use reasonable best efforts to cause the merger and subsequent merger, taken together, to be treated, for federal income tax purposes, as a "reorganization" within the meaning of Section 368(a) of the Code and take no position inconsistent with such treatment unless required to do so by applicable law;

  •
  with respect to Hewitt, promptly advise Aon of any action commenced after the date of the merger agreement against Hewitt or any of its directors by any stockholder of Hewitt relating to the merger agreement, the merger and the transactions contemplated by the merger agreement and to keep Aon reasonably informed regarding any such litigation; and

  •
  take all steps required to cause dispositions of Hewitt common stock or acquisitions of Aon common stock resulting from the transactions contemplated by the merger agreement by each individual subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 of the Exchange Act.

        Aon, Merger Sub and Merger LLC have agreed that all rights to exculpation or indemnification arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the effective time existing in favor of the current or former directors or officers of Hewitt and Hewitt's subsidiaries as provided in their respective certificates of incorporation, by-laws or other organizational documents will survive the merger and the subsequent merger and will continue in full force and effect in accordance with their terms. Aon and the subsidiary surviving the merger will, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing and costs of defense to) each current and former director or officer of Hewitt or any of Hewitt's subsidiaries, in each case against any losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement in connection with any actual or threatened proceeding, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with the fact that such person is or was an officer, director or fiduciary of Hewitt or any of Hewitt's subsidiaries at or prior to the effective time.

        Subject to applicable law, Aon has also agreed that it will or will cause the subsidiary surviving the merger, for a period of six years following the effective time, to:

  •
  maintain in effect the exculpation, indemnification and advancement of expenses provisions of the certificate of incorporation and by-laws or similar organization documents of Hewitt and Hewitt's subsidiaries in effect as of the date of the merger or in any indemnification agreements of Hewitt or Hewitt's subsidiaries with any of their respective directors, officers or employees in effect as of the date of the merger agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the effective time were current or former directors, officers or employees of Hewitt or Hewitt's subsidiaries; and

  •
  provide directors' and officers' insurance and indemnification policies that provide coverage for events occurring prior to the effective time for an aggregate period of not less than six years from the effective time which are substantially similar (with respect to limits and deductibles) to Hewitt's existing directors' and officers' insurance policies or, if substantially similar insurance coverage is unavailable, the best available coverage, so long as the annual premium for the insurance does not exceed 300% of the last annual premium that Hewitt paid prior to the date of the merger agreement. If the annual premium of Hewitt's existing insurance policy exceeds the 300% limitation, Aon will maintain policies of insurance providing the maximum amount of coverage available with an annual premium equal to 300% of Hewitt's current annual premium.

Termination of the Merger Agreement

  Termination by Aon or Hewitt

        The merger agreement may be terminated at any time prior to the completion of the merger by the mutual written consent of Aon and Hewitt. Also, either Aon or Hewitt may terminate the merger agreement at any time prior to the completion of the merger if:

  •
  the merger is not completed on or before March 31, 2011, unless the party seeking to terminate the merger agreement has materially breached any representation, warranty or covenant in the merger agreement and the failure to complete the merger results from such material breach;

  •
  a governmental entity has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger or the subsequent merger that has become final and non-appealable, except that this right of termination is not available to any party (i) whose failure to fulfill an obligation under the merger agreement has been the cause of, or resulted in, any such order, decree, ruling or other action to have been enacted, issued, promulgated, enforced or entered or (ii) that did not use reasonable best efforts to have such order, decree, ruling or other action vacated prior to its becoming final and non-appealable;

  •
  the approval by the Hewitt stockholders of the proposal to adopt the merger agreement has not been obtained upon a vote taken thereon at the Hewitt special meeting or at any adjournment or postponement thereof, provided that Hewitt may not terminate the merger agreement if Hewitt has not complied with its obligations under the covenants in the merger agreement regarding non-solicitation, recommending approval by the Hewitt stockholders of the proposal to adopt the merger agreement and convening and holding the Hewitt special meeting, or if Hewitt has otherwise breached in any material respect any of its obligations under the merger agreement in any manner that could reasonably have caused the failure to obtain the approval by the Hewitt stockholders of the proposal to adopt the merger agreement upon a vote taken thereon at the Hewitt special meeting or at any adjournment or postponement thereof; or

  •
  the approval by the Aon stockholders of the proposal to approve the issuance of shares of Aon common stock to the Hewitt stockholders in the merger has not been obtained upon a vote taken thereon at the Aon special meeting or at any adjournment or postponement thereof, provided that Aon may not terminate the merger agreement if Aon has not complied with its obligations under the covenants regarding recommending approval by the Aon stockholders of the proposal to approve the issuance of shares of Aon common stock to the Hewitt stockholders in the merger and convening and holding the Aon special meeting, or if Aon has otherwise breached in any material respect any of its obligations under the merger agreement in any manner that could reasonably have caused the failure to obtain the approval by the Aon stockholders of the proposal to approve the issuance of shares of Aon common stock to the Hewitt stockholders in the merger upon a vote taken thereon at the Aon special meeting or at any adjournment or postponement thereof.

  Termination by Hewitt

        Hewitt may terminate the merger agreement at any time prior to the completion of the merger if Aon, Merger Sub or Merger LLC breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform would give rise to the failure of the conditions to completion of the merger in the merger agreement with respect to the accuracy of the representations and warranties or performance of obligations of Aon, Merger Sub and Merger LLC and which failure cannot be or has not been cured within 30 days after receipt of written notice of such failure from Hewitt.

        Hewitt may terminate the merger agreement within ten business days following public disclosure that either of the following has occurred:

  •
  Aon's board of directors or any committee thereof has effected an Aon adverse recommendation change or has taken any other action or made any other statement in connection with the Aon special meeting materially inconsistent with the recommendation of the Aon board of directors that Aon stockholders vote in favor of the proposal to approve the issuance of shares of Aon common stock to the Hewitt stockholders in the merger; or

  •
  Aon's board of directors or any committee thereof has failed to include the recommendation of the Aon board of directors that Aon stockholders vote in favor of the proposal to approve the issuance of shares of Aon common stock to the Hewitt stockholders in the merger in this joint proxy statement/prospectus.

        Hewitt may terminate the merger agreement, if either of the following, each of which we refer to as a financing termination event, occurs:

  •
  the mutual conditions to complete the merger and the conditions to Aon's obligations to complete the merger are all satisfied (or, upon an immediate closing, would be satisfied as of such closing, other than the condition regarding Aon's receipt of a tax opinion with respect to the tax treatment of the merger and subsequent merger from its outside counsel) and Aon, Merger Sub or Merger LLC are unable to satisfy its obligation to effect the completion of the merger at such time or such later time as agreed to by Hewitt because of the failure by Aon, Merger Sub and/or Merger LLC to receive the proceeds from the financing or any alternate financing for the cash portion of the merger consideration, which we refer to as a financing failure; or

  •
  the approval by the Aon stockholders of the proposal to approve the issuance of shares of Aon common stock to the Hewitt stockholders in the merger has not been obtained upon a vote taken thereon at the Aon special meeting and at the time of the Aon special meeting, Aon or the lenders who have committed to provide the financing contemplated in the debt commitment letter have publicly disclosed (which disclosure remains in effect) that the financing and any alternate financing (but excluding any public or private offering of securities of Aon or any Aon subsidiary) will not be available or will likely not be available.

        Hewitt may also terminate the merger agreement, prior to the approval by the Hewitt stockholders of the proposal to adopt the merger agreement, in order to concurrently enter into a binding written agreement concerning a transaction that constitutes a superior proposal, if Hewitt has complied with its obligations under the covenants in the merger agreement regarding non-solicitation and, prior to or concurrently with such termination, Hewitt pays to Aon a termination fee as described under "—Hewitt Termination Fees and Expenses" below, but only if:

  •
  the Hewitt board of directors concludes in good faith, after consultation with its outside financial advisors, that such transaction constitutes a superior proposal;

  •
  after consultation with its outside legal counsel, the Hewitt board of directors concludes in good faith that the failure to terminate the merger agreement would be inconsistent with the exercise of its fiduciary duties under applicable laws;

  •
  Hewitt provides Aon at least five business days' prior written notice of its intention to take such action, which notice must include certain specified information regarding such superior proposal, as well as a copy of the pertinent agreement;

  •
  during the five business day period following such written notice (or, with respect to any revisions to the terms of the transactions contemplated by the merger agreement proposed by Aon in response to a new company takeover proposal, during the period that ends on the later to occur of (i) two business days after Hewitt provides written notice of the company takeover proposal to Aon and (ii) the end of the original five business day period), Hewitt and its representatives have negotiated in good faith with Aon regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Aon in response to such superior proposal; and

  •
  at the end of the five business day period described in the previous bullet point, the Hewitt board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement proposed by Aon) that the transaction continues to be a superior proposal and that failure to so terminate the merger agreement would be inconsistent with the exercise by the Hewitt board of directors of its fiduciary duties to the Hewitt stockholders under applicable laws.

  Termination by Aon

        Aon may terminate the merger agreement at any time prior to completion of the merger agreement if Hewitt breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform would give rise to the failure of the conditions to completion of the merger in the merger agreement with respect to the accuracy of the representations and warranties or performance of obligations of Hewitt, and which failure cannot be or has not been cured within 30 days after receipt of written notice of such failure from Aon.

        Aon may also terminate the merger agreement within ten business days following public disclosure that any of the following has occurred:

  •
  the Hewitt board of directors or any committee thereof has effected a Hewitt adverse recommendation change or has taken any other action or made any other statement in connection with the Hewitt special meeting materially inconsistent with the recommendation of the Hewitt board of directors that Hewitt stockholders vote in favor of the proposal to adopt the merger agreement;

  •
  the Hewitt board of directors or any committee thereof has taken any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to a company takeover proposal other than recommending the rejection of such company takeover proposal;

  •
  the Hewitt board of directors or any committee thereof has failed to include the recommendation of the Hewitt board of directors that Hewitt stockholders vote in favor of the proposal to adopt the merger agreement in this joint proxy statement/prospectus; or

  •
  the Hewitt board of directors or any committee thereof has refused to affirm publicly its recommendation of the merger agreement and the merger following any written request by Aon to provide such reaffirmation following a company takeover proposal prior to the earlier of (i) ten days following such request and (ii) five business days prior to the Hewitt special meeting unless, in the case of clause (ii), it would be inconsistent with the fiduciary duties of the Hewitt board of directors to comply with such a request within such time period, in which case Hewitt's board must comply with such request as promptly as practicable consistent with its fiduciary duties.

  Hewitt Termination Fees and Expenses

        Hewitt is required to reimburse Aon upon demand by wire transfer of immediately available funds for the out-of-pocket expenses of Aon in connection with the merger, the subsequent merger and the transactions contemplated by the merger agreement, in an amount not to exceed $50,000,000 in the aggregate, if the merger agreement is terminated by Aon or Hewitt because (i) the merger has not been completed on or before March 31, 2011 or (ii) the approval by the Hewitt stockholders of the proposal to adopt the merger agreement has not been obtained upon a vote taken thereon at the Hewitt special meeting or at any adjournment or postponement thereof and, in each case, a company takeover proposal was publicly disclosed between the date of the merger agreement and the date upon which a vote is taken at the Hewitt special meeting duly convened therefor or at any adjournment or postponement thereof and, in the case of a termination of the merger agreement because the merger has not been completed on or before March 31, 2011, the approval by the Hewitt stockholders of the proposal to adopt the merger agreement has not been obtained at least five business days prior to March 31, 2011.

        Hewitt must pay Aon a termination fee of $85 million if Hewitt terminates the merger agreement to accept a superior proposal that was first received from a qualifying party on or prior to August 10, 2010 and Hewitt provides Aon with notice of its intent to terminate the merger agreement to accept such superior proposal from the qualifying party on or prior to August 30, 2010. If Hewitt terminates the merger agreement to accept a superior proposal under any other circumstances, Hewitt must pay Aon a termination fee of $190 million.

        Hewitt must pay Aon a termination fee of $190 million (minus any transaction expenses of Aon previously reimbursed by Hewitt) if a company takeover proposal was publicly disclosed between the date of the merger agreement and the date of the Hewitt special meeting and the merger agreement is terminated by Aon or Hewitt because either (i) the merger is not completed by March 31, 2011 and the approval by the Hewitt stockholders of the proposal to adopt the merger agreement has not been obtained at least five business days prior to March 31, 2011 or (ii) the approval by the Hewitt stockholders of the proposal to adopt the merger agreement is not obtained upon a vote taken thereon at the Hewitt special meeting or at any adjournment or postponement thereof and, in either case, after termination of the merger agreement by Aon or Hewitt, Hewitt consummates a company acquisition transaction within 12 months or enters into any letter of intent, agreement in principle or any contract with respect to a company acquisition transaction within 12 months that is subsequently consummated.

        Hewitt must also pay Aon a termination fee of $190 million if:

  •
  Aon terminates the merger agreement within ten business days following public disclosure that (i) the Hewitt board of directors or any committee thereof has effected a Hewitt adverse recommendation change or has taken any other action or made any other statement in connection with the Hewitt special meeting materially inconsistent with the recommendation of the Hewitt board of directors that Hewitt stockholders vote in favor of the proposal to adopt the merger agreement, (ii) the Hewitt board of directors or any committee thereof has taken any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to a company takeover proposal other than recommending the rejection of such company takeover proposal, (iii) the Hewitt board of directors or any committee thereof has failed to include the recommendation of the Hewitt board of directors that Hewitt stockholders vote in favor of the proposal to adopt the merger agreement in this joint proxy statement/prospectus or (iv) the Hewitt board of directors or any committee thereof has refused to affirm publicly its recommendation of the merger agreement and the merger following any written request by Aon to provide such reaffirmation following a company takeover proposal prior to the earlier of (a) ten days following such request and (b) five business days prior to the Hewitt special meeting unless, in the case of clause (b), it would be inconsistent with the fiduciary duties of the Hewitt board of directors to comply with such a request within such time period, in which case Hewitt's board must comply with such request as promptly as practicable consistent with its fiduciary duties; or

  •
  the merger agreement is terminated by either Aon or Hewitt upon the failure to obtain the approval by the Hewitt stockholders of the proposal to adopt the merger agreement upon a vote taken thereon at the Hewitt special meeting or at any adjournment or postponement thereof following a Hewitt adverse recommendation change.

        However, in either case noted above, if the merger agreement is terminated following a Hewitt adverse recommendation change effected in response to a superior proposal received from a qualifying party on or prior to August 10, 2010, and the Hewitt board of directors notifies Aon that it intends to effect a Hewitt adverse recommendation change on or prior to August 30, 2010 in response to a superior proposal from such qualifying party, Hewitt would only be required to pay Aon a termination fee of $85 million.

        Solely for purposes of the payment of termination fees by Hewitt, a "company acquisition transaction" means any transaction or series of related transactions (other than the merger and the subsequent merger) involving:

  •
  any acquisition or purchase from Hewitt by any third party of more than 50% of the total outstanding voting securities of Hewitt or any of Hewitt's subsidiaries;

  •
  any tender offer or exchange offer that if consummated would result in any third party beneficially owning more than 50% of the total outstanding voting securities of Hewitt or any of Hewitt's subsidiaries;

  •
  any merger, consolidation, business combination, recapitalization or similar transaction involving Hewitt pursuant to which the stockholders of Hewitt immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction in substantially the same proportion as prior to such transaction;

  •
  any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Hewitt subsidiary) that constitute or account for 50% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of Hewitt and Hewitt's subsidiaries, taken as a whole; or

  •
  any liquidation or dissolution of Hewitt or any Hewitt subsidiary.

        A "qualifying party" means any third party from whom Hewitt or any of its representatives has received, after the execution of the merger agreement and prior to August 10, 2010, an unsolicited bona fide written company takeover proposal that the Hewitt board of directors concludes in good faith, after consultation with its outside financial advisors, constitutes or could reasonably be expected to result in a superior proposal. However, any qualifying party will cease to be a qualifying party for all purposes under the merger agreement at such time as the company takeover proposal made by such third party (including any and all revisions, modifications, changes or amendments to such company takeover proposal made in the course of negotiations between such qualifying party and Hewitt) is formally rejected, withdrawn, terminated, expires or no longer constitutes or could reasonably be expected to result in a superior proposal.

  Aon Termination Fees

        Aon must pay Hewitt a termination fee of $190 million if:

  •
  Hewitt terminates the merger agreement within ten business days following public disclosure that either (i) the Aon board of directors or any committee thereof has effected an Aon adverse recommendation change or has taken any other action or made any other statement in connection with the Aon special meeting materially inconsistent with the recommendation of the Aon board of directors that Aon stockholders vote in favor of the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger or (ii) the Aon board of directors or any committee thereof has failed to include the recommendation of the Aon board of directors that Aon stockholders vote in favor of the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger in this joint proxy statement/prospectus; or

  •
  the merger agreement is terminated by either Hewitt or Aon upon the failure to obtain the approval by the Aon stockholders of the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger upon a vote taken thereon at the Aon special meeting or at any adjournment or postponement thereof following an Aon adverse recommendation change.

        Aon must pay Hewitt a termination fee of $225 million, which we refer to as the Aon financing termination fee, if Hewitt terminates the merger agreement following the occurrence of a financing termination event described above. Aon and Hewitt have agreed that if there is a financing termination event, Hewitt's right to receive the financing termination fee is the sole and exclusive remedy of Hewitt or any other person, and all other remedies (including equitable remedies) are waived against Aon, Merger Sub, Merger LLC or any of their affiliates or representatives for any and all losses, damages and expenses suffered by Hewitt or any other person in connection with the merger agreement and upon payment of such amount, none of Aon, Merger Sub or Merger LLC or any of their respective affiliates or representatives will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except that nothing prevents Hewitt from seeking money damages if the financing termination event occurred as a result of a willful breach by Aon or Merger Sub of the merger agreement, and, if the merger agreement has not been terminated by Hewitt following the occurrence of a financing termination event, nothing prevents Hewitt from seeking the equitable remedy of specific performance with respect to Aon's covenant to use its reasonable best efforts to obtain the financing or alternate financing.

  Effect of Termination

        If the merger agreement is terminated as described above, the merger agreement will become void and have no effect, without any liability or obligation on the part of Aon, Merger Sub, Merger LLC or Hewitt (except for provisions relating to payment of termination fees and expenses, the provision relating to effects of termination and certain other miscellaneous provisions), provided that, subject to the limitations described above following the occurrence of a financing termination event, termination of the merger agreement will not relieve any party from any liability for any willful breach of a representation or warranty or any willful breach of any covenant or other agreement contained in the merger agreement. In addition, no termination of the merger agreement will affect the obligations of the parties in the confidentiality agreement between Aon and Hewitt.

Representations and Warranties

        The merger agreement contains customary representations and warranties of Hewitt and certain representations and warranties of Aon, Merger Sub and Merger LLC relating to their respective businesses. These representations and warranties have been made solely for the benefit of the other party or parties, and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

  •
  are qualified in their entirety by the information disclosed by Hewitt with the SEC since October 1, 2009 and disclosed by Aon with the SEC since December 31, 2009 and, in each case, prior to the date of the merger agreement, excluding any risk factor disclosure, disclosure of risks in any "forward-looking statements" disclaimer and any other statements that are similarly predictive or forward-looking in nature;

  •
  have been further qualified by information contained in disclosure letters that the parties exchanged in connection with the execution of the merger agreement;

  •
  will not survive completion of the merger or the termination of the merger agreement;

  •
  are in certain cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

  •
  are in certain cases, qualified by the knowledge of the parties making such representations and warranties.

        Hewitt has made representations and warranties relating to, among other things:

  •
  organization, standing and power;

  •
  capital structure;

  •
  authority, execution and delivery and enforceability;

  •
  state takeover statutes;

  •
  consents and approvals and no violation;

  •
  SEC filings and internal controls and procedures;

  •
  the absence of any undisclosed liabilities;

  •
  information supplied;

  •
  the absence of certain changes or events;

  •
  real property and personal property;

  •
  intellectual property;

  •
  information technology and security and privacy;

  •
  certain material agreements and contracts;

  •
  possession of necessary permits;

  •
  insurance;

  •
  tax matters, including tax treatment of the merger and subsequent merger;

  •
  litigation and proceedings;

  •
  compliance with laws, including environmental and privacy laws;

  •
  absence of changes in benefit plans;

  •
  ERISA compliance and excess parachute payments;

  •
  employee and labor matters;

  •
  investment company status;

  •
  opinion of Hewitt's financial advisor; and

  •
  brokerage and finders' fees and expenses.

        Aon, Merger Sub and Merger LLC have made representations and warranties relating to, among other things:

  •
  organization, standing and power;

  •
  capital structure;

  •
  authority, execution and delivery and enforceability;

  •
  consents and approvals and no violation;

  •
  SEC filings and internal controls and procedures;

  •
  the absence of any undisclosed liabilities;

  •
  information supplied;

  •
  the absence of certain changes or events;

  •
  availability of the merger consideration funds;

  •
  tax matters, including tax treatment of the merger and subsequent merger;

  •
  litigation and proceedings;

  •
  compliance with laws, including privacy laws;

  •
  opinion of Aon's financial advisor; and

  •
  brokerage and finders' fees and expenses.

Expenses

        Except as provided above under "—Termination of the Merger Agreement—Hewitt Termination Fees and Expenses" beginning on page 136 and "—Termination of the Merger Agreement—Aon Termination Fees" beginning on page 138 and except with respect to all HSR Act filing fees, which will be paid by Aon, and all costs and expenses incurred in connection with the printing, filing and mailing of this joint proxy statement/prospectus and the Form S-4 (including the applicable SEC filing fees), which will be shared equally between Aon and Hewitt, each party is required to pay its own costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement.

Governing Law; Jurisdiction; Specific Enforcement

        The merger agreement is governed by, and is to be construed in accordance with, the laws of Delaware. All legal actions or proceedings with respect to the merger agreement are to be brought and determined in the Delaware Court of Chancery or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware. Subject to the limitations described above following the occurrence of a financing termination event, the parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Each of the parties to the merger agreement has waived its right to trial by jury in any legal proceeding arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement.

Amendments, Extensions and Waivers

  Amendments

        The merger agreement may be amended by the parties at any time prior to the completion of the merger, except that any amendment after the Hewitt special meeting which requires approval by the Hewitt stockholders may not be made without such approval. All amendments to the merger agreement must be in writing signed by each party.

  Extensions and Waivers

        At any time prior to the completion of the merger, any party to the merger agreement may:

  •
  extend the time for the performance of any of the obligations or other acts of any other party to the merger agreement;

  •
  waive any inaccuracies in the representations and warranties of any other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and/or

  •
  waive compliance by any other party with any of the covenants, agreements or conditions contained in the merger agreement which may legally be waived.

        However, any waiver that is made following the Hewitt special meeting will be subject to approval by the Hewitt stockholders if further approval is required by applicable law or the rules or regulations of the NYSE. All extensions and waivers must be in writing and signed by the party against whom the extension or waiver is to be effective.

AON CORPORATION AND HEWITT ASSOCIATES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

        The unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2009 and for the three months ended March 31, 2010 combine the historical consolidated statements of income of Aon and Hewitt giving effect to the merger of Aon and Hewitt, as if it had occurred on January 1, 2009. The unaudited pro forma condensed combined balance sheet as of March 31, 2010 combines the historical consolidated balance sheets of Aon and Hewitt, giving effect to the merger as if it had occurred on March 31, 2010. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events and adjustments that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with:

  •
  the separate historical financial statements of Aon as of and for the year ended December 31, 2009 and the related notes included in Aon's Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this joint proxy statement/prospectus;

  •
  the separate historical financial statements of Hewitt as of and for the year ended September 30, 2009 and the related notes included in Hewitt's Annual Report on Form 10-K for the year ended September 30, 2009, which is incorporated by reference into this joint proxy statement/prospectus;

  •
  the separate historical financial statements of Aon as of and for the three months ended March 31, 2010 and the related notes included in Aon's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which is incorporated by reference into this joint proxy statement/prospectus; and

  •
  the separate historical financial statements of Hewitt as of and for the three and six months ended March 31, 2010 and the related notes included in Hewitt's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which is incorporated by reference into this proxy statement/prospectus.

        The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Aon and Hewitt during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

        The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing GAAP, which is subject to change and interpretation. Aon has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments included herein are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information, and may be revised as additional information becomes available and as additional analyses are performed. Differences between the preliminary estimates reflected in these unaudited pro forma condensed combined financial statements and the final acquisition accounting will likely occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company's future results of operations and financial position.

        Also, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, the costs to integrate the operations of Aon and Hewitt or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2009

(millions, except per share data)	Aon	Hewitt	Pro Forma Adjustments		Pro Forma Combined
Revenue
Commissions, fees and other	$7,521	$3,074			$10,595
Fiduciary investment income	74	—			74

Total revenue	7,595	3,074	—		10,669
Expenses
Compensation and benefits	4,597	1,875	(54	)(c4)	6,418
Other general expenses	1,977	765	201	(c5)	2,943

Total operating expenses	6,574	2,640	147		9,361
Operating Income	1,021	434	(147)		1,308
Interest income	30	7			37
Interest expense	(122)	(40)	(80	)(c1)	(265)
			(23	)(c2)
Other income (expense)	20	9			29

Income from continuing operations before income taxes	949	410	(250)		1,109
Income taxes	268	145	(96	)(c6)	317

Income from continuing operations	681	265	(154)		792
Less: Net income attributable to noncontrolling interests	45	—			45

Net income from continuing operations attributable to Aon stockholders	$636	$265	$(154)		$747

Basic net income per share from continuing operations attributable to Aon stockholders	$2.25	$2.84			$2.15
Diluted net income per share from continuing operations attributable to Aon stockholders	$2.19	$2.78			$2.10
Cash dividends per share paid on common stock	$0.60	—			$0.60
Weighted average common shares outstanding—basic	283.2	93.4	64.2		347.4
Weighted average common shares outstanding—diluted	291.1	95.4	64.2		355.3

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6 Pro Forma Adjustments, beginning on page 153.

 UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2010

(millions, except per share data)	Aon	Hewitt	Pro Forma Adjustments		Pro Forma Combined
Revenue
Commissions, fees and other	$1,891	$776			$2,667
Fiduciary investment income	13	—			13

Total revenue	1,904	776	—		2,680
Expenses
Compensation and benefits	1,163	467	(15	)(c4)	1,615
Other general expenses	468	206	44	(c5)	718

Total operating expenses	1,631	673	29		2,333
Operating Income	273	103	(29)		347
Interest income	1	2			3
Interest expense	(34)	(9)	(21	)(c1)	(67)
			(3	)(c2)
Other income (expense)	7	—			7

Income from continuing operations before income taxes	247	96	(53)		290
Income taxes	61	39	(20	)(c6)	80

Income from continuing operations	186	57	(33)		210
Less: Net income attributable to noncontrolling interests	8	—			8

Net income from continuing operations attributable to Aon stockholders	$178	$57	$(33)		$202

Basic net income per share from continuing operations attributable to Aon stockholders	$0.65	$0.61			$0.59
Diluted net income per share from continuing operations attributable to Aon stockholders	$0.63	$0.60			$0.58
Cash dividends per share paid on common stock	$0.15	—			$0.15
Weighted average common shares outstanding—basic	275.9	93.6	64.2		340.1
Weighted average common shares outstanding—diluted	283.4	95.8	64.2		347.6

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6 Pro Forma Adjustments, beginning on page 153.

 UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

AS OF MARCH 31, 2010

(in millions)	Aon	Hewitt	Acquisition Adjustments		Debt Issuance Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$422	$565			(716	)(c)	$271
Short-term investments	312	105					417
Receivables and unbilled work in process, net	1,983	521					2,504
Fiduciary assets	11,089	159					11,248
Other current assets	462	346	(89	)(b1)			718
			(1	)(b1)

Total Current Assets	14,268	1,696	(90)		(716)		15,158
Goodwill	5,887	382	2,377	(c7)			8,646
Intangible assets, net	770	180	2,545	(c8)			3,495
Fixed assets, net	452	369					821
Investments	308	55					363
Other non-current assets	1,274	269	(239	)(b1)	13	(c2)	1,315
			(2	)(b1)

TOTAL ASSETS	$22,959	$2,951	$4,591		$(703)		$29,798

LIABILITIES AND EQUITY
LIABILITIES
CURRENT LIABILITIES:
Fiduciary liabilities	$11,089	$159					$11,248
Short-term debt and current portion of long-term debt	84	39			(39	)(c9)	84
Accounts payable and accrued liabilities	1,269	486	(110	)(b4)	(9	)(c9)	1,633
					(3	)(c9)
Other current liabilities	334	220	(47	)(b3)			507

Total Current Liabilities	12,776	904	(157)		(51)		13,472
Long-term debt	2,013	521	2,440	(a2)	(521	)(c9)	4,453
Pension and other post employment liabilities	1,770	50					1,820
Other non-current liabilities	943	504	(116	)(b3)	(34	)(c)	2,230
			933	(b4)

TOTAL LIABILITIES	$17,502	$1,979	$3,100		$(606)		$21,975
EQUITY
Common stock	363	1	(1	)(a1)(c10)			427
			64	(a1)(c10)
Additional paid-in capital	3,135	1,726	(1,726	)(a1)(c11)			5,534
			2,399	(a1)(c11)
Retained earnings	7,500	596	(596	)(c12)	(97	)(c12)	7,403
Treasury stock at cost	(3,725)	(1,347)	1,347	(c13)			(3,725)
Accumulated other comprehensive loss	(1,871)	(4)	4	(c13)			(1,871)

TOTAL AON STOCKHOLDERS EQUITY	5,402	972	1,491		$(97)		7,768
Noncontrolling interests	55	—					55

TOTAL EQUITY	5,457	972	1,491		$(97)		7,823

TOTAL LIABILITIES AND EQUITY	$22,959	$2,951	$4,591		$(703)		$29,798

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements. The acquisition adjustments are explained in Note 4 Estimate of Consideration Expected to be Transferred, Note 5 Estimate of Assets to be Acquired and Liabilities to be Assumed and Note 6 Pro Forma Adjustments, beginning on page 150. The debt issuance adjustments are explained in Note 6 Pro Forma Adjustments, beginning on page 153.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1. Description of Transaction

        On July 11, 2010, Aon and Hewitt entered into the merger agreement, pursuant to which, and subject to the terms and conditions set forth in the merger agreement, Hewitt will become a wholly owned subsidiary of Aon in the merger. The merger agreement provides that at the effective time, each share of Hewitt common stock issued and outstanding immediately prior to the effective time (other than treasury shares of Hewitt, shares of Hewitt common stock held by a wholly owned subsidiary of Hewitt, shares of Hewitt common stock held by Aon or any of Aon's subsidiaries and shares of Hewitt with respect to which appraisal rights are validly exercised) will be converted into the right to receive, at the election of Hewitt stockholders and subject to the automatic proration and adjustment procedures described under "The Merger Agreement—Merger Consideration—Cash Consideration" beginning on page 105, "The Merger Agreement—Merger Consideration—Stock Consideration" beginning on page 106 and "The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations" beginning on page 106, (i) the mixed consideration, which is the combination of (x) $25.61 in cash and (y) 0.6362 of a share of Aon common stock, (ii) an amount of cash (rounded to two decimal places), without interest, equal to $25.61 plus the product of (x) 0.6362 multiplied by (y) the closing Aon VWAP, which is the closing volume-weighted average price of Aon common stock, rounded to four decimal points, on the NYSE for the period of ten consecutive trading days ending on the second full trading day prior to the effective time or (iii) a number of shares of Aon common stock equal to (x) 0.6362 plus (y) the exchange ratio, which is the quotient (rounded to four decimal places) of $25.61 divided by the closing Aon VWAP.

        In connection with the merger, all outstanding options to purchase Hewitt common stock will vest immediately prior to the effective time under the terms of the Hewitt stock plan or related award documents. Under the merger agreement, each option to purchase Hewitt common stock granted under the Hewitt stock plan that is outstanding and unexercised immediately prior to the effective time will be converted at the effective time into an option to purchase Aon common stock, on the same terms and conditions as the Hewitt stock option (but taking into account any changes to the option, including any acceleration of vesting, provided in the Hewitt stock plan or related award documents by reason of the merger). The number of shares of Aon common stock subject to each such converted stock option will be equal to the number of shares of Hewitt common stock subject to such Hewitt stock option, multiplied by the exchange ratio, rounded down to the nearest whole share of Aon common stock. The exercise price per share for each such converted stock option will be equal to the per share exercise price specified in such Hewitt stock option divided by the exchange ratio (rounded up to the nearest cent).

        Under the merger agreement, each share of restricted Hewitt common stock granted under the Hewitt stock plan which is outstanding immediately prior to the effective time will vest in full immediately prior to the effective time and be converted into the right to receive the mixed consideration.

        Under the merger agreement, each restricted stock unit relating to Hewitt common stock granted under the Hewitt stock plan which is outstanding immediately prior to the effective time will become fully vested and will be settled in one share of Hewitt common stock that will be converted in the merger into the right to receive the mixed consideration.

        Under the merger agreement and the Hewitt stock plan, each award of performance share units with respect to shares of Hewitt common stock granted under the Hewitt stock plan which is outstanding immediately prior to the effective time will, if the effective time occurs prior to the end of

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COMBINED FINANCIAL STATEMENTS (Continued)

1. Description of Transaction (Continued)

the applicable performance cycle for such performance share units, as provided in the applicable grant agreements evidencing such performance share units, vest in 100% of the target number of performance share units. At the effective time, the vested performance share units will be settled in shares of Hewitt common stock that will be converted in the merger into the right to receive the mixed consideration. Performance share units as to which the applicable performance cycle has ended and which are subject to vesting based solely on continued employment will be treated in the same manner as restricted stock units relating to Hewitt common stock.

        The merger is subject to Aon and Hewitt stockholder approval, government and regulatory approvals and other usual and customary closing conditions. The merger is expected to be completed in the fourth quarter of 2010.

2. Basis of Presentation

        The unaudited pro forma condensed combined financial information was prepared under existing GAAP, which is subject to change and interpretation. The accompanying unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Aon would have been had the acquisition of Hewitt occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma condensed combined financial statements do not reflect cost savings, operating synergies or revenue enhancements anticipated to result from the acquisition of Hewitt. The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Aon and Hewitt that are incorporated by reference in this joint proxy statement/prospectus. Certain reclassifications have been made to the historical presentation of Hewitt's financial statements to conform to the presentation used in the unaudited pro forma condensed combined balance sheet and relate primarily to deferred contract costs, deferred contract revenues, advanced billings to clients deferred income taxes, and capital lease obligations. Certain reclassifications have been made to the historical presentation of Hewitt's financial statements to conform to the presentation used in the unaudited pro forma condensed combined statement of income primarily related to revenues; selling, general and administrative expenses; reimbursable expenses; goodwill and asset impairment; and gain on sale of businesses.

        Hewitt's historical statement of income is presented as of its fiscal year ended September 30, 2009. Had Hewitt conformed to Aon's fiscal year which ended December 31, 2009, its revenues would have been $3,075.1 million and its net income would have been $268.8 million.

        As of the date of this joint proxy statement/prospectus, Aon has not performed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of Hewitt's assets to be acquired and Hewitt's liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform Hewitt's accounting policies to Aon's accounting policies. However, as indicated in Note 5 to the unaudited pro forma condensed combined financial statements, Aon has made certain adjustments to the March 31, 2010 historical book values of Hewitt's assets and liabilities to reflect certain preliminary estimates of the fair values necessary to prepare the unaudited pro forma condensed combined financial statements. Any excess purchase price over the historical book values of Hewitt's net assets, as adjusted to reflect estimated

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COMBINED FINANCIAL STATEMENTS (Continued)

2. Basis of Presentation (Continued)

fair values, has been recorded as goodwill. Actual results may differ from these unaudited pro forma condensed combined financial statements once Aon has determined the final purchase price for Hewitt, has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes. The determination of the final purchase price allocations can be highly subjective and it is possible that other professionals applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

        Aon is still in the process of completing this review for other intangibles such as favorable/unfavorable contracts and favorable/unfavorable real estate leases. Aon anticipates that there will be unfavorable real estate leases and is in the process of working with a specialist to identify these leases and any related impact there may be on the pro forma condensed combined financial statements. There can be no assurance that the finalization of Aon's review will not result in material changes.

        The merger will be accounted for as an acquisition in accordance with the guidance related to business combinations. This guidance outlines the methodologies for calculating acquisition price and for determining fair values. It also requires that all transaction and restructuring costs related to business combinations be expensed as incurred, and it requires that changes in deferred tax asset valuation allowances and liabilities for tax uncertainties subsequent to the acquisition date that do not meet certain re-measurement criteria be recorded in the income statement. Under the acquisition method of accounting, the total estimated acquisition price (consideration transferred) as described in Note 4 to the unaudited pro forma condensed combined financial information will be measured at the closing date of the merger using the market price at that time. Therefore, the per share equity component may be materially different from that assumed for purposes of preparing this unaudited pro forma condensed combined financial information. In accordance with the accounting guidance for business combinations, acquisition related transaction costs (i.e. advisory, legal, valuation, other professional fees) are not included as a component of the consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition related transaction costs expected to be incurred by Aon are estimated to be approximately $20 million and as they are non-recurring, are reflected in these unaudited pro forma condensed combined financial statements as a reduction of cash and retained earnings.

        The unaudited pro forma condensed combined financial information does not reflect ongoing cost savings, operating synergies or revenue enhancements that Aon expects to achieve as a result of the merger, the costs to integrate the operations of Aon and Hewitt, or the costs necessary to achieve these cost savings operating synergies or revenue enhancements. The merger is expected to create approximately $355 million in annual cost savings across Aon in 2013, primarily from the reduction in back office areas, public company costs, supplier savings, management overlap and the leverage of technology platforms.

3. Accounting Policies

        Upon consummation of the merger, Aon will continue the review of Hewitt's accounting policies. As a result of that review, Aon may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Aon is not aware of any differences that would have a material impact on the combined

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COMBINED FINANCIAL STATEMENTS (Continued)

3. Accounting Policies (Continued)

financial statements. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

4. Estimate of Consideration Expected to be Transferred

        The following is a preliminary estimate of the consideration to be transferred to effect the transaction:

	US$ in millions, except share data	Common Shares (stated value $1 share)	Capital in Excess of Par Value	Total
(a1)	Issuance of Aon Class A common stock to Hewitt stockholders (64.2 million shares at $38.34)	$64.2	$2,399	$2,463
(a2)	Cash consideration			2,440

	Total consideration			$4,903

        Based on Aon's share price of $38.34 as of July 9, 2010, the purchase price would be approximately $4.9 billion, consisting of $2.44 billion of cash and the issuance of 64.2 million shares of Aon common stock. Hewitt stockholders will be entitled to receive for each share of Hewitt common stock, $25.61 in cash and 0.6362 of a share of Aon common stock. For purposes of the unaudited pro forma condensed combined financial statements, it has been assumed that the Hewitt restricted stock awards, restricted stock units and performance stock units will receive the mixed consideration under the mixed consideration, electing shares pursuant to the merger agreement. Hewitt stock options get converted to Aon stock options based on the exchange ratio. For purposes of these unaudited pro forma condensed combined financial statements, it has been assumed that the holders have all elected to receive the mixed consideration and that in addition to cash consideration approximately 58.5 million shares of Aon common stock were issued to retire 91.96 million shares of Hewitt common stock, and 3.3 million and 2.4 million shares of Aon common stock were issued to satisfy Hewitt stock options and restricted stock units / performance stock units, respectively.

        The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is consummated. In accordance with existing GAAP, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $38.34 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. For example, an increase or decrease by 10% in the Aon common stock price on the closing date of the merger from the common stock price assumed in these unaudited pro forma condensed combined financial statements would increase or decrease the consideration expected to be transferred by approximately $250 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

5. Estimate of Assets to be Acquired and Liabilities to be Assumed

        A preliminary estimate of the assets to be acquired and the liabilities to be assumed by Aon in the merger, reconciled to the estimate of consideration expected to be transferred, is provided below. The

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

5. Estimate of Assets to be Acquired and Liabilities to be Assumed (Continued)

final valuation of net assets acquired is expected to be completed as soon as possible after the acquisition date.

	(US$ in millions)
(b1)	Book value of net assets acquired at March 31, 2010	$972
	Adjusted for:
	Deferred contract cost, current portion	(89)
	Deferred contract cost, long-term portion	(239)
	Elimination of existing goodwill and intangible assets	(562)

	Adjusted book value of net assets acquired	$82
	Adjusted to:
	Intangible assets (b2)	2,725
	Deferred financing cost—short term	(1)
	Deferred financing cost—long term	(2)
	Deferred contract revenues, current portion (b3)	47
	Deferred contract revenues, long-term portion (b3)	116
	Deferred tax liability (b4)	(933)
	Income tax payable (b4)	110
	Goodwill (b5)	2,759

	Estimate of consideration expected to be transferred	$4,903

        As of the date of this joint proxy statement/prospectus, Aon has not performed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of Hewitt's assets to be acquired and Hewitt's liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform Hewitt's accounting policies to Aon's accounting policies. Aon is still in the process of completing its review for other intangibles such as favorable/unfavorable contracts and favorable/unfavorable real estate leases. Aon anticipates that there will be unfavorable real estate leases and is in the process of working with a specialist to quantify this number and the related impact on the unaudited pro forma condensed combined financial statements. There can be no assurance that such finalization will not result in material changes.

        Upon completion of the fair value assessment after the acquisition of Hewitt, Aon anticipates that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the acquired assets and assumed liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

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COMBINED FINANCIAL STATEMENTS (Continued)

5. Estimate of Assets to be Acquired and Liabilities to be Assumed (Continued)

(b2)
The components of the estimated fair value of acquired identifiable intangible assets are as follows:

(US$ in millions)	Estimated Fair Value	Estimated Useful Lives (Years)
Trademark / Trade Name	$865	n/a
Customer Relationships
Human Capital Consulting	50	9
H&B Retirement Consulting	310	11
Benefits Outsourcing / Administration	1,070	11
Developed Technology	430	7

Total	$2,725

        As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value and these acquired identifiable intangible assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all identifiable intangible assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

        For purposes of the preliminary allocation, Aon has estimated a fair value for Hewitt's intangible assets related to trademark and trade names, customer relationships and developed technology based on the net present value of the projected income stream of those intangible assets. The fair value adjustment is being amortized over an estimated useful life of between seven and eleven years. The estimated future amortization charges as of December 31, 2009 are: 2010: $235 million, 2011: $218 million, 2012: $199 million, 2013: $183 million. A 10% change in the allocation between these intangible assets and goodwill would result in a change in annual amortization expense of approximately $25.2 million in the first full year.

(b3)
Adjustment to record the differences between the estimated fair values and the historical carrying amounts of Hewitt's deferred revenues including the elimination of deferred revenue balances where no future performance obligation exists. The estimated fair values represent amounts equivalent to the estimated costs to complete plus an appropriate profit margin to fulfill the obligations assumed for in progress implementation projects. The estimated amounts presented for purposes of the unaudited pro forma condensed combined balance sheet are based upon the deferred revenue balances of Hewitt as of March 31, 2010.

(US$ in millions)	Deferred Revenue	Estimated Fair Values	Decrease
Deferred revenues, current	$50	$3	$(47)
Deferred revenues, long term	181	65	(116)

Total	$231	$68	$(163)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

5. Estimate of Assets to be Acquired and Liabilities to be Assumed (Continued)

(b4)
As of the effective time of the merger, Aon will provide deferred taxes and make other adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for acquired intangibles, deferred revenue and deferred costs. Aon will also make adjustments to deferred taxes and current income taxes to reflect the estimated tax impact of equity compensation (stock options, restricted stock units and performance stock units) that that will vest as part of the merger transaction.

        The pro forma adjustment to record the effect of deferred taxes and other adjustments was computed as follows:

US$ in millions
Estimated fair value adjustment for intangible assets to be acquired	$2,545
Estimated fair value adjustment to deferred contract revenues	163
Estimated fair value adjustment to deferred contract costs	(328)

Total estimated fair value adjustments	$2,380

Deferred taxes associated with fair value adjustments of assets to be acquired(i)	$(917)
Reversal of deferred taxes associated with Hewitt equity compensation	(16)

Total estimated adjustment to deferred taxes	$(933)

Estimated Hewitt equity compensation (stock options, RSU and PSU)	$290
Estimated adjustment to current taxes for Hewitt equity compensation consideration(ii)	110

(i)
Deferred taxes for acquired intangible assets are based on a 38.5% estimated combined post-merger US federal and state statutory rate. Deferred taxes for deferred contract revenues and deferred contract costs are based on Hewitt's 38% combined US federal and state statutory rate.

(ii)
Assumes that all stock options are exercised upon closing. Adjustment based on 38% statutory rate after consideration of certain limitations on tax benefits for equity compensation.
(b5)
Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

6. Pro Forma Adjustments

        This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading "Pro Forma Adjustments," "Acquisition Adjustments" and "Debt Issuance Adjustments" represent the following:

(c)
To record the cash used in the merger excluding the cash portion of acquisition purchase price and to record estimated payments which are estimated to be $716 million and are assumed to be made on or before the acquisition including $13.6 million of fees associated with the bridge loan, $25.5 million of fees associated with the bank term loan, $20.0 million for Aon's estimated acquisition related costs, $613.2 million to retire Hewitt short term and long term debt and accrued interest (including a $50 million pre payment / "make whole" payment), $10 million to

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

6. Pro Forma Adjustments (Continued)

  retire interest rate swaps associated with the debt and $34 million associated with Hewitt's voluntary deferred compensation plan which will be paid upon completion of the merger.

(c1)
On July 11, 2010, Aon entered into a commitment letter for (i) a $1 billion senior credit facility with an interest rate of LIBOR + 2.5% and (ii) $1.5 billion bridge facility with certain lenders in connection with the financing of a portion of the merger consideration expected to be transferred in the merger. The bridge facility has a term of 364 days from the effective time of the merger and provides Aon with unsecured financing in a total principal amount up to $1.5 billion. In lieu of drawing on the bridge facility, Aon anticipates issuing debt securities in a total principal amount up to $1.5 billion to finance a portion of the merger consideration. For purposes of the unaudited pro forma condensed combined balance sheet, Aon has assumed that it would borrow $1.44 billion available under the bridge facility to partially fund the merger. In the unaudited pro forma condensed combined balance sheet, the borrowings under the bridge facility are presented as long-term debt under the assumption that Aon has the intent and ability to replace the bridge facility with long-term debt financing.

  Aon estimates additional interest expense of $80 million in 2009 and $20 million in the first three months of 2010 associated with the incremental debt Aon will issue in connection with the merger after retiring Hewitt's existing debt.

  •
  Additional interest expense of approximately $33 million in 2009 and $8 million in the first three months of 2010 based on a $1 billion senior credit facility that Aon will issue to partially fund the merger. The debt securities accrue interest at LIBOR + 2.5% and have a three year maturity. For purposes of the unaudited pro forma condensed combined income statement, Aon used a LIBOR rate of 0.80813% based on July 19, 2010 interest rates. For the purposes of the unaudited pro forma condensed combined income statement, it has been assumed Aon will draw down on its $1.5 billion term loan and therefore will incur additional expense of approximately $87 million in 2009 and $22 million in the first three months of 2010 with an interest rate of 6.0% and a 364 day maturity. It has been assumed that the bridge loan facility is outstanding for the three months ended March 31, 2010. This interest expense will be offset by the elimination of Hewitt's interest expense due to the retirement of Hewitt's outstanding debt of $40 million in 2009 and $10 million in the first three months of 2010.

    If LIBOR were to increase or decrease by 1% from the rate assumed on the $1.0 billion senior credit facility, pro forma interest expense would increase or decrease by approximately $10 million for 2009 and $2.5 million for the first three months of 2010.

  •
  Additional interest expense of approximately $23 million in 2009 and $3 million in the first three months of 2010 for the amortization of debt issuance costs associated with the $1 billion senior credit facility and the $1.5 billion bridge facility that Aon will issue to partially fund the merger. Debt issuance costs associated with the two aforementioned debt instruments were approximately $39.1 million ($25.5 million of costs associated with the senior credit facility amortized over three years and $13.6 million associated with the bridge loan amortized over one year).

        The interest that Aon will ultimately pay can vary greatly from what is assumed in these unaudited pro forma condensed combined financial statements and will depend on the actual timing and maturity profile of any permanent debt financing issued, the currency of any permanent debt financing issued,

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

6. Pro Forma Adjustments (Continued)

the actual fixed/floating interest rate mix of any permanent debt financing and Aon's credit rating, amongst other factors.

        The impact to deferred financing costs, interest expense and equity are summarized below.

(c2)
Net deferred financing costs associated with the $1.0 billion bank term facility and the $1.44 billion bridge facility will increase by $13 million at March 31, 2010 after adjusting for amortization of $23.0 million and $3.0 million for the twelve months ended December 31, 2009 and the three month period ended March 31, 2010, respectively.

	US$ in millions
(c3)	Amortization of bank term loan financing costs into interest expense	$12
	Amortization of bridge loan facility financing costs into interest expense	14
	Eliminate Aon's acquisition-related transaction costs assumed to be non-recurring	20
	Prepayment penalty / "make whole" provision to retire Hewitt's term notes	50
	Loss to terminate the swaps tied to the extinguishment of Hewitt's term loans	1

	Equity effect of the loss on extinguishment of debt, financing fees, and transaction costs	$97

        Total advisory, legal, regulatory and valuation costs expected to be incurred by Aon are estimated to be approximately $20 million, and are reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings as Aon views these expenses as non recurring. In addition, the $50 million prepayment penalty / "make whole" provision incurred to retire existing Hewitt debt is reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings.

(c4)
The elimination of Hewitt's stock based compensation expense. On the date of closing, all outstanding stock options of Hewitt become fully vested and will be converted at the effective time in accordance with the terms of the merger agreement. No compensation expense has been included in the unaudited pro forma condensed combined financial statements as the compensation programs for Hewitt employees have not yet been determined and cannot be estimated.

(c5)
The unaudited pro forma condensed combined statements of income have been adjusted to reflect the adjustments to Hewitt's acquired assets.

US$ in millions	Twelve months ended December 31, 2009	Three months ended March 31, 2010
The elimination of Hewitt's historical asset depreciation and amortization, including amortization of deferred contract revenues and costs	$(164)	$(43)
The increase in depreciation and amortization expense resulting from the fair value adjustments associated with acquired assets	365	87

	$201	$44

(c6)
To record estimated tax impact of the acquisition on the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of income primarily

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

6. Pro Forma Adjustments (Continued)

  related to the estimated fair value adjustments for intangibles, deferred revenue, deferred costs, and vesting of certain equity compensation items.

        Aon has assumed a 38.5% combined statutory federal and state tax rate when estimating the tax effects of the adjustments to the unaudited pro forma condensed combined statements of income and the estimated fair value adjustment related to intangibles. The deferred tax adjustments for deferred revenue, deferred costs, and equity compensation plans have been recorded based on the Hewitt historic statutory federal and state tax rate of 38% because these items are now reversing.

(c7)
To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

US$ in millions
Eliminate Hewitt's historical goodwill	$(382)
Estimated transaction goodwill	2,759

Total	$2,377

(c8)
To adjust intangible assets to an estimate of fair value, as follows:

US$ in millions
Eliminate Hewitt's historical intangible assets	$(180)
Estimated fair value of intangible assets acquired	2,725

Total	$2,545

(c9)
To adjust debt as follows:

US$ in millions
Eliminate Hewitt's historical current debt	$39
Eliminate Hewitt's historical long term debt	521
Retirement of interest rate swaps ($9 million) and accrued interest ($3 million)	12

Total	$572

(c10)
To record the stock portion of the transaction consideration, at par, and to eliminate Hewitt common stock, at par, as follows:

US$ in millions
Eliminate Hewitt's common stock	$(1)
Issuance of Aon common stock	64

Total	$63

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

6. Pro Forma Adjustments (Continued)

(c11)
To record the stock portion of the transaction consideration, at fair value less par, and to eliminate Hewitt additional paid in capital, as follows:

US$ in millions
Eliminate Hewitt's additional paid in capital	$(1,726)
Additional paid in capital on issuance of Aon common stock	2,399

Total	$673

(c12)
To eliminate Hewitt's retained earnings, and to record estimated non-recurring acquisition and financing related costs of Aon, as follows:

US$ in millions
Eliminate Hewitt's retained earnings	$(596)
Estimated acquisition related expenses, costs related to new financing and prepayment penalty on existing debt assumed to be non recurring	(97)

Total	$(693)

        The unaudited pro forma condensed combined financial statements do not reflect anticipated acquisition-related transaction costs to be incurred by Hewitt, which are estimated to be approximately $30 million.

(c13)
To eliminate Hewitt's accumulated other comprehensive loss and treasury stock of $4 million and $1.347 billion.

FINANCIAL FORECASTS

        Hewitt does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Hewitt is including in this joint proxy statement/prospectus certain financial forecasts that were made available to the Hewitt board of directors and to its financial advisor in connection with the merger, and that Hewitt shared with Aon and its financial advisor in the course of due diligence. These financial forecasts were prepared by Hewitt management in the third fiscal quarter of 2010, as part of Hewitt's long-range plan for its business segments for fiscal years 2010 through 2015. These financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP.

        The financial forecasts of Hewitt included in this joint proxy statement/prospectus were prepared by, and are the responsibility of, Hewitt management. Neither Hewitt's independent auditors, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the financial forecasts, nor have they expressed any opinion or given any form of assurance on the financial forecasts or their achievability. The auditors' reports incorporated by reference into this joint proxy statement/prospectus relate to Hewitt's historical financial information. The auditors' reports do not extend to prospective financial information and should not be read to do so. In addition, Hewitt's financial advisor did not prepare, and assumes no responsibility for, the financial forecasts.

        Furthermore, the financial forecasts included in this joint proxy statement/prospectus:

  •
  necessarily make numerous assumptions, many of which are beyond the control of Hewitt or Aon and may not prove to be accurate;

  •
  do not necessarily reflect revised prospects for Hewitt's businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

  •
  are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

  •
  should not be regarded as a representation that the financial forecasts will be achieved.

Hewitt Financial Forecasts

(millions, except per share data)	FY 2010	FY 2011	FY 2012	FY 2013	FY 2014	FY 2015
Revenue	$3,050	3,071	3,273	3,458	3,661	3,888
EBITDA(1)	$645	654	694	733	778	833
EPS(2)	$2.84	3.00	3.36	3.73	4.14	4.54

(1)
EBITDA means earnings before interest, taxes, depreciation and amortization. EBITDA is not a recognized financial measure under GAAP. EBITDA is a generally accepted metric in the industry in which Hewitt operates and is used by Hewitt management to measure operating performance.

(2)
Represents diluted EPS including the impact of mergers and acquisitions, without taking into account any possible future buybacks and excluding one-time charges such as severance, real estate, divestitures, goodwill and asset impairment and loss on sale of businesses.

        The financial forecasts included in this joint proxy statement/prospectus were prepared by the management of Hewitt, based solely on information they had at the time of preparation, and are not a guarantee of future performance. Hewitt does not assume any responsibility for the accuracy of the financial forecasts included in this joint proxy statement/prospectus. Financial forecasts involve risks, uncertainties and assumptions. The future financial results of Hewitt and, if the merger is completed, the combined company, may materially differ from those expressed in the financial forecasts due to factors that are beyond Hewitt's ability to control or predict. Hewitt can not assure you that its financial forecasts will be realized or that its future financial results will not materially vary from the financial forecasts. The financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared. HEWITT DOES NOT HAVE ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE THE FINANCIAL FORECASTS INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO REFLECT CIRCUMSTANCES EXISTING AFTER THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FINANCIAL FORECASTS ARE NO LONGER APPROPRIATE.

        The financial forecasts included in this joint proxy statement/prospectus are forward-looking statements. For more information on factors which may cause Hewitt's future financial results to materially vary from those projected in the financial forecasts, see "Risk Factors" beginning on page 27 and "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 37. Hewitt's management has prepared its financial forecasts using accounting policies consistent with its annual and interim financial statements, as well as any changes to those policies known to be effective in future periods. The financial forecasts do not reflect the effect of any proposed or other changes in GAAP that may be made in the future. Any such changes could have a material impact to the information shown below.

DESCRIPTION OF DEBT FINANCING

Overview

        Concurrently, and in connection with entering into the merger agreement, Aon entered into the debt commitment letter with Credit Suisse AG, Credit Suisse and Morgan Stanley, pursuant to which, subject to the conditions set forth therein, Credit Suisse AG and Morgan Stanley committed to provide the term loan facility of up to $1.0 billion and the bridge facility of up to $1.5 billion. Aon has the option to issue up to $1.5 billion in senior notes in lieu of all or a portion of the drawing under the bridge facility or to refinance all or a portion of the bridge facility at a later date. The proceeds from these borrowings or issuances will be used by Aon to pay a portion of the cash consideration to be paid in the merger, to refinance existing indebtedness of Hewitt and its subsidiaries and to pay related fees and expenses. The term loan facility will mature three years following the closing date of the merger, and the bridge facility will mature 364 days following the closing date of the merger. The debt commitment letter provides, among other things, that the closings of the term loan facility and the bridge facility are subject to certain conditions. Aon currently expects to issue senior notes in lieu of drawing on the bridge facility to finance the cash portion of the merger consideration.

Facilities

        The term loan facility will mature three years following the closing date of the merger and the bridge facility will mature 364 days following the closing date of the merger. The facilities will rank senior to or pari passu with all existing and future unsecured indebtedness.

        The commitments under the debt commitment letter will terminate upon the first to occur of (i) 5:00 p.m., New York City Time on March 31, 2011 or (ii) the abandonment or termination of the merger agreement or either Aon or Hewitt publicly announces its intention not to proceed with the merger.

        A copy of the debt commitment letter is filed as an exhibit to the Current Report on Form 8-K filed by Aon on July 12, 2010, which is incorporated by reference in this joint proxy statement/prospectus. See "Additional Information—Where You Can Find More Information" beginning on page 176. You are urged to read the debt commitment letter carefully.

Interest Rate

        Borrowings under the facilities will bear interest, at Aon's option, at a rate equal to either (a) a eurodollar rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) to be defined in the definitive documentation, which we refer to as the Eurodollar Rate, plus the applicable margin or (b) the highest of (i) the rate of interest publicly announced by Credit Suisse as its prime rate, (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the one month Eurodollar Rate plus 1.0% plus the applicable margin. The Eurodollar Rate for borrowings under the bridge facility will be subject to a floor of 1.00%. The applicable margin for borrowings under the facilities may change depending on Aon's achievement of certain ratings, and, from the 90th day after the closing date of the merger, the applicable margin for borrowings under the bridge facility will also be determined with reference to a credit default swap spread.

Prepayments and Redemptions

        Subject to certain exceptions, the commitments in respect of the bridge facility under the debt commitment letter or other definitive documentation will be permanently reduced, and after the closing date, the outstanding loans under the bridge facility will be prepaid:

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  with the net cash proceeds of the sale or other disposition of any property or assets outside the ordinary course of business (including, without limitation, insurance and condemnation proceeds) (subject to certain exceptions);

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  with the net cash proceeds of issuances of equity interests (subject to certain exceptions); and

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  with the net cash proceeds received from the incurrence of certain indebtedness for borrowed money (subject to certain exceptions).

        Prior to the closing date of the merger, commitments under the facilities may be reduced in whole or in part at the election of Aon without premium or penalty. Following the closing date, the facilities may be prepaid in whole or in part at the election of Aon without premium or penalty; provided that loans bearing interest with reference to the Eurodollar Rate will be prepayable only on the last day of the related interest period unless Aon pays any related breakage costs.

Conditions Precedent

        The debt commitment letter includes customary conditions to funding, including, among others, the completion of definitive documentation, the absence of a "material adverse effect" on Aon or Hewitt, in each case, consistent with the equivalent definition in the merger agreement, consummation of the merger and the absence of any amendment or modification to the merger agreement materially adverse to the arrangers of the facilities, the lenders thereunder or Aon unless approved by the arrangers, the delivery of financial information and other customary closing deliveries, including delivery by the chief financial officer of Aon of a solvency certificate in form and substance reasonably satisfactory to the arrangers (or, at Aon's option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing, such opinion to be in form and substance reasonably satisfactory to the arrangers), the receipt of minimum debt ratings of BBB- (with no negative outlook) from S&P and Baa3 (with no negative outlook) from Moody's, repayment of certain Hewitt indebtedness and a pro forma ratio of total indebtedness to EBITDA of not in excess of 3.0 to 1.0 (giving effect to the merger on a pro forma basis).

Covenants and Events of Default

        The facilities will contain a number of covenants substantially similar to the existing domestic credit facility, including limitations on the following (subject in each case to materiality thresholds and certain exceptions to be agreed):

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  subsidiary indebtedness, guarantees and hedging agreements;

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  liens;

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  dividends and share redemptions and repurchases;

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  inconsistent agreements;

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  asset sales;

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  mergers and consolidations;

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  ERISA;

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  changes in fiscal year; and

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  transactions with affiliates.

        In addition, the bridge facility will include limitations on investments and debt prepayment (other than in respect of the existing domestic credit facility and the existing European credit facility) and may include indebtedness, lien and restricted payments covenants more restrictive than those applicable to the term loan facility.

        Each facility will also include a maximum consolidated leverage ratio and minimum interest coverage ratio (with add-backs permitted to consolidated EBITDA for fees and expenses and other one-time charges related to the merger).

        The facilities will also contain certain customary events of default, including relating to non-payment, breach of covenants, cross-default to the other facility, cross-acceleration, bankruptcy and change of control.

DESCRIPTION OF AON CAPITAL STOCK

        Aon's certificate of incorporation authorizes Aon to issue 750,000,000 shares of common stock, par value $1.00 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share. Currently, there are no shares of preferred stock outstanding, although Aon may issue preferred stock in the future.

        The description set forth below should be read in conjunction with the section entitled "Comparison of Rights of Aon Stockholders and Hewitt Stockholders" beginning on page 165. The description set forth below is only a summary, is not complete and is qualified in its entirety by reference to the documents incorporated by reference in this joint proxy statement/prospectus and by the provisions of applicable law. See "Additional Information—Where You Can Find More Information" beginning on page 176.

Common Stock

        All of Aon's issued and outstanding shares of common stock are, and the shares of Aon common stock to be issued by Aon to the Hewitt stockholders in connection with the merger will be, validly issued, fully paid and nonassessable. After the requirements with respect to preferential dividends, if any, on Aon's preferred stock shall have been met, dividends on Aon capital stock may be declared by the Aon board of directors at any regular or special meeting and may be paid in cash, in property, or in shares of Aon's capital stock. Common stockholders are entitled to one vote per share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. The shares of common stock are not convertible and holders of Aon common stock have no preemptive or subscription rights to purchase any securities of Aon. Additional shares of authorized Aon common stock may be issued, as determined by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements. Aon's common stock is listed on the NYSE. Computershare Trust Company, N. A. is the registrar and transfer agent for the common stock.

        Because Aon is a holding company, the holders of Aon common stock may not receive assets of Aon's subsidiaries in the event of Aon's liquidation or recapitalization until the claims of Aon's subsidiaries' creditors are paid, except to the extent that we may have recognized claims against such subsidiaries. In addition, certain regulatory laws limit some of Aon's subsidiaries from making payments to us of dividends and on loans and other transfers of funds. Aon common stockholders will receive, upon any liquidation, all remaining assets available for distribution to stockholders after we satisfy our liabilities relating to, and make payments in respect of preferential obligations of, any preferred stock that may then be issued and outstanding.

Preferred Stock

        The Aon board of directors may, without further action by the stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Aon before any payment is made to the holders of shares of common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Aon's securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors of Aon, without stockholder approval, may issue shares of preferred stock with voting, dividend and conversion rights.

Provisions of Aon's Certificate of Incorporation, By-laws and Delaware Law that May Have an Anti-Takeover Effect

        Aon's certificate of incorporation and by-laws contain provisions, summarized below, that could have the effect of delaying, deferring or preventing a change of control. Because this is a summary, it does not contain all of the information that may be important to you. You should read carefully the provisions of Aon's certificate of incorporation and by-laws, as well as the provisions of any applicable laws.

Approval of Business Combinations

        Aon's certificate of incorporation provides that the approval of a voluntary liquidation or dissolution and certain business combinations (including mergers, consolidations, sales, leases and exchanges), requires the affirmative vote of at least two-thirds of all of Aon's outstanding securities then entitled to vote at a meeting of stockholders, considered as one class. Aon's certificate of incorporation also permits the Aon board of directors, in response to certain acquisition proposals (including tender or exchange offers, mergers, consolidations and sales), to consider not only the best interests of the stockholders, but also such other factors as the Aon board of directors deems relevant, including social, legal and economic effects upon employees, field sales agents, suppliers, customers, policyholders and business.

Advance Notice Bylaws

        Aon's bylaws provide for an advance notice procedure for stockholders to nominate director candidates or bring other business before an annual meeting of stockholders. Only persons who are nominated by the board of directors or by stockholders who comply with the advance notice procedure will be eligible for election as directors. The business to be conducted at an annual meeting will be limited to business brought by the board of directors or by stockholders who comply with the advance notice procedure. The business to be conducted at a special meeting will be limited to business described in the notice for that meeting.

        If the chairman of the Aon board of directors or other officer presiding at the meeting determines that a person was not nominated or other business was not brought before the meeting in accordance with the advance notice procedure, that person will not be eligible for election as a director or that business will not be conducted at the meeting, as the case may be.

No Stockholder Action by Written Consent

        Aon's certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Ability to Call Special Meetings

        Aon's certificate of incorporation provides that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the Aon board of directors, the President and Chief Executive Officer or the executive committee, by the Secretary at the request in writing of a majority of the Aon board of directors, or by the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of Aon issued and outstanding and entitled to vote.

Amendments to Aon's Certificate of Incorporation or By-laws

        The affirmative vote of holders of at least two-thirds of the total votes eligible to be cast is required to amend, alter, change or repeal certain of provisions in Aon's certificate of incorporation.

This requirement of a super-majority vote to approve amendments could enable a minority of Aon's stockholders to exercise veto power over any such amendments.

        Aon's certificate of incorporation and by-laws also provide that by-laws may be made, altered, amended or repealed by the Aon board of directors.

Limitations on Liability and Indemnification of Officers and Directors

        Aon's certificate of incorporation limits the liability of directors to the fullest extent permitted by the DGCL. In addition, Aon is required indemnify its directors and officers to the fullest extent permitted by such law, and to provide advancement to such directors and officers of expenses (including attorneys' fees) incurred in connection with a proceeding in advance of its final disposition.

Delaware Law

        Under Section 203 of the DGCL, Aon may not engage in certain business combinations (as defined in such section) with any interested stockholders (as defined in such section) for a period of three years following the date that such stockholder became an interested stockholder, unless:

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  prior to such date the Aon board of directors approved the business combination with the interested stockholder;

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  the interested stockholder owned at least 85% of Aon's voting stock upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

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  the business combination is approved by the affirmative vote of at least two-thirds of Aon's outstanding voting stock.

        In addition, the insurance laws and regulations of the jurisdictions in which Aon's subsidiaries do business may impede or delay a business combination involving Aon.

COMPARISON OF RIGHTS OF AON STOCKHOLDERS
AND HEWITT STOCKHOLDERS

        Both Aon and Hewitt are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently governed by the DGCL. Upon completion of the merger, all outstanding shares of Hewitt common stock will be converted into the right to receive the merger consideration, which will include shares of Aon common stock and/or cash, depending on the election of each Hewitt stockholder. Therefore, upon completion of the merger, the rights of the former Hewitt stockholders will be governed by Delaware law, the certificate of incorporation of Aon, as amended, and the bylaws of Aon, as amended.

        The following discussion is a summary of the current rights of Aon stockholders and the current rights of Hewitt stockholders. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you. You are urged to carefully read this entire joint proxy statement/prospectus, the relevant provisions of the DGCL and the other governing documents referred in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Aon and a stockholder of Hewitt. Aon and Hewitt have filed with the SEC their respective governing documents referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See "Additional Information—Where You Can Find More Information" beginning on page 176.

	Rights of Aon Stockholders	Rights of Hewitt Stockholders
Authorized Capital Stock	Aon is authorized under its certificate of incorporation to issue 775,000,000 shares, consisting of 750,000,000 shares of common stock and 25,000,000 shares of preferred stock, each with $1.00 par value per share.	The authorized capital stock of Hewitt consists of 760,000,000 shares, consisting of 750,000,000 shares of Class A common stock and 10,000,000 shares of preferred stock, each with $0.01 par value per share.
Special Meetings of Stockholders
	Aon's certificate of incorporation provides that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the Aon board of directors, the President and Chief Executive Officer or the executive committee, by the Secretary at the request in writing of a majority of the Aon board of directors, or by the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of Aon issued and outstanding and entitled to vote. Any written request of the stockholders to hold a special meeting must set forth the purpose of the meeting.	Hewitt's bylaws provide that a special meeting of stockholders may be called only by the board of the directors or the chairman of the board.

	Rights of Aon Stockholders	Rights of Hewitt Stockholders
Stockholder Action by Written Consent	Aon's certificate of incorporation expressly prohibits action by written consent of Aon's stockholders.	Hewitt's certificate of incorporation expressly prohibits action by written consent of Hewitt's stockholders.
Stockholder Proposals (other than Nomination of Candidates for Election to the Board of Directors)	Aon's by-laws provide that the proposal of other business may be made at an annual meeting of stockholders by a stockholder of Aon.	Hewitt's bylaws provide that the proposal of other business may be made at an annual meeting of stockholders by a stockholder of Hewitt.

For proposals to be properly brought before an annual meeting, the stockholder must have given timely notice thereof in writing to the secretary of Aon and such other business must otherwise be a proper matter for action by the stockholders under the laws of the State of Delaware. To be timely, a stockholder's notice must set forth all information regarding the proposed business and the proposing stockholder and any associated person as required under the bylaws and must be delivered to the secretary at the principal office of Aon not earlier than the close of business on the 120th calendar day nor later than the close of business on the 90th calendar day prior to the date of the first anniversary of the preceding year's annual meeting. In the event that the date of an annual meeting is more than 30 calendar days before or more than 60 calendar days after the date of the first anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of (i) the 90th calendar day prior to such annual meeting and (ii) the 10th calendar day
For proposals to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Hewitt at the principal executive office of Hewitt, which must include all the information regarding the proposed business and information regarding the identity of stockholder submitting the proposal as required to be set forth in the bylaws. To be timely, a stockholder's notice must be delivered not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder, to be timely, must be so delivered not later than the 10th day following the day on which public announcement (as defined herein) of the date of such meeting is first made.

The notice requirements will be deemed satisfied by a stockholder if the stockholder has notified Hewitt of his or her intention to present a proposal at an annual meeting and such stockholder's proposal has been included in a proxy statement that has been prepared by

	Rights of Aon Stockholders	Rights of Hewitt Stockholders
	after the day on which public announcement of the date of such annual meeting is first made by Aon.	management of Hewitt to solicit proxies for such annual meeting. If such stockholder does not appear or send a qualified representative to present such proposal at such annual meeting, Hewitt need not present such proposal for a vote at such a meeting, notwithstanding that proxies in respect of such vote may have been received.
Nomination of Candidates for Election to the Board of Directors	Aon's by-laws provide that nominations of persons for election to the board of directors may be made at an annual meeting of stockholders by a stockholder of Aon.	Hewitt's bylaws provide that nominations of persons for election to the board of directors may be made at an annual meeting of stockholders by a stockholder of Hewitt.

For nominations for election to the board of directors of Aon or other business to be properly brought before an annual meeting, the stockholder must have given timely notice as described above under "Stockholder Proposals" with the exception noted below, and such notice must include all the information regarding the nominee(s), the stockholder giving the notice and any associated person, as set forth in the bylaws.

If the number of directors to be elected to the board of directors of Aon is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors at least 100 calendar days prior to the date of the first anniversary of the preceding year's annual meeting, a stockholder's notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is
For nominations for election to the board of directors of Hewitt or other business to be properly brought before an annual meeting, the stockholder must have given timely notice as described above under "Stockholder Proposals," and such notice must include all the information regarding the nominee(s), and the stockholder giving the notice, as set forth in the bylaws.

As described above in "Stockholder Proposals," the foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified Hewitt of his or her intention to present a proposal at an annual meeting and such stockholder's proposal has been included in a proxy statement that has been prepared by management of Hewitt to solicit proxies for such annual meeting. If such stockholder does not appear or send a qualified representative to present such proposal at such annual

	Rights of Aon Stockholders	Rights of Hewitt Stockholders
	delivered to the secretary at the principal office of Aon not later than 5:00 p.m., Central Time, on the tenth (10th) calendar day after the day on which such public announcement is first made by Aon.	meeting, Hewitt need not present such proposal for a vote at such a meeting, notwithstanding that proxies in respect of such vote may have been received by the Hewitt.
Notice of Stockholder Meetings
The DGCL requires notice to stockholders of the place (if any), date, and hour, and means of remote communication, if any, of each annual and special stockholders' meeting at least 10 days, but no more than 60 days, before the meeting date, unless other provisions of the DGCL require a different notice. In the case of a special meeting, the notice must also state the purpose or purposes for which the meeting is called. Pursuant to the DGCL, notice of a stockholders' meeting to vote upon a merger or a sale of all or substantially all of the corporation's assets must be delivered at least 20 days before the meeting date.

Aon's by-laws provide that written notice of an annual or special meeting will be given to each stockholder entitled to vote thereat, not less than ten nor more than sixty days prior to the meeting, unless there will be a vote of stockholders on a proposed business combination at the meeting, in which case notice will be given not less than 20 nor more than 60 days prior to the meeting.
Hewitt's bylaws provide that written notice of an annual or special meeting will be given to each stockholder entitled to vote thereat, not less than 10 days nor more than 60 days prior to the meeting.
Supermajority Vote Requirements
Aon's certificate of incorporation provides that a supermajority vote of at least two-thirds of all the shares entitled to vote at a meeting of stockholders is required to approve certain business combinations, to approve a liquidation of Aon, or to amend certain provisions of Aon's certificate of incorporation, which include the supermajority provisions described above and a provision describing factors which may be considered by the board of directors in evaluating the best interests of Aon in response to an acquisition proposal.
Hewitt's certificate of incorporation provides that a supermajority vote of at least 75% of all the shares entitled to vote at a meeting of stockholders is required to approve related party business combinations, as described below under "Transactions with Related Parties," and a vote of at least two-thirds of all the shares entitled to vote at a meeting of stockholders is required to amend certain provisions of Hewitt's certificate of incorporation, which include the supermajority provisions described above and a provision describing the factors which may

	Rights of Aon Stockholders	Rights of Hewitt Stockholders
be considered by the board of directors in exercising the powers granted to it by law. In addition, a two-thirds vote of all the shares entitled to vote at a meeting of stockholders is required to alter, amend or repeal Hewitt's bylaws, as described below under "Amendment of Bylaws."
Number of Directors; Vacancies; Classified Board	The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the corporation's certificate of incorporation or bylaws.

Pursuant to Aon's certificate of incorporation and by-laws, the number of directors of Aon must not be less than seven nor more than twenty-one. Any vacancies occurring on the board of directors for any reason, and any newly created directorships, may be filled by the affirmative vote of a majority of directors in office. If, at the time of filling any vacancy or any newly created directorship, the directors then in office will constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held by the stockholders to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. The Board may not decrease the number of directors if such decrease would shorten the term of an incumbent director. The Aon board of directors is not divided into classes.
Subject to change by a resolution of the board of directors, Hewitt's bylaws fix the initial authorized number of directors at one. Any vacancies occurring on the board of directors for any reason, and any newly created directorships, may be filled by the affirmative vote of a majority of directors in office. Hewitt has a classified board of directors divided in three classes as nearly equal in number as possible, with each such class standing for election each year for a term of three years.

	Rights of Aon Stockholders	Rights of Hewitt Stockholders
Election of Directors	Aon's by-laws provide that a nominee for director will be elected by a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present. A majority of the votes cast will mean that the number of votes cast for a director nominee exceeds the number of votes cast against that director nominee (with abstentions and broker nonvotes not counted as a vote either for or against that director's election). Notwithstanding the foregoing, directors will be elected by a plurality of the votes cast in person or by proxy at any meeting of stockholders at which the number of nominees for election as directors exceeds the number of directors to be elected as of a date that is 10 days prior to the date that Aon files its definitive proxy statement with the SEC (regardless of whether or not the proxy statement is thereafter revised or supplemented).	Hewitt's bylaws provide that directors will be elected by a plurality in voting power of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote in the election of directors.
Removal of Directors	Under the DGCL, directors may be removed from office, with or without cause, by a majority stockholder vote.
Aon's certificate of incorporation and by-laws are silent with respect to the removal of directors and such removal is therefore governed by the applicable provisions of the DGCL.
Hewitt's bylaws provide that any director, or the entire board of directors, may be removed at any time, but only for cause, and the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding shares of capital stock entitled to vote at an election of directors is required.
Limitation on Liability of Directors	Aon's certificate of incorporation eliminates the personal liability of its directors to the fullest extent permitted by the DGCL. Directors will not be personally liable to Aon or	Hewitt's certificate of incorporation eliminates the personal liability of its directors to the fullest extent permitted by the DGCL. Directors will not be personally liable to Hewitt or

	Rights of Aon Stockholders	Rights of Hewitt Stockholders
	its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for (a) any breach of the director's duty of loyalty to Aon or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase or redemption in violation of the DGCL, or (d) any transaction from which the director derived any improper personal benefit.	its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for (a) any breach of the director's duty of loyalty to Hewitt or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase or redemption in violation of the DGCL, or (d) any transaction from which the director derived any improper personal benefit.
Indemnification and Advancement of Expenses of Directors and Officers
Aon's certificate of incorporation provides that Aon will indemnify and hold harmless to the fullest extent authorized by the DGCL each person who is involved in any action, suit or proceeding by reason of the fact that they are or were an officer or director of Aon or serving at the request of Aon as an officer, director or employee of any other entity, against all expense, liability and loss reasonably incurred or suffered by such person in connection with such action or proceeding. Aon will only indemnify a person in connection with a proceeding initiated by such person if the proceeding was authorized by Aon's board of directors.
Hewitt's certificate of incorporation and bylaws provide that Hewitt will indemnify directors and officers to the fullest extent permitted by the DGCL or applicable law any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of Hewitt, or is or was serving at the request of Hewitt as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan.

Aon's officers and directors are entitled to be paid by Aon the expenses (including attorneys' fees) incurred in connection with a proceeding in advance of its final disposition, so long as the officer or director undertakes to repay such amounts advanced if it is ultimately determined that the officer or director was not
Hewitt's officers and directors are entitled to be paid by Hewitt the expenses (including attorneys' fees) incurred in connection with a proceeding in advance of its final disposition, so long as the officer or director undertakes to repay such amounts advanced if it is ultimately determined that the officer or director was not

	Rights of Aon Stockholders	Rights of Hewitt Stockholders
	entitled to indemnification for such expenses from Aon.	entitled to indemnification for such expenses from Hewitt.
Transactions with Related Parties
The DGCL generally provides that no transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the transaction, or solely because any such director's or officer's votes are counted for such purpose, if: (1) the material facts as to the director's or officer's interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (2) the material facts as to the director's or officer's interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders; or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.
	Aon's certificate of incorporation and by-laws do not contain special provisions for related party transactions and are therefore governed by the applicable provisions of the DGCL.	Hewitt's certificate of incorporation includes a "fair price" provision which prohibits certain business combinations with a related person (as defined below), unless either:
• the transaction is approved by shares representing at least 75% of the votes entitled to be cast by the holders of Hewitt's capital stock;
• the transaction is approved by a majority of continuing directors (as defined below); or

•       the holders of Hewitt's capital stock receive in the business combination either: (i) the same consideration in form and amount per share as the highest consideration paid by the related person in a tender or exchange offer in which the related person acquired at least 30% of the outstanding

Rights of Aon Stockholders	Rights of Hewitt Stockholders
shares of Hewitt's common stock and which was consummated not more than one year prior to the business combination or the entering into of a definitive agreement for the business combination; or (ii) not less in amount (as to cash) or fair market value (as to non-cash consideration) than the highest price paid or agreed to be paid by the related person for shares of Hewitt's capital stock in any transaction that either resulted in the related person beneficially owning 15% or more of Hewitt's common or voting stock outstanding, or was effected at a time when the related person beneficially owned 15% or more of Hewitt's common or voting stock outstanding, in either case occurring not more than one year prior to the business combination.

Under the fair price provision, a "related person" is any person who beneficially owns 15% or more of Hewitt's capital stock or is one of its affiliates and at any time within the preceding two-year period was the beneficial owner of 15% or more of its outstanding capital stock.

A "continuing director" is a director who is unaffiliated with the related person and who was a director before the related person became a related person, and any successor of a continuing director who is unaffiliated with a related person and is recommended or nominated to succeed a continuing director by a majority of the continuing directors.

	Rights of Aon Stockholders	Rights of Hewitt Stockholders
Dividends	Aon's certificate of incorporation and by-laws provide that after the requirements with respect to preferential dividends, if any, on Aon's preferred stock have been met, dividends on Aon capital stock may be declared by the Aon board of directors at any regular or special meeting and may be paid in cash, in property, or in shares of Aon's capital stock. Currently, Aon does not have any preferred stock outstanding.	Hewitt's certificate of incorporation provides that, subject to the powers, rights, privileges, preferences and priorities of any of Hewitt's preferred stock, dividends may be paid on Hewitt's common stock as and when declared by the Hewitt board of directors out of any funds of the corporation legally available for the payment of dividends.
Amendment of Bylaws
Aon's certificate of incorporation and by-laws provide that by-laws may be made, altered, amended or repealed by the stockholders or the board of directors. Notice of the proposed amendment must be set forth in the notice for the meeting of the board of directors or stockholders, as applicable.
Pursuant to Hewitt's bylaws, a two-thirds vote of all the shares entitled to vote at a meeting of stockholders is required to alter, amend or repeal Hewitt's bylaws. Notice of the proposed amendment must be set forth in the notice for the meeting of the stockholders. Any such modification will not be altered or amended by the board of directors. The board of directors may make, alter, amend or repeal the bylaws by the affirmative vote of a majority of the whole board.

ADDITIONAL INFORMATION

Stockholder Proposals

  Aon

        Aon held its 2010 annual meeting of stockholders on May 21, 2010. The deadline for submitting a stockholder proposal to Aon for inclusion in the Aon proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act for Aon's 2011 annual meeting of stockholders is December 8, 2010. Stockholder proposals that are intended to be presented at Aon's 2011 annual meeting, but that are not intended to be considered for inclusion in Aon's proxy statement and proxy related to that meeting, or nominations of a candidate for election as a director must have been received no earlier than January 21, 2011 and no later than February 21, 2011. Any nominations or proposals must provide the information required by Aon's by-laws and comply with any applicable laws and regulations.

        Aon's by-laws limit the business that may be transacted at a special meeting of stockholders to matters brought before the meeting pursuant to Aon's notice of the meeting. Accordingly, Aon's stockholders may not submit other proposals for consideration at the special meeting.

        All submissions should be made to the Office of the Secretary at Aon's principal offices at 200 East Randolph Street, Chicago, Illinois 60601.

  Hewitt

        Hewitt held its 2010 annual meeting on January 27, 2010. Hewitt plans to hold an annual meeting in 2011 only if the merger is not completed. The deadline for submitting a stockholder proposal to Hewitt for inclusion in the Hewitt proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act for Hewitt's 2011 annual meeting of stockholders is August 16, 2010. Stockholder proposals that are intended to be presented at Hewitt's 2011 annual meeting, but that are not intended to be considered for inclusion in Hewitt's proxy statement and proxy related to that meeting, or nominations of a candidate for election as a director must have been received by Hewitt no later than October 29, 2010, but no earlier than September 29, 2010. Any nominations must have provided the information required by Hewitt's bylaws and comply with any applicable laws and regulations.

        Hewitt's bylaws limit the business that may be transacted at a special meeting of stockholders to matters specified in the notice of meeting. Accordingly, Hewitt's stockholders may not submit other proposals for consideration at the special meeting.

        All submissions should be made to the corporate secretary at Hewitt's principal offices at 100 Half Day Road, Lincolnshire, Illinois 60069.

Legal Matters

        The validity of Aon common stock offered by this joint proxy statement/prospectus is being passed upon for Aon by Sidley Austin LLP, Chicago, Illinois.

Experts

        The consolidated financial statements of Aon Corporation appearing in Aon Corporation's Annual Report on Form 10-K for the year ended December 31, 2009 and the effectiveness of Aon Corporation's internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Hewitt Associates, Inc. appearing in Hewitt Associates, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2009 and the effectiveness of Hewitt Associates, Inc.'s internal control over financial reporting as of September 30, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

        Aon and Hewitt file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either Aon or Hewitt at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of Aon and Hewitt are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

        Aon has filed a registration statement on Form S-4 to register with the SEC the Aon common stock to be issued to Hewitt stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Aon, in addition to being a proxy statement of Aon and Hewitt for their respective special meetings. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Aon, Aon common stock and Hewitt. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

        The SEC allows Aon and Hewitt to "incorporate by reference" information into this joint proxy statement/prospectus. This means that Aon and Hewitt can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus. Neither Aon nor Hewitt is incorporating the contents of the websites of the SEC, Aon, Hewitt or any other entity into this joint proxy statement/prospectus. Aon and Hewitt are providing information about how you can obtain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that Aon and Hewitt have previously filed with the SEC. They contain important information about Aon and Hewitt and their financial conditions.

        The following documents, which were filed by Aon with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

  •
  annual report of Aon on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 26, 2010;

  •
  proxy statement of Aon on Schedule 14A, dated April 7, 2010, filed with the SEC on April 7, 2010;

  •
  quarterly report of Aon on Form 10-Q for the quarterly period ended March 31, 2010, filed with the SEC on May 4, 2010;

  •
  current reports of Aon on Form 8-K, filed with the SEC on January 12, 2010, February 17, 2010, March 12, 2010, April 16, 2010, May 6, 2010 (as amended on the Form 8-K/A filed on June 15,

    2010), May 26, 2010, July 12, 2010 (regarding announcement of the merger) and July 12, 2010 (regarding the merger agreement and the debt commitment letter) (other than with respect to information furnished under Items 2.02 and 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01); and

  •
  The description of Aon's common stock contained in Item 12 of the registration statement on Form 10 filed on February 19, 1980 (when Aon was called Combined International Corporation), and any amendment or report which Aon has filed (or will file after the date of this joint proxy statement/prospectus and prior to the termination of this offering) for the purpose of updating such description, including Aon's current report on Form 8-K dated April 23, 1987 and Current Report on Form 8-K dated May 9, 2000.

        The following documents, which were filed by Hewitt with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

  •
  annual report of Hewitt on Form 10-K for the fiscal year ended September 30, 2009, filed with the SEC on November 11, 2009;

  •
  proxy statement of Hewitt on Schedule 14A, dated December 16, 2009, filed with the SEC on December 16, 2009;

  •
  quarterly reports of Hewitt on Form 10-Q for the quarterly period ended December 31, 2009, filed with the SEC on February 1, 2010 and for the quarterly period ended March 31, 2010, filed with the SEC on May 6, 2010; and

  •
  current reports of Hewitt on Form 8-K, filed with the SEC on October 16, 2009, December 7, 2009, January 29, 2010, July 12, 2010 (regarding announcement of the merger) and July 12, 2010 (regarding the merger agreement) (other than with respect to information furnished under Items 2.02 and 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01).

        In addition, Aon and Hewitt incorporate by reference additional documents that either may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the Aon and Hewitt special meetings, respectively. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information furnished pursuant to Items 2.02 and 7.01 of any current report on Form 8-K solely for purposes of satisfying the requirements of Regulation FD or Regulation G under the Exchange Act, as well as proxy statements.

        Aon and Hewitt also incorporate by reference the merger agreement attached to this joint proxy statement/prospectus as Annex A.

        Aon has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Aon, and Hewitt has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Hewitt.

        You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus from Aon or Hewitt, as applicable, or from the SEC, through the SEC's website at www.sec.gov. Documents incorporated by reference are available from Aon and Hewitt without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. Aon stockholders and Hewitt stockholders may request a copy of such documents in writing or by telephone by contacting the applicable department at:

Aon Corporation	Hewitt Associates, Inc.
200 East Randolph Street	100 Half Day Road
Chicago, Illinois 60601	Lincolnshire, Illinois 60069
Attention: Investor Relations	Attention: Investor Relations
(312) 381-1000	(847) 295-5000

        In addition, you may obtain copies of some of this information by accessing Aon's website at www.aon.com under the heading "Investor Relations," and then under the link "SEC Filings."

        You may also obtain copies of some of this information by accessing Hewitt's website at www.hewitt.com under the heading "Investor Relations," and then under the link "Reports & SEC Filings."

        In order for you to receive timely delivery of the documents in advance of the Aon and Hewitt special meetings, Aon or Hewitt, as applicable, should receive your request no later than five business days before your company's special meeting.

        We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that we have incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this kind, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER
Among
AON CORPORATION,
ALPS MERGER CORP.,
ALPS MERGER LLC
And
HEWITT ASSOCIATES, INC.
Dated as of July 11, 2010

A-i

A-ii

Exhibits

Exhibit A	Form of Certificate of Formation of the Surviving Company
Exhibit B	Form of Operating Agreement of the Surviving Company

A-iii

Index of Defined Terms

Affiliate	Section 9.03
Alternate Financing	Section 6.12(a)
Appraisal Shares	Section 2.01(d)
Available Cash Election Amount	Section 2.01(c)
Burdensome Financing Action	Section 6.12(a)
Business Day	Section 9.03
Cash Electing Company Share	Section 2.01(c)
Cash Election	Section 2.01(c)
Cash Election Amount	Section 2.01(c)
Cash Fraction	Section 2.01(c)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Closing Volume-Weighted Average Price	Section 9.03
Code	Recitals
Company	Preamble
Company Acquisition Transaction	Section 5.02(i)
Company Adverse Recommendation Change	Section 5.02(d)
Company Benefit Agreements	Section 3.18
Company Benefit Plans	Section 3.18
Company Board	Section 3.03(b)
Company Book-Entry Shares	Section 9.03
Company Business Personnel	Section 3.20
Company By-laws	Section 3.01(b)
Company Capital Stock	Section 3.02(a)
Company Charter	Section 3.01(b)
Company Common Stock	Section 9.03
Company Contracts	Section 3.11(b)
Company Convertible Securities	Section 3.02(a)
Company Data	Section 9.03
Company Disclosure Letter	Article III
Company Financial Statements	Section 3.05(c)
Company Intellectual Property	Section 9.03
Company Intervening Event	Section 9.03
Company IT Systems	Section 9.03
Company Material Adverse Effect	Section 9.03
Company Pension Plan	Section 3.19(a)
Company Preferred Stock	Section 3.02(a)
Company PSU Awards	Section 6.04(d)
Company Recommendation	Section 6.01(b)
Company Restricted Stock Awards	Section 6.04(b)
Company RSU Awards	Section 6.04(c)
Company SEC Documents	Section 3.05(a)
Company Stock Option	Section 6.04(a)
Company Stock Plans	Section 9.03
Company Stockholder Approval	Section 3.03(c)
Company Stockholders Meeting	Section 6.01(b)
Company Subsidiaries	Section 3.01(a)

A-iv

Company Takeover Proposal	Section 5.02(i)
Company Tax Certificate	Section 9.03
Company Termination Fee	Section 6.07(h)
Company's Current Premium	Section 6.06(c)
Confidentiality Agreement	Section 9.03
Consent	Section 3.04(b)
Continuing Employees	Section 6.05(a)
Contract	Section 3.02(a)
D&O Insurance	Section 6.06(c)
Debt Financing Sources	Section 9.03
DGCL	Recitals
Effective Time	Section 1.03
Election Deadline	Section 2.03(c)
Environmental Laws	Section 9.03
ERISA	Section 3.19(a)
Exchange Act	Section 9.03
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(c)
Filing	Section 3.04(b)
Financing	Section 4.08(a)
Financing Action	Section 6.12(a)
Financing Failure	Section 9.03
Financing Letter	Section 4.08(a)
Foreign Corrupt Practices Act	Section 3.17(c)
Form of Election	Section 2.03(b)
Form S-4	Section 3.06
GAAP	Section 9.03
Governmental Entity	Section 3.04(b)
HSR Act	Section 3.04(b)
Indemnified Party	Section 6.06(b)
Intellectual Property	Section 9.03
Joint Proxy Statement	Section 9.03
Judgment	Section 9.03
Knowledge	Section 9.03
Law	Section 9.03
Lenders	Section 4.08(a)
Lien	Section 9.03
LLC Act	Recitals
Losses	Section 6.06(b)
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger LLC	Preamble
Merger Sub	Preamble
Mixed Consideration	Section 2.01(c)
Mixed Consideration Electing Share	Section 2.01(c)
Mixed Election	Section 2.01(c)
Mixed Election Stock Exchange Ratio	Section 2.01(c)
Multiemployer Plan	Section 3.19(a)
Mutual Designee	Section 6.17
Non-Electing Company Share	Section 2.03(b)

A-v

Non-U.S. Company Pension Plans	Section 3.19(d)
NYSE	Section 9.03
Ordinary Course of Business	Section 9.03
Outside Date	Section 8.01(b)
Parent	Preamble
Parent Adverse Recommendation Change	Section 6.01(c)
Parent Board	Section 4.03(b)
Parent By-laws	Section 4.01(b)
Parent Capital Stock	Section 4.02(a)
Parent Charter	Section 4.01(b)
Parent Common Stock	Section 9.03
Parent Convertible Securities	Section 4.02(a)
Parent Disclosure Letter	Article IV
Parent Financial Statements	Section 4.05(c)
Parent Intervening Event	Section 9.03
Parent Material Adverse Effect	Section 9.03
Parent Preferred Stock	Section 4.02(a)
Parent Recommendation	Section 6.01(c)
Parent SEC Documents	Section 4.05(a)
Parent Stock Option	Section 6.04(a)
Parent Stock Plans	Section 9.03
Parent Stockholder Approval	Section 4.03(c)
Parent Stockholders Meeting	Section 6.01(c)
Parent Subsidiary	Section 4.01(a)
Parent Tax Certificate	Section 9.03
Parent Termination Fee	Section 6.07(h)
PBGC	Section 3.19(c)
Per Share Cash Amount	Section 2.01(c)
Per Share Cash Election Consideration	Section 2.01(c)
Permanent Financing	Section 9.03
Permits	Section 3.12
Person	Section 9.03
Primary Company Executives	Section 3.19(g)
Proceeding	Section 9.03
Qualifying Party	Section 6.07(h)
Regulatory Law	Section 9.03
Representatives	Section 9.03
Sarbanes-Oxley Act	Section 3.05(d)
SEC	Section 9.03
Section 203	Section 3.03(b)
Section 262	Section 2.01(d)
Securities Act	Section 9.03
Share Issuance	Section 1.01
Significant Company Subsidiary	Section 3.01(b)
Significant Parent Subsidiary	Section 4.01(a)
Stock Electing Company Share	Section 2.01(c)
Stock Election	Section 2.01(c)
Subsequent Merger	Recitals
subsidiary	Section 9.03
Superior Proposal	Section 5.02(i)
Surviving Company	Section 1.08(a)

A-vi

Surviving Corporation	Section 1.01
Takover Laws	Section 3.03(b)
Tax Return	Section 3.14(f)
Taxes	Section 3.14(f)
Technology	Section 9.03
Third Party	Section 9.03
Transaction Expenses	Section 9.03
Transactions	Section 1.01
Transfer Taxes	Section 6.09
Volume-Weighted Average Price	Section 9.03
Voting Company Debt	Section 3.02(a)
Voting Parent Debt	Section 4.02(a)
Willful Breach	Section 9.03

A-vii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of July 11, 2010, among Aon Corporation, a Delaware corporation ("Parent"), Alps Merger Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Parent, Alps Merger LLC, a Delaware limited liability company ("Merger LLC") and a wholly owned subsidiary of Parent, and Hewitt Associates, Inc., a Delaware corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company, and the sole member of Merger LLC, have each determined that the transactions described herein are consistent with, and will further, their respective business strategies and goals, and have deemed it advisable and in the best interests of their respective companies and stockholders that Parent and the Company enter into a business combination;

        WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub into the Company (the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, immediately following the Merger, Parent will cause the surviving corporation in the Merger to merge with and into Merger LLC, a direct wholly owned subsidiary of Parent (the "Subsequent Merger"), in accordance with Section 1.08, on the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the "LLC Act");

        WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the Subsequent Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement will be, and hereby is, adopted as a plan of reorganization; and

        WHEREAS, Parent, Merger Sub, Merger LLC and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub, Merger LLC and the Company agree as follows:

ARTICLE I

The Merger and Subsequent Merger

        SECTION 1.01.    The Merger.     On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Merger, Subsequent Merger, the issuance by Parent of Parent Common Stock in connection with the Merger (the "Share Issuance"), payment of cash consideration in connection with the Merger and the other transactions contemplated by this Agreement are referred to herein as the "Transactions".

        SECTION 1.02.    Closing.     The closing of the Transactions (the "Closing") shall take place at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, at 10:00 a.m. local time, no later than the second Business Day following the date on which each of the conditions set forth in Article VII is satisfied or, to the extent permitted by Law, waived by the party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) or at such other time and place as Parent and the Company shall agree. The date on which the Closing occurs is referred to herein as the "Closing Date".

        SECTION 1.03.    Effective Time.     On the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

        SECTION 1.04.    Effects.     The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.

        SECTION 1.05.    Certificate of Incorporation and By-laws.

        (a)   At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 6.06.

        (b)   At the Effective Time, the By-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Law.

        SECTION 1.06.    Directors.     The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        SECTION 1.07.    Officers.     The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

        SECTION 1.08.    Subsequent Merger.

        (a)   Immediately after the Effective Time, Parent will cause the Surviving Corporation to merge with and into Merger LLC, the separate corporate existence of the Surviving Corporation shall thereupon cease, Merger LLC shall continue as the surviving entity (the "Surviving Company") and all of the rights and obligations of the Surviving Corporation under this Agreement shall be deemed the rights and obligations of the Surviving Company. The Subsequent Merger shall have the effects set forth in Section 18-209(g) of the LLC Act. Immediately following the completion of the Subsequent Merger, the Certificate of Formation and Operating Agreement of the Surviving Company shall be in the forms attached hereto as Exhibit A and Exhibit B, respectively.

        (b)   The Merger and Subsequent Merger, taken together, are intended to be treated for federal income tax purposes as a "reorganization" under Section 368(a) of the Code (to which each of Parent and the Company are to be parties under Section 368(b) of the Code) in which the Company is to be treated as merging directly with and into Parent, with the Company Common Stock converted in such merger into the right to receive the consideration provided for hereunder.

        (c)   Each of the parties hereto shall, and shall cause its Affiliates to, treat the Merger and Subsequent Merger for all Tax (as hereinafter defined) purposes consistent with Section 1.08(b) unless required to do otherwise by applicable Law.

ARTICLE II

Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

        SECTION 2.01.    Effect on Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

        (a)   Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        (b)   Each share of Company Common Stock that is owned by the Company, Parent or Merger Sub shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

        (c)   At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

            (i)  Subject to Section 2.01(c)(ii), 2.01(d) and 2.02, each issued and outstanding share (other than shares to be cancelled in accordance with Section 2.01(b) and any Appraisal Shares (to the extent provided in Section 2.01(d))) of Company Common Stock, which immediately prior to the Effective Time will be the only class of common stock of the Company then outstanding, shall thereupon be converted into and shall thereafter represent the right to receive the following consideration:

            (A)  Each share of Company Common Stock with respect to which an election to receive a combination of stock and cash (a "Mixed Election") has been effectively made and not revoked or lost pursuant to Section 2.03 (each, a "Mixed Consideration Electing Share") and each Non-Electing Company Share shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the "Mixed Consideration") of (x) $25.61 in cash (the "Per Share Cash Amount") and (y) 0.6362 of a share of validly issued, fully paid and non-assessable shares of Parent Common Stock (the "Mixed Election Stock Exchange Ratio"), subject to adjustment in accordance with Section 2.01(c)(ii).

            (B)  Each share of Company Common Stock with respect to which an election to receive only cash (a "Cash Election") has been effectively made and not revoked or lost pursuant to Section 2.03 (each, a "Cash Electing Company Share") shall be converted (provided that the Available Cash Election Amount equals or exceeds the Cash Election Amount) into the right to receive in cash, without interest, an amount (rounded to two decimal places) (the "Per Share Cash Election Consideration") equal to the sum of (i) the Per Share Cash Amount plus (ii) the product of the Mixed Election Stock Exchange Ratio multiplied by the Closing Volume-Weighted Average Price; provided, however, that if (x) the product of the number of Cash Electing Company Shares and the Per Share Cash Election Consideration (such product being the "Cash Election Amount") exceeds (y) the difference between (I) the product of the Per Share Cash Amount and the total number of shares of Company Common Stock (other than the shares to be cancelled in accordance with Section 2.01(b)) issued and outstanding immediately prior to the Effective Time minus (II) the product of the number of Mixed Consideration Electing Shares (including any Non-Electing Company Shares) and the Per Share Cash Amount (such difference being the "Available Cash Election Amount"), then each Cash Electing Company Share shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product (rounded to two decimal places) of (p) the Per Share Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available

    Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the "Cash Fraction") and (2) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (r) the Exchange Ratio and (s) one (1) minus the Cash Fraction.

            (C)  Each share of Company Common Stock with respect to which an election to receive only stock consideration (a "Stock Election") is properly made and not revoked or lost pursuant to Section 2.03 (each, a "Stock Electing Company Share") shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into a number of shares of validly issued, fully paid and non-assessable shares of Parent Common Stock (the "Exchange Ratio"), subject to adjustment in accordance with Section 2.01(c)(ii), equal to (i) the Mixed Election Stock Exchange Ratio plus (ii) the quotient (rounded to four decimal places) of the Per Share Cash Amount divided by the Closing Volume-Weighted Average Price; provided, however, that if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Electing Company Share shall be converted into the right to receive (1) an amount of cash (without interest) equal to the amount (rounded to two decimal places) of such excess divided by the number of Stock Electing Company Shares and (2) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product (rounded to four decimal places) of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Share Cash Election Consideration minus the amount calculated in clause (1) of this paragraph and the denominator of which shall be the Per Share Cash Election Consideration.

           (ii)  Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock or the securities convertible into or exercisable for shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration and the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

          (iii)  The shares of Parent Common Stock to be issued, and cash payable, upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.02(e), are referred to collectively as "Merger Consideration". As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock or Company Book-Entry Shares (either case being referred to in this Agreement, to the extent applicable, as a "Certificate") shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.02, the Merger Consideration and any other amounts therein provided, upon surrender of such Certificate, without interest.

        (d)   Notwithstanding anything in this Agreement to the contrary, shares ("Appraisal Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair market value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to be Mixed Consideration Electing Shares that have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

        SECTION 2.02.    Exchange of Certificates.

        (a)   Prior to the Effective Time, Parent shall deposit with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the full number of shares of Parent Common Stock issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock. Prior to the Effective Time, Parent shall provide or shall cause to be provided to the Exchange Agent all of the cash necessary to pay the cash portion of the Merger Consideration, and shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.02(c) (such shares of Parent Common Stock and cash provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.02(e). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock and cash contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

        (b)   Parent shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time, to each holder of record of a Certificate whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify after consultation with the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash, if any, and the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form unless a physical certificate is requested), if any, which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to Section 2.01(c) into the right to receive and cash in lieu of fractional shares of Parent Common Stock as set forth in Section 2.02(e), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Subject to the last sentence of Section 2.02(c), until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01(c). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

        (c)   No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate formerly representing Company Common Stock with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the surrender of such Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

        (d)   The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.02(c)). After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

        (e)   No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 2.02(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.01(c) (or would be entitled but for this Section 2.02(e)) and (B) an amount equal to the average of the closing sale prices of the Parent Common Stock on the NYSE for each of the twenty consecutive trading days ending with the fifth complete trading day prior to the Closing Date. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Common Stock entitled to receive such cash.

        (f)    Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.02(c)(i).

        (g)   None of Parent, Merger Sub, the Company, the Surviving Corporation, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund (including any amounts delivered to Parent in accordance with Section 2.02(f)) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration or any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.02(c)(i) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

        (h)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and the cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

        (i)    The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

        (j)    Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amount deducted or withheld shall be treated as having been paid to the holder of Company Common Stock in respect of which such deduction or withholding was made, and, in the case of any amounts withheld from any payments not consisting entirely of cash, Parent shall be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the holder of Company Common Stock in respect of which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law.

        SECTION 2.03.    Company Election Procedures.

        (a)   Each person who, on or prior to the Election Deadline, is a record holder of shares of Company Common Stock other than Appraisal Shares shall be entitled to specify the number of such holder's shares of Company Common Stock with respect to which such holder makes a Cash Election, a Stock Election or a Mixed Election.

        (b)   Parent shall prepare and file as an exhibit to the Form S-4 a form of election (the "Form of Election") in form and substance reasonably acceptable to the Company. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass only upon proper delivery of the Form of Election and any Certificates. The Company shall mail the Form of Election with the Joint Proxy Statement to all persons who are record holders of shares of Company Common Stock as of the record date for the Company Stockholders Meeting. The Form of Election shall be used by each record holder of shares of Company Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make a Cash

Election, a Stock Election or a Mixed Election. In the event that a holder fails to make a Cash Election, a Stock Election or a Mixed Election with respect to any shares of Company Common Stock held or beneficially owned by such holder by the Election Deadline, then such holder shall be deemed to have made a Mixed Election with respect to those shares (each such share, a "Non-Electing Company Share"). The Company shall use its reasonable best efforts to make the Form of Election available to all persons who become record holders of shares of Company Common Stock during the period between the record date for the Company Stockholders Meeting and the Election Deadline.

        (c)   Any holder's election shall have been properly made only if the Exchange Agent shall have received at its designated office by 5:00 p.m., New York City time, on the date that is two (2) Business Days preceding the Closing Date (the "Election Deadline"), a Form of Election properly completed and signed and accompanied by (i) Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) or (ii) in the case of Company Book-Entry Shares, any additional documents required by the procedures set forth in the Form of Election. After a Cash Election, a Stock Election or a Mixed Election is validly made with respect to any shares of Company Common Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company, unless and until such Cash Election, Stock Election or Mixed Election is properly revoked.

        (d)   Parent and the Company shall publicly announce the anticipated Election Deadline at least three (3) Business Days prior to the anticipated Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

        (e)   Any Cash Election, Stock Election or Mixed Election may be revoked with respect to all or a portion of the shares of Company Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all Cash Elections, Stock Elections and Mixed Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VIII. If a Cash Election or Stock Election is revoked, the shares as to which such election previously applied shall be treated as Mixed Consideration Electing Shares in accordance with Section 2.01(c)(i) unless a contrary election is submitted by the holder within the period during which elections are permitted to be made pursuant to Section 2.03(c). Certificates will not be returned to holders, and the accounts of holders of Company Book-Entry Shares will not be credited at the Depository Trust Company, unless the holder so requests.

        (f)    The determination of the Exchange Agent (or the joint determination of Parent and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made or revoked pursuant to this Section 2.03 and as to when Cash Elections, Stock Elections and revocations were received by the Exchange Agent. The Exchange Agent (or Parent and the Company jointly, in the event that the Exchange Agent declines to make the following computation) shall also make all computations contemplated by Section 2.01(c), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Parent (subject to the consent of the Company, which shall not be unreasonably withheld, delayed or conditioned), make any rules as are consistent with this Section 2.03 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement as shall be necessary or desirable to effect these Cash Elections and Stock Elections.

ARTICLE III

Representations and Warranties of the Company

        Except (i) as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement (excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly predictive or forward-looking in nature); provided, however, that any disclosures in such Company SEC Documents that are the subject of this clause (i) shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent from the text of such disclosure; provided, further, that the disclosures in the Company SEC Documents shall not be deemed to qualify any representations or warranties made in Section 3.02(a), or (ii) in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Letter"), which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed to qualify or apply to other sections in this Article III to the extent (and only to the extent) that the relevance of such disclosure to such other sections in this Article III is reasonably apparent from the text of such disclosure, the Company represents and warrants to Parent, Merger Sub and Merger LLC as follows:

        SECTION 3.01.    Organization, Standing and Power.

        (a)   The Company and each of its subsidiaries (the "Company Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to conduct its businesses as presently conducted. Section 3.01(a) of the Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. The Company and each Company Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties make such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (b)   The Company has made available to Parent true and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws"), and, if requested by Parent, the comparable charter and organizational documents of each Significant Company Subsidiary, in each case as amended through the date of this Agreement. The stock certificate and transfer books and the minute books of the Company and each Significant Company Subsidiary, all of which have been made available to Parent before the date hereof, are true and complete. At the Closing, all such books will be in the possession of the Company or the applicable Significant Company Subsidiary. For purposes of this Agreement, "Significant Company Subsidiary" means any Company Subsidiary that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

        SECTION 3.02.    Capital Stock of the Company and the Company Subsidiaries.

        (a)   The authorized capital stock of the Company consists of 750,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock"). At the close of business on June 30, 2010, (i) 91,956,752 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) 42,667,723 shares of Company Common Stock were held by the Company in its treasury and (iii) 5,255,000 shares of Company Common Stock were subject to outstanding Company Stock Options and 3,765,883 shares of restricted Company

Common Stock and shares of Company Common Stock reserved for issuance pursuant to equity or equity-based awards outstanding were under the Company Stock Plans. All of the outstanding equity securities and other securities of each Company Subsidiary are owned of record and beneficially by the Company or one or more Company Subsidiaries, free and clear of all Liens. Except for legends required by the Securities Act, no legend or other reference to any purported Lien appears upon any certificate representing the shares or any equity securities or other securities of any Company Subsidiary. Except as set forth above and except for any issuances of Company Common Stock pursuant to equity awards described above under the Company Stock Plans, on the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, outstanding or reserved for issuance pursuant to outstanding Company Convertible Securities. All outstanding shares of Company Capital Stock and all the outstanding shares of capital stock of each Company Subsidiary are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and, with respect to Company Subsidiaries organized in the United States, not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law (including the DGCL), the Company Charter, the Company By-laws, the certificate of incorporation or by-laws (or comparable documents) of any Company Subsidiary or any contract, lease, license, indenture, bond, note, mortgage, guarantee, agreement, instrument, obligation, understanding, permit, franchise, commitment or other legally binding arrangement, whether written or oral ("Contract") to which the Company or any Company Subsidiary is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of common stock of the Company or any Company Subsidiary may vote ("Voting Company Debt"). Except as set forth above, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (collectively, "Company Convertible Securities"). There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, membership interests, partnership interests, joint venture interests or other equity interests of the Company or any Company Subsidiary.

        (b)   Section 3.02(b) of the Company Disclosure Letter sets forth a true and complete list of all capital stock, membership interests, partnership interests, joint venture interests and other equity interests with a fair market value as of the date hereof in excess of $10,000,000 in any Person (other than a Company Subsidiary) owned as of the date hereof, directly or indirectly, by the Company or any Company Subsidiary.

        SECTION 3.03.    Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

        (a)   The Company has full power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions. The execution and delivery by the Company hereof, the performance and compliance by the Company with each of its obligations herein and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent, Merger Sub and Merger LLC of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors' rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

        (b)   The Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger, the Subsequent Merger and the other Transactions, (ii) determining that the terms of the Merger, the Subsequent Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval, (iv) recommending that the Company's stockholders adopt this Agreement and (v) declaring that this Agreement is advisable. Such resolutions are sufficient to render inapplicable to this Agreement, the Merger, the Subsequent Merger and the other Transactions (x) the provisions of Section 203 of the DGCL ("Section 203") and (y) the provisions of Article Twelfth of the Company Charter. No other "business combination," "control share acquisition," "fair price," "moratorium" or other anti-takeover Laws (collectively, "Takeover Laws") apply or purport to apply to this Agreement, the Merger, the Subsequent Merger or any other Transaction.

        (c)   The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement, the Merger and the Subsequent Merger is the approval and adoption of this Agreement by the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote thereon (the "Company Stockholder Approval"). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to consummate any Transaction other than the Merger.

        SECTION 3.04.    No Conflicts; Consents.

        (a)   The execution and delivery by the Company hereof do not, and the consummation of the Merger, the Subsequent Merger and the other Transactions and compliance with the terms hereof and thereof will not contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, to a right to challenge the Transactions or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Significant Company Subsidiary, (ii) any Company Contract or Benefit Plan to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), any Judgment or Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions.

        (b)   No consent, approval, waiver, license, permit, franchise, authorization or Judgment ("Consent") of, or registration, declaration, notice, report, submission or other filing ("Filing") with, any government or any arbitrator, tribunal or court of competent jurisdiction, administrative agency or commission or other governmental or quasi-governmental authority or instrumentality (in each case whether Federal, state, local, foreign, international or multinational) (a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance hereof or the consummation of the Transactions or the ownership by Parent of the Surviving Corporation following the Closing, other than (i) compliance with, and Filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the

"HSR Act") and any filings required under other applicable Regulatory Laws, (ii) the filing with the SEC of (A) the Form S-4 and the Joint Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Subsequent Merger and the other Transactions, (iii) such filings as are required under U.S. state securities or "blue sky" Laws or securities Laws of jurisdictions other than the United States, (iv) the filing of the Certificate of Merger and the filing of the certificate of merger in connection with the Subsequent Merger, in each case with the Secretary of State of the State of Delaware and (v) such other Consents and Filings with Governmental Entities the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions.

        SECTION 3.05.    SEC Documents; Undisclosed Liabilities.

        (a)   The Company has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since October 1, 2009 (the "Company SEC Documents"). None of the Company Subsidiaries is required to make any filings with the SEC.

        (b)   As of its respective filing date, or, if amended, as of the date of the last amendment prior to the date of this Agreement, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (c)   The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by the Company's accountants with respect thereto (the "Company Financial Statements"), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Company Financial Statements fairly present, in all material respects the financial condition and the results of operations, cash flows and changes in stockholders' equity of the Company (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company Financial Statements, all in accordance with GAAP (except as otherwise noted therein), subject, in the case of interim Company Financial Statements, to normal year-end adjustments and the absence of notes. The books and records of the Company and the Company Subsidiaries, all of which have been made available to Parent before the date hereof, are true and complete, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described. At the Closing, all such books and records will be in the possession of the Company or the applicable Company Subsidiary. No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. Except as required by GAAP, the Company has not, between September 30, 2009 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on September 30, 2009.

        (d)   The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the "Sarbanes-Oxley Act") and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

        (e)   The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2008 relating to the Company SEC

Documents and all written responses of the Company thereto other than with respect to requests for confidential treatment. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and, to the Knowledge of the Company, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, or to the Knowledge of the Company, any SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of the Company.

        (f)    The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company's disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company's management has completed an assessment of the effectiveness of the Company's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on the Company's management's most recently completed evaluation of the Company's internal control over financial reporting prior to the date of this Agreement, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) the Company does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

        (g)   The Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Company Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the Ordinary Course of Business since the date of the most recent audited balance sheet included in the Company Financial Statements and not in violation hereof and (iii) for liabilities and obligations arising out of or in connection with this Agreement or the Transactions.

        SECTION 3.06.    Information Supplied.     None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Share Issuance (together with any amendment or supplements thereto, the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company's stockholders or Parent's stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or Merger LLC for inclusion or incorporation by reference in the Joint Proxy Statement.

        SECTION 3.07.    Absence of Certain Changes or Events.

        (a)   Since September 30, 2009, there has not occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   From September 30, 2009 to the date hereof, (i) the business of the Company and the Company Subsidiaries has been conducted in the Ordinary Course of Business and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of or require a consent under clause (i), (iii), (iv), (v)(A), (v)(B), (v)(E), (vi), (vii), (viii), (ix), (xi), (xiv), (xv), (xviii), (xix), (xxi) or (xxii) (but solely with respect to the foregoing enumerated clauses) of Section 5.01(a). No standstill or similar agreement to which the Company or any Company Subsidiary is a party has or will be terminated as a result of the execution and delivery hereof.

        SECTION 3.08.    Properties.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of the Company's material real properties and tangible assets, free and clear of all Liens other than (a) Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (b) mechanics', workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Company Subsidiary consistent with past practice and (c) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as currently conducted. This Section 3.08 does not relate to Company Intellectual Property, which is the subject of Section 3.09.

        SECTION 3.09.    Intellectual Property.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all of the Company Intellectual Property and Technology. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no pending or, to the Knowledge of the Company, threatened claims by any Person alleging infringement, misappropriation or dilution by the Company or any of the Company Subsidiaries of the intellectual property rights of any Person, (b) to the Knowledge of the Company, the conduct of the businesses of the Company and the Company Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person and (c) to the Knowledge of the Company, no Person is infringing, misappropriating or diluting any Company Intellectual Property or Technology. The Company and the Company Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks.

        SECTION 3.10.    Information Technology; Security and Privacy.     Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) since January 1, 2008, (i) there have been, to the Knowledge of the Company, no security breaches in the Company's or any of the Company Subsidiaries' information technology systems, and (ii) there have been no disruptions in any of the Company's or the Company Subsidiaries' information technology systems that adversely affected the Company's or any of the Company Subsidiaries' business or operations; (b) no material capital expenditures are necessary with respect to the Company's or the Company Subsidiaries' information technology systems with respect to their businesses as currently conducted, other than capital expenditures in the Ordinary Course of Business that are consistent with the past practice of the Company or the Company Subsidiaries; and (c) the Company has established and is in compliance with a written information security program or programs covering the Company and the Company Subsidiaries that (i) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary Company Data and (ii) is designed to protect against unauthorized access to the Company IT Systems, Company Data, and the systems of any third party service providers that have access to (A) Company Data or (B) Company IT Systems.

        SECTION 3.11.    Contracts.

        (a)   All Contracts required to be filed as exhibits to the Company SEC Documents have been so filed in a timely manner. Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of each of the following Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

          (1)   any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act other than any such Contract that is not required to be filed under clause (iii)(C) thereof);

          (2)   any employment Contract that has an aggregate future liability in excess of $1,000,000 and is not terminable by the Company or a Company Subsidiary by notice of not more than 60 days;

          (3)   any collective bargaining agreement or other Contract with any labor organization, union or association;

          (4)   any Contract that limits in any material respect the ability of the Company or any Company Subsidiary (or, following the consummation of the Transactions, would limit in any material respect the ability of Parent or any Parent Subsidiary, including the Surviving Corporation or the Surviving Company) to compete in any line of business or with any Person or in any geographic area;

          (5)   any Contract that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

          (6)   any Contract for the lease of real property by the Company or any Company Subsidiary that by its terms calls for aggregate annual rent payments of more than $2,000,000 by the Company and the Company Subsidiaries;

          (7)   any license, sublicense, option or other Contract relating in whole or in part to the Company Intellectual Property (including any license or other Contract under which the Company or a Company Subsidiary is licensee or licensor of any Intellectual Property) or to any Technology, in each case material to the Company and the Company Subsidiaries, taken as a whole, other than licenses granted by the Company or Company Subsidiaries to clients in the Ordinary Course of Business or license agreements for software that is generally commercially available;

          (8)   any Contract or series of related Contracts relating to indebtedness for borrowed money (i) in excess of $5,000,000 or (ii) that becomes due and payable as a result of the Transactions;

          (9)   any Contract under which the Company or a Company Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or a Company Subsidiary), in any such case that is in excess of $10,000,000;

          (10) any Contract that provides for any standstill or similar obligations to which the Company or any Company Subsidiary is subject or a beneficiary thereof, which is material to the Company and Company Subsidiaries taken as a whole (or, following the consummation of the Transactions, would be material to Parent or any Parent Subsidiary, including the Surviving Corporation or the Surviving Company);

          (11) any Contract (including a purchase order) with any of the Company's top-50 suppliers (measured by dollar volume of purchases of the Company during the twelve months ended June 30, 2010);

          (12) any master services agreement (or similar master agreements), human resources services agreement, administrative services agreement or similar client agreement pursuant to which the Company and/or any of the Company Subsidiaries provides (i) services or products to any client in its benefits outsourcing segment under which the Company and the Company Subsidiaries have recognized or are reasonably expected to recognize more than $10,000,000 in revenues in any fiscal year, (ii) services or products to any client in its HR BPO segment under which the Company and the Company Subsidiaries have recognized or are reasonably expected to recognize more than $10,000,000 in revenues in any fiscal year or (iii) services or products to any client in its consulting segment under which the Company and the Company Subsidiaries have recognized or are reasonably expected to recognize more than $10,000,000 in revenues in any fiscal year;

          (13) any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by the Company or any Company Subsidiary with any other Person involving a potential combined commitment or payment by the Company and any Company Subsidiary in excess of $5,000,000 annually;

          (14) any other Contract not otherwise required to be disclosed pursuant to this Section 3.11(a) that has an aggregate payment obligation to any Person in excess of $20,000,000 and is not terminable by the Company or a Company Subsidiary by notice of not more than 60 days; or

          (15) any Contract that is material to the business of the Company and the Company Subsidiaries, taken as a whole, that would or would reasonably be expected to prevent, materially delay or impair the consummation of the Transactions.

        (b)   To the Knowledge of the Company, all Contracts set forth or required to be set forth in Section 3.11(a) of the Company Disclosure Letter or filed or required to be filed as exhibits to the Company SEC Documents (the "Company Contracts") are valid, binding and in full force and effect and are enforceable by the Company or the applicable Company Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors' rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought and except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, the Company or the applicable Company Subsidiary has performed all material obligations required to be performed by it under the Company Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to the Knowledge of the Company, no other party to any Company Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. Since October 1, 2009, to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any material term or requirement of any Company Contract. To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has received any written notice of the intention of any party to terminate any Company Contract.

        SECTION 3.12.    Permits.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary has in effect all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, "Permits") necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Permits are in full force and effect, and to the Knowledge of the Company, none of such Permits will be subject to revocation, withdrawal, suspension, termination, nonrenewal or modification as a result of the execution and delivery hereof or the consummation of the Transactions.

        SECTION 3.13.    Insurance.     Section 3.13 of the Company Disclosure Letter sets forth a true and complete list of all material errors & omissions insurance, directors & officers liability insurance, comprehensive general liability insurance and fiduciary insurance policies issued in favor of the Company or any of the Company Subsidiaries, or pursuant to which the Company or any of the Company Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic occurrence-based policies still in force. All such material insurance policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date) and provide insurance in such amounts and against such risks as are prudent in accordance with industry practices or as is required by Law. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries is in breach or default, and neither Company nor any of the Company Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of such insurance policies. Since January 1, 2009, no notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any such material insurance policy, nor will any such cancellation or termination result from the consummation of the Transactions. The Company and the Company Subsidiaries have given notice to each such insurer of all material claims that have arisen since January 1, 2009 and may be insured thereby.

        SECTION 3.14.    Taxes.

        (a)   The Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it (giving effect to all extensions), and all such Tax Returns are true, complete and correct in all material respects. All material Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid or adequate reserves in accordance with GAAP have been established for such Taxes on the consolidated financial statements of the Company.

        (b)   The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no deficiency with respect to any Taxes has been proposed in writing or assessed against the Company or any Company Subsidiary for which adequate reserves in accordance with GAAP have not been established, and no requests for waivers of the time to assess any such Taxes are pending and (ii) neither the Company nor any Company Subsidiary has granted an extension or waiver of the applicable limitations period for the assessment or collection of any Taxes which period (after giving effect to such extension or waiver) has not yet expired.

        (c)   The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through September 30, 2008. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid. There is no material Proceeding pending or proposed in writing with respect to Taxes of the Company or any Company Subsidiary.

        (d)   Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Liens for Taxes (other than for Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

        (e)   Neither the Company nor any Company Subsidiary is a party to any material agreement providing for the allocation, indemnification or sharing of Taxes that would reasonably be expected to give rise to a material liability for Taxes other than such an agreement exclusively between or among the Company and any Company Subsidiary, and neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is the Company) or (ii) has any material liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

        (f)    For purposes of this Agreement:

          "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

          "Tax Return" means any return, declaration, statement, report, schedule, form, information return or similar statement required to be filed with respect to any Tax, including any amended Tax return relating to Taxes.

        SECTION 3.15.    Tax Treatment.     Neither the Company nor any Company Subsidiary has taken any action or failed to take any action or knows of any fact, agreement, plan or other circumstance that would, to the Knowledge of the Company, jeopardize the qualification of the Merger and the Subsequent Merger, taken together, as a "reorganization" within the meaning of Section 368(a) of the Code. The representations and warranties set forth in the Company Tax Certificate are correct in all material respects as of the date hereof, assuming the Merger and the Subsequent Merger occurred on the date hereof.

        SECTION 3.16.    Proceedings.     There is no Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company, any Company Subsidiary, any of their respective properties or assets, or any present or former officer, director or employee (in their capacity as an employee) of the Company or any Company Subsidiary, nor is there any Judgment outstanding against the Company, any Company Subsidiary, any of their respective properties or assets, or any present or former officer, director or employee (in their capacity as an employee) of the Company or any Company Subsidiary, that (a) reasonably relates to or involves more than $25,000,000, (b) seeks or imposes any material injunctive relief, (c) was commenced by a Governmental Entity or (d) has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Proceeding pending, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that seeks to prevent, hinder, modify, delay or challenge the Transactions.

        SECTION 3.17.    Compliance with Laws; Environmental Laws.

        (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance with all Laws and all Judgments applicable to the Company, any Company Subsidiary or any assets owned or used by any of them, and (ii) neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance with any Law.

        (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance with applicable Environmental Laws, and (ii) there are no claims pursuant to any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.

        (c)   To the Knowledge of the Company, (i) it is in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 (the "Foreign Corrupt Practices Act") and any other United States and foreign Laws concerning corrupting payments; (ii) between October 1, 2007 and the date of this Agreement, the Company has not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any violation by the Company of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments; and (iii) the Company and the Company Subsidiaries have an operational and effective Foreign Corrupt Practices Act/anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by the Company or such Company Subsidiary with the Foreign Corrupt Practices Act and any other applicable United States or foreign Laws concerning corrupting payments.

        (d)   The Company and the Company Subsidiaries have operational and effective privacy compliance and data security programs that include assigned staff, policies, procedures and training to enhance awareness of and compliance by the Company and the Company Subsidiaries with relevant United States and applicable foreign Laws concerning privacy and data security.

        SECTION 3.18.    Absence of Changes in Benefit Plans.     Since September 30, 2009, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, equity or equity-based incentive, phantom stock, retirement, directors' compensation, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, "Company Benefit Plans"). Section 3.18 of the Company Disclosure Letter contains a list of any material employment, consulting, indemnification, severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, executive officer or director of the Company or any Company Subsidiary (collectively, the "Company Benefit Agreements").

        SECTION 3.19.    ERISA Compliance; Excess Parachute Payments.

        (a)   Section 3.19(a) of the Company Disclosure Letter contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")) (each such plan, excluding any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA ("Multiemployer Plan"), a "Company Pension Plan"), all material "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other material Company Benefit Plans maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employees, consultants, officers or directors of the Company or any Company Subsidiary. Each Company Benefit Plan has been administered in all material respects in compliance with its terms and, if subject to ERISA and the Code, with the requirements of ERISA and the Code. No Proceeding is pending or, to the Knowledge of the Company, threatened, with respect to any Company Benefit Plan, in each case that is reasonably expected to result in a material liability to the Company or a Company Subsidiary. All contributions required to be made to each Company Benefit Plan as of the date hereof have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected on the Company's financial statements except where the failure to do so is not material. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan set forth in Section 3.19(a) of the Company Disclosure Letter and all amendments thereto (or, in the case of any unwritten Company Benefit Plan, a description thereof), (ii) with respect to each Company Benefit Plan, to the extent applicable, for the two most recent plan years (A) the annual report on Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, and (D) attorney's response to an auditor's request for information, (iii) the most recent summary plan description for each Company Benefit Plan (or other written explanation provided to employees in the case of a Company Benefit Plan for which such summary plan description is not required) and (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan.

        (b)   All Company Pension Plans that are intended to be qualified under Section 401(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are so qualified and all related trusts that are intended to be exempt from Federal income taxes under Section 501(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such trusts are so exempt, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened or any fact or event occurred that would reasonably be expected to adversely affect the qualified status of any such Company Pension Plan or the exempt status of any such trust, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would reasonably be expected to adversely affect its qualification or materially increase its costs.

        (c)   None of the Company Benefit Plans are subject to Title IV of ERISA, and neither the Company nor any Company Subsidiary has any liability or obligation with respect to a Multiemployer Plan. There are no pending, or to the Knowledge of the Company, threatened Proceedings against any Company Pension Plan, any fiduciary thereof, the Company or any Company Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company, any Company Subsidiary, any officer of the Company or of any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or of any Company Subsidiary to any material tax or material penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(1) of ERISA. None of such Company Benefit Plans and trusts has been terminated, other than in a "standard termination" (as defined in ERISA), nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA, but excluding reportable events with respect to which notice has been waived by the Pension Benefit Guaranty Corporation ("PBGC")) with respect to any Company Pension Plan during the last two years.

        (d)   With respect to Company Pension Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the "Non-US Company Pension Plans"), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all amounts required to be reserved under each book reserved Non-US Company Pension Plan have been so reserved in accordance with GAAP and (ii) each Non-US Company Pension Plan required to be registered with a Governmental Entity has been registered, has been maintained in good standing with the appropriate Governmental Entities, has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Law.

        (e)   Any arrangement of the Company or any Company Subsidiary that is subject to Section 409A of the Code was administered in reasonable, good faith compliance with the requirements of Section 409A through December 31, 2008, and all arrangements of the Company or any Company Subsidiary that are subject to Section 409A, provide for payment after December 31, 2008 and were in existence on such date have been amended to comply with the requirements of the final regulations under Section 409A, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has any obligation to provide any gross-up payment to any individual with respect to any income tax, additional tax or interest charge imposed pursuant to Section 409A of the Code, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (f)    With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) no such Company Benefit Plan is unfunded or funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code), and (ii) each such Company Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code.

        (g)   Other than payments that may be made to the Persons listed in Section 3.19(g) of the Company Disclosure Letter (the "Primary Company Executives"), any amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger, the Subsequent Merger or any other Transaction by any employee, officer or director of the Company or any of its Affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code). To its Knowledge, the Company has provided Parent with true, complete and accurate information regarding the Company Benefit Plans and the compensation histories of the Primary Company Executives by which Parent's representatives could estimate (using such assumptions as are selected by Parent) the amount of such excess parachute payments in all material respects.

        (h)   The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger, the Subsequent Merger and the other Transactions and compliance with the terms hereof and thereof will not (i) entitle any employee, officer or director of the Company or any Company Subsidiary to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

        SECTION 3.20.    Employee and Labor Matters.     Neither the Company nor any Company Subsidiary is a party to any collective bargaining Contract or any labor Contract. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has engaged in any unfair labor practice or violation of state or local labor, wage and hour, or employment laws with respect to any Persons employed by or otherwise performing services primarily for the Company or any Company Subsidiary (the "Company Business Personnel"), and (ii) there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of the

Company, threatened in writing against the Company or any of the Company Subsidiaries by the National Labor Relations Board, any comparable state or federal agency, or any other third party with respect to the Company Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary which may interfere with the respective business activities of the Company or any Company Subsidiary, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have a Company Material Adverse Effect.

        SECTION 3.21.    Investment Company.     Neither the Company nor any Company Subsidiary is an "investment company," a company "controlled" by an "investment company," or an "investment adviser" within the meaning of the Investment Company Act of 1940 or the Investment Advisers Act of 1940.

        SECTION 3.22.    Opinion of Financial Advisor.     The Board of Directors of the Company has received the opinion of Citigroup Global Markets Inc., dated as of the date of this Agreement, to be confirmed in writing (with a copy provided solely for informational purposes to Parent promptly after the Company receiving such confirmation), to the effect that, as of such date, the Mixed Consideration, the Per Share Cash Election Consideration and the Exchange Ratio, taken in the aggregate, is fair, from a financial point of view, to the holders of Company Common Stock.

        SECTION 3.23.    Brokers.     No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger, the Subsequent Merger and the other Transactions based upon arrangements made by or on behalf of the Company.

ARTICLE IV

Representations and Warranties of Parent, Merger Sub and Merger LLC

        Except (i) as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement (excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly predictive or forward-looking in nature); provided, however, that any disclosures in such Parent SEC Documents that are the subject of this clause (i) shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent from the text of such disclosure; provided, further, that the disclosures in the Parent SEC Documents shall not be deemed to qualify any representations or warranties made in Section 4.02(a), or (ii) in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the "Parent Disclosure Letter"), which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed to qualify or apply to other sections in this Article IV to the extent (and only to the extent) that the relevance of such disclosure to such other sections in this Article IV is reasonably apparent from the text of such disclosure, Parent, Merger Sub and Merger LLC jointly and severally represent and warrant to the Company as follows:

        SECTION 4.01.    Organization, Standing and Power.

        (a)   Parent and each Significant Parent Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to conduct its businesses as presently conducted. Each Parent Subsidiary that is not a Significant Parent Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to conduct its businesses as presently conducted, except where the failure to remain in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Section 4.01(a) of the Parent Disclosure Letter lists each Parent Subsidiary and its jurisdiction of organization. Parent and each Parent Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties make such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, "Parent Subsidiary" means any subsidiary of Parent and "Significant Parent Subsidiary" means any Parent Subsidiary that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

        (b)   Parent has made available to the Company true and complete copies of the certificate of incorporation of Parent, as amended to the date of this Agreement (as so amended, the "Parent Charter"), and the By-laws of Parent, as amended to the date of this Agreement (as so amended, the "Parent By-laws"), and, if requested by the Company, the certificate of incorporation of Merger Sub, as amended to the date of this Agreement, and the By-laws of Merger Sub, as amended to the date of this Agreement, the certificate of formation of Merger LLC, as amended to the date of this Agreement, and the operating agreement of Merger LLC, as amended to the date of this Agreement, and the comparable charter and organizational documents of each other Significant Parent Subsidiary, in each case as amended through the date of this Agreement.

        SECTION 4.02.    Capital Stock of Parent and the Parent Subsidiaries.

        (a)   The authorized capital stock of Parent consists of 750,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share (the "Parent Preferred Stock" and, together with the Parent Common Stock, the "Parent Capital Stock"). At the close of business on June 30, 2010, (i) 269,705,249 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding, (ii) 92,952,903 shares of Parent Common Stock were held by Parent in its treasury, and (iii) 13,889,986.68 shares of Parent Common Stock were subject to outstanding Parent Stock Options and 27,094,975.92 additional shares of Parent Common Stock may be issued pursuant to equity or equity-based awards outstanding under the Parent Stock Plans. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien. Except as set forth above and except for any issuances of Parent Common Stock pursuant to equity awards described above under the Parent Stock Plans, on the date of this Agreement, no shares of capital stock or other voting securities of Parent were issued, outstanding or reserved for issuance pursuant to outstanding Parent Convertible Securities. All outstanding shares of Parent Capital Stock and all the outstanding shares of capital stock of each Significant Parent Subsidiary are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and, with respect to Significant Parent Subsidiaries organized in the United States, not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law (including the DGCL), the Parent Charter, the Parent By-laws, the certificate of incorporation or by-laws (or comparable documents) of any such Significant Parent Subsidiary or any Contract to which Parent or any Significant Parent Subsidiary is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Parent or any Significant Parent Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of common stock of Parent or any Significant Parent Subsidiary may vote ("Voting Parent Debt"). Except as set forth above, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any

Significant Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Significant Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or of any Significant Parent Subsidiary or any Voting Parent Debt or (ii) obligating Parent or any Significant Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (collectively, "Parent Convertible Securities"). There are not any outstanding contractual obligations of Parent or any Significant Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, membership interests, partnership interests, joint venture interests or other equity interests of Parent or any Significant Parent Subsidiary.

        (b)   Section 4.02(b) of the Parent Disclosure Letter sets forth a true and complete list of all capital stock, membership interests, partnership interests, joint venture interests and other equity interests with a fair market value as of the date hereof in excess of $10,000,000 in any Person (other than a Parent Subsidiary) owned as of the date hereof, directly or indirectly, by Parent or any Significant Parent Subsidiary.

        SECTION 4.03.    Authority; Execution and Delivery; Enforceability.

        (a)   Each of Parent, Merger Sub and Merger LLC has full power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions. The execution and delivery by each of Parent, Merger Sub and Merger LLC of this Agreement, the performance and compliance by Parent with each of its obligations herein and the consummation by it of the Transactions have been duly authorized by all necessary corporate or limited liability company action on the part of Parent, Merger Sub and Merger LLC subject in the case of the Share Issuance, to receipt of the Parent Stockholder Approval. Parent, as sole stockholder of Merger Sub, has approved this Agreement. Parent, as sole member of Merger LLC, has approved this Agreement. Each of Parent, Merger Sub and Merger LLC has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors' rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought. None of Parent, Merger Sub or Merger LLC is, nor at any time during the last three years has been, an "interested stockholder" of the Company as defined in Section 203.

        (b)   The Board of Directors of Parent (the "Parent Board"), at a meeting duly called and held duly and unanimously (with one director recusing himself) adopted resolutions (i) approving this Agreement, the Merger, the Subsequent Merger, the Share Issuance and the other Transactions, (ii) determining that the terms of the Merger, the Subsequent Merger, the Share Issuance and the other Transactions are fair to and in the best interests of Parent and its stockholders and (iii) recommending that Parent's stockholders approve the Share Issuance. Such resolutions are sufficient to render inapplicable to this Agreement, the Merger, the Subsequent Merger, the Share Issuance and the other Transactions the provisions of Section 203. No other Takeover Laws apply or purport to apply to this Agreement, the Merger, the Subsequent Merger or any other Transaction.

        (c)   Assuming that neither the Company nor any of its "affiliates" or "associates" is an "interested stockholder" (each term, as defined in Section 203), the only vote of holders of any class or series of Parent Capital Stock necessary to approve this Agreement, the Merger, the Subsequent Merger, the Share Issuance and the other Transactions is the approval of the Share Issuance by the holders of a majority of the shares of Parent Capital Stock entitled to vote and present in person or represented by proxy at the Parent Stockholder Meeting (the "Parent Stockholder Approval"). The affirmative vote of the holders of Parent Capital Stock, or any of them, is not necessary to consummate any Transaction other than the Share Issuance.

        SECTION 4.04.    No Conflicts; Consents.

        (a)   The execution and delivery by each of Parent, Merger Sub and Merger LLC hereof do not, and the consummation of the Merger, the Subsequent Merger, the Share Issuance and the other Transactions and compliance with the terms hereof and thereof will not contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, to a right to challenge the Transactions or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the Parent Charter, Parent By-laws or the comparable charter or organizational documents of any Significant Parent Subsidiary, (ii) any material Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any material Judgment or material Law applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect or materially impair the ability of Parent to perform its obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions.

        (b)   No Consent of, or Filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance hereof or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and any filings required under other applicable Regulatory Laws, (ii) the filing with the SEC of (A) the Form S-4 and the Joint Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Subsequent Merger and the other Transactions, (iii) such filings as are required under U.S. state securities or "blue sky" Laws or securities Laws of jurisdictions other than the United States, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) compliance with and filings under the rules and regulations of the NYSE and (vi) such other Consents and Filings the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially impair the ability of Parent to perform its obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions.

        SECTION 4.05.    SEC Documents; Undisclosed Liabilities.

        (a)   Parent has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by Parent with the SEC under the Securities Act or the Exchange Act since December 31, 2009 (the "Parent SEC Documents").

        (b)   As of its respective filing date, or, if amended, as of the date of the last amendment prior to the date of this Agreement, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (c)   The consolidated financial statements of Parent included in the Parent SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Parent's accountants with respect thereto (the "Parent Financial Statements"), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Parent Financial Statements fairly present in all material respects the financial condition and the results of operations, cash flows and changes in stockholders' equity of Parent (on a consolidated basis) as of the respective dates of and for the periods referred to in the Parent Financial Statements, all in accordance with GAAP (except as otherwise noted therein), subject, in the case of interim Parent Financial Statements, to normal year-end adjustments and the absence of notes. No financial statements of any Person other than Parent and the Parent Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent. Except as required by GAAP, Parent has not, between December 31, 2009 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on December 31, 2009.

        (d)   Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

        (e)   Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2008 relating to the Parent SEC Documents and all written responses of Parent thereto other than with respect to requests for confidential treatment. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and, to the Knowledge of Parent, none of the Parent SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, or to the Knowledge of Parent, any SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of Parent.

        (f)    Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent's disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent's management has completed an assessment of the effectiveness of Parent's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Parent's management's most recently completed evaluation of Parent's internal control over financial reporting prior to the date of this Agreement, (i) Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent's ability to record, process, summarize and report financial information and (ii) Parent does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting.

        (g)   Parent and the Parent Subsidiaries do not have any material liabilities or obligations of a nature required by GAAP to be reflected on a consolidated balance sheet of Parent or in the notes thereto that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Parent Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the Ordinary Course of Business and (iii) for liabilities and obligations arising out of or in connection with this Agreement or the Transactions.

        SECTION 4.06.    Information Supplied.     None of the information supplied or to be supplied by Parent, Merger Sub or Merger LLC for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company's stockholders or Parent's stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, except that no representation is made by Parent, Merger Sub or Merger LLC with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

        SECTION 4.07.    Absence of Certain Changes or Events.

        (a)   Since December 31, 2009, there has not occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (b)   From December 31, 2009 to the date hereof, (i) the business of Parent and the Parent Subsidiaries has been conducted in the Ordinary Course of Business and (ii) neither Parent nor any Parent Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of or require a consent under clause (i), (iii), (iv), (vi), (ix), (x) or (xi) (but solely with respect to the foregoing enumerated clauses) of Section 5.01(b). Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Since the date of its formation, Merger LLC has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

        SECTION 4.08.    Availability of Funds.

        (a)   Parent has received a commitment letter, dated as of the date of this Agreement (together with all exhibits, schedules and amendments thereto in effect as of the date of this Agreement, the "Financing Letter"), from Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands branch and Morgan Stanley Senior Funding, Inc. (collectively, the "Lenders"), relating to the financing required to consummate the Merger, the Subsequent Merger and the other Transactions on the terms contemplated by this Agreement. The Lenders have committed to provide and arrange the financing contemplated by the Financing Letter upon and subject to the terms and conditions in the Financing Letter (the "Financing"). Parent has provided the Company with true, complete and correct copies of the Financing Letter. As of the date of this Agreement, (i) the Financing Letter is in full force and effect, is a valid, binding and enforceable obligation of the Parent, and to the Knowledge of Parent, the other parties thereto, and has not been withdrawn or terminated or otherwise amended or modified in any respect without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed) and (ii) none of Parent, Merger Sub or Merger LLC is in breach of any of the material terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth in the Financing Letter. Parent, Merger Sub and Merger LLC have paid any and all commitment fees or other fees required to be paid pursuant to the Financing Letter on or prior to the date of this Agreement.

        (b)   Assuming the funding of the Financing in accordance with the Financing Letter, the proceeds from such Financing constitute all of the financing required for the consummation of the Merger, the Subsequent Merger and the other Transactions, and, together with the shares of Parent Common Stock to be issued in accordance with the terms of this Agreement, Parent's cash on hand, and cash on hand from operations of the Company, are sufficient for the satisfaction of all of Parent's, Merger Sub's and Merger LLC's obligations under this Agreement, including the payment of the Merger Consideration, any other amounts required to be paid in connection with the consummation of the Merger, the Subsequent Merger and the other Transactions and to pay all related fees and expenses (including any repayment or refinancing of debt contemplated by this Agreement or the Financing Letter). There are no conditions precedent, other than as expressly set forth in the Financing Letter, to the Lenders' obligation to fund that portion of the Financing required for the consummation of the Merger, the Subsequent Merger and other Transactions. As of the date of this Agreement, there are no side letters or other agreements, arrangements or understandings (written or oral) relating to the Financing (other than fee letters and an engagement letter with respect to the issuance of securities by Parent with the providers of the Financing) to which Parent, Merger Sub or Merger LLC or any of their Affiliates is a party.

        SECTION 4.09.    Taxes.

        (a)   Parent and each Parent Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it (giving effect to all extensions), and all such Tax Returns are true, complete and correct in all material respects. All material Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid or adequate reserves in accordance with GAAP have been established for such Taxes on the consolidated financial statements of Parent.

        (b)   The most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes payable by Parent and the Parent Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) no deficiency with respect to any Taxes has been proposed in writing or assessed against Parent or any Parent Subsidiary for which adequate reserves in accordance with GAAP have not been established, and no requests for waivers of the time to assess any such Taxes are pending and (ii) neither Parent nor any Parent Subsidiary has granted an extension or waiver of the applicable limitations period for the assessment or collection of any Taxes which period (after giving effect to such extension or waiver) has not yet expired.

        (c)   Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no Liens for Taxes (other than for Taxes not yet due and payable) on the assets of Parent or any Parent Subsidiary.

        (d)   Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any Parent Subsidiary is a party to any material agreement providing for the allocation, indemnification or sharing of Taxes that would reasonably be expected to give rise to a liability for Taxes other than such an agreement exclusively between or among Parent and any Parent Subsidiary, and (ii) neither Parent nor any Parent Subsidiary (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than a group the common parent of which is Parent) or (B) has any liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other person (other than Parent or any Parent Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

        (e)   Merger LLC is, and has since the date of its formation been, treated as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes.

        SECTION 4.10.    Tax Treatment.     Neither Parent nor any Parent Subsidiary has taken any action or failed to take any action or knows of any fact, agreement, plan or other circumstance that would, to the Knowledge of Parent, jeopardize the qualification of the Merger and the Subsequent Merger, taken together, as a "reorganization" within the meaning of Section 368(a) of the Code. The representations and warranties set forth in the Parent Tax Certificate are correct in all material respects as of the date hereof, assuming the Merger and the Subsequent Merger occurred on the date hereof.

        SECTION 4.11.    Proceedings.     There is no Proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent, any Parent Subsidiary, any of their respective properties or assets, or any present or former officer, director or employee (in their capacity as an employee) of Parent or any Parent Subsidiary, nor is there any Judgment outstanding against Parent, any Parent Subsidiary, any of their respective properties or assets, or any present or former officer, director or employee (in their capacity as an employee) of Parent or any Parent Subsidiary, that (a) reasonably relates to or involves more than $25,000,000, (b) seeks or imposes any material injunctive relief, (c) was commenced by a Governmental Entity or (d) has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Proceeding pending, or to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary that seeks to prevent, hinder, modify, delay or challenge the Transactions.

        SECTION 4.12.    Compliance with Laws.

        (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and the Parent Subsidiaries are in compliance with all Laws and all Judgments applicable to Parent, any Parent Subsidiary or any assets owned or used by any of them, and (ii) neither Parent nor any Parent Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that Parent or a Parent Subsidiary is not in compliance with any Law.

        (b)   To the Knowledge of Parent, (i) it is in compliance in all material respects with the Foreign Corrupt Practices Act and any other United States and foreign Laws concerning corrupting payments; (ii) between January 1, 2008 and the date of this Agreement, Parent has not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any violation by Parent of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments; and (iii) Parent and the Parent Subsidiaries have an operational and effective Foreign Corrupt Practices Act/anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Parent or such Parent Subsidiary with the Foreign Corrupt Practices Act and any other applicable United States or foreign Laws concerning corrupting payments.

        (c)   Parent and the Parent Subsidiaries have operational and effective privacy compliance and data security programs that include assigned staff, policies, procedures and training to enhance awareness of and compliance by Parent and the Parent Subsidiaries with relevant United States and applicable foreign Laws concerning privacy and data security.

        SECTION 4.13.    Opinion of Financial Advisor.     Parent has received the oral opinion of Credit Suisse Securities (USA) LLC, to be confirmed in writing (with a copy provided solely for information purposes to the Company promptly after Parent receiving such confirmation), to the effect that, as of such date, the Merger Consideration to be issued and paid in the Merger by Parent is fair to Parent from a financial point of view.

        SECTION 4.14.    Brokers.     No broker, investment banker, financial advisor or other Person, other than Credit Suisse, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger, the Subsequent Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

ARTICLE V

Interim Covenants

        SECTION 5.01.    Conduct of Business.

        (a)   Except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly required or permitted by this Agreement or by Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organization, maintain all material Permits, keep available the services of its current officers and employees and preserve intact its goodwill and ongoing business relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly required or permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

            (i)  (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

           (ii)  issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities or (C) any Company Convertible Securities, other than the issuance of Company Common Stock upon the exercise of Company Convertible Securities outstanding on the date of this Agreement and in accordance with their present terms under the Company Stock Plans;

          (iii)  amend, authorize or propose to amend its certificate of incorporation, by-laws, limited liability company operating agreement or other comparable charter or organizational documents;

          (iv)  acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of or any equity interest in, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole; provided, however, that the foregoing shall not prohibit (v) internal reorganizations or consolidations involving existing Company Subsidiaries that would not present a material risk of any delay in the receipt of any approval required to be obtained under Section 7.01(c), (w) the creation of new Company Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement, (x) capital expenditures, which shall be subject to the limitations set forth in clause (ix) below, (y) purchases of assets in the Ordinary Course of Business or (z) other acquisitions not exceeding $20,000,000 individually or $50,000,000 in the aggregate;

           (v)  except to the extent required by applicable Law or, in the case of employees who are not officers of the Company subject to reporting under Section 16 of the Exchange Act, in the Ordinary Course of Business, (A) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in compensation, except to the extent required under employment agreements in effect as of the date hereof, (B) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date hereof, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (D) establish, adopt, extend, renew, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (E) take any action to accelerate any rights or benefits, or make any material determinations, under any collective bargaining agreement or Company Benefit Plan, except as required pursuant to the terms thereof;

          (vi)  make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

         (vii)  sell, lease (as lessor), license or otherwise dispose of, or subject to any Lien, any of its properties or assets, other than (A) internal reorganizations or consolidations involving existing Company Subsidiaries that would not present a substantial risk of any material delay in the receipt of the approvals required under Section 7.01(c) or (B) sales of properties or assets (x) required to be effected pursuant to Contracts in effect as of the date hereof or entered into after the date hereof in compliance with this Agreement, (y) entered into in the Ordinary Course of Business or (z) with a sale price not exceeding $20,000,000 individually or $50,000,000 in the aggregate;

        (viii)  (A) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the Ordinary Course of Business), or guarantee any such indebtedness of any Third Party, issue or sell any debt securities, options, calls, warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of any Third Party, enter into any "keep well" or other agreement to maintain any financial statement condition of any Third Party or enter into any arrangement having the economic effect of any of the foregoing, or amend, modify or refinance any such indebtedness other than in the Ordinary Course of Business or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company or any Company Subsidiary), other than loans or advances to customers in the Ordinary Course of Business;

          (ix)  make or agree to make any new capital expenditures other than (A) capital expenditures in an aggregate amount not in excess of the Company's budget for capital expenditures that has been made available to Parent prior to the date of this Agreement or (B) other capital expenditures that are not in excess of 5,000,000 in the aggregate;

           (x)  settle or compromise any material liability for Taxes for an amount in excess of $25,000,000 in any particular instance, or, except in the Ordinary Course of Business: (A) make any material Tax election, (B) file any amended material Tax Return or (C) change in any material respect any method of accounting for Tax purposes;

          (xi)  adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; provided, however, that the foregoing shall not prohibit (A) internal reorganizations or consolidations involving existing Company Subsidiaries that would not present a material risk of any delay in the receipt of any approvals required under Section 7.01(c) or (B) the creation of new Company Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

         (xii)  commence any Proceeding (other than in the Ordinary Course of Business or as a result of a Proceeding commenced against the Company or any Company Subsidiaries), or compromise, settle or agree to settle any Proceeding (including any Proceeding relating to this Agreement or the Transactions) other than compromises, settlements or agreements (x) entered into in the Ordinary Course of Business or (y) not in excess of $10,000,000 individually or $30,000,000 in the aggregate;

        (xiii)  enter into any Contract that would have been required to be set forth in Section 3.11(a) of the Company Disclosure Letter if it were in effect on the date hereof, or modify, amend, terminate, cancel, extend or grant any Consent or waiver under, any Company Contract, in each case other than in the Ordinary Course of Business;

        (xiv)  make any material change in internal accounting controls;

          (xv)  change its fiscal year;

        (xvi)  take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 5.01(a)) that would prevent the Merger and the Subsequent Merger, taken together, from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code;

       (xvii)  (A) pay, discharge, settle or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the Ordinary Course of Business or in accordance with their terms, of liabilities reflected or reserved against in, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred in the Ordinary Course of Business after the date of the most recent balance sheet included in such financial statements or (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

      (xviii)  waive, extend, renew or enter into any non-compete, exclusivity, non-solicitation or similar Contract that would restrict or limit, in any material respect, the operations of Parent or the Company, as the case may be, or any of their respective subsidiaries or Affiliates, other than the entry into non-solicitation Contracts involving employees in the Ordinary Course of Business;

        (xix)  enter into (including via any acquisition) any new line of business which represents a material change in its operations and which is material to it and the Company Subsidiaries taken as a whole, or make any material change to its or the Company Subsidiaries' businesses, except as required by Law;

          (xx)  take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

        (xxi)  cancel any material insurance policies, or fail to renew any material insurance policies upon expiration on substantially the same terms as those in place on the date of this Agreement, to the extent insurance policies on such terms are available on commercially reasonable terms, in each case, other than in the Ordinary Course of Business; or

       (xxii)  authorize any of, or resolve, commit or agree to take any of, the foregoing actions.

        (b)   Except for matters set forth in Section 5.01(b) of the Parent Disclosure Letter or otherwise expressly required or permitted by this Agreement or by Law, from the date of this Agreement to the Effective Time, Parent shall, and shall cause each Parent Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organization, maintain all material Permits, keep available the services of its current officers and employees and preserve intact its goodwill and ongoing business relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(b) of the Parent Disclosure Letter or otherwise expressly required or permitted by this Agreement, from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

            (i)  (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Parent to its parent or quarterly cash dividends, with usual amounts, declaration, record and payment dates and otherwise consistent with past practice, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than in the Ordinary Course of Business;

           (ii)  issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of its capital stock, (B) any Voting Parent Debt or other voting securities or (C) any Parent Convertible Securities, other than (x) the issuance of Parent Common Stock upon the exercise of Parent Convertible Securities in accordance with their present terms under the Parent Stock Plans, (y) pursuant to a Parent Stock Plan or (z) the issuance of Parent Common Stock or other securities of Parent or any Parent Subsidiary in connection with bona fide acquisitions, mergers, strategic partnership transactions or similar transactions permitted under clause (iv) below;

          (iii)  amend, authorize or propose to amend its certificate of incorporation, by-laws or other comparable charter or organizational documents in a manner that would adversely affect the consummation of the Merger or the Subsequent Merger or affect the holders of Company Common Stock whose shares may be converted into Parent Common Stock at the Effective Time in a manner different than holders of Parent Common Stock prior to the Effective Time;

          (iv)  acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of or any equity interest in, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization or division thereof; provided, however, that the foregoing shall not prohibit (A) internal reorganizations or consolidations involving existing Parent Subsidiaries that would not present a material risk of any delay in the receipt of any approval required to be obtained under Section 7.01(c), (B) the creation of new Parent Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement or (C) any acquisitions with a purchase price (including assumed indebtedness) not exceeding $200,000,000 individually or $500,000,000 in the aggregate, provided that such acquisitions would not reasonably be expected to impede or delay the satisfaction of the conditions to or the consummation of the Closing;

           (v)  incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the Ordinary Course of Business), or guarantee any such indebtedness of another Person, issue or sell any debt securities, options, calls, warrants or other rights to acquire any debt securities of Parent or any Parent Subsidiary, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or amend, modify or refinance any such indebtedness, in each case, if taking any such action would reasonably be expected to prevent, impede or materially delay the availability of the Financing or any Alternate Financing;

          (vi)  adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; provided, however, that the foregoing shall not prohibit (A) internal reorganizations, consolidations or dissolutions involving existing Parent Subsidiaries that would not present a material risk of any delay in the receipt of any approvals required under Section 7.01(c) or (B) the creation of new Parent Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

         (vii)  take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 5.01(b)) that would prevent the Merger and the Subsequent Merger, taken together, from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code;

        (viii)  take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

          (ix)  make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Parent, except insofar as may have been required by a change in GAAP;

           (x)  make any material change in internal accounting controls; or

          (xi)  authorize any of, or resolve, commit or agree to take any of, the foregoing actions.

        (c)   The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement to which it is a party that is qualified as to materiality becoming untrue or (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect.

        (d)   The Company and Parent shall promptly advise the other orally and in writing of any change or event that has or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, respectively.

        SECTION 5.02.    No Solicitation by the Company; Change in Recommendation.

        (a)   From the date of this Agreement until the earlier of the Effective Time or the date of termination of this Agreement in accordance with Article VIII, the Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit any Representatives of the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of, any Company Takeover Proposal; (ii) except as permitted by Section 8.01(h), enter into any letter of intent or agreement in principle or any Contract (other than a confidentiality agreement in accordance with this Section 5.02(a)) providing for, relating to or in connection with, any Company Takeover Proposal or any proposal that could reasonably be expected to lead to a Company Takeover Proposal; (iii) enter into, continue or otherwise participate in any discussions or negotiations with any Third Party with respect to any Company Takeover Proposal; or (iv) furnish any non-public information regarding the Company or any of the Company Subsidiaries, or afford access to the properties, books and records of the Company, to any Third Party in connection with or in response to any Company Takeover Proposal; provided, however, that nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through any of its Representatives, prior to obtaining the Company Stockholder Approval, from taking any of the actions described in clauses (iii) and (iv) above in response to any bona fide written Company Takeover Proposal if (1) the Company Board concludes in good faith, after consultation with its outside financial advisors, that such Company Takeover Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, (2) the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Company Takeover Proposal would be inconsistent with the exercise of its fiduciary duties to the stockholders of the Company under applicable Laws, (3) such Company Takeover Proposal was not solicited in violation of this Section 5.02, and (4) prior to furnishing any non-public information to, or entering into discussions or negotiations with, such Third Party (x) the Company receives from such Third Party an executed confidentiality agreement with provisions not less favorable to the Company than those contained in the Confidentiality Agreement, and (y) the Company provides to Parent in accordance with Section 5.02(b) the information required under Section 5.02(b) to be delivered by the Company to Parent. The Company agrees that it and the Company Subsidiaries shall not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing information to Parent that is required to be provided to Parent under this Section 5.02.

        (b)   The Company shall promptly, and in any event no later than twenty-four (24) hours after it receives any Company Takeover Proposal, or any written request for nonpublic information regarding the Company or any of the Company Subsidiaries in connection with a Company Takeover Proposal or any inquiry with respect to, or which could reasonably be expected to lead to, any Company Takeover Proposal, advise Parent orally and in writing of such Company Takeover Proposal or request, including providing the identity of the Third Party making or submitting such Company Takeover Proposal or request and a reasonably detailed summary of all material terms and conditions thereof. The Company shall keep Parent informed in all material respects on a prompt basis of the status and details of any such Company Takeover Proposal and with respect to any change to the material terms of any such Company Takeover Proposal. The Company agrees that, subject to restrictions under Laws applicable to the Company and the Company Subsidiaries, it shall, prior to or concurrent with the time it is provided to any Third Parties, provide to Parent any non-public information concerning the Company and the Company Subsidiaries that the Company provides to any Third Party in connection with any Company Takeover Proposal which was not previously provided to Parent.

        (c)   Immediately following the execution of this Agreement, the Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, cease and terminate any activities, discussions or negotiations existing as of the date of this Agreement between the Company or any of the Company Subsidiaries or any of their respective Representatives, on the one hand, and any Third Party and its Representatives, on the other hand, with respect to any Company Takeover Proposal.

        (d)   Except as otherwise provided in Section 5.02(e) or 5.02(f), neither the Company Board nor any committee thereof shall (A) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify the Company Recommendation in a manner adverse to Parent, or make any public statement in connection with such Company Recommendation or in reference to a Company Takeover Proposal that is inconsistent with the Company Recommendation, (B) recommend, endorse, adopt or approve, or publicly propose to recommend, endorse, adopt or approve, any Company Takeover Proposal or any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with, any Company Takeover Proposal (other than a confidentiality agreement referred to in Section 5.02(a)) or (C) except (x) in connection with a termination of this Agreement pursuant to and in conformity with Section 8.01(h), or (y) to the extent, and only to the extent required to permit a group or potential group to make a Company Takeover Proposal, take any action to make the provisions of any Takeover Laws or any restrictive provision of any applicable anti-takeover provision in the Company Charter or Company By-laws, inapplicable to any transactions contemplated by a Company Takeover Proposal (including approving any transaction under, or a third party becoming an "interested stockholder" under, Section 203 of the DGCL) (any action described in clauses (A), (B) or (C) being referred to as a "Company Adverse Recommendation Change").

        (e)   Notwithstanding anything in this Agreement to the contrary, with respect to a Company Takeover Proposal, the Company Board may at any time prior to receipt of the Company Stockholder Approval, effect a Company Adverse Recommendation Change, if (and only if): (i) a written Company Takeover Proposal that was not solicited in violation of Section 5.02(a) is made to the Company by a Third Party and such Company Takeover Proposal is not withdrawn; (ii) the Company Board concludes in good faith, after consultation with its outside financial advisors, that such Company Takeover Proposal constitutes a Superior Proposal; (iii) the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the exercise of its fiduciary duties to the stockholders of the Company under applicable Laws; (iv) the Company provides Parent at least five (5) Business Days' prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 5.02(b), as well as a copy of such Company Takeover Proposal; (v) during the five (5) Business Days following such written notice (or such shorter period as is specified below), the Company and its Representatives have negotiated in good faith with Parent regarding any revisions to the terms of the Transactions proposed by Parent in response to such Superior Proposal; and (vi) at the end of the five (5) Business Day period described in the foregoing clause (v), the Company Board concludes in good faith, after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent), that the Company Takeover Proposal continues to be a Superior Proposal and that the failure to make a Company Adverse Recommendation Change would be inconsistent with the exercise by the Company Board of its fiduciary duties to the stockholders of the Company under applicable Laws. Any material amendment or modification to any Superior Proposal will be deemed to be a new Company Takeover Proposal for purposes of this Section 5.02; provided, however, that the notice period and the period during which the Company and its Representatives are required to negotiate in good faith with Parent regarding any revisions to the terms of the Transactions proposed by Parent in response to such new Company Takeover Proposal pursuant to clause (v) above shall expire on the later to occur of (x) two (2) Business Days after the Company provides written notice of such new Company Takeover Proposal to Parent and (y) the end of the original five (5) Business Day period described in clause (v) above.

        (f)    Nothing in this Agreement shall prohibit or restrict the Company Board, in circumstances not involving or relating to a Company Takeover Proposal, from effecting a Company Adverse Recommendation Change in response to the occurrence of a Company Intervening Event if (and only if): (i) the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the exercise of its fiduciary duties to the stockholders of the Company under applicable Laws; (ii) the Company provides Parent at least five (5) Business Days' prior written notice describing the Company Intervening Event and advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail; (iii) during the five (5) Business Days following such written notice, the Company and its Representatives have negotiated in good faith with Parent regarding any revisions to the terms of the Transactions proposed by Parent in response to such Company Intervening Event; and (iv) at the end of the five (5) Business Day period described in the foregoing clause (iii), the Company Board concludes in good faith, after consultation with its outside legal counsel (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent), that a Company Intervening Event continues to exist and that the failure to make a Company Adverse Recommendation Change would be inconsistent with the exercise by the Company Board of its fiduciary duties to the stockholders of the Company under applicable Laws.

        (g)   During the period from the date of this Agreement through the earlier of the Effective Time and the date of termination of this Agreement in accordance with Article VIII, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Company Takeover Proposal or standstill agreement to which the Company or any of the Company Subsidiaries is a party (other than any involving Parent), except for any portion of any such confidentiality agreement or standstill agreement that restricts the ability of a Third Party to communicate a Company Takeover Proposal to the Company Board. During such period, subject to the preceding sentence, the Company agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements.

        (h)   Nothing contained in this Section 5.02 shall prohibit the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would reasonably be determined to be inconsistent with applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Company Takeover Proposal or an express reaffirmation of the Company Recommendation shall be deemed to be a Company Adverse Recommendation Change.

        (i)    Certain Definitions.     For purposes of this Agreement:

          "Company Acquisition Transaction" means any transaction or series of related transactions (other than the Merger and the Subsequent Merger) involving: (i) any acquisition or purchase from the Company by any Third Party of more than 20% of the total outstanding voting securities of the Company or any of the Company Subsidiaries; (ii) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning more than 20% of the total outstanding voting securities of the Company or any of the Company Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction in substantially the same proportion as prior to such transaction; (iv) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Company Subsidiary) that constitute or account for 20% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the Company and the Company Subsidiaries, taken as a whole; or (v) any liquidation or dissolution of the Company or any of the Company Subsidiaries.

          "Company Takeover Proposal" means any inquiry, offer or proposal by a Third Party relating to any Company Acquisition Transaction.

          "Superior Proposal" means an unsolicited, bona fide written Company Takeover Proposal to acquire more than (a) 50% of the outstanding voting securities of the Company or (b) 50% of the consolidated assets of the Company and the Company Subsidiaries, in either case on terms that, in the good faith judgment of the Company Board, after consultation with its outside financial advisors and its outside legal counsel, taking into account all legal, financial and regulatory aspects of the proposal that the Company Board deems relevant, the identity of the Third Party making such proposal and the conditions for completion of such proposal, (i) are more favorable, from a financial point of view, to the stockholders of the Company than the Merger and the Subsequent Merger, taken together, and the other Transactions, taking into account all of the terms and conditions of this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such proposal or otherwise), (ii) are reasonably capable of being completed within a reasonable period of time on the terms set forth in such proposal, taking into account all financial, legal, regulatory and other aspects thereof that the Company Board deems relevant, and (iii) to the extent financing is required, include existing credit facilities or committed financing which is capable of being obtained in a reasonable period of time and is not materially more conditional than the Financing described in the Financing Letter.

ARTICLE VI

Additional Agreements

        SECTION 6.01.    Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

        (a)   As promptly as practicable following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall cooperate in the preparation and filing of the Form S-4 and Joint Proxy Statement. The Company and Parent shall provide the other with the opportunity to review and comment on such documents prior to their filing with the SEC. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the Subsequent Merger. Each of Parent and the Company shall use reasonable best efforts to cause to be delivered to the other a "comfort letter" of its independent auditors, dated the date that is two (2) Business Days prior to the date on which the Form S-4 becomes effective. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Parent or the Company, as applicable, without the other's prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other the opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the respective stockholders of Parent and the Company. Parent will cause the Joint Proxy Statement to be mailed to Parent's stockholders, and the Company will cause the Joint Proxy Statement to be mailed to the Company's stockholders, in each case as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act.

        (b)   The Company shall, as soon as practicable following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Company Stockholder Approval. Subject to Section 5.02(e) and 5.02(f), the Company shall, through the Company Board, recommend that its stockholders adopt and approve this Agreement and the Transactions, including the Merger (the "Company Recommendation"), and shall use reasonable best efforts to (i) solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the Transactions, including the Merger, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approval and the Company Board shall not withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify the Company Recommendation in a manner adverse to Parent. Notwithstanding any Company Adverse Recommendation Change pursuant to Section 5.02(e) or 5.02(f), unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect.

        (c)   Parent shall, as soon as practicable following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders (the "Parent Stockholders Meeting") for the purpose of seeking the Parent Stockholder Approval. Except for any Parent Adverse Recommendation Change permitted pursuant to and in conformity with this Section 6.01(c), Parent shall, through the Parent Board, recommend that its stockholders approve the Share Issuance (the "Parent Recommendation"), and shall use reasonable best efforts to (i) solicit from its stockholders proxies in favor of the Share Issuance and (ii) take all other action necessary or advisable to secure the Parent Stockholder Approval. The Parent Board shall not withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify the Parent Recommendation in a manner adverse to the Company, or make any public statement in connection with such Parent Recommendation that is inconsistent with the Parent Recommendation (any such actions being a "Parent Adverse Recommendation Change"). Nothing in this Agreement shall prohibit or restrict the Parent Board from effecting a Parent Adverse Recommendation Change in response to the occurrence of a Parent Intervening Event if (and only if): (i) the Parent Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the exercise of its fiduciary duties to the stockholders of Parent under applicable Laws; (ii) Parent provides the Company at least five (5) Business Days' prior written notice describing the Parent Intervening Event and advising the Company that the Parent Board intends to take such action and specifying the reasons therefor in reasonable detail; (iii) during the five (5) Business Days following such written notice, Parent and its Representatives have negotiated in good faith with the Company regarding any revisions to the terms of the Transactions proposed by the Company in response to such Parent Intervening Event; and (iv) at the end of the five (5) Business Day period described in the foregoing clause (iii), the Parent Board concludes in good faith, after consultation with its outside legal counsel (and taking into account any adjustment or modification of the terms of this Agreement proposed by the Company), that a Parent Intervening Event continues to exist and that the failure to make a Parent Adverse Recommendation Change would be inconsistent with the exercise by the Parent Board of its fiduciary duties to the stockholders of Parent under applicable Laws. Nothing contained in this Section 6.01(c) shall prohibit the Parent Board from making any disclosure to Parent's stockholders if the Parent Board determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would reasonably be determined to be inconsistent with applicable Law. Notwithstanding any Parent Adverse Recommendation Change pursuant to this Section 6.01(c), unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect.

        (d)   Each of the Company and Parent will use reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the effectiveness of the Form S-4.

        SECTION 6.02.    Access to Information; Confidentiality.     Subject to contractual and legal restrictions applicable to Parent or the Company or any of their respective subsidiaries, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the Representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, books, contracts, commitments, personnel and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of the Company and the Company Subsidiaries, or Parent and the Parent Subsidiaries, as applicable. No investigation pursuant to this Section 6.02 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. This Section 6.02 shall not require the Company or any Company Subsidiary, or Parent or any Parent Subsidiary, to permit any access, or to disclose any information, that in the reasonable judgment of such party would reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or a violation of any of its obligations with respect to confidentiality if such party shall have used its best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) the loss of attorney-client privilege with respect to such information or (iii) in the case of documents or portions of documents relating to pricing or other matters that are highly sensitive, a Governmental Entity alleging that providing such information violates any Regulatory Law. If any material is withheld by such party pursuant to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.02 shall be subject to the Confidentiality Agreement. The restrictions set forth in the last paragraph beginning on page 3 of the Confidentiality Agreement shall be inapplicable with respect to any of the Transactions or any proposals or negotiations by or on behalf of a party contemplated by this Agreement (including in response to a notice pursuant to Section 5.02(e), 5.02(f) or 8.01(h)).

        SECTION 6.03.    Reasonable Best Efforts; Notification.

        (a)   Subject to the terms and conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts (subject to, and in accordance with, applicable Law), to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, the Subsequent Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions; provided, however, that in no event shall Parent, Merger Sub, Merger LLC or the Company or any of their respective subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the Transactions under any contract or agreement.

        (b)   Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) to the extent required, (A) promptly, but in no event later than ten Business Days after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act and (B) as promptly as reasonably practicable after the date hereof, make their respective filings (which filings shall be in substantial compliance with the requirements of the HSR Act and any other applicable Law) and thereafter make any other required submissions under other applicable Regulatory Laws, (ii) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (B) timely making all such filings (which filings shall be in substantial compliance with the requirements of the HSR Act and any other applicable Law) and timely seeking all such consents, permits, authorizations or approvals and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Governmental Entity may assert under Regulatory Law with respect to the Transactions. In furtherance of the foregoing, the parties shall take all actions necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger or the Subsequent Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or the Parent Subsidiaries or Affiliates or of the Company or the Company Subsidiaries and (B) otherwise taking or committing to take actions that after the Closing Date would limit Parent's or any of the Parent Subsidiaries' (including the Surviving Company's) or its Affiliates' freedom of action with respect to, or its or their ability to retain, one or more of its or the Parent Subsidiaries' (including the Surviving Company's) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Proceeding which would otherwise have the effect of preventing or materially delaying the Closing, provided that any such agreement or action by the Company shall be conditioned on the written consent of Parent and the consummation of the Merger and the Subsequent Merger. Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees, to the extent reasonably feasible, not to participate in any meeting or discussion (other than relating to non-substantive matters such as the scheduling of any meetings or of any discussions or details of compliance with any request for information from any Governmental Entity), either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. The Company and Parent shall furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity. Either Parent or the Company may designate any competitively sensitive information provided to the other under this Agreement as "outside counsel only". Such materials and the information contained therein shall be given only to outside legal counsel of the other and will not be disclosed by such outside counsel to employees, officers or directors of their client unless express written permission is obtained in advance from the disclosing party or its legal counsel.

        (c)   In furtherance and not in limitation of the covenants of the parties contained in this Section 6.03, if any Proceeding, including any Proceeding by a private party, is instituted (or threatened to be instituted) challenging any Transaction as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any Judgment that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.03 shall limit a party's right to terminate this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(ii) so long as such party has, prior to such termination, complied with its obligations under this Agreement, including this Section 6.03.

        SECTION 6.04.    Company Stock Options and Other Stock-Based Awards.

        (a)   Each option to purchase Company Common Stock granted under any Company Stock Plan (a "Company Stock Option"), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire shares of Company Common Stock and shall be converted at the Effective Time, without any action on the part of any holder of any Company Stock Option, into an option to purchase Parent Common Stock (a "Parent Stock Option"), on the same terms and conditions as were applicable under such Company Stock Option (but taking into account any changes thereto, including any acceleration or vesting thereof, provided for in the relevant Company Stock Plan, or in the related award document (including any employment agreement or retention policy) by reason of the Transactions). The number of shares of Parent Common Stock subject to each such Company Stock Option shall be equal to the number of shares of Company Common Stock subject to each such Company Stock Option multiplied by the Exchange Ratio (subject to adjustment in accordance with Section 2.01(c)(ii)), rounded down to the nearest whole share of Parent Common Stock, and such Parent Stock Option shall have an exercise price per share (rounded up to the nearest cent) equal to the per share exercise price specified in such Company Stock Option divided by the Exchange Ratio (subject to adjustment in accordance with Section 2.01(c)(ii)); provided, that in the case of any Company Stock Option to which Section 421 of the Code applies as of the Effective Time (after taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 or Section 423 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided, further, that the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of each Company Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

        (b)   At the Effective Time, each share of restricted Company Common Stock granted under any Company Stock Plan (collectively, the "Company Restricted Stock Awards") which is outstanding immediately prior to the Effective Time shall cease, at the Effective Time, to represent a Company Restricted Stock Award and shall become fully vested and treated as Mixed Consideration Electing Shares pursuant to Section 2.01(c)(i).

        (c)   At the Effective Time, each restricted stock unit relating to Company Common Stock granted under any Company Stock Plan (collectively, the "Company RSU Awards") which is outstanding immediately prior to the Effective Time shall cease, at the Effective Time, to represent a restricted stock unit subject to a Company RSU Award and shall become fully vested. At the Effective Time, each such restricted stock unit subject to a Company RSU Award shall be settled in a share of Company Common Stock, and all such shares shall be treated as Mixed Consideration Electing Shares pursuant to Section 2.01(c)(i).

        (d)   At the Effective Time, each award of performance share units with respect to shares of Company Common Stock granted under a Company Stock Plan (collectively, the "Company PSU Awards") which is outstanding immediately prior to the Effective Time shall cease, at the Effective Time, to represent a Company PSU Award, and, if the Effective Time occurs prior to the end of the applicable performance cycle, then, as provided in the applicable grant agreements evidencing the Company PSU Awards, 100% of the target number of performance share units subject to such Company PSU Award shall be fully vested. At the Effective Time, each such vested performance share unit shall be settled in a share of Company Common Stock, and all such shares shall be treated as Mixed Consideration Electing Shares pursuant to Section 2.01(c)(i). For the avoidance of doubt, performance share units as to which the applicable performance cycle has ended and which are subject to vesting based solely on continued employment shall be treated in the same manner as the Company RSU Awards.

        (e)   Not later than the Closing Date, Parent shall deliver to the holders of Company Stock Options any required notices setting forth such holders' rights pursuant to the relevant Company Stock Plans and award documents and stating that such Company Stock Options have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger, the Subsequent Merger and the terms of the relevant Company Stock Plans).

        (f)    Prior to the Effective Time, the Company shall take all necessary action for the adjustment of Company Stock Options, Company Restricted Stock Awards, Company RSU Awards and Company PSU Awards under this Section 6.04. Parent shall reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Stock Options as a result of the actions contemplated by this Section 6.04. Not later than the Closing Date, Parent shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to such Parent Stock Options and shall distribute a prospectus relating to such Form S-8, and Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Stock Options remain outstanding. Not later than the Closing Date, Parent shall use its reasonable best efforts to have in place a broker-assisted cashless exercise facility with respect to the exercise of such Parent Stock Options and shall maintain such facility for so long as such Parent Stock Options remain outstanding.

        SECTION 6.05.    Benefit Plans.

        (a)   For a period of one year after the Effective Time, Parent shall (i) provide employees of the Company and the Company Subsidiaries who continue in employment with the Surviving Company and its subsidiaries (the "Continuing Employees") with the same base salary or base wages as in effect immediately prior to the Effective Time, or such lower amount as may be agreed to by the Continuing Employee, (ii) either (A) maintain or cause the Surviving Company (or in the case of a transfer of all or substantially all the assets and business of the Surviving Company, its successors and assigns) to maintain the Company Benefit Plans (other than plans providing for the issuance of Company Capital Stock or based on the value of Company Capital Stock) at the benefit levels in effect on the date of this Agreement or (B) provide or cause the Surviving Company (or, in such case, its successors or assigns) to provide benefits to the Continuing Employees that, taken as a whole, are substantially equivalent to those provided to similarly situated employees of Parent and the Parent Subsidiaries, (iii) make available plans providing for the issuance of Parent Capital Stock to the Continuing Employees that are substantially equivalent to those provided to similarly situated employees of Parent and the Parent Subsidiaries and (iv) provide annual bonus opportunities to the Continuing Employees that are substantially equivalent to those provided to similarly situated employees of Parent and the Parent Subsidiaries.

        (b)   From and after the Effective Time, Parent shall, and shall cause the Surviving Company to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company's employment, severance and termination agreements, plans and policies set forth in Section 6.05(b) of the Company Disclosure Letter.

        (c)   With respect to any plan, program, agreement or arrangement of Parent or any Parent Subsidiary that provides compensation or employee benefits to any Continuing Employee following the Effective Time (including any severance plan), service of the Continuing Employees with the Company or any Company Subsidiary shall be treated as service with Parent or the Parent Subsidiaries for determining eligibility to participate and vesting; provided, however, that (i) such service shall also be taken into account for purposes of determining levels of benefits under any severance, paid time off and sick leave plan or program, and (ii) such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

        (d)   Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its Affiliates (other than the Company) in which the Continuing Employees and their eligible dependents) commence to participate after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to such commencement of participation. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Continuing Employee (and his or her eligible dependents) during the plan year in which such commencement of participation occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which they participate after the Effective Time.

        (e)   Subject to the foregoing provisions of this Section 6.05, nothing in this Agreement shall be interpreted as limiting the power of Parent or the Surviving Company to amend or terminate any specific Company Benefit Plan or Company Stock Plan or any other individual employee benefit plan, program, Contract or policy. Nothing in this Agreement shall be interpreted as an amendment or other modification of any Company Benefit Plan or any benefit plan of Parent or any other employee benefit plan, program or arrangement or the establishment of any employee benefit plan, program or arrangement. Nothing herein shall be deemed to be a guarantee of employment for any Continuing Employee, or to restrict the right of the Surviving Company, Parent or any of their respective subsidiaries to terminate or cause to be terminated the employment of any Continuing Employee at any time for any or no reason with or without notice. Parent and the Company acknowledge and agree that all provisions contained in this Section 6.05 are included for the sole benefit of Parent, Merger Sub, Merger LLC, the Company, the Surviving Company and their respective subsidiaries, and that nothing in this Section 6.05, whether express or implied, shall create any third party beneficiary or other rights (A) in any other Person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof) of Parent, the Company or the Surviving Company or any of their respective subsidiaries or (B) to continued employment with Parent, the Company, the Surviving Company, or any of their respective subsidiaries or continued participation in any employee benefit plan, program or arrangement.

        SECTION 6.06.    Indemnification; Directors and Officers Insurance.

        (a)   Parent, Merger Sub and Merger LLC agree that all rights to exculpation or indemnification arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation, by-laws or other organizational documents shall survive the Merger and the Subsequent Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company's and any Company Subsidiary's certificate of incorporation and by-laws or similar organization documents in effect as of the date of this Agreement or in any indemnification agreements of the Company or the Company Subsidiaries with any of their respective directors, officers or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any Company Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

        (b)   Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing and costs of defense to) each current and former director or officer of the Company or any Company Subsidiaries (each, together with such individual's heirs, executors or administrators, an "Indemnified Party"), in each case against any losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (collectively, "Losses") in connection with any actual or threatened Proceeding, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with the fact that such Indemnified Party is or was an officer, director or fiduciary of the Company or any Company Subsidiaries at or prior to the Effective Time; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification for such expenses. No Indemnified Party shall settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder unless Parent consents in writing to such settlement, compromise or consent (which consent shall not be unreasonably withheld, conditioned or delayed).

        (c)   Parent shall, in its sole discretion, either (i) provide, or shall cause the Surviving Corporation to provide the Company's current directors and officers an insurance and indemnification policy or (ii) obtain, at or prior to the Effective Time, prepaid (or "tail") directors' and officers' insurance and indemnification policies that, in either case, provide coverage for events occurring prior to the Effective Time for an aggregate period of not less than six (6) years from the Effective Time (the "D&O Insurance") that are substantially similar (with respect to limits and deductibles) to the Company's existing policy or, if substantially similar insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement (the "Company's Current Premium"). If such premiums for such insurance would at any time exceed 300% of the Company's Current Premium, then Parent shall use its reasonable best efforts to cause to be maintained policies of insurance which, in Parent's good faith determination, provide the maximum coverage available at an annual premium equal to 300% of the Company's Current Premium. The Company represents to Parent that the Company's Current Premium is $865,000.

        (d)   If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets, then, and in each case, Parent and the Surviving Corporation shall ensure that such surviving corporation or entity or the transferees of such properties or assets assume the obligations set forth in this Section 6.06.

        SECTION 6.07.    Fees and Expenses.

        (a)   Except as provided below, all fees and expenses incurred in connection with the Merger, the Subsequent Merger and the other Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses, whether or not the Merger and the Subsequent Merger is consummated; provided, however, that all HSR Act filing fees shall be paid by Parent and all costs and expenses incurred in connection with the printing, filing and mailing of the Joint Proxy Statement and the Form S-4 (including the applicable SEC filing fees) shall be divided equally between Parent and the Company.

        (b)   Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated by the Company or Parent pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) and, in each case, a Company Takeover Proposal was publicly disclosed between the date hereof and the date upon which a vote is taken at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof and, in the case of a termination pursuant to Section 8.01(b)(i), the Company Stockholder Approval has not been obtained at least five (5) Business Days prior to the Outside Date, then, in each case, the Company shall reimburse Parent upon demand by wire transfer of immediately available funds to an account specified in writing by Parent for all Transaction Expenses of Parent.

        (c)   Notwithstanding anything in this Agreement to the contrary, in the event that:

            (i)  this Agreement is terminated by the Company or Parent pursuant to Section 8.01(b)(i) or 8.01(b)(iii) and, in each case, a Company Takeover Proposal was publicly disclosed between the date hereof and the date upon which a vote is taken at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof and, in the case of a termination pursuant to Section 8.01(b)(i), the Company Stockholder Approval has not been obtained at least five (5) Business Days prior to the Outside Date, and, in each case, concurrently with, or within twelve months after any such termination a Company Acquisition Transaction is consummated or the Company or any of the Company Subsidiaries enters into any letter of intent, agreement in principle or any Contract with respect to a Company Acquisition Transaction that is subsequently consummated;

           (ii)  this Agreement is terminated by the Company pursuant to Section 8.01(h);

          (iii)  this Agreement is terminated by Parent pursuant to Section 8.01(e); or

          (iv)  this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(iii) following a Company Adverse Recommendation Change;

then, in each case, the Company shall pay to Parent the applicable Company Termination Fee minus any Transaction Expenses of Parent previously reimbursed by the Company pursuant to Section 6.07(b) by wire transfer of immediately available funds to an account specified in writing by Parent, such payment to be made promptly, but in no event later than, (x) in the case of clause (i), two (2) Business Days after the date on which such Company Acquisition Transaction is consummated, (y) in the case of clause (ii), concurrently with such termination, or (z) in the case of clauses (iii) and (iv), two (2) Business Days after such termination (it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion).

        (d)   Notwithstanding anything in this Agreement to the contrary, in the event that:

            (i)  this Agreement is terminated by the Company pursuant to Section 8.01(f);

           (ii)  this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(iv) following a Parent Adverse Recommendation Change; or

          (iii)  this Agreement is terminated by the Company pursuant to Section 8.01(g);

then, in each case, Parent shall pay to the Company the applicable Parent Termination Fee by wire transfer of immediately available funds to an account specified in writing by the Company, such payment to be made promptly, but in no event later than two (2) Business Days after such termination (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

        (e)   Notwithstanding anything in this Agreement to the contrary, if the circumstances described in Section 8.01(g)(i) or 8.01(g)(ii) are applicable (in the case of Section 8.01(g)(i), regardless of whether the condition set forth in Section 7.02(c) would be satisfied), the Company's right to receive payment of the Parent Termination Fee pursuant to Section 6.07(d)(iii) shall be the sole and exclusive remedy of the Company or any other Person, and all other remedies (including equitable remedies) are hereby deemed waived, against Parent, Merger Sub, Merger LLC or any of their Affiliates or Representatives for any and all losses, damages and expenses suffered or incurred by the Company or any other Person in connection with this Agreement and upon payment of such amount, none of Parent, Merger Sub, Merger LLC or any of their respective Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through a claim by or on behalf of a party hereto or another Person (including a claim to enforce the Financing Letter) or otherwise, other than in the case of Sections 6.07(a), 6.07(f) and any obligations of Parent pursuant to the penultimate sentence of Section 6.02; provided, however, that, if this Agreement has not been terminated by the Company pursuant to Section 8.01(g), nothing in this Section 6.07(e) shall limit the right of the Company to bring a claim against Parent and Merger Sub for the equitable remedy of specific performance in respect of their obligations under Section 6.12(a); provided, further, that nothing in this Section 6.07(e) shall limit the right of the Company to seek money damages if the circumstances described in Section 8.01(g)(i) or 8.01(g)(ii) are applicable (in the case of Section 8.01(g)(i), regardless of whether the condition set forth in Section 7.02(c) would be satisfied), as a result of any Willful Breach by Parent or Merger Sub of this Agreement.

        (f)    Each of the Company and Parent acknowledges that the agreements contained in this Section 6.07 are an integral part of the Transactions, and that, without these agreements neither Parent nor the Company would have entered into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Section 6.07(b) and 6.07(c) or Parent fails to promptly pay the amounts due pursuant to Section 6.07(d), and, in order to obtain such payment Parent or the Company, as the case may be, commences a suit which results in a Judgment against the Company or Parent, as applicable, for any of the amounts set forth in Section 6.07(b), 6.07(c) or 6.07(d) , then the Company shall pay to Parent or Parent shall pay to the Company, as the case may be, its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amounts due pursuant to Section 6.07(b), 6.07(c) or 6.07(d) at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date plus 2% per annum from the date such amounts were required to be paid until the date actually received by such party.

        (g)   If this Agreement is terminated in whole or in part under circumstances described in Section 6.07(c) or 6.07(d), the amount of any Company Termination Fee or Parent Termination Fee shall be deducted from any damages otherwise owed under this Agreement by Parent to the Company or by the Company to Parent, as the case may be. In no event shall any party to this Agreement be liable to another party for any punitive, exemplary or similar damages.

        (h)   For purposes of this Section 6.07:

          "Company Acquisition Transaction" shall have the meaning ascribed thereto in Section 5.02(i), except that references in such definition to "20%" and "80%" shall be replaced by "50%" (including with respect to the definition of "Company Takeover Proposal" for purposes of this Section 6.07).

          "Company Termination Fee" shall mean a cash amount equal to (i) $85,000,000 if (A) this Agreement is terminated by the Company pursuant to Section 8.01(h) with respect to a Qualifying Party and, on or prior to the 50th day following the filing of this Agreement with the SEC, the Company provided Parent with the notice specified in clause (iii) of Section 8.01(h) with respect to such Qualifying Party or (B) this Agreement is terminated by Parent pursuant to Section 8.01(e) or by Parent or the Company pursuant to Section 8.01(b)(iii) , in either case following a Company Adverse Recommendation Change pursuant to Section 5.02(e) in response to a Superior Proposal from a Qualifying Party and, on or prior to the 50th day following the filing of this Agreement with the SEC, the Company provided Parent with the notice specified in clause (iv) of Section 5.02(e) with respect to such Qualifying Party or (ii) $190,000,000 if the Company Termination Fee becomes payable pursuant to Section 6.07(c) under any circumstances not described in clause (i) of this definition; provided, further, that if the Company terminates this Agreement pursuant to Section 8.01(b)(i) at a time when there has been a Company Adverse Recommendation Change and Parent is entitled to terminate this Agreement pursuant to Section 8.01(b)(iii), then this Agreement shall be deemed to have been terminated by Parent pursuant to Section 8.01(b)(iii) for purposes of determining whether a Company Termination Fee is payable.

          "Parent Termination Fee" shall mean a cash amount equal to (i) $190,000,000 if such Parent Termination Fee is payable pursuant to Section 6.07(d)(i) or 6.07(d)(ii) and (ii) $225,000,000 if such Parent Termination Fee is payable pursuant to Section 6.07(d)(iii); provided, however, that if Parent terminates this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(iv) at a time when the Company is entitled to terminate this Agreement pursuant to Section 8.01(g)(ii), then this Agreement shall be deemed to have been terminated by the Company pursuant to Section 8.01(g)(ii) for purposes of determining the applicable Parent Termination Fee; provided, further, that if Parent terminates this Agreement pursuant to Section 8.01(b)(i) at a time when there has been a Parent Adverse Recommendation Change and the Company is entitled to terminate this Agreement pursuant to Section 8.01(b)(iv), then this Agreement shall be deemed to have been terminated by the Company pursuant to Section 8.01(b)(iv) for purposes of determining whether a Parent Termination Fee is payable.

          "Qualifying Party" means any Third Party from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the 30th day following the filing of this Agreement with the SEC, an unsolicited bona fide written Company Takeover Proposal that the Company Board concludes in good faith, after consultation with its outside financial advisors, constitutes or could reasonably be expected to result in a Superior Proposal; provided, however, that any Qualifying Party shall cease to be a Qualifying Party for all purposes under this Agreement at such time as such Company Takeover Proposal made by such Third Party (including any and all revisions, modifications, changes or amendments to such Company Takeover Proposal made in the course of negotiations between such Qualifying Party and the Company) is formally rejected, withdrawn, terminated, expires or no longer constitutes or could reasonably be expected to result in a Superior Proposal.

        SECTION 6.08.    Public Announcements.     Parent, Merger Sub and Merger LLC, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger, the Subsequent Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or with respect to any Company Adverse Recommendation Change or any Parent Adverse Recommendation Change.

        SECTION 6.09.    Transfer Taxes.     All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes)

("Transfer Taxes") incurred in connection with the Transactions shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

        SECTION 6.10.    Stock Exchange Listing.     Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and under the Company Stock Plans to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

        SECTION 6.11.    Tax Treatment.

        (a)   Parent, the Company, Merger Sub and Merger LLC intend that the Merger and the Subsequent Merger, taken together, be treated, and each of them shall use its reasonable best efforts to cause the Merger and the Subsequent Merger, taken together, to be treated, for federal income tax purposes as a "reorganization" under Section 368(a) of the Code (to which each of Parent and the Company are to be parties under Section 368(b) of the Code) in which the Company is to be treated as merging directly with and into Parent, with the Company Common Stock converted in such merger into the right to receive the consideration provided for hereunder, and each shall file all Tax Returns consistent with, and take no position inconsistent with, such treatment unless required to do so by applicable Law. The parties to this Agreement agree to make such reasonable representations as requested by counsel for the purpose of rendering the opinions described in Section 7.02(c) and 7.03(c), including representations in the Company Tax Certificate (in the case of the Company) and in the Parent Tax Certificate (in the case of Parent).

        (b)   Parent, the Company, Merger Sub and Merger LLC hereby adopt this Agreement as a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of United States Treasury Regulations.

        (c)   As of the date of this Agreement, the Company is able to make the representations in the Company Tax Certificate and expects to be able to make such representations at such time or times as may be reasonably requested by counsel, including the effective date of the Form S-4 and the Closing Date, for purposes of rendering the opinions described in Section 7.02(c) and 7.03(c). The Company shall immediately notify Parent, if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to (i) prevent or impede the Company from making the representations contained in the Company Tax Certificate or (ii) prevent or impede the Merger and the Subsequent Merger, taken together, from being treated as a "reorganization" under Section 368(a) of the Code.

        (d)   As of the date of this Agreement, Parent is able to make the representations in the Parent Tax Certificate and expects to be able to make such representations at such time or times as may be reasonably requested by counsel, including the effective date of the Form S-4 and the Closing Date, for purposes of rendering the opinions described in Section 7.02(c) and 7.03(c). Parent shall immediately notify the Company, if, at any time before the Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to (i) prevent or impede Parent from making the representations contained in the Parent Tax Certificate or (ii) prevent or impede the Merger and the Subsequent Merger, taken together, from being treated as a "reorganization" under Section 368(a) of the Code.

        SECTION 6.12.    Financing.

        (a)   Each of Parent and Merger Sub will use its reasonable best efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Financing Letter, including using its reasonable best efforts (i) to maintain in effect the Financing Letter and, if entered into prior to the Closing, the definitive agreements with respect to the Financing contemplated by the Financing Letter, (ii) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Letter (including any "flex" provisions thereof), and upon execution thereof, deliver a copy thereof to the Company, (iii) to satisfy (or obtain the waiver of) all conditions on a timely basis to obtaining the Financing applicable to each of Parent and Merger Sub set forth in such definitive agreements that are within its control, (iv) to comply in all material respects with its obligations under the Financing Letter (or obtain the waiver thereof) and (v) to enforce its rights under the Financing Letter in the event of a breach or other failure to fund by the Lender that impedes or delays the Closing; provided, however, that nothing in this Section 6.12(a) shall require Parent or Merger Sub to (x) consummate or agree to consummate the sale, divestiture or disposition of any assets, businesses or capital stock of Parent or any Parent Subsidiary or (y) agree to terms and conditions (including any "flex" provisions) that are, in the aggregate, less favorable in any material respect to Parent, Merger Sub and the Company than those contained in the Financing Letter (any such action, a "Burdensome Financing Action"). Parent shall give the Company prompt notice upon becoming aware of any material breach of the Financing Letter by a party to the Financing Letter or any termination of the Financing Letter. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company, upon its written request, copies of the definitive material documents related to the Financing (other than fee letters and any other documentation subject to confidentiality restrictions). Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Financing Letter and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources; provided, however, that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Financing Letter that amends the Financing and/or substitution of all or any portion of the Financing shall not (A) expand upon the conditions precedent or contingencies to the Financing as set forth in the Financing Letter or (B) be reasonably expected to prevent or impede or delay the consummation of the Merger, the Subsequent Merger and the other Transactions. Parent shall be permitted to reduce the amount of Financing under the Financing Letter in its reasonable discretion; provided, however, that Parent shall not reduce the Financing to an amount committed below the amount that is required, together with the financial resources of Parent, Merger Sub and the Company, including cash on hand and marketable securities, to consummate the Merger and the Subsequent Merger; provided, further, that such reduction shall not (1) expand upon the conditions precedent or contingencies to the Financing as set forth in the Financing Letter, or (2) be reasonably expected to prevent or impede or delay the consummation of the Merger, the Subsequent Merger and the other Transactions. In the event that all conditions in the Financing Letter have been satisfied or, upon funding, will be satisfied, Parent and Merger Sub shall use their reasonable best efforts to cause the Lenders to fund on the Closing Date the Financing required to consummate the Merger, the Subsequent Merger and the other Transactions. In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the Financing unlikely to occur in the manner or from the sources contemplated in the Financing Letter, Parent shall notify the Company and Parent and Merger Sub shall use their respective reasonable best efforts to arrange any such portion (other than amounts that are replaced by Parent's cash on hand and marketable securities) from alternative sources (such portion from alternate sources, the "Alternate Financing") in an amount sufficient to consummate the transactions contemplated hereby; provided, however, that Parent shall not be required to take any Burdensome Financing Action. For the avoidance of doubt, the syndication of any part of the Financing in accordance with the terms of the Financing Letter shall not be deemed to violate Parent's obligations under this Agreement. In the event that either Parent or Merger Sub commences an enforcement action to enforce its rights under the Financing Letter and/or cause the Lenders to fund the Financing (any such action, a "Financing Action"), Parent or Merger Sub shall (x) keep the Company reasonably informed of the status of the Financing Action and (y) at the request of the Company, shall make Parent's employees and Representatives (other than any of its investment bankers, financial advisors or Lenders) reasonably available to discuss the status of, and material developments with respect to, the Financing Action.

        (b)   Prior to the Closing, the Company shall provide, and shall cause the Company Subsidiaries to provide, and shall use its reasonable best efforts to cause its and their officers and employees to provide, on a timely basis, all reasonable cooperation requested by Parent and that is customary in connection with the arrangement of the Financing to be incurred in connection with the Transactions (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), including using its reasonable best efforts to (i) facilitate the provision of guarantees and pledge of collateral, if any (effective as of the Closing), (ii) provide financial and other pertinent information regarding the Company and the Company Subsidiaries and cooperate in the preparation of pro forma financial information for the Transactions (including information to be used in the preparation of an information package, offering memorandum, prospectus, prospectus supplement or similar document regarding the business, assets, operations, financial projections and prospects of Parent and the Company customary for such financing or reasonably necessary for the completion of the Financing) as may be reasonably requested in writing by Parent to assist in preparation of customary offering or information documents to be used for the completion of the Financing, (iii) cooperate with the marketing efforts for the Financing (including consenting to the reasonable use of the Company's and the Company Subsidiaries' logos; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries), (iv) provide copies of the most recent appraisals, environmental reports, evidence of title (including copies of deeds, lease documentation, title insurance policies and/or commitments for title insurance, title opinions, surveys, and similar information), and similar information with respect to the properties and assets of the Company and the Company Subsidiaries as may be reasonably requested by Parent, (v) provide (or use reasonable best efforts to obtain from its advisors) other reasonably requested customary certificates or documents, including a customary certificate of the principal financial officer of the Surviving Corporation (in his capacity as such) with respect to solvency matters and any certificates and opinions customarily provided in connection with any Permanent Financing, (vi) request such customary legal opinions and customary accountant comfort letters (including consents of accountants for use of their reports in any materials relating to the Financing) as may be reasonably requested by Parent, (vii) participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or underwriters, as applicable, for the Financing and their counsel and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies as are reasonably necessary to consummate the Financing, (viii) assist Parent and its financing sources or underwriters, as applicable, in (A) the preparation of all credit agreements (including review of schedules for completeness), currency or interest hedging agreements or other agreements, offering documents, an offering memorandum, prospectus or prospectus supplement and other marketing and rating agency materials for the Financing or (B) the amendment or termination of any of the Company's or the Company Subsidiaries' existing credit agreements, currency or interest hedging agreements, or other agreements, in each case, on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the Financing provided that no obligation of the Company or any of the Company Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, in each case it being understood and agreed that information and documents provided by the Company and the Company Subsidiaries may be delivered to agents and lenders under the Financing Letter and their Representatives (subject to customary arrangements for confidentiality that are substantially similar to the provisions in the Confidentiality Agreement or reasonably acceptable to the Company), (ix) as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, including in connection with due diligence and preparation of pro forma financial information for the Transaction, (x) to permit any cash and marketable securities of the Company and the Company Subsidiaries to be made available to Parent, Merger Sub and Merger LLC at the Closing, (xi) provide audited consolidated financial statements of the Company covering the three (3) fiscal years immediately preceding the Closing for which audited consolidated financial statements are currently available as soon as reasonably practicable but, in any case, by a date no later than 60 days after the end of the most recent fiscal year to the extent that the Closing has not occurred prior to September 30, 2010, unaudited financial statements (excluding footnotes) for any interim period or periods of the Company ended after the date of the most recent audited financial statements as soon as reasonably practicable but, in any case, by a date not later than 25 days after the end of such interim period that is not a fiscal year end and all financial information relating to the Company and the Company Subsidiaries reasonably required by Parent in connection with the marketing efforts for a Permanent Financing and (xii) cooperate reasonably with Parent's financing sources' or underwriters', as applicable, due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company; provided that no certificate, document or instrument referred to above shall be effective until the Effective Time and none of the Company or any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing prior to the Effective Time. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 6.12(b) shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to (i) potential syndicate members during syndication, subject to customary confidentiality undertakings by such potential syndicate members and (ii) potential investors in any public or private securities offering by Parent as determined in Parent's reasonable judgment to be advisable for purposes of consummating the Financing. The Company shall be permitted a reasonable period of time to comment on any documents or other information circulated to potential financing sources that contain or are based upon any such non-public or other confidential information. If this Agreement is terminated prior to the Effective Time, Parent shall (A) promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable and documented attorneys' fees) incurred by the Company or any of the Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 6.12(b) ; and (B) indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all reasonable and documented out-of-pocket losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with Third Party claims arising out of the arrangement of the Financing and any information used in connection therewith, except with respect to any information provided by the Company or any of the Company Subsidiaries or contained in the Company SEC Documents.

        (c)   For purposes of this Section 6.12, the term "Financing" shall also be deemed to include any Alternate Financing and any Permanent Financing and the term "Financing Letter" shall also be deemed to include any commitment letter (or similar agreement) with respect to such Alternate Financing or Permanent Financing.

        SECTION 6.13.    Control of Operations.     Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

        SECTION 6.14.    Stockholder Litigation.     The Company shall promptly advise Parent orally and in writing of any Proceeding commenced after the date of this Agreement against the Company or any of its directors by any stockholder of the Company relating to this Agreement and the Transactions and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any such Proceeding. Neither the Company nor any Company Subsidiary shall agree to any settlement of any such Proceeding without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

        SECTION 6.15.    State Takeover Laws.     Parent, the Company, the Parent Board and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger, the Subsequent Merger or any of the Transactions and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger, the Subsequent Merger or any of the Transactions, use its best efforts to ensure that the Merger, the Subsequent Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger, the Subsequent Merger and the Transactions.

        SECTION 6.16.    Section 16 Matters.     Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. Parent and the Company shall provide to counsel to the other party copies of the resolutions to be adopted by their respective Boards of Directors to implement the foregoing.

        SECTION 6.17.    Parent Board.     Parent shall take all actions as may be necessary to cause, as of the Effective Time, the Parent Board to be comprised of (a) the fourteen current directors of the Parent Board and (b) two directors mutually agreed upon by Parent and the Company (each, a "Mutual Designee"). At the first annual meeting of Parent following the Closing, Parent shall nominate each of the Mutual Designees, and use reasonable best efforts to cause each Mutual Designee, to be reelected to the Parent Board.

ARTICLE VII

Conditions Precedent

        SECTION 7.01.    Conditions to Each Party's Obligation To Effect The Merger.     The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

        (a)   The Company shall have obtained the Company Stockholder Approval, and Parent shall have obtained the Parent Stockholder Approval.

        (b)   The shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement and under the Company Stock Plans shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (c)   Any applicable waiting period (and any extension thereof) applicable to the Merger or the Subsequent Merger under the HSR Act shall have expired or been earlier terminated and all authorizations, consents or approvals required under any other Regulatory Law set forth on Section 7.01(c) of the Company Disclosure Letter shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated. All other authorizations, consents, orders, declarations or approvals of or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, including under applicable Regulatory Laws, which the failure to obtain, make or occur would have the effect of making the Merger, the Subsequent Merger or any of the other Transactions illegal or would, individually or in the aggregate, have a Company Material Adverse Effect or a Parent Material Adverse Effect, shall have been obtained, shall have been made or shall have occurred.

        (d)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Subsequent Merger shall be in effect (provided, that prior to asserting this condition, the party asserting this condition shall have used its reasonable best efforts to prevent the entry of any such order or injunction and to appeal as promptly as practicable any order or injunction that may be entered).

        (e)   The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.

        SECTION 7.02.    Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

        (a)    Representations and Warranties.     The representations and warranties of the Company set forth in (i) Section 3.07(a) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, (ii) Section 3.02(a), 3.03, 3.06 and 3.23 shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, (iii) this Agreement (other than those contained in the preceding clauses (i) and (ii)), when read without any exception or qualification as to materiality or Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, except where the failure to be so true and correct would not, individually or in the aggregate with respect to all such failures, have a Company Material Adverse Effect or reasonably be likely to materially adversely affect the ability of the Company to effect the Merger in accordance with this Agreement; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period.

        (b)    Performance of Obligations of the Company.     The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

        (c)    Tax Opinion.     Parent shall have received an opinion of Sidley Austin LLP dated the Closing Date, to the effect that, for federal income tax purposes: (i) the Merger and the Subsequent Merger, taken together, will constitute a "reorganization" within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sidley Austin LLP may rely upon representations contained herein and may receive and rely upon representations from Parent, the Company and others, including representations from Parent in the Parent Tax Certificate and representations from the Company in the Company Tax Certificate.

        (d)    Officer's Certificate.     Parent shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Sections 7.02(a) and 7.02(b).

        (e)    Appraisal Rights.     No more than 12.5% of the outstanding shares of Company Common Stock as of the Closing shall be Appraisal Shares.

        SECTION 7.03.    Conditions to Obligation of the Company.     The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

        (a)    Representations and Warranties.     The representations and warranties of Parent, Merger Sub and Merger LLC set forth in (i) Section 4.07(a) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, (ii) Section 4.02(a), 4.03, 4.06 and 4.14 shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, (iii) this Agreement (other than those contained in the preceding clauses (i) and (ii)), when read without any exception or qualification as to materiality or Parent Material Adverse Effect, shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, except where the failure to be so true and correct would not, individually or in the aggregate with respect to all such failures, have a Parent Material Adverse Effect or reasonably be likely to materially adversely affect the ability of Parent and Merger Sub to effect the Merger in accordance with this Agreement; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period.

        (b)    Performance of Obligations of Parent, Merger Sub and Merger LLC.     Parent, Merger Sub and Merger LLC shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

        (c)    Tax Opinion.     The Company shall have received an opinion of Debevoise & Plimpton LLP, dated the Closing Date, to the effect that, for federal income tax purposes: (i) the Merger and the Subsequent Merger, taken together, will constitute a "reorganization" within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Debevoise & Plimpton LLP may rely upon the representations contained herein and may receive and rely upon representations from Parent, the Company, and others, including representations from Parent in the Parent Tax Certificate and representations from the Company in the Company Tax Certificate.

        (d)    Officer's Certificate.     The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Sections 7.03(a) and 7.03(b).

ARTICLE VIII

Termination, Amendment and Waiver

        SECTION 8.01.    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval:

        (a)   by mutual written consent of Parent, Merger Sub, Merger LLC and the Company;

        (b)   by either Parent or the Company:

            (i)  if the Merger is not consummated on or before March 31, 2011 (the "Outside Date"); provided, however, that neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 8.01(b)(i) if the failure to consummate the Merger by such date results from material breach by Parent, Merger Sub or Merger LLC (in the case of termination by Parent) or the Company (in the case of termination by the Company) of any of its representations, warranties, covenants or agreements contained herein;

           (ii)  if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger or the Subsequent Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party (A) whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such order, decree, ruling or other action to have been enacted, issued, promulgated, enforced or entered or (B) that did not use reasonable best efforts to have such order, decree, ruling or other action vacated prior to its becoming final and non-appealable;

          (iii)  if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(b)(iii) if the Company has not complied with its obligations under Sections 5.02 and 6.01 or has otherwise breached in any material respect any of its obligations under this Agreement in any manner that could reasonably have caused the failure to obtain the Company Stockholder Approval at the Company Stockholder Meeting or at any adjournment or postponement thereof; or

          (iv)  if the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(b)(iv) if Parent has not complied with its obligations under Section 6.01 or has otherwise breached in any material respect any of its obligations under this Agreement in any manner that could reasonably have caused the failure to obtain the Parent Stockholder Approval at the Parent Stockholder Meeting or at any adjournment or postponement thereof;

        (c)   by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) cannot be or has not been cured within 30 days after the giving by Parent of written notice to the Company of such breach or failure to perform (such notice to describe such breach or failure to perform in reasonable detail);

        (d)   by the Company, if Parent, Merger Sub or Merger LLC breaches or fails to perform in any material respect any of its respective representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) cannot be or has not been cured within 30 days after the giving by the Company of written notice to Parent, Merger Sub and Merger LLC of such breach or failure to perform (such notice to describe such breach or failure to perform in reasonable detail);

        (e)   by Parent within ten (10) Business Days following public disclosure that any of the following has occurred: (i) the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change or shall have taken any other action or made any other statement in connection with the Company Stockholder Meeting materially inconsistent with the Company Recommendation; (ii) the Company Board or any committee thereof shall have taken any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any Company Takeover Proposal other than recommending rejection of such Company Takeover Proposal; (iii) the Company Board or any committee thereof shall have failed to include the Company Recommendation in the Joint Proxy Statement distributed to stockholders; or (iv) the Company Board or any committee thereof shall have refused to affirm publicly its recommendation of this Agreement and the Merger following any written request by Parent to provide such reaffirmation following a Company Takeover Proposal (which request may only be made once with respect to such Company Takeover Proposal absent further material changes in such Company Takeover Proposal) prior to the earlier of (x) ten (10) days following such request and (y) five (5) Business Days prior to the Company Stockholder Meeting, unless, in the case of this clause (y), it would be inconsistent with the fiduciary duties of the Company Board to comply with such request within such time period, in which case the Company shall comply with such request as promptly as practicable consistent with the fiduciary duties of the Company Board;

        (f)    by the Company within ten (10) Business Days following public disclosure that any of the following has occurred: (i) the Parent Board or any committee thereof shall have effected a Parent Adverse Recommendation Change or shall have taken any other action or made any other statement in connection with the Parent Stockholder Meeting materially inconsistent with the recommendation of the Share Issuance; or (ii) the Parent Board or any committee thereof shall have failed to include the Parent Recommendation in the Joint Proxy Statement distributed to stockholders;

        (g)   by the Company, if either (i) the conditions to Closing set forth in Sections 7.01 and 7.02 are satisfied (or, upon an immediate Closing, would be satisfied as of such Closing, other than the condition set forth in Section 7.02(c)) and Parent, Merger Sub or Merger LLC are unable to satisfy its obligation to effect the Closing at such time as contemplated in Section 1.02 or such later time as agreed to by the Company because of a Financing Failure or (ii) the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof and at the time of the Parent Stockholder Meeting or any adjournment or postponement thereof, Parent or the Lenders has publicly disclosed (which disclosure remains in effect) that the Financing and any Alternate Financing (but, for the avoidance of doubt, excluding any Permanent Financing) will not be available or will likely not be available; or

        (h)   by the Company, prior to the receipt of the Company Stockholder Approval, in order to concurrently enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, if the Company has complied in all material respects with the requirements of Section 5.02 and, prior to or concurrently with such termination, the Company pays to Parent the Company Termination Fee in accordance with Section 6.07, but only if: (i) the Company Board concludes in good faith, after consultation with its outside financial advisors, that such transaction constitutes a Superior Proposal; (ii) the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to so terminate this Agreement would be inconsistent with the exercise of its fiduciary duties to the stockholders of the Company under applicable Laws; (iii) the Company provides Parent at least five (5) Business Days' prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 5.02(b), as well as a copy of the pertinent agreement; (iv) during the five (5) Business Days following such written notice (or such shorter period as is specified below), the Company and its Representatives have negotiated in good faith with Parent regarding any revisions to the terms of the Transactions proposed by Parent in response to such Superior Proposal; and (v) at the end of the five (5) Business Day period described in the foregoing clause (iv), the Company Board concludes in good faith, after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent), that the transaction continues to be a Superior Proposal and that the failure to so terminate this Agreement would be inconsistent with the exercise by the Company Board of its fiduciary duties to the stockholders of the Company under applicable Laws. Any material amendment or modification to any Superior Proposal will be deemed to require a new written notice; provided, however, that the notice period and the period during which the Company and its Representatives are required to negotiate in good faith with Parent regarding any revisions to the terms of the Transactions proposed by Parent in response to such new amendment or modification pursuant to clause (iv) above shall expire on the later to occur of (x) two (2) Business Days after the Company provides written notice of such new amendment or modification to Parent and (y) the end of the original five (5) Business Day period described in clause (iv) above.

        The right of any party hereto to terminate this Agreement pursuant to this Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

        SECTION 8.02.    Effect of Termination.     In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub, Merger LLC or the Company, other than Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination; provided, however, that, subject to Section 6.07(e), nothing contained in this Section 8.02 shall relieve any party hereto from any liability for any Willful Breach of a representation or warranty or any Willful Breach of any covenant or other agreement contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        SECTION 8.03.    Amendment.     This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after receipt of Company Stockholder Approval, if any such amendment shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        SECTION 8.04.    Extension; Waiver.     At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and/or (iii) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived; provided, however, that after receipt of Company Stockholder Approval, if any such waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such waiver shall be subject to the approval of the stockholders of the Company. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

General Provisions

        SECTION 9.01.    Nonsurvival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        SECTION 9.02.    Notices.     Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any non-business day or any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day), by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows:

        (a)   if to Parent, Merger Sub or Merger LLC, to

Aon Corporation Aon Center 200 East Randolph Street Chicago, Illinois 60601
Facsimile:	(312) 381-0963
Attention:	Executive Vice President and General Counsel
with a copy to:
Sidley Austin LLP One South Dearborn Chicago, Illinois 60603
Facsimile:	(312) 853-7036
Attention:	Thomas A. Cole Frederick C. Lowinger Gary D. Gerstman

        (b)   if to the Company, to

Hewitt Associates, Inc. 100 Half Day Road Lincolnshire, Illinois 60069
Facsimile:	(847) 554-1463
Attention:	Steven J. Kyono
with a copy to:
Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022
Facsimile:	(212) 909-6836
Attention:	Jeffrey J. Rosen Andrew L. Sommer

        SECTION 9.03.    Definitions.     For purposes of this Agreement:

        An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. "control" has the meaning specified in Rule 405 under the Securities Act.

        "Business Day" means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by Law or regulation to close in The City of New York, New York.

        "Closing Volume-Weighted Average Price" means the Volume-Weighted Average Price, rounded to four decimal points, of shares of Parent Common Stock on the NYSE for the period of the ten (10) consecutive trading days ending on the second full trading day prior to the Effective Time.

        "Company Book-Entry Shares" means shares of Company Common Stock that are in non-certificated book entry form

        "Company Common Stock" means the Class A common stock, par value $0.01 per share, of the Company.

        "Company Data" means the data (i) managed and maintained by the Company and the Company Subsidiaries on behalf of their respective clients and customers or (ii) included in the Company Intellectual Property that is material to the business of the Company and the Company Subsidiaries and contained in any database used or maintained by the Company or the Company Subsidiaries.

        "Company Intellectual Property" means all Intellectual Property, owned, used, filed by or licensed to the Company or any Company Subsidiary, other than unregistered designs and copyrights that, individually or in the aggregate, are not material to the conduct of the business of the Company and the Company Subsidiaries as presently conducted.

        "Company Intervening Event" means an event or circumstance material to the Company and the Company Subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company or the Company Subsidiaries), that was unknown to the Company Board on the date hereof, which event or circumstance becomes known to the Company Board prior to the Company Stockholder Approval; provided, however, that (i) in no event shall the receipt, existence or terms of a Company Takeover Proposal, or any inquiry or matter relating thereto or consequence thereof, constitute a Company Intervening Event, (ii) in no event shall events or circumstances arising from the announcement or the existence of, or any action taken by either party pursuant to and in compliance with the terms of, this Agreement constitute a Company Intervening Event, (iii) in no event shall any event, change, effect, development, state of facts, condition, circumstance or occurrence that has an adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent or any of the Parent Subsidiaries, or the market price of Parent Common Stock, constitute a Company Intervening Event unless such event, change, effect, development, state of facts, condition, circumstance or occurrence has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (iv) in no event shall any increase in the market price of the Company Common Stock, in and of itself, constitute a Company Intervening Event (provided that the event or circumstance underlying such increase in the market price of the Company Common Stock shall not be excluded, and may be taken into account, in determining whether there is a Company Intervening Event).

        "Company IT Systems" means information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of the Company and the Company Subsidiaries.

        "Company Material Adverse Effect" means any event, change, effect, development, state of facts, condition, circumstance or occurrence that is or would be reasonably expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, but shall not be deemed to include any event, change, effect, development, state of facts, condition, circumstance or occurrence: (i) in or affecting economic conditions (including changes in interest rates) or the financial or securities markets in the United States or elsewhere in the world, to the extent the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or the Company Subsidiaries operate, (ii) in or affecting the industries in which the Company or the Company Subsidiaries operate generally (but, for the avoidance of doubt, not including the industries in which the Company's or any Company Subsidiary's clients or customers operate), to the extent the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or the Company Subsidiaries operate or (iii) resulting from or arising out of (A) the announcement or the existence of, or compliance with, or taking any action required by this Agreement or the Transactions, (B) any taking of any action at the written request of Parent, Merger Sub or Merger LLC, (C) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the Transactions, (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal, in each case after the date of this Agreement, of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, to the extent the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or the Company Subsidiaries operate, (E) any changes in GAAP or accounting standards or interpretations thereof, to the extent the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or the Company Subsidiaries operate, (F) any outbreak or escalation of hostilities or acts of war or terrorism, to the extent the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or the Company Subsidiaries operate, or (G) any change in the share price or trading volume of the shares of Company Common Stock, in the Company's credit rating or in any analyst's recommendations, in each case in and of itself, or the failure of the Company to meet projections or forecasts (including any analyst's projections), in and of itself (provided in each case that the event, change, effect, development, condition, circumstance or occurrence underlying such change or failure shall not be excluded, and may be taken into account, in determining whether there is or would reasonably be expected to be a Company Material Adverse Effect).

        "Company Stock Plans" means the Company's equity and equity-based compensation plans.

        "Company Tax Certificate" means the certificate in the form attached as Exhibit A to the Company Disclosure Letter and to be delivered by the Company pursuant to Sections 7.02(c) and 7.03(c).

        "Confidentiality Agreement" means the confidentiality agreement dated June 10, 2010, between the Company and Parent, as amended, supplemented or otherwise modified.

        "Debt Financing Sources" means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other debt financings in connection with the Transactions, including the Lenders and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Financing or any Permanent Financing or Alternative Financing and their successors and assigns.

        "Environmental Laws" means any Laws of any Governmental Entity relating to (i) the protection, investigation or restoration of the environment, or natural resources, or exposure to any harmful or hazardous material, including petroleum and petroleum-based products, formaldehyde, PCBs and asbestos, (ii) the handling, use, presence, disposal, release or threatened release of any chemical substance or wastewater or (iii) noise, odor, wetlands, pollution or contamination, or any injury or threat of injury to persons or property as a result thereof.

        "Exchange Act" means the United States Securities Exchange Act of 1934.

        "Financing Failure" means a failure by Parent and/or Merger Sub to receive the proceeds from the Financing or any Alternate Financing.

        "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

        "Intellectual Property" means any patent (including any reissue, division, continuation or extension thereof), patent application, patent right, trademark, trademark registration, trademark application, servicemark, trade name, business name, brand name, copyright, copyright registration, design or design registration, or any right to any of the foregoing.

        "Joint Proxy Statement" means a proxy statement relating to the adoption and approval of this Agreement by the Company's stockholders and the approval of the Share Issuance by Parent's stockholders.

        "Judgment" means any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by any Governmental Entity (in each case whether temporary, preliminary or permanent).

        "Knowledge" when used with respect to (i) Parent, means the actual knowledge of any fact, circumstance or condition of those officers of Parent, Merger Sub and Merger LLC set forth in Section 9.03 of the Parent Disclosure Letter and (ii) the Company, means the actual knowledge of any fact, circumstance or condition of those officers of the Company set forth in Section 9.03 of the Company Disclosure Letter.

        "Law" means any Federal, state, local, foreign, international or multinational treaty, constitution, statute or other law, ordinance, rule or regulation.

        "Lien" means any mortgage, lien, security interest, pledge, reservation, equitable interest, charge, easement, lease, sublease, conditional sale or other title retention agreement, right of first refusal, hypothecation, covenant, servitude, right of way, variance, option, warrant, claim, community property interest, restriction (including any restriction on use, voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership) or encumbrance of any kind.

        "NYSE" means The New York Stock Exchange.

        "Ordinary Course of Business" means, with respect to an action taken by any Person, an action that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person.

        "Parent Common Stock" means the common stock, par value $1.00 per share, of Parent.

        "Parent Intervening Event" means an event or circumstance material to Parent and the Parent Subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by Parent or the Parent Subsidiaries), that was unknown to the Parent Board on the date hereof, which event or circumstance becomes known to the Parent Board prior to the Parent Stockholder Approval; provided, however, that (i) in no event shall events or circumstances arising from the announcement or the existence of, or any action taken by either party pursuant to and in compliance with the terms of, this Agreement constitute a Parent Intervening Event, (ii) in no event shall any event, change, effect, development, state of facts, condition, circumstance or occurrence that has an adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or any of the Company Subsidiaries, or the market price of Company Common Stock, constitute a Parent Intervening Event unless such event, change, effect, development, state of facts, condition, circumstance or occurrence has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) in no event shall a Financing Failure or Parent's inability to obtain the Financing or the Alternate Financing on terms that, taken as a whole, are not less favorable to Parent or the Company in any material respect than those contemplated by the Financing Letter constitute a Parent Intervening Event and (iv) in no event shall any increase in the market price of Parent Common Stock, in and of itself, constitute a Parent Intervening Event (provided that the event or circumstance underlying such increase in the market price of Parent Common Stock shall not be excluded, and may be taken into account, in determining whether there is a Parent Intervening Event).

        "Parent Material Adverse Effect" means any event, change, effect, development, state of facts, condition, circumstance or occurrence that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole, but shall not be deemed to include any event, change, effect, development, state of facts, condition, circumstance or occurrence: (i) in or affecting economic conditions (including changes in interest rates) or the financial or securities markets in the United States or elsewhere in the world, to the extent Parent and the Parent Subsidiaries are not adversely effected in a disproportionate manner relative to other participants in the industries in which Parent and the Parent Subsidiaries operate, (ii) in or affecting the industries in which Parent or the Parent Subsidiaries operate generally (but, for the avoidance of doubt, not including the industries in which Parent's or any Parent Subsidiary's clients or customers operate), to the extent Parent and the Parent Subsidiaries are not adversely effected in a disproportionate manner relative to other participants in the industries in which Parent and the Parent Subsidiaries operate or (iii) resulting from or arising out of (A) the announcement or the existence of, or compliance with, or taking any action required by this Agreement or the Transactions, (B) any taking of any action at the written request of the Company, (C) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the Transactions, (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal, in each case after the date of this Agreement, of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, to the extent Parent and the Parent Subsidiaries are not adversely effected in a disproportionate manner relative to other participants in the industries in which Parent and the Parent Subsidiaries operate, (E) any changes in GAAP or accounting standards or interpretations thereof, to the extent Parent and the Parent Subsidiaries are not adversely effected in a disproportionate manner relative to other participants in the industries in which Parent and the Parent Subsidiaries operate, (F) any outbreak or escalation of hostilities or acts of war or terrorism, to the extent Parent and the Parent Subsidiaries are not adversely effected in a disproportionate manner relative to other participants in the industries in which Parent and the Parent Subsidiaries operate or (G) any change in the share price or trading volume of the Parent Common Stock, in Parent's credit rating or in any analyst's recommendations, in each case in and of itself, or the failure of Parent to meet projections or forecasts (including any analyst's projections), in and of itself (provided in each case that the event, change, effect, development, condition, circumstance or occurrence underlying such change or failure shall not be excluded, and may be taken into account, in determining whether there is or would reasonably be expected to be a Parent Material Adverse Effect).

        "Parent Stock Plans" means Parent's equity or equity-based compensation plans.

        "Parent Tax Certificate" means the certificate in the form attached as Exhibit A to the Parent Disclosure Letter and to be delivered by Parent pursuant to Sections 7.02(c) and 7.03(c).

        "Permanent Financing" means any public or private offering of securities of Parent or any Parent Subsidiary.

        "Person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

        "Proceeding" means any suit, action, proceeding, arbitration, audit, hearing, or investigation (in each case, whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

        "Regulatory Law" means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

        "Representatives" means, with respect to any Person, any officer, director and/or employee of such Person or any financial advisor, attorney, accountant or other agent, advisor or representative of such Person and, solely for purposes of Sections 6.07(e) and Section 9.07, shall also be deemed to include the Debt Financing Sources.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the United States Securities Act of 1933.

        A "subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

        "Technology" means all trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how of the Company and the Company Subsidiaries.

        "Third Party" means any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than, in the case of the Company, Parent and its Affiliates, and, in the case of Parent, the Company and is Affiliates.

        "Transaction Expenses" means all documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or any Affiliate of Parent in connection with the Merger, the Subsequent Merger or the other Transactions or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all fees and expenses of counsel, investment banking firms, financing sources, accountants, experts and consultants; provided, however, that Transaction Expenses shall not include any fees and expenses which are payable only in the event of or to the extent Parent receives reimbursement therefor; provided, further, that the amount required to be reimbursed by the Company in respect of Transaction Expenses shall not exceed $50,000,000 in the aggregate.

        "Volume-Weighted Average Price" means, for any security as of any date, the dollar volume-weighted average price for such security on the applicable national securities exchange or in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City Time, and ending at 4:00 p.m., New York City Time, on any trading day, as reported by Bloomberg Financial Markets, or any successor thereto, through its "Volume at Price" function, subject to appropriate adjustments for any stock dividend, stock split or other similar transactions that occur during such period. If the Volume-Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Volume-Weighted Average Price of such security on such date shall be the fair market value as mutually agreed upon by Parent and the Company.

        "Willful Breach" means a breach of any material representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of a deliberate act or failure to act by Persons with actual Knowledge of such representation, warranty or covenant or other agreement the result of which is a material breach of any such representation or warranty or a material failure to perform in accordance with any such applicable covenant or agreement, in each case which breach of any such material representation, warranty or covenant or other agreement has not been cured in all material respects.

        SECTION 9.04.    Interpretation.     When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limiting the generality of the foregoing". The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

        SECTION 9.05.    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

        SECTION 9.06.    Counterparts; Effectiveness.     This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, e-mail or otherwise) to the other parties.

        SECTION 9.07.    Entire Agreement; No Third-Party Beneficiaries.     This Agreement and the Confidentiality Agreement (although any provisions of the Confidentiality Agreement conflicting with this Agreement shall be governed by this Agreement), (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions, and (b) except for (i) Section 6.06, (ii) solely with respect to each Affiliate and Representative of Parent and its successors and assigns, Section 6.07(e) and (iii) solely with respect to the Debt Financing Sources, Section 9.11(b), are not intended to confer upon any Person other than the parties any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates.

        SECTION 9.08.    Assignment.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub or Merger LLC may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub or Merger LLC of any of its respective obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        SECTION 9.09.    Governing Law.     This Agreement, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement, shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflicts of law principles of the State of Delaware or any other jurisdiction.

        SECTION 9.10.    Remedies.     The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 6.07(e), each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

        SECTION 9.11.    Jurisdiction; Enforcement.

        (a)   Each of the parties irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any Judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11(a) and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.11(a), (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Company, Parent, Merger Sub and Merger LLC hereby consents to service being made through the notice procedures set forth in Section 9.02 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 9.02 shall be effective service of process for any Proceeding in connection with this Agreement or the Transactions.

        (b)   Notwithstanding anything to the contrary in Section 9.11(a), each of the parties hereto agrees that it will not bring or support any Proceeding, including any action, cause of action, claim, cross-claim or Third Party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to any agreement entered into by the Debt Financing Sources in connection with the Financing Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The parties hereto further agree that all of the provisions of Section 9.12 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or Third Party claim referenced in this Section 9.11(b).

        SECTION 9.12.    Waiver of Jury Trial.     EACH OF THE PARTIES HERETO KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        IN WITNESS WHEREOF, Parent, Merger Sub, Merger LLC and the Company have duly executed this Agreement, all as of the date first written above.

AON CORPORATION
By:	/s/ GREG CASE
	Name:	Gregory C. Case
	Title:	President and Chief Executive Officer
ALPS MERGER CORP.
By:	/s/ GREG CASE
	Name:	Gregory C. Case
	Title:	President
ALPS MERGER LLC
By:	/s/ GREG CASE
	Name:	Gregory C. Case
	Title:	President
HEWITT ASSOCIATES, INC.
By:	/s/ STEVEN KYONO
	Name:	Steven Kyono
	Title:	Senior Vice President and General Counsel

Signature Page to Agreement and Plan of Merger

Annex B

CREDIT SUISSE SECURITIES (USA) LLC Franklin Center www.credit-suisse.com 227 West Monroe Street Chicago, IL. 60606

July 11, 2010

Board of Directors
Aon Corporation
200 E. Randolph Street
Chicago, Illinois 60601

Members of the Board:

        You have asked us to advise you with respect to the fairness to Aon Corporation (the "Acquiror") from a financial point of view of the Merger Consideration (as defined below) to be paid by the Acquiror as set forth in the Agreement and Plan of Merger, dated as of July 11, 2010 (the "Merger Agreement"), among Hewitt Associates, Inc. (the "Company"), the Acquiror, Alps Merger Corp., a wholly owned subsidiary of the Acquiror ("Merger Sub I") and Alps Merger LLC, a wholly owned subsidiary of the Acquiror ("Merger Sub II"). The Merger Agreement provides for, among other things, (a) the merger of the Company with Merger Sub I (the "First Step Merger") pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Class A common stock, par value $0.01 per share ("Company Common Stock"), of the Company will be converted into the right to receive, at the election of the holder thereof and subject in certain circumstances to proration and adjustment as set forth in the Merger Agreement, (i) 0.6362 of a share of common stock, par value $1.00 per share ("Acquiror Common Stock"), of the Acquiror, and $25.61 in cash (the "Mixed Consideration"), (ii) cash in an amount equal to the sum of (x) $25.61 and (y) the product obtained by multiplying 0.6362 by the Closing Volume-Weighted Average Price (as defined in the Merger Agreement) (the "Cash Consideration"), or (iii) a number of shares of Acquiror Common Stock equal to the sum of (x) 0.6362 and (y) the quotient obtained by dividing $25.61 by the Closing Volume-Weighted Average Price (the "Stock Consideration" and, together with the Mixed Consideration and the Cash Consideration, the "Merger Consideration") and (b) the subsequent merger of the Company, as the surviving corporation of the First Step Merger, with and into Merger Sub II (the "Second Step Merger" and, together with the First Step Merger, the "Merger").

        In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information relating to the Company and the Acquiror, including financial forecasts relating to the Company and the Acquiror, provided to or discussed with us by the Company and the Acquiror, and have met with the managements of the Company and the Acquiror to discuss the business and prospects of the Company and the Acquiror, respectively. We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and the Acquiror and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

        In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company and the Acquiror that we have reviewed, the management of the Acquiror has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Acquiror as to the future financial performance of the Company and the Acquiror and that such forecasts will be achieved in the amounts and at the times indicated thereby. With respect to the estimates provided to us by the management of the Acquiror with respect to the cost savings and synergies, and the cost of implementation thereof, anticipated to result from the Merger, we have been advised by the management of the Acquiror, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Acquiror as to such cost savings and synergies, and the cost of implementation thereof, and will be realized in the amounts and the times indicated thereby. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals.

        Our opinion addresses only the fairness, from a financial point of view, to the Acquiror of the Merger Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

        Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof, which are currently subject to unusual volatility and which if different than assumed, would have a material impact on our analyses. We are not expressing any opinion as to what the value of shares of Acquiror Common Stock actually will be when issued to the holders of Company Common Stock pursuant to the First Step Merger or the prices at which shares of Acquiror Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Acquiror, nor does it address the underlying business decision of the Acquiror to proceed with the Merger.

        We have acted as financial advisor to the Acquiror in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the First Step Merger. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Acquiror has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided, and in the future we may provide, investment banking and other financial services to the Company and its affiliates for which we and our affiliates have received, and would expect to receive, compensation. We and our affiliates have in the past provided, and are currently providing, investment banking and other financial services to the Acquiror and its affiliates, including having acted as sole bookrunner in connection with the offering of 6.25% guaranteed notes due July 2014 by an affiliate of the Acquiror and financial advisor to the Acquiror in connection with the acquisition of Benfield Group Limited and the sale of the Acquiror's insurance underwriting operations. In connection with the Merger and at your request, our affiliate has entered into financing commitments to provide the Acquiror, as co-lead arranger, with a senior unsecured term loan facility and a senior unsecured bridge loan facility. In addition, we anticipate serving as co-lead joint bookrunning managing underwriter in connection with a public offering of debt securities the proceeds of which would be used to refinance or replace the senior unsecured bridge loan facility. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to the Acquiror and its affiliates for which we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

        It is understood that this letter is for the information of Board of Directors of the Acquiror in connection with its consideration of the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the Acquiror from a financial point of view.

Very truly yours,
CREDIT SUISSE SECURITIES (USA) LLC
By:	/s/ ROBERT S. MURLEY Vice Chairman

Annex C

CONFIDENTIAL

July 11, 2010

The Board of Directors
Hewitt Associates, Inc.
100 Half Day Road
Lincolnshire, Illinois 60069

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Hewitt Associates, Inc. ("Hewitt") of the Mixed Consideration, the Cash Consideration and the Stock Consideration (each as defined below) set forth in the Agreement and Plan of Merger, dated as of July 11, 2010 (the "Merger Agreement"), among Aon Corporation, Alps Merger Corp., Alps Merger LLC and Hewitt, taken in the aggregate. As more fully described in the Merger Agreement, (i) Alps Merger Corp. will be merged with and into Hewitt (the "Merger"), (ii) immediately following the Merger, Hewitt will be merged with and into Alps Merger LLC (the "Subsequent Merger" and, together with the Merger, the 'Transaction") and (iii) each outstanding share of the class A common stock, par value $0.01 per share, of Hewitt ("Hewitt Common Stock") (other than shares of Hewitt Common Stock owned by Hewitt, Aon or Alps Merger Corp. or as to which dissenters' rights have been perfected) will be converted into, at the election of the holder thereof (subject to certain proration and other procedures and limitations contained in the Merger Agreement, as to which procedures and limitations we are expressing no opinion), the right to receive one of the following: (A) 0.6362 of a share of the common stock, par value $1.00 per share, of Aon ("Aon Common Stock") (the "Mixed Election Stock Exchange Ratio") and $25.61 in cash, without interest (the "Per Share Cash Amount and, together with the Mixed Election Stock Exchange Ratio, the "Mixed Consideration"), (B) an amount of cash, without interest, equal to the sum of the Per Share Cash Amount plus the product of the Mixed Election Stock Exchange Ratio multiplied by the Closing Volume-Weighted Average Price (as defined in the Merger Agreement) (the "Cash Consideration), or (C) that number of shares of Aon Common Stock equal to the sum of the Mixed Election Stock Exchange Ratio plus the quotient (rounded to four decimal places) obtained by dividing the Per Share Cash Amount by the Closing Volume-Weighted Average Price (the "Stock Consideration").

        In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Hewitt and certain senior officers and other representatives and advisors of Aon concerning the businesses, operations and prospects of Hewitt and Aon. We examined certain publicly available business and financial information relating to Hewitt and Aon as well as certain financial forecasts and other information and data relating to Hewitt and Aon which were provided to or discussed with us by the respective managements of Hewitt and Aon, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Hewitt and Aon to result from the Transaction. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Hewitt Common Stock and Aon Common Stock; the historical and projected earnings and other operating data of Hewitt and Aon; and the capitalization and financial condition of Hewitt and Aon. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Hewitt and Aon. We also evaluated certain potential pro forma financial effects of the Transaction on Aon. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

        In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Hewitt and Aon that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Hewitt and Aon provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of Hewitt and Aon that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Hewitt and Aon as to the future financial performance of Hewitt and Aon, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the Transaction and the other matters covered thereby.

        We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Hewitt, Aon or the contemplated benefits of the Transaction. We also have assumed, with your consent, that the Transaction will be treated as a tax-free reorganization for federal income tax purposes. We are not expressing any opinion as to what the value of the Aon Common Stock actually will be when issued pursuant to the Merger or the price at which the Aon Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Hewitt or Aon nor have we made any physical inspection of the properties or assets of Hewitt or Aon. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Hewitt, nor were we requested to consider, and our opinion does not address, the underlying business decision of Hewitt to effect the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Hewitt or the effect of any other transaction in which Hewitt might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Merger Consideration. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

        Citigroup Global Markets Inc. has acted as financial advisor to Hewitt in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, and currently provide, services to Hewitt and Aon unrelated to the proposed Transaction, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, (i) providing credit in an aggregate amount of approximately $65 million as of June 30, 2010 to Hewitt and certain of its subsidiaries pursuant to various credit facilities, (ii) acting as co-manager in June of 2009 of Aon Financial Services Luxembourg, S.A.'s 500,000,000 Euro offering of 6.25% Guaranteed Notes due July 1, 2014, (iii) acting as sole administrative agent, joint lead arranger and joint book manager in Aon's existing $400,000,000 three-year revolving credit facility, and (iv) acting as lead arranger and administrative agent in Aon UK Group Limited's existing five-year 650,000,000 Euro revolving credit facility. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Hewitt and Aon for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Hewitt, Aon and their respective affiliates.

        Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Hewitt in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on, or make an election with respect to, any matters relating to the proposed Transaction.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Mixed Consideration, the Cash Consideration and the Stock Consideration, taken in the aggregate, is fair, from a financial point of view, to the holders of Hewitt Common Stock.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal Rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in of § 251(f) of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        The Registrant was organized under and is subject to the Delaware General Corporation Law. Delaware law provides that officers and directors may receive indemnification from their corporations for certain actual or threatened lawsuits. The Delaware law sets out the standard of conduct which the officers and directors must meet in order to be indemnified, the parties who are to determine whether the standard has been met, and the types of expenditures which will be indemnified. Delaware law further provides that a corporation may purchase indemnification insurance, such insurance providing indemnification for the officers and directors whether or not the corporation would have the power to indemnify them against such liability under the provisions of Delaware law.

        Article Seventh of the Registrant's certificate of incorporation provides that it will indemnify its officers and directors (including such persons serving as officers and directors of certain subsidiaries) to the full extent permitted by Delaware law.

        Furthermore, the Registrant is covered by insurance which will reimburse it within the policy limits for amounts it is obligated to pay in lawsuits involving officers and directors serving in such capacities in which the damages, judgments, settlements, costs, charges or expenses incurred in connection with the defense of the action, suit or proceeding are reimbursable pursuant to the law and the certificate of incorporation.

        The Registrant has also entered into separate indemnification agreements with each of its directors and officers, which agreements provide specific contractual assurance with respect to the existing indemnification and expense advancement rights extended to such officers and directors under Article Seventh of the Registrant's certificate of incorporation. Specifically, the indemnification agreements provide assurance that no future amendment to or revocation of the certificate of incorporation will adversely affect any existing right of an officer or director with respect to any event that occurred prior to such amendment or revocation (regardless of when any proceeding related to such event is first threatened, commenced or completed).

Item 21.    Exhibits and Financial Statement Schedules

        (a)   Exhibits

Exhibit Number		Description
2.1	†	Agreement and Plan of Merger, dated as of July 11, 2010, among Aon Corporation, Alps Merger Corp., Alps Merger LLC and Hewitt Associates, Inc.—incorporated by reference to Exhibit 2.1 to Aon's Current Report on Form 8-K filed on July 12, 2010
3.1		Second Restated Certificate of Incorporation of Aon Corporation—incorporated by reference to Exhibit 3(a) to Aon's Annual Report on Form 10-K for the year ended December 31, 1991.
3.2		Certificate of Amendment of Aon's Second Restated Certificate of Incorporation—incorporated by reference to Exhibit 3 to Aon's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.
3.3		Certificate of Amendment of Aon's Second Restated Certificate of Incorporation—incorporated by reference to Exhibit 3 to Aon's Current Report on Form 8-K filed on May 9, 2000.
3.4		Amended and Restated Bylaws of Aon Corporation—incorporated by reference to Exhibit 3.4 to Aon's Annual Report on Form 10-K for the year ended December 31, 2008.

Exhibit Number		Description
5.1		Opinion of Sidley Austin LLP regarding the validity of the securities being issued
8.1	*	Opinion of Sidley Austin LLP as to certain federal income tax matters
8.2	*	Opinion of Debevoise & Plimpton LLP as to certain federal income tax matters
10.1
Debt Commitment Letter, dated as of July 11, 2010, among Aon Corporation, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch and Morgan Stanley Senior Funding, Inc.—incorporated by reference to Exhibit 10.1 to Aon's Current Report on Form 8-K filed on July 12, 2010.
23.1		Consent of Ernst & Young LLP
23.2		Consent of Ernst & Young LLP
23.3		Consent of Sidley Austin LLP (included in Exhibit 5.1)
23.4	*	Consent of Sidley Austin LLP (included in Exhibit 8.1)
23.5	*	Consent of Debevoise & Plimpton LLP (included in Exhibit 8.2)
24.1		Power of Attorney (included in Part II to this Registration Statement)
99.1	*	Form of Proxy Card of Aon Corporation
99.2	*	Form of Proxy Card of Hewitt Associates, Inc.
99.3		Consent of Credit Suisse Securities (USA) LLC
99.4		Consent of Citigroup Global Markets Inc.
99.5	*	Election Form and Letter of Transmittal

†
Disclosure schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Aon and Hewitt undertake to furnish supplementally to the SEC, upon request, a copy of any omitted schedule.

*
To be filed by amendment.

Item 22.    Undertakings

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (d)   The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (f)    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (g)   The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (h)   The undersigned Registrant hereby undertakes that, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 26th day of July, 2010.

AON CORPORATION
By:	/s/ GREGORY C. CASE
	Name:	Gregory C. Case
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

        Each of the undersigned officers and directors of Aon Corporation does hereby severally constitute and appoint Gregory C. Case, Peter Lieb and Jennifer L. Kraft, and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GREGORY C. CASE Gregory C. Case	President, Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	July 26, 2010
/s/ LESTER B. KNIGHT Lester B. Knight	Non-Executive Chairman and Director	July 26, 2010
/s/ CHRISTA DAVIES Christa Davies	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 26, 2010
/s/ LAUREL MEISSNER Laurel Meissner	Senior Vice President and Global Controller (Principal Accounting Officer)	July 26, 2010
/s/ FULVIO CONTI Fulvio Conti	Director	July 26, 2010

Signature	Title	Date

/s/ EDGAR D. JANNOTTA Edgar D. Jannotta	Director	July 26, 2010
/s/ JAN KALFF Jan Kalff	Director	July 26, 2010
/s/ J. MICHAEL LOSH J. Michael Losh	Director	July 26, 2010
/s/ R. EDEN MARTIN R. Eden Martin	Director	July 26, 2010
/s/ ANDREW J. MCKENNA Andrew J. McKenna	Director	July 26, 2010
/s/ ROBERT S. MORRISON Robert S. Morrison	Director	July 26, 2010
/s/ RICHARD B. MYERS Richard B. Myers	Director	July 26, 2010
/s/ RICHARD C. NOTEBAERT Richard C. Notebaert	Director	July 26, 2010
/s/ GLORIA SANTONA Gloria Santona	Director	July 26, 2010
/s/ CAROLYN Y. WOO Carolyn Y. Woo	Director	July 26, 2010

EXHIBIT INDEX

Exhibit Number	Description
2.1†	Agreement and Plan of Merger, dated as of July 11, 2010, among Aon Corporation, Alps Merger Corp., Alps Merger LLC and Hewitt Associates, Inc.—incorporated by reference to Exhibit 2.1 to Aon's Current Report on Form 8-K filed on July 12, 2010
3.1	Second Restated Certificate of Incorporation of Aon Corporation—incorporated by reference to Exhibit 3(a) to Aon's Annual Report on Form 10-K for the year ended December 31, 1991.
3.2	Certificate of Amendment of Aon's Second Restated Certificate of Incorporation—incorporated by reference to Exhibit 3 to Aon's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.
3.3	Certificate of Amendment of Aon's Second Restated Certificate of Incorporation—incorporated by reference to Exhibit 3 to Aon's Current Report on Form 8-K filed on May 9, 2000.
3.4	Amended and Restated Bylaws of Aon Corporation—incorporated by reference to Exhibit 3.4 to Aon's Annual Report on Form 10-K for the year ended December 31, 2008.
5.1	Opinion of Sidley Austin LLP regarding the validity of the securities being issued
8.1*	Opinion of Sidley Austin LLP as to certain federal income tax matters
8.2*	Opinion of Debevoise & Plimpton LLP as to certain federal income tax matters
10.1
Debt Commitment Letter, dated as of July 11, 2010, among Aon Corporation, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch and Morgan Stanley Senior Funding, Inc.—incorporated by reference to Exhibit 10.1 to Aon's Current Report on Form 8-K filed on July 12, 2010.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Sidley Austin LLP (included in Exhibit 5.1)
23.4*	Consent of Sidley Austin LLP (included in Exhibit 8.1)
23.5*	Consent of Debevoise & Plimpton LLP (included in Exhibit 8.2)
24.1	Power of Attorney (included in Part II to this Registration Statement)
99.1*	Form of Proxy Card of Aon Corporation
99.2*	Form of Proxy Card of Hewitt Associates, Inc.
99.3	Consent of Credit Suisse Securities (USA) LLC
99.4	Consent of Citigroup Global Markets Inc.
99.5*	Election Form and Letter of Transmittal

†
Disclosure schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Aon and Hewitt undertake to furnish supplementally to the SEC, upon request, a copy of any omitted schedule.

*
To be filed by amendment.